SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ATERIAN, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee previously paid with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

ATERIAN, INC.

350 Springfield Avenue

Suite 200

Summit, NJ 07901

Special Meeting of Stockholders
to be held                         , 2026

Dear Stockholder:

It is our pleasure to invite you to a special meeting of the stockholders (the “Special Meeting”) of Aterian, Inc., a Delaware corporation (the “Company”, “Aterian”, “we”, “us”, or “our”), to be held virtually, via live webcast at www.virtualshareholdermeeting.com/ATER2026SM, on                           , 2026, at          [a./p.]m. Eastern Time.

The Special Meeting will be held for the following purposes:

1.

To consider and vote upon a proposal to approve the sale of substantially all of the assets of the Company (the “Asset Sale”) pursuant to the Asset Purchase Agreement dated April 27, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Asset Purchase Agreement”), by and between the Company and Trademark Global, LLC (the “Asset Sale Proposal” or “Proposal 1”);

2.

To elect Avraham Ben-Tzi as Class II director and David Natan as Class III director to serve until the 2027 and 2028 annual meeting of stockholders, respectively, and until their respective successors have been duly elected and qualified (the “Director Election Proposal” or “Proposal 2”);

3.

To approve, in accordance with Listing Rule 5635(b) of The Nasdaq Stock Market LLC (“Nasdaq” and such rules, the “Nasdaq Listing Rules”), the issuance of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), upon conversion of the Company’s Series AA Convertible Non-Redeemable Preferred Stock and Series AAA Convertible Non-Redeemable Preferred Stock (the “Preferred Stock”) (the “Change of Control Proposal” or “Proposal 3”);

4.

To approve, in accordance with Nasdaq Listing Rule 5635(c), the issuance of shares of Common Stock upon the conversion of the Preferred Stock to a director of the Company (the “Related Party Proposal” or “Proposal 4”);

5.	To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of shares of Common Stock upon conversion of the Preferred Stock (the “Issuance Proposal” or “Proposal 5”);

6.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), in the form set forth on Annex C attached to the accompanying proxy statement, to effect a reverse stock split (the “Reverse Stock Split”) with respect to the Company’s issued and outstanding shares of Common Stock having an aggregate ratio of 1-for-2 to 1-for-99 (the “Range”), with the ratio at which the Reverse Stock Split would be effected to be a ratio within the Range to be determined at the discretion of the Company’s Board of Directors (the “Board”) and included in a public announcement by the Company before the effectiveness of a Reverse Stock Split (the “Reverse Stock Split Proposal” or “Proposal 6”);

7.

To approve an amendment to the Charter, in the form set forth on Annex D attached to the accompanying proxy statement, to increase the authorized shares of Common Stock from 500,000,000 to up to 1,000,000,000 at the discretion of the Board (the “Authorized Stock Increase Proposal” or “Proposal 7” and, together with the Director Election Proposal, Change of Control Proposal, the Related Party Proposal, the Issuance Proposal and the Reverse Stock Split Proposal, the “SPA Related Proposals”); and

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8.

To approve any adjournment of the Special Meeting from time to time, if necessary or appropriate, to solicit additional votes in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the foregoing proposals (the “Adjournment Proposal” or “Proposal 8”).

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the Special Meeting is May 29, 2026. Only stockholders of record at the close of business on that date are entitled to notice of and may vote at the Special Meeting or any adjournment or postponement thereof.

The Board is seeking stockholder approval of the Asset Sale because we are a Delaware corporation and the Asset Sale may constitute the sale of “substantially all” of our property and assets under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding voting power entitled to vote thereon for the sale of “all or substantially all of its property and assets.” Additionally, approval of the Asset Sale by holders of a majority in voting power of our outstanding stock is a closing condition under the Asset Purchase Agreement. The Asset Sale Proposal is not conditioned upon the approval of any other proposal set forth in the proxy statement and requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon. Therefore, it is very important that your shares be represented and voted at the Special Meeting.

The Board is also seeking stockholder approval of additional proposals, namely Proposal 2 through Proposal 7, related to the investment contemplated by that certain Securities Purchase Agreement, dated April 27, 2026, by and between the Company and David E. Lazar (the “Securities Purchase Agreement” and such investment, the “Investment Transaction”) (as more fully described in the accompanying proxy statement), including certain approvals required by Nasdaq Listing Rules and as contemplated by the Securities Purchase Agreement. Proposal 3, Proposal 4 and Proposal 5 are interdependent and conditional upon each other. This means that the approval of any one of these proposals is contingent upon the approval of all of the others. If any of Proposal 3, Proposal 4 or Proposal 5 are not approved by stockholders, then none of Proposal 3 (the Change of Control Proposal), Proposal 4 (the Related Party Proposal) or Proposal 5 (the Issuance Proposal) will take effect, even if one or more of them receive sufficient votes for approval on an individual basis.

The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement. Stockholders do not have dissenters’ rights of appraisal in connection with the Asset Sale or the Investment Transaction.

The enclosed proxy statement provides you with detailed information about the Special Meeting and the proposed transactions. In particular, please review the matters referred to under “Risk Factors” starting on page 36 for a discussion of the risks related to, among other things, the Asset Sale and the Investment Transaction. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from the documents we have filed with the Securities and Exchange Commission (the “SEC”), which are available without charge through the SEC’s website at www.sec.gov.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, or submit your proxy by telephone or over the internet (if those options are available to you) in accordance with the instructions on the enclosed proxy card. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee.

The Board has unanimously approved the Asset Sale pursuant to the Asset Purchase Agreement as being advisable, expedient and in the best interests of the Company. The Board has also unanimously approved the Securities Purchase Agreement and the transactions contemplated thereby, including the Investment Transaction, as expedient and in the best interests of the Company.

The Board recommends that you vote “FOR” each of the following proposals: the Asset Sale Proposal, the Director Election Proposal, the Change of Control Proposal, the Related Party Proposal, the Issuance Proposal, the Reverse Stock Split Proposal, the Authorized Stock Increase Proposal and the Adjournment Proposal.

If you have any questions or require any assistance with voting your shares, or would like additional copies of the Proxy Statement, please contact our proxy solicitor:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201

Jericho, NY 11753

Banks and Brokers call: (516) 933-3100

All Others call toll-free: (888) 742-1305

ATER@laurelhill.com

By Order of the Board.

Chief Executive Officer

Summit, New Jersey
, 2026

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                           , 2026

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                           , 2026

We intend to mail these proxy materials on or about                           , 2026 to all stockholders of record entitled to vote at the Special Meeting. These proxy materials are available on the investor relations page of our website at www.aterian.io. The information contained on, or accessible through, the websites referenced in this proxy statement is not incorporated by reference into this proxy statement.

A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for a period of at least ten (10) days prior to the Special Meeting by request.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares of common stock in “street name,” you should instruct your broker, bank or other nominee how to vote your shares of common stock in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on the Asset Sale Proposal, Director Election Proposal, Change of Control Proposal, Related Party Proposal, Issuance Proposal and Adjournment Proposal without your instructions.

If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares of common stock through a broker, bank or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.

If you fail to (1) sign and return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote virtually at the Special Meeting, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, along with all of the documents incorporated by reference into this proxy statement, as they contain important information about, among other things, the Asset Sale and the Investment Transaction and how both affect you.

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TABLE OF CONTENTS

SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE ASSET SALE AND THE INVESTMENT TRANSACTION	10

Questions about the Special Meeting	10
Questions about the Asset Sale	17
Questions about the Investment Transaction	18
Questions about the distribution of the net proceeds from the Asset Sale and Investment Transaction	19
Additional Matters	20

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	21

THE SPECIAL MEETING	22

Date, Time and Place	22
Purpose of the Special Meeting	22
Record Date; Stockholders Entitled to Vote	23
Quorum	23
Vote Required for Approval of Proposals	23
Voting and Proxies	24
Revocation of Proxies	24
Attending the Special Meeting	25
Solicitation of Proxies	25
Adjournment	25
Other Matters	25

DESCRIPTION OF THE ASSET PURCHASE AGREEMENT	26

Asset Consideration	26
APA Closing	26
Representations and Warranties	26
Conduct of Aterian Prior to the APA Closing	28
Restrictions on Solicitation or Negotiation of Other Offers	28
Access to Records	29
Additional Obligations	29
Conditions to Closing	30
Termination	31
Termination Fees and Expenses	32
Amendment	32

Description of the Investment Transaction	33

Purchase and Sale of Preferred Shares; Consideration	33
Covenants	35
Conditions to the Second SPA Closing	36
Indemnification	36
Voting Agreement	36

RISK FACTORS	36

Risk Factors Relating to the Proposal to Approve the Asset Sale	37
Risks Related to the Investment Transaction	38
Risks Related to Control of the Company	40
Risks Related to Reverse Stock Split	41
Risks Related to the Dividend	42

PROPOSAL 1: ASSET SALE PROPOSAL	43

The Parties to the Asset Sale	43
Background of the Asset Sale	43
Reasons for the Asset Sale	47
Vote Required	48
Recommendation of the Board	48
Opinion of the Company’s Financial Advisor	48
Certain Financial Projections	54
Net Proceeds from the Asset Sale	56
Stockholder Approval Requirement	57
Golden Parachute Disclosure	57
Tail Policy	58
No Appraisal or Dissenters’ Rights	58
Unaudited Pro Forma Condensed Combined Financial Information	59

PROPOSAL 2: DIRECTOR ELECTION PROPOSAL	66

Vote required	66
Recommendation of the Board	66
Nominees For Directors	67
Continuing members of the Board:	68
Class I Directors	68
Class II Directors	69
Class III Director	70

CORPORATE GOVERNANCE AND BOARD MATTERS	71

General	71
Board Composition	71
Director Independence	71
Board Leadership Structure	71
Role of Board in Risk Oversight Process	71
Meetings and Executive Sessions	71
Policy Regarding Board Member Attendance at Annual Meetings	72
Information Regarding Committees of the Board	72
Compensation Committee Interlocks and Insider Participation	75
Consideration of Director Nominees	75
Stockholder Communications with the Board	77
Hedging and Pledging Policies	78
Compensation Recovery Policy	78
Code of Conduct and Ethics	78
Insider Trading Arrangements and Policies	78

EXECUTIVE OFFICERS	79

Family Relationships	79

EXECUTIVE COMPENSATION	79

Summary Compensation Table	79
Narrative Disclosure to Summary Compensation Table	80
Perquisites, Health, Welfare and Retirement Plans and Benefits	82
Outstanding Equity Awards at December 31, 2025	83
Securities Authorized for Issuance under Equity Compensation Plans	84
Pay Versus Performance Table	84

DIRECTOR COMPENSATION	87

PROPOSAL 3: CHANGE OF CONTROL PROPOSAL	88

Background	88
Nasdaq Stockholder Approval Requirement; Reasons for the Change of Control Proposal	88
Risk Factors	89
Vote Required	89
Recommendation of the Board	89

PROPOSAL 4: RELATED PARTY PROPOSAL	90

Background	90
Nasdaq Stockholder Approval Requirement; Reasons for the Related Party Proposal	90
Risk Factors	90
Vote Required	90
Recommendation of the Board	90

PROPOSAL 5: ISSUANCE PROPOSAL	91

Background	91
Nasdaq Stockholder Approval Requirement; Reasons for the Issuance Proposal	91
Risk Factors	92
Vote Required	92
Recommendation of the Board	92

PROPOSAL 6: REVERSE STOCK SPLIT PROPOSAL	93

Overview	93
Reasons for the Reverse Stock Split	93
Procedure for Implementing the Reverse Stock Split	95
Effect of the Reverse Stock Split on Holders of Outstanding Common Stock	95
Authorized Shares of Common Stock	96
Treatment of Fractional Shares in the Reverse Stock Split	96
Beneficial Holders of Common Stock	96
Registered “Book-Entry” Holders of Common Stock	96
Effect of the Reverse Stock Split on Employee and Consultant Plans, Options, Warrants, and Convertible or Exchangeable Securities	97
Accounting Matters	97
No Appraisal Rights	97
Risk Factors	97
Vote Required	97
Recommendation of the Board	97

PROPOSAL 7: AUTHORIZED STOCK INCREASE PROPOSAL	98

Background	98
Reasons for Stockholder Approval	98
Risk Factors	99
Vote Required	99
Recommendation of the Board	99

PROPOSAL 8: ADJOURNMENT Proposal	100

Vote Required for Approval	100
Recommendation of the Board	100

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO COMPANY STOCKHOLDERS	101

Certain U.S. Federal Income Tax Consequences of the Asset Sale	101

Certain U.S. Federal Income Tax Consequences of the DISTRIBUTION	102

Certain U.S. Federal Income Tax Consequences of the reverse stock split	104

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	106

Policies and Procedures for Related Person Transactions	106
Limitation of Liability and Indemnification of Officers and Directors	106

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	108

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE	110

STOCKHOLDER PROPOSALS	111

HOUSEHOLDING	111

ADDITIONAL DOCUMENTS	112

OTHER MATTERS	112

ANNEX A	Asset Purchase Agreement	A	-	1
ANNEX B	Opinion of the Company’s Financial Advisor	B	-	1
ANNEX C	Form of Reverse Stock Split Amendment to the Charter	C	-	1
ANNEX D	Form of Share Increase Certificate of Amendment to the Charter	D	-	1
ANNEX E	Historical Financial Statements	E	-	1

ATERIAN, INC.

350 Springfield Avenue

Suite 200

Summit, NJ 07901

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                           , 2026

SUMMARY

The following is a summary of selected information contained in this Proxy Statement (this “Proxy Statement”) relating to the Asset Purchase Agreement, the Asset Sale Proposal, the Investment Transaction, the SPA Related Proposals and the Adjournment Proposal (each as defined below), and does not contain all the information that is important to you. For a more complete description of the terms of the Asset Sale Proposal, the Asset Purchase Agreement, the Investment Transaction, the SPA Related Proposals and the Adjournment Proposal please refer to the sections titled Proposal 1: The Asset Sale Proposal beginning on page 43, Proposal 2: Director Election Proposal beginning on page 66, Proposal 3: Change of Control Proposal beginning on page 88, Proposal 4: Related Party Proposal beginning on page 90, Proposal 5: Approval of the Issuance Proposal beginning on page 91, Proposal 6: Reverse Stock Split Proposal beginning on page 93, Proposal 7: Authorized Stock Increase Proposal beginning on page 98 and Proposal 8: Adjournment Proposal beginning on page 100, as well as the Asset Purchase Agreement itself, a copy of which is included as Annex A to this Proxy Statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. We urge you to carefully read this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement in their entirety before you decide whether to vote to approve the Asset Sale Proposal or any of the SPA Related Proposals. As used in this Proxy Statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Aterian” and “the Company,” refer to Aterian, Inc., a Delaware corporation.

The Special Meeting (see page 22)

A special meeting of the stockholders (the “Special Meeting”) of Aterian, Inc., a Delaware corporation (the “Company”, “Aterian”, “we”, “us”, or “our”), will be held on                           , 2026 at          [a./p.]m. Eastern Time virtually, via live webcast at www.virtualshareholdermeeting.com/ATER2026SM. At the Special Meeting, you will be asked to consider and vote upon proposals to:

1.

To consider and vote upon a proposal to approve the sale of substantially all of the assets of the Company (the “Asset Sale”) pursuant to the Asset Purchase Agreement dated April 27, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Asset Purchase Agreement”), by and between the Company and Trademark Global, LLC (the “Asset Sale Proposal” or “Proposal 1”);

2.

To elect Avraham Ben-Tzi as Class II director and David Natan as Class III director to serve until the 2027 and 2028 annual meeting of stockholders, respectively, and until their respective successors have been duly elected and qualified (the “Director Election Proposal” or “Proposal 2”);

3.

To approve, in accordance with Nasdaq Listing Rule 5635(b), the issuance of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), upon conversion of the Company’s Series AA Convertible Non-Redeemable Preferred Stock and Series AAA Convertible Non-Redeemable Preferred Stock (the “Preferred Stock”) (the “Change of Control Proposal” or “Proposal 3”);

4.

To approve, in accordance with Nasdaq Listing Rule 5635(c), the issuance of shares of Common Stock upon the conversion of the Preferred Stock to a director of the Company (the “Related Party Proposal” or “Proposal 4”);

5.	To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of shares of Common Stock upon the conversion of the Preferred Stock (the “Issuance Proposal” or “Proposal 5”);

6.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), in the form set forth on Annex C attached to the accompanying Proxy Statement, to effect a reverse stock split (the “Reverse Stock Split”) with respect to the Company’s issued and outstanding shares of Common Stock having an aggregate ratio of 1-for-2 to 1-for-99 (the “Range”), with the ratio at which the Reverse Stock Split would be effected to be a ratio within the Range to be determined at the discretion of the Company’s Board of Directors (the “Board”) and included in a public announcement by the Company before the effectiveness of a Reverse Stock Split (the “Reverse Stock Split Proposal” or “Proposal 6”);

7.

To approve an amendment to the Charter, in the form set forth on Annex D attached to the accompanying Proxy Statement, to increase the authorized shares of Common Stock from 500,000,000 to up to 1,000,000,000 at the discretion of the Board (the “Authorized Stock Increase Proposal” or “Proposal 7” and, together with the Director Election Proposal, Change of Control Proposal, the Related Party Proposal, the Issuance Proposal and the Reverse Stock Split Proposal, the “SPA Related Proposals”); and

8.

To approve any adjournment of the Special Meeting from time to time, if necessary or appropriate, to solicit additional votes in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the foregoing proposals (the “Adjournment Proposal” or “Proposal 8”).

The Parties to the Asset Sale (see page 43)

Aterian, Inc.

The Company is a consumer products company that predominantly operates through online retail channels such as Amazon, Walmart, and Target and its own direct-to-consumer websites. The Company operates its own brands, which were either incubated or purchased, selling products in multiple categories, including home and kitchen appliances, kitchenware, air quality appliances, health and beauty products, and essential oils.

Our primary brands include Squatty Potty, HomeLabs, Mueller Living, PurSteam, Healing Solutions, and Photo Paper Direct (“PPD”). We generate revenue primarily through the online sales of our various consumer products with substantially all of our sales being made through the Amazon U.S. marketplace.

Headquartered in New Jersey, the Company also maintains offices in China, the Philippines and the United Kingdom.

The Company was incorporated in March 2018. Our principal executive office is located at 350 Springfield Avenue, Suite 200, Summit, New Jersey 07901, and our telephone number is 347-676-1681. Information about us may be obtained from our website at www.aterian.io. Copies of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, are available free of charge on our website as soon as they are filed with the Securities and Exchange Commission (“SEC”) through a link to the SEC’s EDGAR reporting system. Simply select the “Investor Relations” menu item, and then click on the “SEC Filings” link. The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

Trademark Global, LLC

Trademark Global, LLC (“Trademark Global”) is a consumer products company and e-commerce supply chain platform that predominantly operates through major online and omnichannel retail channels. Trademark Global owns and manages a portfolio of over 20 consumer brands, which were developed to represent excellence in the e-commerce marketplace. These brands sell products across more than a dozen major categories, including home furniture, professional tools, lawn and garden, toys and home décor. Trademark Global’s primary brands include Alaterre Furniture, Lavish Home, PetMaker, Stalwart, Pure Garden, and the Trademark Global namesake brands, Trademark Fine Art, Trademark Game Room, and Trademark Poker. Trademark Global generates revenue by providing major online retailers with a fully integrated solution encompassing product development, global sourcing, digital content management, warehousing, and direct-to-consumer fulfillment. Operating as a scalable partner, Trademark Global enables disciplined assortment expansion for its retail partners without incremental inventory risk. Trademark Global maintains a data-driven infrastructure designed to optimize sales in the e-commerce marketplace.

Trademark Global was founded in 1999. Trademark Global’s principal executive office is located at 7951 West Erie Avenue, Lorain, Ohio 44053, and its telephone number is 440-960-6200. As a privately held company, Trademark Global does not file reports with the SEC.

The Asset Sale (see page 43)

On April 27, 2026, we entered into the Asset Purchase Agreement with Trademark Global. Upon the terms and subject to the satisfaction or waiver of the conditions of the Asset Purchase Agreement, Trademark Global will acquire substantially all of the assets of Aterian (as more particularly defined in the Asset Purchase Agreement, collectively, the “Purchased Assets”), as contemplated by and more fully described in the Asset Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement.

Consideration for the Asset Sale

As consideration for our sale, transfer, and delivery of the Purchased Assets to Trademark Global pursuant to the Asset Purchase Agreement and our other covenants and obligations thereunder, at the closing of the Asset Sale (the “APA Closing”), Trademark Global will pay the Company cash consideration of $18,000,000 (the “Asset Consideration”), subject to adjustment as described in the Asset Purchase Agreement for, among other things, the final determination of Net Working Capital (as defined in the Asset Purchase Agreement).

Non-Solicitation; Other Offers

During the pendency of the Asset Purchase Agreement, Aterian has agreed not to directly or indirectly, subject to certain limited exceptions as specified in the Asset Purchase Agreement: initiate, solicit, propose, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiry, proposal, indication of interest or offer from any third-party that are or could reasonably be expected to lead to an Acquisition Proposal (as defined in the Asset Purchase Agreement); engage in, continue or otherwise participate in any discussions or negotiations with third parties regarding any Acquisition Proposal, except to notify such third party of the Company’s “non-solicitation” obligations under the Asset Purchase Agreement; furnish any information to third parties that could reasonably be expected to lead to an Acquisition Proposal; approve, support, propose publicly to approve, adopt, endorse or recommend any Acquisition Proposal; or negotiate or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”).

However, in the event of receipt of a “Superior Proposal” (as defined in the Asset Purchase Agreement) that leads the Board to determine in good faith, after consultation with outside legal counsel and other advisors, that changing its recommendation in favor of the Asset Sale is necessary in order to comply with the Board’s fiduciary duties to the stockholders under Delaware law, then the Board may, at any time prior to stockholder approval of the Asset Sale, withdraw its recommendation, if we provide prior written notice to Trademark Global of the Board’s intention to make a recommendation change and, with respect to a Superior Proposal, provide Trademark Global the opportunity to make certain adjustments to the Asset Purchase Agreement to match the Superior Proposal. As described in the section titled Termination Fees and Expenses below, Aterian will pay Trademark Global a termination fee of $1,080,000 plus Trademark Global’s actual out-of-pocket fees and expenses (such fees and expenses not to exceed $600,000) in the event that the Asset Purchase Agreement is terminated by Aterian pursuant to the receipt of a Superior Proposal.

Closing Conditions

Each party’s obligation to consummate the APA Closing is subject to the satisfaction of certain closing conditions, including but not limited to: (i) the absence of any law or order prohibiting the consummation of the APA Closing, (ii) the parties’ compliance in all material respects with the covenants and agreements in the Asset Purchase Agreement, (iii) the accuracy of the parties’ representations and warranties contained in the Asset Purchase Agreement (subject to certain materiality qualifications), (iv) the Company’s stockholders having approved the Asset Sale in accordance with applicable law and the Company’s organizational documents, and (v) in the case of Trademark Global, the Company having achieved contribution margins (in dollars) not lower than 87.5% of such margins projected for the Company’s business for certain measurement periods, as provided in the Asset Purchase Agreement.

Termination

The Asset Purchase Agreement may be terminated at any time prior to the APA Closing, among other things, (i) by mutual written agreement of the Company and Trademark Global, (ii) by either the Company or Trademark Global (A) at any time after July 20, 2026 (the “Termination Date”), (B) if a governmental authority has issued an order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Asset Purchase Agreement, or (C) if we do not obtain stockholder approval of the Asset Sale at the Special Meeting (or any adjournment or postponement of the Special Meeting), (iii) by a non-breaching party if the other party breached any of its representations, warranties, and covenants under the Asset Purchase Agreement and such breach is not cured within a 30-day period, (iv) by Trademark Global if (A) the Board shall have made a Change of Recommendation (as defined below), (B) the Company breaches the non-solicitation covenants in the Asset Purchase Agreement or (C) the stockholder vote to approve the Asset Sale shall not have been taken and (v) by the Company if (A) at any time prior to the date that is after the effective date of the Asset Purchase Agreement and prior to the date and time at which the Aterian stockholder approval for the Asset Sale is obtained (the “End Date”), in order to enter into a definitive agreement providing for a Superior Proposal (as defined below), subject to certain conditions or (B) Trademark Global fails to effect the APA Closing when required pursuant to the Asset Purchase Agreement, subject to certain conditions.

Termination Fees and Expenses

Aterian is required to pay Trademark Global a termination fee of $1,080,000 if the Asset Purchase Agreement is terminated (i) by Trademark Global as a result of (A) the Board’s failure to recommend, or, in certain circumstances, failure to reaffirm its approval or recommendation of, the Asset Sale to the Company’s stockholders or the Board’s having made a Change of Recommendation, (B) the Company’s breach of the non-solicitation covenants in the Asset Purchase Agreement, (C) the stockholder vote to approve the Asset Sale shall not have been taken by 5:00 p.m. Eastern time on the third business day immediately preceding the Termination Date, or (D) Aterian’s uncured breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement (provided Trademark Global is not then in material breach of the Asset Purchase Agreement), (ii) by Aterian in order to enter into a definitive agreement for a Superior Proposal, or (iii) by either Aterian or Trademark Global for failure to obtain stockholder approval at the stockholder meeting. In addition, if the Asset Purchase Agreement is terminated in any of the foregoing circumstances and, at the time of termination, all conditions to Aterian’s obligations to close have been satisfied or waived (other than conditions to be satisfied at the APA Closing), Aterian is required to reimburse Trademark Global for its actual out of pocket expenses and fees incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby up to a maximum of $600,000.

Trademark Global is required to pay Aterian a termination fee of $1,080,000 if the Asset Purchase Agreement is terminated by Aterian as a result of: (i) Trademark Global’s uncured breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement (provided Aterian is not then in material breach of the Asset Purchase Agreement), or (ii) Trademark Global’s failure to consummate the APA Closing when required, where all conditions to the APA Closing have been satisfied or waived (other than conditions not to be satisfied until the APA Closing or not satisfied as a result of Trademark Global’s breach) and Aterian has irrevocably confirmed in writing its readiness to close, but Trademark Global fails to effect the APA Closing within five business days of such confirmation.

For more information, see the subsection titled Description of the Asset Purchase Agreement—Termination Fees and Expenses below.

Indemnification

Subject to certain conditions as set forth in the Asset Purchase Agreement, Aterian has indemnification obligations to Trademark Global for a period of one (1) year from and after the APA Closing.

Taxes

The Asset Sale, if consummated, will be a taxable transaction to the Company. It is anticipated, however, that the Asset Sale will not result in any taxable income to the Company. The Asset Sale will not be taxable to stockholders, although the distribution of a portion of the net proceeds from the Asset Sale and the Investment Transaction may be a taxable event to the stockholders (see the section titled Material United States Federal Income Tax Consequences to Company Stockholders).

WE URGE EACH STOCKHOLDER TO SEEK TAX ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Reasons for the Asset Sale (see page 47)

The Board believes that effecting the Asset Sale pursuant to the Asset Purchase Agreement is advisable and in the best interests of the Company. In reaching its decision to unanimously approve the Asset Purchase Agreement and to recommend that our stockholders vote to approve the Asset Sale, the Board, in consultation with our management and financial, accounting, legal, and tax advisors, considered a number of factors, including the risks described in the section titled Risk Factors beginning on page 36 of this Proxy Statement.

The Asset Sale is the result of a broad review of strategic alternatives by the Board. At a meeting of the Board held on April 26, 2026, the Board discussed and resolved to adopt and approve the Asset Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Asset Sale. In the course of its evaluation of strategic alternatives, the Asset Purchase Agreement and the proposed Asset Sale, the Board consulted with our management and our financial and legal advisors and considered a number of substantive factors, both positive and negative, as well as the potential benefits and detriments of the Asset Sale. The Board believed that, taken as a whole, the following factors supported its decision to approve the Asset Sale and outweighed any potential risks:

●

Continuing a Growth Strategy. The Board’s decision to pursue a sale is a response to the persistent challenges the Company faces in sustaining growth momentum against a backdrop of compounding macroeconomic headwinds. We have faced significant difficulty scaling operations within an environment characterized by consumer volatility, exacerbated by volatile tariff structures that have pressured margins and complicated global logistics. This instability is further intensified by a marked contraction in consumer discretionary spending in the category in which we operate; as household budgets tighten, demand for non-essential categories has softened. Most recently, this downward pressure is compounded by rising oil prices, which reduce consumer purchasing power while simultaneously increasing the cost of goods delivery. In light of these persistent challenges, the Board believes the current market valuation fails to reflect the sum-of-the-parts value of our brand portfolio. While we have navigated this environment, substantial category-specific hurdles remain that impede our independent growth trajectory. Consequently, the Board has determined that securing a high enough price for the Company or its assets through a competitive sales process would provide a more certain and superior return for stockholders compared to the ongoing risks of navigating these volatile market conditions alone.

●	Strategic Review Process. The Board undertook a robust strategic review process beginning in December 2025, through which we explored strategic alternatives for the Company as a whole or in part.

●

Consideration. The Board considered the value and the consideration to be received by us pursuant to the Asset Purchase Agreement, including that at a purchase price of $18,000,000, before deducting transaction and other related expenses, the Asset Sale represented a greater return for the Company and its stockholders than continuing to operate Aterian under our existing corporate structure.

●

Likelihood of Consummation of the Asset Sale. The Board considered the likelihood that the Asset Sale will be completed, including the nature of the conditions to Trademark Global’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied.

●

Ability to Return Net Proceeds from the Asset Sale to Stockholders. The Board considered the likelihood that the Asset Sale would result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing obligations, and appropriate reserves for anticipated costs and contingent liabilities, would allow us to return a substantial portion of the net proceeds from the Asset Sale to our stockholders.

●

Lack of Liquidity in the Stock. The Board determined that the Asset Sale provides stockholders with an opportunity to monetize their investments, particularly given the historically low trading volumes and negative price trends that have consistently hampered the Common Stock. This lack of liquidity is compounded by the Company’s low market capitalization and the persistent challenge of maintaining compliance with the Nasdaq minimum bid price requirement of $1.00. The ongoing struggle to meet this regulatory standard, coupled with the broader trend of declining valuation, underscores the significant risks of remaining an independent public entity. Consequently, the Board concluded that a strategic sale offers a more immediate and certain liquidity event for stockholders than continuing to navigate the volatility and regulatory constraints of the public markets.

Vote Required for the Asset Sale Proposal (see page 48)

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon is required to approve the Asset Sale Proposal. Only shares present in person or represented by proxy at the Special Meeting will be able to be voted.

Opinion of the Company’s Financial Advisor (see page 48)

At a meeting of the Board held on April 24, 2026, A.G.P./Alliance Global Partners LLC (“A.G.P.”) rendered its opinion, dated April 24, 2026, to the Board that, as of that date and based on and subject to the matters described in its opinion, to the Company the Consideration (defined for purposes of A.G.P.’s opinion as the $18,000,000 base purchase price for the Asset Sale) to be received by the Company in the Asset Sale pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to the Company.

The full text of A.G.P.’s written opinion dated April 24, 2026, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this Proxy Statement as Annex B. A.G.P.’s opinion was provided to the Board for its information and assistance in connection with its consideration of the financial terms of the Asset Sale. A.G.P.’s opinion does not constitute a recommendation to the Board as to whether the Board should vote to approve the Asset Sale or to any stockholder of the Company as to how any such stockholder should vote at any stockholders meeting at which the Asset Sale is considered. A.G.P.’s opinion does not compare the relative merits of the Asset Sale with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Asset Sale.

The holders of the Company’s Common Stock are encouraged to read the opinion carefully in its entirety. For more information, see the section titled Proposal 1: The Asset Sale Proposal - Opinion of the Company’s Financial Advisor beginning on page 48.

The Board’s Recommendation for the Asset Sale Proposal (see page 48)

The Board unanimously (i) determined that the Asset Sale, the Asset Purchase Agreement and the other agreements contemplated in the Asset Purchase Agreement are advisable and in the best interests of the Company, and has declared it expedient and in the best interests of the Company to enter into the Asset Purchase Agreement and the other agreements contemplated in the Asset Purchase Agreement, and (ii) adopted resolutions approving the Asset Purchase Agreement, the Asset Sale, and the consummation of the other transactions contemplated by the Asset Purchase Agreement, and has recommended to the Company’s stockholders to vote at the Special Meeting for the adoption of a resolution approving the sale of substantially all of our assets pursuant to, and on the terms and conditions set forth in, the Asset Purchase Agreement.

Appraisal Rights in Respect of the Asset Sale (see page 58)

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Interests of Directors and Executive Officers in the Asset Sale (see page 57)

In considering the recommendation of the Board, you should be aware that our directors and executive officers may have interests in the Asset Sale Proposal that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement, and the transactions contemplated thereby, in determining to recommend that our stockholders vote “FOR” the approval of the Asset Sale pursuant to the Asset Purchase Agreement. You should consider these and other interests of our directors and executive officers that are described in this Proxy Statement.

The Investment Transaction and Securities Purchase Agreement (see page 33)

On April 27, 2026, the Company and David E. Lazar (“Lazar”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which Lazar agreed to purchase from the Company 1,750,000 shares of Series AA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series AA Preferred Stock” and such purchased shares, the “Series AA Preferred Shares”) and 1,750,000 shares of Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series AAA Preferred Stock,” and together with the Series AA Preferred Stock, the “Preferred Stock” and such purchased shares, the “Series AAA Preferred Shares” and together with the Series AA Preferred Shares, the “Purchased Shares”), as contemplated by and more fully described in the Securities Purchase Agreement, a copy of which is attached as Annex B to this Proxy Statement.

Consideration for the Investment Transaction

As consideration for our sale and issuance of the Purchased Shares to Lazar pursuant to the Securities Purchase Agreement and our other covenants and obligations thereunder, Mr. Lazar agreed to purchase each Purchased Share at a purchase price of $2.00 per share for aggregate gross proceeds of $7.0 million, subject to the terms and conditions thereunder. Following stockholder approval, each share of Series AA Preferred Stock will be convertible into 7.7 shares of Common Stock (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AA Certificate of Designation) and each share of Series AAA Preferred Stock will be convertible into a maximum of 135.10 shares of Common Stock (with the exact amount to be determined prior to the Second SPA Closing (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AA Certificate of Designation) (as defined below), as more fully described below) for a combined total of a maximum of 249,909,030 shares of Common Stock outstanding immediately following the Second SPA Closing (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the applicable Certificate of Designation). For the avoidance of doubt, the Series AA Preferred Shares are and, upon issuance, the Series AAA Preferred Shares will be, subject to anti-dilution features such that, in the event that the Company or any of its subsidiaries issues any shares of Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) at an effective price per share less than the applicable Conversion Price (as defined in the applicable Certificate of Designation) (such lower price, the “Base Share Price”), then simultaneously with such dilutive issuance, the Conversion Price of the applicable shares of Preferred Stock shall be reduced to equal the Base Share Price, and the number of shares of Common Stock issuable upon conversion of the applicable shares of Preferred Stock shall be in excess of the combined total of 249,909,030 shares of Common Stock referenced above.

Closing and Closing Conditions

The closing on the sale of the Series AA Preferred Shares was completed on April 27, 2026 (the “Initial SPA Closing”). The closing on the sale of the Series AAA Preferred Shares is expected to occur following the receipt of stockholder approval of the issuance of shares of Common Stock upon conversion of the Purchased Shares (the “Second SPA Closing”).

The Second SPA Closing is subject to customary conditions, including, among others, (i) the parties’ compliance in all material respects with the covenants and agreements in the Securities Purchase Agreement, (ii) the accuracy of the parties’ representations and warranties contained in the Securities Purchase Agreement (subject to certain materiality qualifications) and (iii) the receipt of approval by the Company’s stockholders of the proposals required pursuant to the Securities Purchase Agreement, as described in the subsection titled Description of the Investment Transaction—Covenants below.

Indemnification

Under the Securities Purchase Agreement, the Company will indemnify Lazar against damages arising from, among other things, breaches of the Company’s representations, warranties or covenants under the Securities Purchase Agreement.

Reasons for the Investment Transaction

The Board believes the Investment Transaction is a vital step in the Company’s strategic evolution, providing the necessary capital and leadership to pivot away from the challenges of the consumer products sector. By securing $7.0 million in gross proceeds from Lazar, the Company will be positioned to pay down existing liabilities and satisfy ongoing operational obligations. The Investment Transaction would allow the Company to pursue a strategic transaction (the “Post-Investment Transaction”) involving either an investment in or acquisition of an operating business (the “Target Company”) and enter businesses with superior market potential. While our legacy consumer brands faced significant category-specific hurdles and a volatile macroeconomic environment, this Post-Investment Transaction allows the Company to refocus its resources on high-growth industries that offer more scalable returns for our stockholders. The Board determined that continuing to operate under our existing corporate structure would likely yield lower returns than the proposed strategic shift. Following the SPA Closing, under the leadership of Lazar as our incoming Chief Executive Officer and chairperson, the Company intends to leverage his extensive expertise in capital markets to identify and consummate a transaction that creates long-term growth opportunities exceeding the potential of our current consumer goods portfolio.

Vote Required for the SPA Related Proposals

●

The plurality of the votes cast is required to approve the Director Election Proposal. The nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of the director nominees) will be elected to the Board. Abstentions and broker non-votes will have no effect on the outcome of voting.

●

The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) is required to approve each of the Change of Control Proposal, Related Party Proposal and Issuance Proposal. Abstentions and broker non-votes will have no effect on the outcome of voting.

●

The votes cast “FOR” must exceed the votes cast “AGAINST” for the approval of the Reverse Stock Split Proposal and the Authorized Share Increase Proposal. Abstentions and broker non-votes will have no effect on the outcome of voting.

The Board’s Recommendation for the SPA Related Proposals

The Board unanimously (i) determined that the Investment Transaction, the Securities Purchase Agreement and the other agreements contemplated in the Securities Purchase Agreement are advisable and in the best interests of the Company, and has declared it expedient and in the best interests of the Company to enter into the Securities Purchase Agreement and the other agreements contemplated in the Securities Purchase Agreement, and (ii) adopted resolutions approving the Securities Purchase Agreement, the Investment Transaction, and the consummation of the other transactions contemplated by the Securities Purchase Agreement, and has recommended to the Company’s stockholders to vote at the Special Meeting for the adoption of resolutions approving the Investment Transaction pursuant to, and on the terms and conditions set forth in, the Securities Purchase Agreement.

Net Proceeds from the Asset Sale and Investment Transaction; Distribution

Aterian anticipates that, in addition to the net proceeds from the Asset Sale and Investment Transaction, it may receive cash or other proceeds, if any, (i) from sales of inventory not purchased by Trademark Global and collections on outstanding receivables which the Company will collect in the ordinary course following the APA Closing, (ii) in connection with or as the result of any tax or other refunds, credits, rebates, drawbacks, claims for recovery or causes of action relating to any anti-dumping actions, international tariffs, sanctions, trade policies or disputes, customs duties or any “trade war” or similar actions in the United States or any other country or region in the world, in each case in respect of any period prior to the Second SPA Closing, (iii) in connection with or as a result of the release of any restricted cash or import bond held by the Company at or prior to the Second SPA Closing, (iv) in connection with or as a result of the release of any amounts held in escrow for the benefit of the Company and/or any of its equityholders in connection with the Asset Sale or in respect of any other transaction occurring at or prior to the Second SPA Closing, (v) from reserves held with respect to certain Specified Liabilities (as defined in the SPA), and (vi) from the sale of certain real property, the Company’s 4th & Heart Investment and any remaining brands or brand related assets not purchased by Trademark Global (collectively, the “Additional Proceeds”). The Company intends to make distributions to its stockholders of a portion of its remaining available cash and such proceeds. The exact timing and amounts of such distributions is unknown at this time. There can be no assurance at this time of the exact amount which will be available to our stockholders for distribution or the timing thereof (see the Risk Factor subsection titled The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties). However, by way of example, the net amount expected to be available for distribution to stockholders as a result of the proceeds from the Asset Sale and the Investment Transaction is approximately between $10.6 million and $14.2 million, or approximately $0.85 to $1.14 per share.

Appraisal Rights in Respect of the Investment Transaction (see page 97).

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Investment Transaction.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE ASSET SALE AND THE INVESTMENT TRANSACTION

The following questions and answers are intended to address briefly some commonly asked questions regarding the Asset Sale, the Asset Purchase Agreement, the Investment Transaction, the Securities Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement. See “Where You Can Find Additional Information; Incorporation By Reference” beginning on page 110.

Questions about the Special Meeting

Q:	What is a proxy statement?

A:

A proxy statement is a document that we are required by regulations of SEC to give you when we ask you to sign a proxy card designating Arturo Rodriguez and Joshua Feldman as proxies to vote on your behalf.

Q:	Why am I receiving these materials?

A:

We have sent you these proxy materials because the Board is soliciting the proxy of holders of our Common Stock to vote at the Special Meeting. You are invited to attend the Special Meeting online and we request that you vote on the proposals described in this Proxy Statement.

Q:	When and where will the Special Meeting be held?

A:

The Special Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Special Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/ATER2026SM on                           , 2026 at      :      [a./p.]m. Eastern Time.

To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/ATER2026SM, you must enter the control number included in your proxy materials. There is no physical location for the Special Meeting. We recommend you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts. Further instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/ATER2026SM.

Q:	Who can vote at the Special Meeting?

A:

Only stockholders of record at the close of business on May 29, 2026 (the “Record Date”) will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 10,849,410 shares of Common Stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of Common Stock will have one vote for each share of Common Stock they owned as of the close of business on the Record Date.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the Record Date, your shares of Common Stock were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, LLC, then you are the stockholder of record for these shares. As a stockholder of record, you may vote either electronically during the Special Meeting or by proxy. Whether or not you plan to attend the Special Meeting online, we urge you to vote by proxy over the telephone or internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the Record Date, your shares of Common Stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization.

The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the internet or by telephone. You are also invited to attend the Special Meeting online. However, because you are not the stockholder of record, you may not vote your shares electronically during the Special Meeting unless you request and obtain a valid proxy issued in your name from the broker, bank or other nominee considered the stockholder of record of the shares.

Q:	What am I voting on?

A:	You will be voting on:

●	the Asset Sale Proposal;

●	the Director Election Proposal;

●	the Change of Control Proposal;

●	the Related Party Proposal;

●	the Issuance Proposal;

●	the Reverse Stock Split Proposal;

●	the Authorized Stock Increase Proposal; and

●	the Adjournment Proposal.

Q:	Will there be any other items of business on the agenda?

A:

Aside from the above-referenced matters, the Board knows of no matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q:	What is the Board’s voting recommendation?

A:	The Board recommends that you vote your shares:

●	“For” the Asset Sale Proposal;

●	“For” the Director Election Proposal;

●	“For” the Change of Control Proposal;

●	“For” the Related Party Proposal;

●	“For” the Issuance Proposal;

●	“For” the Reverse Stock Split Proposal;

●	“For” the Authorized Stock Increase Proposal; and

●	“For” the Adjournment Proposal.

Q:	How do I vote?

A:	The procedures for voting are described below, based upon your form of ownership.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote your shares electronically during the Special Meeting online by visiting www.virtualshareholdermeeting.com/ATER2026SM on                           , 2026 at      :      [a./p.]m. Eastern Time. To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/ATER2026SM, you must enter the control number included in your proxy materials. We recommend you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. Further instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/ATER2026SM.

If you do not wish to vote electronically during the Special Meeting or you will not be attending the Special Meeting, you may vote by proxy. You may vote by proxy on the internet, vote by proxy over the telephone or vote by proxy using a proxy card that you may request. The procedures for voting by proxy are as follows:

●

To vote by proxy on the internet, go to “www.proxyvote.com” and follow the instructions set forth on the internet site or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

●	To vote by proxy over the telephone, dial 1-800-690-6903 in the United States using a touch-tone telephone and follow the recorded instructions. Have your proxy card available when you call.

●	To vote by proxy using a proxy card, complete, sign and date the proxy card that may be delivered to you upon request and return it promptly in the envelope provided.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on                           , 2026 to be counted.

We provide internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet and telephone access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should receive proxy materials containing voting instructions from that organization rather than from Aterian. To ensure that your vote is counted, follow the voting instructions in the proxy materials. To vote electronically during the Special Meeting, you must obtain a valid proxy from your broker, bank or other nominee in whose name the shares are registered. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy card.

Q:	How many votes do I have?

A:	On each matter to be voted upon, holders of Common Stock will have one vote for each share of Common Stock they owned as of the close of business on the Record Date for the Special Meeting.

Q:	Will my vote be kept confidential?

A:	Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Q:	Who is paying for this proxy solicitation?

A:

We will bear the cost of soliciting proxies for the Special Meeting. We may ask banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. We also have hired Laurel Hill Advisory Group to assist us in distributing proxy materials and soliciting proxies. We have paid Laurel Hill Advisory Group a base fee of $8,500 and will also pay customary costs and expenses for these services.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on each proxy card to ensure that all your shares of Common Stock are voted.

Q:	Can I change my vote after submitting my proxy?

A:	Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

●	You may submit another properly completed and executed proxy card with a later date;

●

You may submit a new proxy through the internet by going to “www.proxyvote.com” and following the instructions set forth on the internet site or scan the QR code with your smartphone, or by telephone by dialing 1-800-690-6903 in the United States using a touchtone telephone and following the recorded instructions. Have your proxy card available when you access the web page or call (your latest internet or telephone instructions submitted prior to the deadline will be followed);

●	You may send a written notice that you are revoking your proxy to our secretary c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901; or

●	You may attend the Special Meeting online and vote electronically during the Special Meeting. However, simply attending the Special Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should follow the voting instructions from that organization or contact that organization to determine how you may revoke your proxy.

Votes will be counted by the inspector of election appointed for the Special Meeting.

Q:	How are my shares voted if I give no specific instruction?

A:

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

●	“For” the Asset Sale Proposal;

●	“For” the Director Election Proposal;

●	“For” the Change of Control Proposal;

●	“For” the Related Party Proposal;

●	“For” the Issuance Proposal;

●	“For” the Reverse Stock Split Proposal;

●	“For” the Authorized Stock Increase Proposal; and

●	“For” the Adjournment Proposal.

If other matters properly come before the Special Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.

If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

Q:	What is a broker non-vote?

A:

Under rules that govern banks, brokers and others who have record ownership of our Common Stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders that do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”).

The Asset Sale Proposal, Director Election Proposal, Change of Control Proposal, Related Party Proposal, Issuance Proposal and Adjournment Proposal are considered non-discretionary matters, and the Reverse Stock Split Proposal and the Authorized Stock Increase Proposal are considered discretionary matters at the Special Meeting under these rules.

A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters for which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote”.

Q:	What is the quorum requirement?

A:

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of at least one-third in voting power of the shares of our capital stock issued and outstanding and entitled to vote, are present in person, or by remote communication, or represented by proxy. At the close of business on the Record Date for the Special Meeting, there were 10,849,410 shares of our Common Stock outstanding and entitled to vote. Accordingly, at least            shares of our Common Stock must be represented at the Special Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum requirement only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically during the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the Special Meeting or a majority in voting power of the stockholders entitled to vote thereon, present by remote communication or represented by proxy at the Special Meeting may adjourn the Special Meeting to another date.

Q:	How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

A:

Proposal	Vote required	Effect of Abstentions and Broker Non-Votes

Proposal 1: Asset Sale Proposal	The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.	Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Asset Sale Proposal.

Proposal 2: Director Election Proposal

The plurality of the votes cast. The nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of the director nominees) will be elected to the Board.

Abstentions and broker non-votes will have no effect on the outcome of voting.

Proposal 3: Change of Control Proposal	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions).	Abstentions and broker non-votes will have no effect on the outcome of voting.

Proposal 4: Related Party Proposal	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions).	Abstentions and broker non-votes will have no effect on the outcome of voting.

Proposal 5: Issuance Proposal	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions).	Abstentions and broker non-votes will have no effect on the outcome of voting.

Proposal 6: Reverse Stock Split Proposal	The votes cast “FOR” the Reverse Stock Split Proposal must exceed the votes cast “AGAINST” the Reverse Stock Split Proposal.	Abstentions and broker non-votes will have no effect on the outcome of voting.

Proposal 7: Authorized Stock Increase Proposal	The votes cast “FOR” the Authorized Stock Increase Proposal must exceed the votes cast “AGAINST” the Authorized Stock Increase Proposal.	Abstentions and broker non-votes will have no effect on the outcome of voting.

Proposal 8: Adjournment Proposal	If a quorum is present, the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions). If a quorum is not present, the affirmative vote of a majority in voting power of the stockholders entitled to vote thereon, present in person, or by remote communication, or represented by proxy. The chairperson of the Special Meeting may also adjourn the Special Meeting if there is no quorum.

If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of voting. If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the Adjournment Proposal and broker non-votes will have no effect on the outcome of voting.

Proposal 3, Proposal 4 and Proposal 5 are interdependent and conditional upon each other. This means that the approval of any one of these proposals is contingent upon the approval of all of the others. If any of Proposal 3, Proposal 4 and Proposal 5 are not approved by stockholders, then none of Proposal 3, Proposal 4 and Proposal 5 will take effect, even if one or more of them receive sufficient votes for approval on an individual basis.

Q:	Who will count the votes?

A:	The votes will be counted, tabulated and certified by Broadridge Corporate Issuer Solutions, LLC.

Q:	Do Aterian’s executive officers and directors have an interest in any of the matters to be acted upon at the Special Meeting?

A:

Other than as set forth in this Proxy Statement, no person who is or has been our director or executive officer since the beginning of the last fiscal year, or any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon at the Special Meeting.

Q:	How can I find out the results of the voting at the Special Meeting?

A:

Voting results are expected to be announced at the Special Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Special Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

Q:	When are stockholder proposals due for this year’s annual meeting of stockholders?

A:

Stockholders may submit proposals on matters appropriate for stockholder action at the 2026 annual meeting of our stockholders (“2026 Annual Meeting of Stockholders”) consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in proxy materials for our 2026 Annual Meeting of Stockholders, a stockholder proposal must have been submitted in writing no later than April 14, 2026, to our secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901.

If you wish to submit a proposal that is not to be included in the proxy materials for our 2026 Annual Meeting of Stockholders, your proposal generally must have been submitted in writing to the same address no earlier than April 14, 2026, but no later than May 14, 2026. However, if the date of the 2026 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, August 12, 2026, to be considered for inclusion in proxy materials for our 2026 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to our secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901 a reasonable time before we begin to print and send our proxy materials for the 2026 Annual Meeting of Stockholders. If the date of the 2026 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 60 days after, August 12, 2026 and you wish to submit a proposal that is not to be included in the proxy materials for our 2026 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting of Stockholders, and no later than the close of business on the later of (1) the 90th day before the date of the 2026 Annual Meeting of Stockholders, or (2) the 10th day following the day on which we first publicly announce (by press release or a filing with the SEC) the date of the 2026 Annual Meeting of Stockholders. Please review our Third Amended and Restated Bylaws (the “Bylaws”), which contain additional requirements regarding advance notice of stockholder proposals. You may view our Bylaws by visiting the SEC’s internet website at www.sec.gov.

Questions about the Asset Sale

Q:	Who is buying Aterian’s assets and for what consideration?

A:

We are proposing that Aterian sell the Purchased Assets to Trademark Global. The Purchased Assets are substantially all of Aterian’s assets that are owned, used, or held for use by the Company and its subsidiaries in connection with their respective businesses in the worldwide sourcing, distributing, marketing and selling consumer products on online marketplaces, including Amazon, Walmart, and Target, as well as through their own direct-to-consumer websites and certain brick and mortar retail locations, under brands that include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct (the “Business”), including, among other things, inventory, contracts, intellectual property, tangible personal property, permits, books and records and goodwill associated with the Business or any of such purchased assets.

As consideration for our sale, transfer, and delivery of the Purchased Assets to Trademark Global pursuant to the Asset Purchase Agreement and our other covenants and obligations thereunder, at the closing of the Asset Sale, the Company expects Trademark Global to pay cash consideration of $18,000,000, subject to adjustment as described in the Asset Purchase Agreement for, among other things, the final determination of Net Working Capital (as defined in the Asset Purchase Agreement).

The terms of the Asset Purchase Agreement are more fully described below under “Description of the Asset Purchase Agreement” beginning on page 26.

Q:	How did the Board determine to approve the Asset Sale and the consideration to be received pursuant to the Asset Purchase Agreement?

A:

The Asset Sale pursuant to the Asset Purchase Agreement is the result of a broad review of strategic alternatives by the Board. In the course of reaching the determination that the Asset Sale is advisable and in the best interests of the Company, the Board evaluated the Asset Sale in consultation with our management and financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Asset Sale.

Q:	What will happen if the Asset Sale is not approved by stockholders or is not completed for any other reason?

A:

If the Asset Sale is not completed for any reason, (i) we may have difficulty recouping the significant transaction costs incurred in connection with negotiating and documenting the Asset Sale, (ii) our relationships with the customers, business partners and employees of Aterian may be damaged and the business of Aterian may be harmed, and (iii) the market price for our Common Stock may decline. In addition, under certain circumstances, if the Asset Purchase Agreement is terminated because the Board determines it is necessary to revoke its recommendation to stockholders to vote in favor of the Asset Sale, then we will be required to pay to Trademark Global a termination fee of $1,080,000 plus expenses.

If the Asset Sale is not completed, we may explore other potential transactions. The terms of an alternative transaction may be more or less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the Asset Sale expected to be completed?

A:

If the Asset Sale is approved by stockholders at the Special Meeting, we expect to complete the Asset Sale no later than the third business day after the date all of the remaining closing conditions under the Asset Purchase Agreement have been satisfied or waived, which we anticipate will occur in the first half of calendar year 2026. The exact timing of the completion of the Asset Sale cannot be predicted, although the Asset Purchase Agreement may be terminated by Aterian or Trademark Global if the APA Closing has not occurred on or before July 20, 2026.

Q:	Will the Company cease business operations following the Asset Sale?

A:

No. The Company expects to continue to operate its smaller remaining legacy brands such as Vremi and Xtava in the ordinary course of business and pursuant to the Investment Transaction will pursue a strategic transaction as discussed below.

Questions about the Investment Transaction

Q:	What is the Investment Transaction?

A:

On April 27, 2026, the Company and Lazar entered into the Securities Purchase Agreement, pursuant to which Lazar agreed to purchase from the Company 1,750,000 shares of Series AA Preferred Stock and 1,750,000 shares of Series AAA Preferred Stock, in each case at a purchase price of $2.00 per share of Preferred Stock for aggregate gross proceeds of $7.0 million, subject to the terms and conditions of the Securities Purchase Agreement.

As a result of the Investment Transaction, the Company will be positioned to pay down existing liabilities and satisfy ongoing operational obligations. The Investment Transaction would allow the Company to pursue a strategic Post-Investment Transaction involving either an investment in or acquisition of a Target Company and enter businesses with superior market potential. While our legacy consumer brands faced significant category-specific hurdles and a volatile macroeconomic environment, this Post-Investment Transaction allows the Company to refocus its resources on high-growth industries that offer more scalable returns for our stockholders. The Board determined that continuing to operate under our existing corporate structure would likely yield lower returns than the proposed strategic shift. Following the SPA Closing, under the leadership of Lazar as our incoming Chief Executive Officer and chairperson, the Company intends to leverage his extensive expertise in capital markets to identify and consummate a transaction that creates long-term growth opportunities exceeding the potential of our current consumer goods portfolio. For further information, see “Description of the Investment Transaction” on page 33.

Q:	What are the SPA Related Proposals?

A:

The SPA Related Proposals presented at this Special Meeting for stockholders to vote upon relate to the Investment Transaction, which we agreed to present pursuant to the Securities Purchase Agreement, as further described in this Proxy Statement. Approval of these proposals will be important in order for the Company to pursue the growth of its business, including pursuing a Post-Investment Transaction, as further described in this Proxy Statement. We have included certain material information regarding the Investment Transaction and the related transactions in this Proxy Statement.

Q:	What will happen if the SPA Related Proposals are not approved by stockholders or the Investment Transaction is not completed for any other reason?

A:

If the SPA Related Proposals are not approved by our stockholders or the Investment Transaction is not completed for any other reason, pursuant to and in accordance with the terms and subject to the conditions set forth in the Securities Purchase Agreement, the Company will issue to Lazar such number of shares of Common Stock, at a price per share equal to the closing price of our Common Stock on the date of the Second Meeting (as defined in the Securities Purchase Agreement) plus $0.02, that equals up to 19.99% of the issued and outstanding shares of Common Stock as of the date of the Securities Purchase Agreement, provided that after such purchase Lazar, together with his affiliates, will not own more than 19.99% of our then-outstanding shares of Common Stock.

If the Investment Transaction is not completed, then the Board will evaluate the alternatives available to the Company, including, among other things, engaging in a subsequent preferred stock financing, reverse merger or recapitalization or similar transaction. The terms of an alternative transaction may be more or less favorable to us than the terms of the Investment Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	When is the Investment Transaction expected to be completed?

A:

If Proposal 3, Proposal 4 and Proposal 5 are approved by stockholders at the Special Meeting, we expect to complete the Investment Transaction as promptly as reasonably practicable following receipt of the stockholder approval of such proposals and satisfaction of the closing conditions set forth in the Securities Purchase Agreement.

Questions about the distribution of the net proceeds from the Asset Sale and Investment Transaction

Q:	What will the net proceeds from the Asset Sale and Investment Transaction be used for?

A:

The cash consideration from the Asset Sale will be $18,000,000, subject to certain adjustments based on the Company’s good faith estimate of Net Working Capital as of the APA Closing and the determination of final Net Working Capital within 90 days of the APA Closing. The cash consideration from the Investment Transaction will be $7,000,000. Aterian anticipates that, in addition to the proceeds from the Asset Sale and the Investment Transaction, it may receive the Additional Proceeds, if any, which consist of proceeds (i) from sales of inventory not purchased by Trademark Global and collections on outstanding receivables which the Company will collect in the ordinary course following the APA Closing, (ii) in connection with or as the result of any tax or other refunds, credits, rebates, drawbacks, claims for recovery or causes of action relating to any anti-dumping actions, international tariffs, sanctions, trade policies or disputes, customs duties or any “trade war” or similar actions in the United States or any other country or region in the world, in each case in respect of any period prior to the Second SPA Closing, (iii) in connection with or as a result of the release of any restricted cash or import bond held by the Company at or prior to the Second SPA Closing, (iv) in connection with or as a result of the release of any amounts held in escrow for the benefit of the Company and/or any of its equityholders in connection with the Asset Sale or in respect of any other transaction occurring at or prior to the Second SPA Closing, (v) from reserves held with respect to certain Specified Liabilities (as defined below), and (vi) from the sale of certain real property, the Company’s 4th & Heart Investment and any remaining brands or brand related assets not purchased by Trademark Global.

Pursuant to the Securities Purchase Agreement, the proceeds from the Asset Sale should be used (i) first, to satisfy certain indebtedness collateralized by the assets subject to the Asset Sale, (ii) second, to pay the Company’s legal, financial advisory, and other costs and expenses incurred, or required to be paid or satisfied, in connection with the Asset Sale, including (A) prorated annual bonuses to certain employees, (B) tail policies, and (C) third-party indebtedness of the Company, (iii) third, to set aside (A) $1,000,000 with respect to ongoing Company operational costs and expenses and (B) an aggregate amount not to exceed $6,000,000 (the “Additional Reserves”) with respect to certain existing or potential obligations of the Company (the “Specified Liabilities”), and (iv) fourth, to make a distribution to the Company’s stockholders and other equityholders that may be entitled to participate in such distribution, whether in the form of a dividend, contingent value right, or other form or right (the “Dividend”).

The Company estimates that, following all of these collections and payments, the net amount available to the Company for purposes of the Dividend will be approximately between $10.6 million to $14.2 million. (See the Risk Factors subsection titled There can be no assurance as to the timing and amount of the Dividend). The Company anticipates that any such distribution would be made to stockholders of record as of a date prior to the APA Closing. The amount and timing of the distributions to stockholders will be determined by the Board in its sole discretion.

On the basis described in this Proxy Statement and depending upon the various strategic and timing considerations described below, the Board anticipates that the amount of total distributions to stockholders with respect to the foregoing would range from approximately $0.85 to $1.14 per share of our Common Stock, which represents a premium of 29.9% to 74.1% over the closing price of our Common Stock on April 27, 2026, the day the Asset Purchase Agreement was signed and prior to the public announcement of the Asset Sale and Investment Transaction. However, there can be no assurance as to the timing and amount of distributions to stockholders because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions in the future.

Additional Matters

Q:	Are there any risks related to the Asset Sale or the Investment Transaction?

A:	Yes. You should carefully review the section titled Risk Factors beginning on page 36 of this Proxy Statement.

Q:	Am I entitled to appraisal rights or dissenters’ rights in connection with the Asset Sale or the Investment Transaction?

A:

No. As a Company stockholder, under Delaware law, you will not be eligible for appraisal rights or dissenters’ rights in connection with the Asset Sale or the Investment Transaction, even if you abstain from voting or vote against the Asset Sale Proposal and/or any of the SPA Related Proposals.

Q:	Why am I being asked to vote on the Adjournment Proposal?

A:

We are asking stockholders to approve the Adjournment Proposal to provide the Board with the authority to adjourn the Special Meeting to provide additional time to solicit additional proxies in favor of the Asset Sale Proposal and/or any of the SPA Related Proposals in the event that the number of shares needed to approve any such proposal is insufficient at the time of the Special Meeting.

Q:	Who can help answer any other questions that I have?

A:

If you have additional questions about the Asset Sale, the Investment Transaction or the proposals set forth herein or need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of this Proxy Statement or the enclosed proxy card, please contact the Company or our proxy solicitor Laurel Hill Advisory Group at the address and telephone number listed below.

The Company	Proxy Solicitor

Aterian, Inc. 350 Springfield Avenue, Suite 200 Summit, NJ 07901 (347) 676-1681 legal@aterian.io	Laurel Hill Advisory Group 2 Robbins Lane, Suite 201 Jericho, NY 11753 Banks and Brokers call: (516) 933-3100 All Others call toll-free: (888) 742-1305 ATER@laurelhill.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements, including within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this Proxy Statement are “forward-looking statements” for purposes of this Proxy Statement. These statements involve known and unknown risks, uncertainties, assumptions, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as anticipate, believe, could, estimate, expect, intend, may, plan, potential, target, predict, project, contemplate, should, will, would, continue, or the negative or plural of those terms or other similar expressions.

In addition to other factors and matters contained or incorporated in this Proxy Statement, these statements are subject to risks, uncertainties, and other factors, including, among others:

●	satisfaction of closing conditions precedent to the consummation of the Asset Sale and Investment Transaction;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

●	the effect of the announcement of the Asset Sale and Investment Transaction on our business relationships (including with employees, customers and suppliers), operating results and business generally;

●	potential delays in consummating the Asset Sale and Investment Transaction;

●	the amount of proceeds that might be realized from the sale or other disposition of any remaining assets of the Company;

●	the failure of our stockholders to approve the Asset Sale and/or the SPA Related Proposals;

●	the failure of the Asset Sale and Investment Transaction to close for any reason;

●	the amount of the costs, fees, expenses and charges related to the Asset Sale and Investment Transaction;

●	our failure to comply with regulations and any changes in regulations;

●	our ability to retain employees, consultants or other resources;

●	our ability to satisfy our liabilities and obligations out of the proceeds of the transactions described herein and other available resources, if any;

●	our ability to distribute any remaining cash to our stockholders; and

●	the delisting of our Common Stock from Nasdaq and related limitations on future trading of our Common Stock.

The foregoing list of factors is not exclusive. The forward-looking statements in this Proxy Statement are only predictions. We based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. Risks, uncertainties, and assumptions that may cause actual results to differ materially from current expectations include, among other things, those set forth in under the caption “Risk Factors” in this Proxy Statement and the Company’s SEC filings.

Any forward-looking statement in this Proxy Statement reflects our current view with respect to future events, speaks only as of the date of this Proxy Statement, and is subject to these and other risks, uncertainties, and assumptions. Given these uncertainties, you should not rely on these forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our information may be incomplete or limited, and we cannot guarantee future results. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan, and assume no obligation, to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ATER2026SM, on                           , 2026, at      [a./p.]m. Eastern Time.

Purpose of the Special Meeting

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.	Proposal 1: To consider and vote upon a proposal to approve the Asset Sale pursuant to the Asset Purchase Agreement.

2.

Proposal 2: To elect Avraham Ben-Tzi as Class II director and David Natan as Class III director to serve until the 2027 and 2028 annual meeting of stockholders, respectively, and until their respective successors have been duly elected and qualified;

3.	Proposal 3: To approve, in accordance with Nasdaq Listing Rule 5635(b), the issuance of shares of Common Stock upon conversion of the Preferred Stock;

4.	Proposal 4: To approve, in accordance with Nasdaq Listing Rule 5635(c), the issuance of shares of Common Stock upon conversion of the Preferred Stock to a director of the Company;

5.	Proposal 5: To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of shares of Common Stock upon the conversion of the Preferred Stock;

6.

Proposal 6: To approve an amendment to the Charter, in the form set forth on Annex C attached to the accompanying proxy statement, to effect the Reverse Stock Split with respect to the Range, with the ratio at which the Reverse Stock Split would be effected to be a ratio within the Range to be determined at the discretion of the Board and included in a public announcement by the Company before the effectiveness of a Reverse Stock Split;

7.

Proposal 7: To approve an amendment to the Charter, in the form set forth on Annex D attached to the accompanying Proxy Statement, to increase the authorized shares of Common Stock from 500,000,000 to up to 1,000,000,000 at the discretion of the Board; and

8.

Proposal 8: To approve any adjournment of the Special Meeting from time to time, if necessary or appropriate, to solicit additional votes in the event that there are insufficient shares present virtually or represented by proxy voting in favor of the foregoing proposals.

The Board is soliciting your proxy to vote at the Special Meeting for the purpose of, among other things, obtaining stockholder approval for the Asset Sale. The Company is a Delaware corporation, and, pursuant to the provisions of the DGCL, a Delaware corporation is required to obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of all or substantially all of its assets (DGCL Section 271). Additionally, approval of the Asset Sale by holders of a majority of our issued and outstanding Common Stock entitled to vote thereon is a closing condition under the Asset Purchase Agreement.

The Board is also seeking stockholder approval of additional proposals, namely Proposal 2 through Proposal 7, related to the investment contemplated by the Securities Purchase Agreement, including certain approvals required by listing rules of Nasdaq and as contemplated by the Securities Purchase Agreement. Proposal 3, Proposal 4 and Proposal 5 are interdependent and conditional upon each other. This means that the approval of any one of these proposals is contingent upon the approval of all of the others. If any of Proposal 3, Proposal 4 or Proposal 5 are not approved by stockholders, then none of Proposal 3, Proposal 4 or Proposal 5 will take effect, even if one or more of them receive sufficient votes for approval on an individual basis.

Record Date; Stockholders Entitled to Vote

Only holders of our Common Stock at the close of business on May 29, 2026, the Record Date, are entitled to notice of and to vote for the proposals subject to this Proxy Statement. If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. The failure to instruct your broker, bank or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale Proposal and Authorized Stock Increase Proposal, but will not have an effect on the proposal to adjourn the Special Meeting to a later date.

As of the Record Date, there were 10,849,410  shares of our Common Stock outstanding and entitled to vote. Each share of our Common Stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum must be present or represented at the Special Meeting for our stockholders to conduct business at the Special Meeting. A quorum will be present or represented at the Special Meeting if the holders of at least one-third in voting power of the shares of our capital stock issued and outstanding and entitled to vote, or           shares, are present in person, or by remote communication, or represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining whether a quorum is present. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to allow for the solicitation of additional proxies.

Vote Required for Approval of Proposals

●

Proposal 1: The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon is required to approve the Asset Sale Proposal, including the Asset Sale pursuant to the Asset Purchase Agreement. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Asset Sale Proposal.

●

Proposal 2: The plurality of the votes cast is required to approve the Director Election Proposal. The nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of the director nominees) will be elected to the Board. Abstentions and broker non-votes will have no effect on the outcome of voting.

●

Proposal 3: Proposal 4 and Proposal 5: The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) is required to approve each of the Change of Control Proposal, Related Party Proposal and Issuance Proposal. Abstentions and broker non-votes will have no effect on the outcome of voting.

●

Proposal 6: The votes cast “FOR” must exceed the votes cast “AGAINST” for the approval of the Reverse Stock Split Proposal. Abstentions and broker non-votes will have no effect on the outcome of voting.

●

Proposal 7: The votes cast “FOR” must exceed the votes cast “AGAINST” for the approval of the Authorized Stock Increase Proposal. Abstentions and broker non-votes will have no effect on the outcome of voting.

●

Proposal 8: If a quorum is present, the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions).  If a quorum is not present, the affirmative vote of a majority in voting power of the stockholders entitled to vote thereon, present in person, or by remote communication, or represented by proxy. The chairperson of the Special Meeting may also adjourn the Special Meeting if there is no quorum. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of voting.  If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the Adjournment Proposal and broker non-votes will have no effect on the outcome of voting.

Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting, but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved. As a result, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST” the Asset Sale Proposal but will not have any effect on the Director Election Proposal, Change of Control Proposal, Related Party Proposal, Issuance Proposal, Reverse Stock Split Proposal, Authorized Stock Increase Proposal and Adjournment Proposal.

The failure of any stockholder to submit a signed proxy card will have the same effect as a vote “AGAINST” the Asset Sale Proposal, but will not have any effect on the Director Election Proposal, Change of Control Proposal, Related Party Proposal, Issuance Proposal, Reverse Stock Split Proposal, Authorized Stock Increase Proposal and Adjournment Proposal. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee how to vote your shares will constitute a “broker non-vote” and will have the same effect as a vote “AGAINST” the Asset Sale Proposal, but will not have an effect on the Director Election Proposal, Change of Control Proposal, Related Party Proposal, Issuance Proposal, Reverse Stock Split Proposal, Authorized Stock Increase Proposal and Adjournment Proposal. Please vote your proxy so your vote can be counted.

Voting and Proxies

For each item of business to come before the Special Meeting, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. You may vote using any of the following methods:

Proxy card or voting instruction card. If you requested and received a printed copy of the proxy materials, be sure to complete, sign, and date the card and return it in the prepaid envelope.

Over the internet. If you are a stockholder of record, you may vote over the internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your broker, bank or other nominee and may vote by telephone or over the internet if they offer that alternative. Although most brokers, banks, and nominees offer telephone and internet voting, availability and the specific procedures vary.

In person. Attend the Special Meeting and vote in person (see below, “Attending the Special Meeting”).

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting as indicated. If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Asset Sale and “FOR” the Board’s discretionary authority to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. The failure to instruct your broker, bank or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the proposal to adjourn the Special Meeting to a later date.

Please vote using your proxy or voting instruction card, or over the internet (if available to you), so your vote can be counted.

Revocation of Proxies

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting in any one of four ways:

●	You may submit another properly completed and executed proxy card with a later date;

●

You may submit a new proxy through the internet by going to “www.proxyvote.com” and following the instructions set forth on the internet site or scan the QR code with your smartphone, or by telephone by dialing 1-800-690-6903 in the United States using a touchtone telephone and following the recorded instructions. Have your proxy card available when you access the web page or call (your latest internet or telephone instructions submitted prior to the deadline will be followed);

●	You may send a written notice that you are revoking your proxy to our secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901; or

●	You may attend the Special Meeting online and vote electronically during the Special Meeting. However, simply attending the Special Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should follow the voting instructions from that organization or contact that organization to determine how you may revoke your proxy.

Attending the Special Meeting

You are entitled to attend the Special Meeting only if you were a stockholder of the Company at the close of business on the Record Date or hold a valid proxy for the Special Meeting. To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/ATER2026SM, you must enter the control number included in your proxy materials. There is no physical location for the Special Meeting. Further instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/ATER2026SM. You may vote during the Special Meeting by following the instructions announced by the chairman during the meeting. If you are not a stockholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership on the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly on                           , 2026, at        [a./p.]m. Eastern Time. Please allow sufficient time before the Special Meeting to complete the check-in process.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of the Board. The initial solicitation of proxies may be supplemented by telephone, fax, e-mail, internet, and personal solicitation by our directors, officers, or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers, or other regular employees for their proxy solicitation efforts. We expect to reimburse brokers, bankers and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our Common Stock. For more information regarding this Proxy Statement, the enclosed proxy card, or voting instructions, please contact the Company or our proxy solicitor Laurel Hill Advisory Group at the address and telephone number listed below.

The Company	Proxy Solicitor

Aterian, Inc. 350 Springfield Avenue, Suite 200 Summit, NJ 07901 (347) 676-1681 legal@aterian.io	Laurel Hill Advisory Group 2 Robbins Lane, Suite 201 Jericho, NY 11753 Banks and Brokers call: (516) 933-3100 All Others call toll-free: (888) 742-1305 ATER@laurelhill.com

Adjournment

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if the Adjournment Proposal is approved. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) may adjourn the Special Meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted in accordance with the Board’s recommendation “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Other Matters

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting in which your proxy has provided discretionary authority, your shares of Common Stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card in accordance with their best judgment.

DESCRIPTION OF THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Asset Purchase Agreement. This summary does not purport to describe all the terms of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Annex A. We urge you to read the Asset Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this Proxy Statement, is the legal document that governs the Asset Sale. All initially capitalized terms contained herein that are not defined herein are defined in the Asset Purchase Agreement.

The representations, warranties, and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

Asset Consideration

As consideration for our sale, transfer, and delivery of the Purchased Assets to Trademark Global pursuant to the Asset Purchase Agreement and our other covenants and obligations thereunder, at the APA Closing, the Company expects Trademark Global to pay cash consideration of (A) $18,000,000, plus (B) the amount, if any, by which the Net Working Capital exceeds the Upper Target, minus (C) the amount, if any, by which the Net Working Capital is less than the Lower Target, minus (D) the Indemnity Holdback Amount (i.e., $585,000), minus (E) the amount of indebtedness paid off at the closing by Trademark Global on behalf of the Company. Any outstanding indebtedness of Aterian as of the closing and all unpaid transaction costs and certain taxes will be paid from the purchase price.

APA Closing

The APA Closing will take place via the electronic exchange of executed documents on a mutually agreeable date that is no later than three (3) business days after the satisfaction or waiver of the conditions precedent set forth in the Asset Purchase Agreement.

Representations and Warranties

Aterian made representations and warranties relating to, among other things:

●	authority and consents;

●	organization and qualification;

●	capitalization and subsidiaries;

●	good title and sufficiency of assets;

●	SEC reports, financial statements, and information provided;

●	material changes;

●	tax matters;

●	tangible assets and capital expenditures;

●	real property;

●	intellectual property;

●	material contracts;

●	employee matters;

●	litigation;

●	compliance with laws;

●	permits and licenses;

●	environmental matters;

●	insurance;

●	employee benefit matters;

●	transactions with related parties;

●	undisclosed liabilities and debt;

●	major customers and suppliers;

●	product warranty and liability;

●	prospective changes;

●	certain payments;

●	brokers and agents;

●	material omissions; and

●	solvency.

Additionally, Trademark Global made representations and warranties relating to the following matters, among other things:

●	authority;

●	organization and qualification;

●	consents and approvals;

●	brokers and agents;

●	sufficiency of funds;

●	solvency;

●	legal proceedings; and

●	independent investigation.

The representations and warranties made by Trademark Global and Aterian in the Asset Purchase Agreement shall not survive beyond the closing or termination of the Asset Purchase Agreement, and any liability of the parties with respect to such representations and warranties will thereupon cease, except for any claim under the buyer-side representation and warranty insurance policy or with respect to any claim for fraud.

Conduct of Aterian Prior to the APA Closing

Until the APA Closing, Aterian agreed to: (i) conduct the Business only in the ordinary course of business consistent with past practice in all material respects; (ii) comply in all material respects with laws applicable to the Business; and (iii) use commercially reasonable efforts to (A) maintain insurance upon the properties, assets and operations of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, and (B) maintain and preserve intact its current Business operations and preserve the rights, goodwill and relationships with its employees, customers, and suppliers.

Restrictions on Solicitation or Negotiation of Other Offers

During the pendency of the Asset Purchase Agreement, Aterian will not, and will cause its representatives not to, directly or indirectly:

●

initiate, solicit, propose, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiry, proposal, indication of interest or offer regarding, or the making of, any Acquisition Proposal (as defined below) or any inquiry, proposal, indication of interest or offer that could reasonably be expected to lead to, an Acquisition Proposal;

●

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide non-public information to any person relating to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, except to notify such person of the existence of these restrictions;

●	approve, support, propose publicly to approve, adopt, endorse or recommend any Acquisition Proposal; or

●	negotiate, execute or enter into, any Alternative Acquisition Agreement.

Notwithstanding the above restrictions, at any time prior to obtaining stockholder approval of the Asset Sale, Aterian and its representatives may furnish information with respect to Aterian to and participate in discussions or negotiations with any person or entity that has made a bona fide written Acquisition Proposal in certain limited circumstances, as specified in the Asset Purchase Agreement.

If Aterian receives an Acquisition Proposal that the Board determines in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (as defined below) or would result in a Superior Proposal, and the Board determines in good faith, after consultation with outside legal counsel, that changing its recommendation in favor of the Asset Sale is necessary to comply with its fiduciary duties to the stockholders under applicable law, then the Board may, at any time prior to stockholder approval of the Asset Sale, change its recommendation to stockholders (the “Change of Recommendation”) or terminate the Asset Purchase Agreement. Notwithstanding the foregoing, the Board may not change its recommendation unless Aterian shall have provided prior written notice to Trademark Global, at least ten calendar days in advance, of Aterian’s intention to make a recommendation change or terminate the Asset Purchase Agreement, which notice shall specify, among other things, the material terms and conditions of the Superior Proposal, and shall negotiate with Trademark Global in good faith to make such adjustments to the Asset Purchase Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Under the Asset Purchase Agreement, “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group (as defined under Section 13 of the Exchange Act), relating to (i) a single transaction or series of related transactions, for the acquisition or purchase by a person or group, directly or indirectly, of assets or one or more businesses that constitute twenty (20%) or more of the consolidated assets, net revenues or net income or fair market value (as determined in good faith by the Board) of the consolidated total assets of Aterian and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase resulting in any person or group beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of Aterian, (iii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of Aterian, or (iv) any merger (including a reverse merger in which Aterian is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Aterian (or any subsidiary of Aterian whose business constitutes twenty percent (20%) or more of the net revenues or net income or fair market value (as determined in good faith by the Board) of the consolidated total assets of Aterian and its subsidiaries, taken as a whole); provided, however, that in no event shall any inquiry, offer or proposal, indication of interest or other action described in this definition constitute an Acquisition Proposal to the extent it is in connection with (i) any acquisition or disposition of Aterian’s inventory in the ordinary course of business consistent with past practice or (ii) any acquisition, disposition, equity financing, investment, merger, joint venture, partnership, consolidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction (A) involving Aterian in which, if consummated, a third party would beneficially own fifty percent (50%) or more of the total voting power of the equity securities of Aterian and (B) is expressly conditioned on the consummation of the Asset Sale.

Under the Asset Purchase Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (except that the references in the definition thereof to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”), that the Board determines in its good faith judgment after consultation with outside legal counsel and Aterian’s financial advisor (i) would, if consummated, be reasonably likely to result in a transaction more favorable to Aterian from a financial point of view than the Asset Sale (after taking into account any revisions to the terms of the Asset Sale proposed by Trademark Global pursuant to the terms of the Asset Purchase Agreement), and (ii) would, if accepted, be reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (i) and (ii), after taking into account all such factors and matters deemed relevant in good faith by the Board.

Access to Records

During the period after signing the Asset Purchase Agreement and prior to its closing, Aterian will provide Trademark Global with access to the facilities containing the Purchased Assets and to properties, assets, books and records, business and financial records (including computer files, retrieval programs and similar documentation), purchased contracts and other documents and data related to the Business and the Purchased Assets and furnish such financial, operating and other data and information related to the Business and Purchased Assets as Trademark Global or its representatives may reasonably request. However, Aterian may restrict or prohibit an investigation or examination by Trademark Global in certain circumstances that are described in more detail in the Asset Purchase Agreement.

Additional Obligations

In addition, and among other things, the Asset Purchase Agreement:

●

Requires the Company to, at or prior to the APA Closing, obtain and deliver (or cause to be obtained and delivered) a Tail Policy with respect to each Claims-Made Insurance Policy, covering the entire applicable Tail Period. “Tail Policy” means one or more “tail” or “extended reporting period” insurance policies (or extensions of existing Claims-Made Insurance Policies) that (i) cover the Business and the Purchased Assets with respect to claims arising from acts, errors, omissions or events occurring prior to the closing date that are reported during the applicable Tail Period under the Claims-Made Insurance Policies, (ii) to the extent the applicable insurer permits, name Trademark Global and its affiliates as “additional insureds,” (iii) cover the entire applicable Tail Period, and (iv) provide coverage limits substantially similar to those carried immediately prior to the APA Closing. “Claims-Made Insurance Policies” means each insurance policy that is written on a “claims made” (as opposed to “occurrence based”) basis under which the Business or the Purchased Assets are insured as of the date of the Asset Purchase Agreement and identified therein. “Tail Period” means, with respect to each Claims-Made Insurance Policy (or Tail Policy obtained in lieu thereof), the period from the closing date through the date set forth opposite such Claims-Made Insurance Policy (or Tail Policy, as applicable) in the Asset Purchase Agreement.

●	Requires that the Company prepare the preliminary Proxy Statement and file it with the SEC, subject to Trademark Global’s review and comment.

Conditions to Closing

Trademark Global and Aterian’s obligations to consummate the Asset Sale are subject to the satisfaction of the following further conditions:

●

No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the transactions contemplated by the Asset Purchase Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated thereunder to be rescinded following the completion thereof; and

●	the Company’s stockholders shall have approved the Asset Sale.

Trademark Global’s obligations to consummate the Asset Sale are subject to the satisfaction of the following further conditions:

●

each of the representations and warranties made by Aterian in the Asset Purchase Agreement shall be true and correct when made and true and correct in all respects as of the date of the Asset Purchase Agreement and as of the date of the closing of the Asset Sale with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

●

the actual Contribution Margin (as defined in the Asset Purchase Agreement) attributable to the Business for each month during the Measurement Period shall not be lower than eighty-seven and a half percent (87.5%) of the Contribution Margin projected for the Business for the corresponding Measurement Period (as defined in the Asset Purchase Agreement) as set forth in the 2026 Forecast (as defined in the Asset Purchase Agreement), unless the aggregate actual Contribution Margin attributable to the Business for such Measurement Period and the immediately following Measurement Period is not lower than eighty-seven and a half percent (87.5%) of the aggregate Contribution Margin projected for the business for the corresponding Measurement Periods as set forth in the 2026 Forecast;

●

Aterian shall have duly performed and complied, in all material respects, with all agreements and covenants required by the Asset Purchase Agreement to be performed and complied with by them prior to or as of the date of the closing of the Asset Sale; and

●	Aterian shall have delivered to Trademark Global the requisite closing deliverables.

Aterian’s obligations to consummate the Asset Sale are subject to the satisfaction of the following further conditions:

●

each of the representations and warranties made by Trademark Global in the Asset Purchase Agreement shall be true and correct when made and true and correct in all material respects as of the closing date as if made on and as of the closing date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

●

Trademark Global shall have duly performed and complied in all material respects with all agreements and covenants required by the Asset Purchase Agreement to be performed and complied with by it prior to or as of the date of the closing of the Asset Sale; and

●	Trademark Global shall have delivered to Aterian the requisite closing deliverables.

Termination

The Asset Purchase Agreement may be terminated at any time prior to closing as follows:

●	by mutual written agreement of Aterian and Trademark Global;

●	by either Aterian or Trademark Global if:

●    the Company does not obtain the requisite stockholder approval at the stockholder meeting;

●    a governmental authority has issued any order that restrains, enjoins or otherwise prohibits the Asset Sale; or

●    the closing shall not have occurred by the Termination Date, provided that the failure of the closing to occur by such date is not the result of a willful breach by the party seeking to terminate the Asset Purchase Agreement.

●	by Trademark Global if:

●    (A) the Board (1) shall have made a Change of Recommendation, (2) fails to include its recommendation to approve the Asset Sale in the Proxy Statement, or (3) shall have failed to reaffirm its approval or recommendation of the Asset Purchase Agreement as promptly as reasonably practicable (but in any event within five (5) business days after receipt of any written request to do so from Trademark Global) at any time following the public disclosure of an Acquisition Proposal or (B) Aterian shall have breached any of the terms set forth above under the title “Restrictions on Solicitation or Negotiation of Other Offers” or (C) as of 5:00 p.m. Eastern time on the date that is the third (3rd) business day immediately preceding the Termination Date, a vote to obtain the stockholder approval shall not have been taken at the stockholder meeting;

●    Trademark Global is not then in material breach of any provision of the Asset Purchase Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Aterian therein, or any such representation and warranty will have become untrue after the date thereof, such that the conditions to Trademark Global’s obligations to consummate the Asset Sale would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Trademark Global to Aterian and (B) the Termination Date; and

●    (A) Trademark Global is not then in material breach of any provision of the Asset Purchase Agreement, (B) conditions to the mutual and Trademark Global’s obligations to consummate the Asset Sale have been satisfied or waived (other than those conditions that by their terms or nature are not to be satisfied until the closing or were not satisfied as a result of Trademark Global’s breach), and (C) the condition with respect to the Contribution Margin as set forth above has been breached.

●	by Aterian if:

●    if Aterian is not then in material breach of any provision of the Asset Purchase Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Trademark Global therein, or any such representation and warranty will have become untrue after the date thereof, such that the conditions to Aterian’s obligations to consummate the Asset Sale would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Aterian to Trademark Global and (B) the Termination Date;

●    at any time after the date of the Asset Purchase Agreement and prior to the End Date, in order to enter into a definitive agreement providing for a Superior Proposal, subject to and in accordance with the terms of the Asset Purchase Agreement; provided that prior to or simultaneous with such termination, Aterian pays to Trademark Global in immediately available funds the termination fee and all other amounts required to be paid pursuant to the Asset Purchase Agreement; provided, further, that Aterian does not have the right to terminate the Asset Purchase Agreement pursuant to the foregoing sentences after the End Date; or

●    (A) all of the conditions to both parties’ and to Trademark Global’s obligations to consummate the Asset Sale have been satisfied or waived (other than those conditions that by their terms or nature are not to be satisfied until the closing or were not satisfied as a result of Trademark Global’s breach), (B) Trademark Global has failed to consummate the closing when required in accordance with the terms of the Asset Purchase Agreement, (C) Aterian shall have irrevocably confirmed in writing to Trademark Global that it is ready and willing to consummate the closing (including that it is ready and willing to satisfy those conditions that by their terms or nature are not to be satisfied until closing), and (D) Trademark Global fails to effect the closing within five (5) business days following delivery of such confirmation; provided, however, that no party shall be entitled to terminate the Asset Purchase Agreement pursuant to the foregoing sentences during such five (5) business day period.

Termination Fees and Expenses

Aterian is required to pay Trademark Global a termination fee of $1,080,000 if the Asset Purchase Agreement is terminated: (i) by Trademark Global as a result of (A) the Board’s failure to recommend, or, in certain circumstances, failure to reaffirm its approval or recommendation of, the Asset Sale to the Company’s stockholders or the Board’s having made a Change of Recommendation, (B) the Company’s breach of the non-solicitation covenants in the Asset Purchase Agreement, (C) the stockholder vote to approve the Asset Sale shall not have been taken by 5:00 p.m. Eastern time on the third business day immediately preceding the Termination Date, or (D) Aterian’s uncured breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement (provided Trademark Global is not then in material breach of the Asset Purchase Agreement), (ii) by Aterian in order to enter into a definitive agreement for a Superior Proposal, or (iii) by either Aterian or Trademark Global for failure to obtain stockholder approval at the stockholder meeting. In addition, if the Asset Purchase Agreement is terminated in any of the foregoing circumstances and, at the time of termination, all conditions to Aterian’s obligations to close have been satisfied or waived (other than conditions to be satisfied at the APA Closing), Aterian is required to reimburse Trademark Global for its actual out of pocket expenses and fees incurred in connection with the Asset Purchase Agreement and the transactions contemplated thereby, up to a maximum of $600,000.

Trademark Global is required to pay Aterian a termination fee of $1,080,000 if the Asset Purchase Agreement is terminated by Aterian as a result of: (i) Trademark Global’s uncured breach of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement (provided Aterian is not then in material breach of the Asset Purchase Agreement), or (ii) Trademark Global’s failure to consummate the APA Closing when required, where all conditions to the APA Closing have been satisfied or waived (other than conditions not to be satisfied until the APA Closing or not satisfied as a result of Trademark Global’s breach) and Aterian has irrevocably confirmed in writing its readiness to close, but Trademark Global fails to effect the APA Closing within five business days of such confirmation.

Amendment

The Asset Purchase Agreement may not be amended except by a writing duly signed by each party. No delay by any party in exercising any right, remedy, power, or privilege under the Asset Purchase Agreement operates as a waiver thereof nor will any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other such right, remedy, power, or privilege.

DESCRIPTION OF THE INVESTMENT TRANSACTION

The following is a summary of the material provisions of the Securities Purchase Agreement, the Series AA Preferred Stock, the Series AAA Preferred Stock and other related transaction documents summarized below, but does not purport to describe all of the terms and conditions and may not contain all of the information about these documents identified below that are important to you. The following summary is qualified in its entirety by reference to the complete text of the Securities Purchase Agreement, the Series AA Certificate of Designation (as defined below), the Series AAA Certificate of Designation (as defined below) and other related transaction documents, which are publicly available and attached as exhibits to our Current Report on Form 8-K as filed with the SEC on April 29, 2026. You should refer to the full text of the Securities Purchase Agreement, the Series AA Certificate of Designation, the Series AAA Certificate of Designation and other related transaction documents referred to below and elsewhere in this Proxy Statement for details about the Investment Transaction, and carefully read this entire Proxy Statement and the other documents to which we have referred you under the section Where You Can Find More Information in this Proxy Statement.

Purchase and Sale of Preferred Shares; Consideration

On April 27, 2026, the Company entered into the Securities Purchase Agreement with investor David E. Lazar, pursuant to which Mr. Lazar agreed to purchase from the Company 1,750,000 shares of Series AA Preferred Stock and 1,750,000 shares of Series AAA Preferred Stock, in each case at a purchase price of $2.00 per share for aggregate gross proceeds of $7.0 million, subject to the terms and conditions thereunder. Following stockholder approval, each share of Series AA Preferred Stock will be convertible into 7.7 shares of Common Stock (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AA Certificate of Designation) and each share of Series AAA Preferred Stock will be convertible into a minimum of 117.63 maximum and of 135.10 shares of Common Stock (with the exact amount to be determined prior to the Second SPA Closing, (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AAA Certificate of Designation) as more fully described below) for a combined total of a maximum of 249,909,030 shares of Common Stock outstanding immediately following the Second SPA Closing (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AAA Certificate of Designation). For the avoidance of doubt, the Series AA Preferred Shares are and, upon issuance, the Series AAA Preferred Shares will be, subject to anti-dilution features such that, in the event that the Company or any of its subsidiaries issues any shares of Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) at an effective price per share less than the Base Share Price, then simultaneously with such dilutive issuance, the Conversion Price of the applicable shares of Preferred Stock shall be reduced to equal the Base Share Price, and the number of shares of Common Stock issuable upon conversion of the applicable shares of Preferred Stock shall be in excess of the combined total of 249,909,030 shares of Common Stock referenced above.

On April 27, 2026, the Company filed a Certificate of Designation of Preferences and Rights of Series AA Convertible Non-Redeemable Preferred Stock of the Company with the Secretary of State of Delaware designating the rights, preferences and limitations of the shares of the Series AA Preferred Stock (the “Series AA Certificate of Designation”). A Certificate of Designation of Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock of the Company designating the rights, preferences and limitations of the shares of the Series AAA Preferred Stock will be filed with the Secretary of State of Delaware following the Company’s receipt of stockholder approval (the “Series AAA Certificate of Designation” and together with the Series AA Certificate of Designation, the “Certificates of Designation”).

The offering of the Series AA Preferred Stock closed on April 27, 2026 (the “Initial SPA Closing Date”) and the offering of the Series AAA Preferred Stock is expected to close following the receipt of stockholder approval at the Special Meeting and the filing of the Series AAA Certificate of Designation.

The number of shares of Common Stock into which the Series AA Preferred Stock is convertible is based on the “Conversion Price” of $0.25974, or such higher minimum price as may be required from time to time by the Nasdaq Stock Market, in each case, subject to adjustment from time to time in accordance with Section 6(d) of the Series AA Certificate of Designation.

The number of shares of Common Stock into which the Series AAA Preferred Stock will be convertible will be based on the “Conversion Price” as determined pursuant to the terms of the Securities Purchase Agreement, which provides that the Conversion Price to be set forth in the Series AAA Certificate of Designation shall be the number that is equal to: (i) $2.00 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Agreement Date) divided by (ii) the number that is equal to (A) the product of (1) 0.9513 and (2) (x) the number of shares of Common Stock (and shares of Common Stock underlying other equity securities of the Company) constituting the fully-diluted capitalization of the Company as of immediately prior to the closing of sale of the Series AAA Preferred Shares (the “Second SPA Closing”) minus (y) the aggregate number of shares of Series AA Preferred Stock issued to Purchaser on April 27, 2026 (subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series AA Preferred Stock as determined pursuant to the Series AA Certificate of Designation); divided by (B) the product of (1) (x) one minus (y) 0.9513, and (2) 1,750,000 (representing the Series AAA Shares to be issued at the Second SPA Closing (such number of shares subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Agreement Date)). The foregoing is intended to address fluctuations in the Company’s fully-diluted share capitalization as a result of any potential repurchase or other cancellation of outstanding warrants to purchase shares of Common Stock during the pre-closing period such that the ownership of the Company, on a fully-diluted basis, will be 95.13% and 4.87% for Lazar and the Company’s then remaining equityholders, respectively.

The Preferred Stock shall rank:

●	senior to all of the Common Stock;
●	senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to the Preferred Stock (“Junior Securities”); and
●	on parity with each other (i.e., Series AA Preferred Stock shall rank pari passu with Series AAA Preferred Stock)

in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (each, a “Dissolution”).

In the event of a Dissolution, holders of the Preferred Stock will be entitled to receive, before any distributions to the holders of the Common Stock and the holders of Junior Securities, an amount per share of Preferred Stock equal to the greater of (i) $2.00 (subject to adjustment in the event of any stock split, combination or reclassification), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the Preferred Stock been converted into Common Stock (without regard to any restrictions on conversion) immediately prior to such Dissolution. Shares of Preferred Stock will be entitled to receive dividends equal to (on an as-if-converted-to-Common Stock basis), and in the same form and manner as, dividends actually paid on shares of Common Stock. For the avoidance of any doubt, neither a change in control of the Company, the merger or consolidation of the Company with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Company’s assets shall, in and of itself, be deemed to constitute a Dissolution.

Shares of Preferred Stock will generally have no voting rights until the Preferred Stock is convertible into Common Stock pursuant to the terms of the Series AA Certificate of Designation, except to the extent provided by applicable law, and except that the consent of the holders of a majority of the outstanding shares of the Preferred Stock will be required to (i) alter, repeal or change the powers, preferences or rights of the Preferred Stock or alter or amend the Certificates of Designation so as to adversely affect the Preferred Stock, (ii) supplement, amend, restate, repeal, or waive any provision of the Charter or Bylaws, or file any certificate of amendment, certificate of designation, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (iii) increase or decrease (other than by conversion) the number of authorized shares of the Preferred Stock; or (iv) enter into any agreement with respect to any of the foregoing.

Covenants

Pursuant to the Securities Purchase Agreement, the Company agreed to use commercially reasonable efforts to hold a special meeting of stockholders no later than July 20, 2026, and include, among other things, proposals for (i) the issuance of Common Stock to Mr. Lazar in compliance with the rules and regulations of Nasdaq upon conversion of the Preferred Stock, (ii) an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) that increases the number of authorized shares of Common Stock from 500,000,000 up to 1,000,000,000 (iii) the election of four (4) additional designees of Mr. Lazar to the Board , and (iv) a reverse stock split of the Common Stock in the range of 1-for-2 to 1-for-99. Although Mr. Lazar has the right to designate four director nominees, at this time he has chosen to nominate only two designees for election at the Special Meeting. Mr. Lazar may nominate the other two (2) directors at a later time at his discretion but any such nomination would occur after the SPA Closing.

The Company agreed to customary covenants set forth in the Securities Purchase Agreement. In addition, in the event all of the foregoing proposals with respect to the Investment Transaction are not approved by the stockholders at the Special Meeting, the Company has agreed to use its reasonable best efforts to call another stockholder meeting (the “Second Meeting”) within ninety (90) days of the Special Meeting for the purpose of obtaining the required approvals. As noted above, if the stockholder approval is not obtained at the Second Meeting, the Company has agreed to issue to Mr. Lazar such number of shares of Common Stock, at a price per share equal to the closing price of the Common Stock on Nasdaq on the date of the Second Meeting plus $0.02, that equals up to 19.99% of the issued and outstanding shares of Common Stock on the date of the Securities Purchase Agreement, calculated in accordance with the applicable Nasdaq Listing Rule 5635.

Subject to applicable securities laws, on or prior to the Second SPA Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to an annual “evergreen” increase of fifteen percent (15%) of the shares of Common Stock issuable under the Amended and Restated Aterian, Inc. 2018 Equity Incentive Plan, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to such plan are outstanding.

The Company further granted Mr. Lazar the right to participate in future underwritten and non-underwritten offerings of the Company during the period ending six (6) months after April 7, 2026, in accordance with the terms of the Securities Purchase Agreement.

In connection with the Investment Transaction, and immediately prior to the execution of the Securities Purchase Agreement, Mr. Lazar was appointed to the Board. Mr. Lazar will serve as Class II director with a term expiring at the Company’s 2027 annual meeting of stockholders. Following the Second SPA Closing, Mr. Lazar will be appointed as the Company’s Chief Executive Officer, taking over the role held by Arturo Rodriguez, and the Chairperson of the Board, taking over the role held by William Kurtz. We anticipate that certain current directors may remain on the Board in connection with the Special Committee (as defined below) provisions of the Securities Purchase Agreement, and as members of the Board. Mr. Rodriguez is expected to remain with Aterian to ensure a smooth transition of certain executive management responsibilities. For more information, see “Proposal 2 – Director Election Proposal.”

The Securities Purchase Agreement contemplates the consummation of the Asset Sale and provides that the proceeds of the Asset Sale will be used by the Company, among other things, (i) first, to satisfy certain indebtedness collateralized by the assets subject to the Asset Sale, (ii) second, to pay the Company’s legal, financial advisory, and other costs and expenses incurred, or required to be paid or satisfied, in connection with the Asset Sale, including (A) prorated annual bonuses to certain employees, (B) tail policies, and (C) third-party indebtedness of the Company, (iii) third, to set aside (A) $1,000,000 with respect to ongoing Company operational costs and expenses and (B) the Additional Reserves with respect to the Specified Liabilities, and (iv) fourth, to make the Dividend. For more information, see “Proposal 1 – The Asset Sale Proposal—Background of the Asset Sale.”

As set forth in the Securities Purchase Agreement, the Company may create a special committee of the Board (the “Special Committee”), initially consisting of one or more individuals designated by the Board in its sole discretion prior to the Second SPA Closing, to which the Board may delegate prior to the Second SPA Closing the exclusive power, authority and discretion of the Board with respect to the Special Committee Matters (as defined below).

“Special Committee Matters” means (i) establishing, approving, modifying, monitoring and directing the process and procedures related to the review and evaluation of the Asset Sale, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (ii) soliciting, for informational purposes, expressions of interest or other proposals for a transaction similar to the Asset Sale to the extent the Special Committee deems appropriate, (iii) responding, or declining to respond, to any communications, inquiries or proposals regarding the Asset Sale, (iv) reviewing, evaluating, investigating, pursuing, negotiating and approving the terms and conditions of the Asset Sale, including any definitive agreements governing the Asset Sale, (v) determining on behalf of the Board whether the Asset Sale is advisable and is fair to, and in the best interests of, the Company and its stockholders, (vi) determining whether to approve and consummate or reject the Asset Sale, in its entirety or in part, (vii) reviewing, analyzing, evaluating and monitoring all proceedings and activities of the Company related to the Asset Sale, (viii) determining if any director, stockholder, member of management, or member of the Special Committee is actually conflicted with respect to the Asset Sale, and if so, to implement appropriate additional procedures or restrictions to manage that conflict, including the exclusive power and authority to remove any such member from the Special Committee that it determines not to be disinterested with respect to the Asset Sale, (ix) investigating the Company, the potential buyers, the Asset Sale and such other matters related thereto as it deems necessary, appropriate or advisable, (x) authorizing the issuance of press releases and other public statements as the Special Committee considers necessary, appropriate or advisable regarding the Asset Sale, (xi) providing the appropriate officers of the Company with the necessary authority to proceed with the Asset Sale on the terms approved by the Special Committee, (xii) authorizing the execution and delivery of any documents, certificates, instructions and agreements necessary, appropriate or advisable in connection with the consummation of the Asset Sale on behalf of the Company and any of its subsidiaries, and (xiii) take such other actions as the Special Committee may deem to be necessary, appropriate or advisable for the Special Committee to discharge its duties.

Conditions to the Second SPA Closing

The Second SPA Closing is subject to customary conditions, including, among others, (i) the parties’ compliance in all material respects with the covenants and agreements in the Securities Purchase Agreement, (ii) the accuracy of the parties’ representations and warranties contained in the Securities Purchase Agreement (subject to certain materiality qualifications) and (iii) the receipt of approval by the Company’s stockholders of the proposals required pursuant to the Securities Purchase Agreement, as described in the subsection titled Covenants above.

Indemnification

Under the Securities Purchase Agreement, the Company will indemnify Lazar against damages arising from, among other things, breaches of the Company’s representations, warranties or covenants under the Securities Purchase Agreement.

Voting Agreement

In addition, pursuant to the Investment Transaction, each of the Company’s directors and executive officers entered into a voting agreement, dated April 27, 2026, pursuant to which each of such director and executive officer has agreed, in their capacity as stockholders of the Company, to vote all of their shares of Common Stock in favor of all proposals related to the Investment Transaction recommended by the Board at the Special Meeting and at any subsequent meeting of the stockholders of the Company until the termination of the voting agreement. The Company’s directors and executive officers collectively own       % of Common Stock of the Company as of the Record Date.

RISK FACTORS

Before you make a decision regarding how you will vote on the proposals as set forth in this Proxy Statement, you should carefully consider each of the risk factors described below in addition to the other information contained in this Proxy Statement and the annexes attached to this Proxy Statement. The risk factors described below relate to the Asset Sale and the Investment Transaction as well as the risks relating to certain proposals set forth in this Proxy Statement. The risks discussed below also include forward-looking statements and actual results may differ substantially from those discussed in these forward-looking statements. See the section titled Cautionary Statement Concerning Forward-Looking Statements. The risks and uncertainties described below and in this Proxy Statement are not the only risks and uncertainties that we face. We encourage you to also carefully read the risk factors generally associated with our Company and our business contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”) and our subsequent SEC filings. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition, or results of operations could be materially adversely affected, the market price of our Common Stock may decline, and you may lose all or part of your investment.

As further described in this Proxy Statement, the Asset Sale and the Investment Transaction are material to us and will result in significant changes to our business, operations and strategic direction, as well as to our overall capital structure. Accordingly, as a result of these potential changes, there will be new and additional risks and uncertainties that we may encounter and have to face in the future, as well as those risks that we already had prior to completing these transactions. These risks and uncertainties have been presented and summarized below to provide stockholders with important information in connection with their own evaluation of each of the proposals being considered at the Special Meeting. We urge all stockholders to fully and carefully read each of these risk factors listed below in their entirety and in this Proxy Statement in connection with their voting decision on the proposals at the Special Meeting.

Risk Factors Relating to the Proposal to Approve the Asset Sale

If we fail to complete the Asset Sale, our business may be harmed.

We cannot provide assurances that the Asset Sale will be completed. The closing of the Asset Sale is subject to a number of conditions, including but not limited to our obtaining stockholder approval of the Asset Purchase Agreement and the absence of a material adverse effect on Aterian’s business. If the Asset Sale is terminated because (a) the Board fails to recommend the Asset Purchase Agreement to the Company’s stockholders, or (b) certain other triggering events occur, then we will be required to pay Trademark Global a termination fee of $1,080,000, plus out-of-pocket expenses and fees of up to $600,000.

As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with us. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such relationships with our competitors are likely to be more stable in the long-term. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations, and financial condition. In addition, if the Asset Sale is not completed, the market price for our Common Stock may decline.

The pendency of the Asset Sale may cause employees working for us to become concerned about the future of the business and lose focus or seek other employment.

In addition, if the Asset Sale is not completed:

●

our directors, executive officers, and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the Asset Sale and we will have incurred significant third-party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations; and

●

we may explore other potential transactions involving the Company, in whole or in part. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties.

The cash consideration from the Asset Sale of $18,000,000 is subject to certain adjustments as set forth in the Asset Purchase Agreement. Accordingly, the net proceeds from the Asset Sale, after accounting for any net working capital adjustment, the Company’s satisfaction of certain indebtedness collateralized by the assets subject to the Asset Sale, and the Company’s obligations to pay legal, financial advisory, and other costs and expenses incurred, or required to be paid or satisfied, in connection with the Asset Sale, are subject to substantial uncertainty and may be materially less than that amount.

Following any such adjustments, the Company also expects to have approximately $2.6 million cash available following collection of outstanding non-tradable receivables, amounts received by the Company following the execution of the Asset Purchase Agreement in respect of the Additional Proceeds. We may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale. We may not realize the expected revenue from sales of our remaining inventory or collections on outstanding receivables. As a result, the amount of the net proceeds from the Asset Sale is subject to substantial uncertainty, and it is possible that the net proceeds from the Asset Sale will be materially less than we expect.

We may not receive any competing transaction proposals or Superior Proposals, including as a result of the potential payment of a termination fee to Trademark Global.

The Asset Purchase Agreement requires that we pay a termination fee of $1,080,000 in the event that we pursue a Superior Proposal. The amount of this termination fee may have the effect of causing other potential third-party buyers to not submit a proposal to acquire us or our subsidiaries or our assets at a higher price or to enter into a more favorable alternative transaction.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our business to any party other than Trademark Global. These provisions include the prohibition on our ability to solicit competing proposals, the requirement that we pay a termination fee to Trademark Global if the Asset Purchase Agreement is terminated in specified circumstances, and Trademark Global’s right to be advised of competing proposals and to submit revised proposals for consideration (see the sections titled The Asset Purchase Agreement - Restrictions on Solicitation of Other Offers and The Asset Purchase Agreement - Termination Fees and Expenses). These provisions could discourage a third party that might have an interest in acquiring Aterian from considering or proposing an alternative transaction and could make it more difficult for us to complete an alternative business combination transaction with another party.

The Company will not have any material business assets following the consummation of the Asset Sale.

The sale to Trademark Global constitutes a sale of substantially all of our assets and revenue-generating operations. Following the consummation of the Asset Sale, the remaining business of the Company will not be material.

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities class action litigation in connection with the Asset Sale litigation against us which could result in substantial costs and divert our management’s attention from closing the Asset Sale, which could harm our business and increase our expenses, which could decrease the amount available for distribution to our stockholders.

Risks Related to the Investment Transaction

As a result of the issuance of Series AA Preferred Shares, whether or not the Change of Control Proposal or the Issuance Proposal is approved, our stockholders will experience significant dilution as a result of the issuance of shares of our Common Stock upon future conversion of the Series AA Preferred Shares.

In the event that we do not receive the approval of the Change of Control Proposal or the Issuance Proposal at the Second Meeting, Mr. Lazar will not be able to acquire the Series AAA Preferred Shares but will be entitled to purchase, and the Company is required to issue, such number of shares of Common Stock, at a price per share equal to the closing price of the Common Stock on the date of the Second Meeting plus $0.02, that equals up to 19.99% of the issued and outstanding shares of Common Stock on the Agreement Date, provided that after such purchase Mr. Lazar will not own more than 19.99% of outstanding Common Stock.

If the approval, however, is received at the Special Meeting, all of the Series AA Preferred Shares and Series AAA Preferred Shares will be convertible by Mr. Lazar, at his option, into a maximum of 249,909,030 shares of Common Stock. As a result of the full conversion of the Preferred Stock, a maximum of 249,090,030 shares of Common Stock will be issued, which collectively will represent approximately 95.13% of the total number of shares of Common Stock expected to be outstanding on a fully-diluted basis immediately following the Second SPA Closing. Upon the conversion of the Preferred Stock, the existing stockholders of the Company will experience significant dilution in their ownership percentage and their voting power, with Mr. Lazar receiving effective voting control over matters presented to stockholders in the future relating to our Company.

We may fail to realize the anticipated benefits of the Investment Transaction if we are not able to identify and/or pursue a Post-Investment Transaction.

The success of the Investment Transaction and the pursuit of our business strategy to grow our Company will depend on, among other things, our ability to identify, pursue and consummate a Post-Investment Transaction with a Target Company. We may not be able to identify a suitable Target Company to acquire or ultimately enter into and consummate a Post-Investment Transaction within the necessary time before our capital resources are depleted. If we do enter into and consummate a Post-Investment Transaction with a Target Company, there is no assurance that the transaction will be successful or that we will be able to achieve the anticipated revenues, efficiencies, cost savings and/or realize other expected benefits of the Post-Investment Transaction. As a result, the Board may determine it is in the best interests of the stockholders to alternatively dissolve the Company or otherwise seek bankruptcy protection or protection under other insolvency laws.

In pursuing a Post-Investment Transaction, it is possible that we may need additional capital to fund the acquisition of a Target Company and/or we may issue Common Stock or other equity securities as consideration to acquire the Target Company. The number of shares and/or the value of the additional shares of Common Stock or other equity securities, if any, that we may issue in connection with a Post-Investment Transaction is not currently known and any such issuance would be subject to required corporate and/or stockholder approvals that may be applicable under law or the Nasdaq Listing Rules. To the extent we raise additional capital by issuing equity securities or issue equity securities as consideration in a Post-Investment Transaction, our stockholders may experience substantial dilution (in addition to the dilution in connection with the Investment Transaction) and the new equity securities may have greater rights, preferences or privileges than our existing Common Stock and/or our preferred stock issued, as the case may be.

The Board and management team will significantly change in connection with the Investment Transaction if we consummate the Second SPA Closing and a Post-Investment Transaction.

In connection with the Investment Transaction, there will be material changes to the management of our Company. In connection with the Second SPA Closing, Mr. Lazar will be appointed as Chief Executive Officer of the Company and as Chairperson of the Board. Further, additional changes are expected to occur if the stockholders approve the election of directors at the Special Meeting, each of whom are designated for appointment by Mr. Lazar in accordance with the Securities Purchase Agreement. Additionally, there may be further changes to our executive management team and the Board that possibly occur in the future in connection with our Company pursuing and potentially consummating a Post-Investment Transaction. Accordingly, we expect that our Company will have significant changes and turnover to our executive management team and the Board, who will lead our Company.

If the SPA Related Proposals placed before the stockholders are not approved by stockholders at this time, pursuant to the terms of the Securities Purchase Agreement, we will be required to use our reasonable best efforts to call another stockholder meeting, which will be costly and delay our ability to pursue the Post-Investment Transaction.

If the proposals contemplated by the Securities Purchase Agreement are not received at this Special Meeting, then we will be required to use our reasonable best efforts to call a Second Meeting within ninety (90) days of the date of the Special Meeting. The failure to obtain stockholder approval at the Special Meeting will result in additional cost and expense to us to hold an additional stockholder meeting, delay our ability to pursue and consummate a Post-Investment Transaction.

If stockholders approve the amendments to our Charter to increase the number of authorized Common Stock, then the availability of these additional authorized shares may result in greater dilution to our stockholders and/or affect the market price of our Common Stock.

If stockholders approve the Authorized Stock Increase Proposal from 500,000,000 shares to up to 1,000,000,000 shares and/or the Reverse Stock Split Proposal, which provides for an increased availability of authorized stock, then we will significantly increase the number of authorized shares of Common Stock that the Company may have the ability to issue in the future, which the Board will have discretion to issue, including, without limitation, in connection with future capital raise transactions, financings and business combinations. Stockholders will not have a right to approve any such issuances or transactions, unless required by our governing documents, Nasdaq Listing Rules or applicable law, and any such issuance of our Common Stock in the future may have a dilutive effect, including on earnings per share, on stockholders’ equity and/or voting rights. Furthermore, future sales of substantial amounts of our Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our Common Stock or limit our ability to raise additional capital.

We may be limited in our financing and business development activities if we are not able to increase the authorized shares of Common Stock.

If the Authorized Stock Increase Proposal that provides for an increase to the authorized Common Stock is not approved by our stockholders at the Special Meeting, we may not have sufficient shares of Common Stock to be able to access the capital markets, complete a Post-Investment Transaction, other strategic investment and/or acquisition, pursue corporate collaborations or partnerships, and/or pursue other business opportunities that are integral to executing our business strategy and our growth and success. Following the conversion of Preferred Stock to Common Stock, we would only have 237,419,700 shares of Common Stock that remain available for issuance. If the authorized stock is not increased, this may not be sufficient to carry out other strategic transactions such as capital raising, partnerships/collaborations, or the Post-Investment Transaction.

Risks Related to Control of the Company

Our stockholders will have significantly reduced ownership and voting power as a result of the conversion of the shares Preferred Stock.

If the Change of Control Proposal, Related Party Proposal and Issuance Proposal are approved by the stockholders at the Special Meeting, then stockholders who owned shares of Common Stock prior to the conversion of the Preferred Stock will have a significantly lower percentage of ownership and correspondingly reduced voting power than they held immediately prior to the conversion. The shares of Common Stock issued upon conversion of the Purchased Shares will represent in the aggregate 95.13% of the total number of shares of Common Stock expected to be outstanding on a fully diluted basis immediately after the Second SPA Closing. Therefore, without taking into account future issuances of our securities (including pursuant to a Post-Investment Transaction), our stockholders prior to the conversion of the Purchased Shares will have significantly less ownership of our Company and voting power, and, therefore, they will have a substantially reduced ability to influence significant corporation decisions that require approval of holders of the outstanding Common Stock. Even if the foregoing proposals are not approved by the stockholders at the Special Meeting, Mr. Lazar may end up owning 19.99% of the outstanding Common Stock, which would grant him a significant voting power and dilute existing voting shares.

Mr. Lazar will have significant control and influence over our Company and corporate matters.

Immediately following the Initial SPA Closing Date, Mr. Lazar holds only the Series AA Preferred Shares, which are non-voting until convertible and are not convertible until such time as stockholder approval is obtained. However, in connection with the Second SPA Closing and in addition to the ownership that will result in connection with the conversion of the Preferred Stock, Mr. Lazar will be appointed as the Chairperson to the Board and began serving as our Chief Executive Officer. Pursuant to the Securities Purchase Agreement, Mr. Lazar received certain contractual rights involving the Board, which include a contractual right to recommend four (4) individuals to be nominated for election, which right Mr. Lazar chose to only partially exercise with the nomination of Avraham Ben-Tzi and David Natan, each of whom has been nominated for election at the Special Meeting. Mr. Lazar may nominate the other two (2) directors at a later time at his discretion but any such nomination would occur after the SPA Closing. As a result of Mr. Lazar’s contractual Board rights, his position as a director, and following the Second SPA Closing, his positions as Chairman of the Board and as our Chief Executive Officer, Mr. Lazar will have input on all matters before the Board. Separately, due to his potential significant ownership of Common Stock, Mr. Lazar would also have the ability to exercise significant influence and control over the outcome of all matters requiring Board and stockholder approval, including the election of directors. As a result of Mr. Lazar’s voting power, we may determine that we are a “controlled company” as defined in the Nasdaq Listing Rule 5615 and, therefore, are not subject to the Nasdaq Listing Rules that would otherwise require us to have (a) a majority of independent directors; (b) director nominees selected, or recommended for the Board selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors; (c) a nominating committee composed solely of independent directors; (d) compensation of our Chief Executive Officer and all other officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and/or (e) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors.

Risks Related to Reverse Stock Split

The proposed Reverse Stock Split, if effected, may not increase our stock price, and could lead to a decrease in our overall market capitalization.

On                           , 2026, the closing sale price of our Common Stock on the Nasdaq was $       per share. We expect that the Reverse Stock Split, if effected, will increase the per share trading price of our Common Stock. However, the market price per share of our Common Stock after the Reverse Stock Split may not rise (or remain constant) in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Stock Split. We cannot predict the effect of the Reverse Stock Split on the per share trading price of our Common Stock, and the history of reverse stock splits for our Company and other companies is varied, particularly since some investors may view a reverse stock split negatively. In many cases, the market price of a company’s shares declines after a reverse stock split, or the market price of a company’s shares immediately after a reverse stock split does not reflect a proportionate or mathematical adjustment to the market price based on the ratio of the reverse stock split. Accordingly, our total market capitalization after a Reverse Stock Split may be lower than our total market capitalization before the Reverse Stock Split, and it is possible that a Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. Even if we implement the Reverse Stock Split, the per share trading price of our Common Stock may decrease due to factors unrelated to the Reverse Stock Split. Other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the per share trading price of our Common Stock. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the benefits that we anticipate, that the per share trading price of our Common Stock will increase following the Reverse Stock Split or that the per share trading price of our Common Stock will not decrease in the future.

The proposed Reverse Stock Split, if effected, may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be harmed by the proposed Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase proportionately as a result of the Reverse Stock Split. While the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per share price that will attract certain types of investors, such as institutional investors or investment funds, and such share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not improve as a result of a Reverse Stock Split and could be adversely affected by a higher per share price. Accordingly, the Reverse Stock Split may not increase marketability of our Common Stock. In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances that could prevent certain stockholders from changing the composition of the Board or rendering tender offers for a combination with another entity more difficult.

The proposed Reverse Stock Split, if effected, may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

If the proposed Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of our Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Common Stock.

The proposed Reverse Stock Split, if effected, will result in a significant increase in our authorized Common Stock and may result in future dilution to our stockholders.

The Reverse Stock Split will reduce the number of outstanding shares of our Common Stock without a proportionate reduction in the number of shares of authorized but unissued Common Stock in our Charter (either currently 500,000,000 shares of Common Stock or 1,000,000,000 shares of Common Stock if stockholders approve the Authorized Stock Increase Proposal providing for an increase in the authorized shares of Common Stock), which will give the Company a significantly larger number of authorized shares, as a percentage of total outstanding shares, available for future issuance without further stockholder action, except as may be required by applicable laws or the rules of any stock exchange on which our Common Stock is listed. Accordingly, as a result of our Company having available a significantly greater number of shares of Common Stock for future issuance due to the authorized but unissued shares in our Charter not proportionately adjusting as a result of the Reverse Stock Split, the ability to issue an even greater number of newly issued shares of Common Stock in the future may have a further dilutive effect on the ownership of existing stockholders.

Risks Related to the Dividend

There can be no assurance as to the timing and amount of the Dividend.

There can be no assurance as to the timing and amount of the Dividend because there are many factors, some of which are outside of our control, that could affect our ability to make such Dividend in the future. For example:

●

The cash consideration from the Asset Sale of $18,000,000 is subject to certain adjustments as set forth in the Asset Purchase Agreement. Accordingly, the net proceeds from the Asset Sale, after accounting for any net working capital adjustment, the Company’s satisfaction of certain indebtedness collateralized by the assets subject to the Asset Sale, and the Company’s obligations to pay legal, financial advisory, and other costs and expenses incurred, or required to be paid or satisfied, in connection with the Asset Sale, are subject to substantial uncertainty and may be materially less than that amount.

●

We may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale. We may not realize the expected revenue from sales of our remaining inventory or collections on outstanding receivables.

●

Pursuant to the Securities Purchase Agreement, the Company is required to set aside from any remaining proceeds from the Asset Sale (i) $1,000,000 with respect to ongoing Company operational costs and expenses and (ii) an aggregate amount not to exceed $6,000,000 (the “Additional Reserves”) with respect to certain existing or potential obligations of the Company (the “Specified Liabilities”), and thereafter the remaining proceeds may be used to make the Dividend. There can be no assurance that the Additional Reserves will be sufficient to satisfy the Specified Liabilities.

Any decrease in the amount available for distribution to our stockholders in the Dividend as a result of the foregoing factors or otherwise will reduce the expected range of the Dividend and may not be within the range currently anticipated to be distributed.

PROPOSAL 1: ASSET SALE PROPOSAL

The Parties to the Asset Sale

Aterian, Inc.
350 Springfield Avenue

Suite 200

Summit, NJ 07901

The Company is a consumer products company that predominantly operates through online retail channels such as Amazon, Walmart, and Target and its own direct to consumer websites. The Company operates its own brands, which were either incubated or purchased, selling products in multiple categories, including home and kitchen appliances, kitchenware, air quality appliances, health and beauty products, and essential oils.

Our primary brands include Squatty Potty, HomeLabs, Mueller Living, PurSteam, Healing Solutions, and Photo Paper Direct (“PPD”). We generate revenue primarily through the online sales of our various consumer products with substantially all of our sales being made through the Amazon U.S. marketplace.

Trademark Global, LLC

Trademark Global is a consumer products company and e-commerce supply chain platform that predominantly operates through major online and omnichannel retail channels. Trademark Global owns and manages a portfolio of over 20 consumer brands, which were developed to represent excellence in the e-commerce marketplace. These brands sell products across more than a dozen major categories, including home furniture, professional tools, lawn and garden, toys and home décor. Trademark Global’s primary brands include Alaterre Furniture, Lavish Home, PetMaker, Stalwart, Pure Garden, and the Trademark Global namesake brands, Trademark Fine Art, Trademark Game Room, and Trademark Poker. Trademark Global generates revenue by providing major online retailers with a fully integrated solution encompassing product development, global sourcing, digital content management, warehousing, and direct-to-consumer fulfillment. Operating as a scalable partner, Trademark Global enables disciplined assortment expansion for its retail partners without incremental inventory risk. Trademark Global maintains a data-driven infrastructure designed to optimize sales in the e-commerce marketplace.

Trademark Global was founded in 1999. Trademark Global’s principal executive office is located at 7951 West Erie Avenue, Lorain, Ohio 44053, and its telephone number is 440-960-6200. As a privately held company, Trademark Global does not file reports with the SEC.

Background of the Asset Sale

In light of the Company’s historical and anticipated financial performance as an independent company manufacturing and selling consumer products, the Board and management have periodically evaluated, among other things, the Company’s long-term business plan and opportunities, competitive and supply environments, and short- and long-term performance, with the primary goal of enhancing stockholder value.

Prior to the Company formally engaging in a strategic evaluation process, on June 15, 2025, the Company’s Chief Executive Officer, Arturo Rodriguez, received an unsolicited email from Dan Sustar, the Chief Executive Officer of Trademark Global, inquiring about a potential discussion regarding synergies between the businesses of the Company and Trademark Global.

On June 19, 2025, Messrs. Rodriguez and Sustar met via videoconference to discuss market trends, the economic and regulatory environment, and potential synergies between the businesses of the Company and Trademark Global.

On June 26, 2025, Messrs. Rodriguez and Sustar met again via videoconference, at which time Mr. Sustar inquired about a potential strategic transaction between the Company and Trademark Global. The Company informed Trademark Global that it was considering a different strategy at that time, but was open to further discussions, including between Trademark Global and the Chair of the Board.

On July 1, 2025, Mr. Rodriguez introduced Mr. Sustar to William Kurtz, the Chair of the Board, by email.

On July 2, 2025, Messrs. Kurtz and Sustar had an introductory telephone conference.

From August 25, 2025 through November 25, 2025, the Company explored a potential strategic investment with partners, including an M&A strategy, but the investment did not materialize.

In early November 2025, senior management of Trademark Global contacted the Company to further discuss a potential strategic transaction. Senior management of the Company and Trademark Global exchanged phone calls and emails regarding a potential strategic transaction between the parties and on November 11, 2025, Messrs. Rodriguez and Kurtz had a telephone conference with Mr. Sustar to discuss a potential strategic transaction between the parties and agreed to speak again later in the month.

On November 19, 2025, Mr. Rodriguez emailed a confidentiality and standstill letter agreement (the “NDA”) to Mr. Sustar, which Trademark Global executed the same day.

On November 21, 2025, Mr. Rodriguez advised Mr. Sustar, on a confidential basis pursuant to the NDA, that the Company intended to engage a financial advisor with respect to the Company’s review of strategic alternatives and the potential sale or recapitalization of the Company. In early December 2025, the Company engaged A.G.P. as its exclusive financial advisor.

On December 2, 2025, the Board met via telephone conference to consider, among other things, a strategic transaction that the Company had been discussing with a private investment company (“Party A”) in which Party A would make a minority investment in the Company through PIPE financing followed by a merger with a consumer products business. At this meeting, the Board determined that the potential transaction with Party A was not viable based on the Company’s market performance.

On December 7, 2025, Mr. Rodriguez informed Party A via telephone conference that the Company would not pursue that potential transaction.

On December 8, 2025, the Company issued a press release and filed a Current Report on Form 8-K with the SEC disclosing that the Company was exploring strategic alternatives and had engaged A.G.P.

Beginning on December 16, 2025, in accordance with the Company’s directives, A.G.P. contacted 34 potential strategic bidders and 58 potential financial bidders to solicit their interest in a potential acquisition of the Company or its assets and business.

Through the end of December 2025, the Company, with the assistance of A.G.P., actively engaged with potential bidders in discussing and negotiating price, structure, timing, and other relevant details of a potential sale of the Company or, alternatively, certain assets and/or the equity of the Company.

From January 2026 through February 3, 2026, the Company and A.G.P. participated in several telephone conferences with bidders, including Trademark Global, regarding diligence matters and sale process considerations. As a result of this outreach and process, the Company received five indications of interest and three resulting letters of intent, including a letter of intent submitted by Trademark Global on January 29, 2026. The proposals contemplated various transaction structures including minority investments in the Company, acquisitions of control of the Company, acquisitions of all assets of the Company, acquisitions of only certain assets of the Company, and other alternative capital and strategic transaction structures.

On January 26, 2026, Company management held several telephone conferences with bidders, including Activist Investing LLC (“Activist Investing”) and its Chief Executive Officer, David Lazar, and a private investment company (“Party B”), regarding a potential sale or financing of the Company after giving effect to a sale of all or substantially all of the Company’s assets. Mr. Rodriguez met with Party B in person on January 27, 2026 to discuss the Company’s business and a potential transaction with Party B.

On February 2, 2026, the Board met via telephone conference to consider, among other things, ongoing discussions with potential bidders regarding various potential strategic transactions under consideration. At the invitation of the Board, a representative of Paul Hastings LLP (“Paul Hastings”), outside legal counsel to the Company, and representatives of A.G.P. attended such meeting. During this meeting, A.G.P. indicated that, as a result of ongoing outreach to potential bidders, 92 parties had been contacted (of which 34 were strategic buyers and 58 financial buyers), 30 parties had executed confidentiality agreements, and 15 parties had delivered bids for a potential strategic transaction. At this meeting, the Board instructed A.G.P., in coordination with senior management, to contact six of the bidders to request their best and final offers as part of the next phase of the Company’s strategic process.

On February 3, 2026, Mr. Rodriguez notified Mr. Sustar via email that Trademark Global was one of the bidders that had advanced to the final stage of the Company’s competitive asset sale process. The Company and Trademark Global personnel continued to exchange email correspondence through February 8, 2026 to coordinate an in-person meeting regarding diligence.

On February 9, 2026, senior management of the Company met in person with senior management and advisors of Trademark Global to discuss business and financial diligence matters, with some members of the respective teams participating via telephone conference. The parties continued to exchange emails and telephone calls from February 10, 2026 through February 17, 2026 regarding diligence matters.

On February 11, 2026, senior management of the Company met in person with a strategic investor(“Party D”) to discuss the Company and a potential transaction. Party D delivered a term sheet to the Company on February 13, 2026. The term sheet delivered by Party D proposed the sale of the Business for a cash purchase price based on a multiple of trailing twelve months EBITDA as of the end of the month immediately prior to the closing of the proposed transaction.

From February 13 through February 23, 2026, the Company corresponded with Party B regarding tentative timelines for an investment transaction and substantive considerations for a potential term sheet between the parties.

On February 18, 2026, each of Trademark Global and a consumer products logistics and distribution company (“Party C”) delivered a draft term sheet to the Company with respect to an acquisition of the Company’s assets.

The term sheet delivered by Party C proposed the sale of the Business for a total amount of up to $24 million, including an upfront payment of $14 million, subject to adjustment based on working capital, and a contingent amount of up to $10 million payable under an earnout based on the commercial performance of the Business during the five-year period beginning January 1, 2027. This term sheet was conditioned upon, among other things, Party C receiving executed employment agreements from certain unspecified key employees as determined by Party C. Considering that Party C’s offer of $14 million was contingent on inventory valuation adjustments and the contingent amount of up to $10 million was based on an earnout in which Aterian’s management would no longer operate the Business over an extended period of time, the Board viewed Party C’s offer as inadequate, but instructed Company management to continue discussions with Party C regarding a potential strategic transaction. Company management communicated the Board’s view to Party C and requested that Party C increase its offer for the Business. Party C responded that it would not materially raise its upfront cash payment.

The term sheet delivered by Trademark Global proposed the sale of all assets of the Company for a total amount of cash consideration equal to $20 million, subject to adjustment based on working capital. This term sheet was conditioned upon, among other things, the Company agreeing to certain restrictive covenants for a period of five (5) years following the closing of the transaction.

The Board held a meeting on February 20, 2026 with members of management and representatives of Paul Hastings and A.G.P. in attendance to consider final bid proposals including (i) term sheets, delivered to the Company by interested bidders for the Company’s business and assets including Trademark Global, Party C, and two other interested bidders and (ii) proposals for an investment into the Company by interested bidders, including Party B and Activist Investing. At this meeting, the Board determined to enter into exclusive negotiations with Trademark Global with respect to the sale of the Company’s assets. Following the meeting, on the same day, Mr. Rodriguez notified Mr. Sustar via telephone conference of the Board’s decision.

On February 21, 2026, the Company delivered a revised draft of the term sheet to Trademark Global. The revised draft of the term sheet included certain provisions regarding termination fees payable by the parties under certain circumstances and exceptions to the exclusivity terms proposed by Trademark Global.

On February 24, 2026, Party B delivered a draft term sheet to the Company for an investment by Party B into the Company that would ultimately result in Party B owning substantially all of the Company’s equity. The term sheet contemplated the purchase by Party B of an aggregate $7.3 million of convertible preferred stock of the Company composed of (i) $3.5 million paid at the time of signing of the definitive agreement in exchange for newly issued series of preferred stock with an original issue discount of twenty percent (20%) and convertible into Common Stock at a five percent (5%) discount rate to the market price at the time of conversion and (ii) $3.8 million paid at an unspecified time in exchange for a second tranche of newly issued series of preferred stock convertible into an aggregate of 20,000,000 shares of Common Stock at an unspecified fixed conversion price.

From February 22 through February 26, 2026, the Company and Trademark Global, along with their legal advisors, held several telephone conferences to discuss the term sheet.

On February 24, 2026, the Company and Party B held a telephone conference to discuss the investment transaction term sheet.

On February 26, 2026, the Company delivered a final draft of the term sheet to Trademark Global and the parties executed the same on February 27, 2026.

On February 27, 2026, Paul Hastings delivered a revised draft of the investment transaction term sheet to Party B. The revised draft included, among other changes, a carveout of Party B’s right to participate, by virtue of its holdings of any contemplated preferred stock, in any dividend, contingent value right, or similar right (each, a “Dividend”) to be paid from the distribution of proceeds following the transactions contemplated by the term sheet and covenants to permit the Company to take all actions to conduct such distribution.

On February 27, 2026, the Company delivered the initial draft of the asset purchase agreement to Trademark Global.

From March 2026 through April 23, 2026, the Company, Trademark Global and their advisors, including Paul Hastings and Mayer Brown LLP (outside legal counsel to Trademark Global) (“Mayer Brown”), held telephone conferences to discuss due diligence and structuring matters.

On March 3 and March 6, 2026, the Company discussed the investment transaction term sheet with Party B via telephone conference. The calls included discussion regarding Party B’s revised structure of the terms originally presented on February 24, 2026. Party B updated its offer to provide for a convertible note in lieu of an upfront cash payment and a preferred stock investment of $7.3 million to be funded following stockholder approval and updates to the Company’s governance structure.

On March 9, 2026, the Board held a meeting and considered, among other things, business and operations updates, including regarding Company performance relative to forecasts, the impact of tariffs on the Company, and the latest developments in ongoing discussions with Trademark Global. Paul Hastings and A.G.P. attended this meeting at the invitation of the Board.

On March 13, 2026, Mayer Brown delivered a revised draft of the Asset Purchase Agreement to Paul Hastings. The revised draft included, among other changes, (i) a post-closing purchase price adjustment based on net working capital of the Company, (ii) covenants by the Company to cooperate with Trademark Global in obtaining debt financing in connection with the Asset Sale, (iii) as a condition to closing, the maintenance of contribution margins at or above prescribed levels prior to the closing, and (iv) tariff refunds as assets to be purchased by Trademark Global.

On March 18, 2026, Party B delivered a revised draft of the investment transaction term sheet to the Company. The revised draft included, among other changes, (i) a $3,000,000 non-convertible, unsecured senior subordinated term loan with a 4-month maturity and interest accruing at a rate equal to SOFR + 12%, (ii) a requirement that the Company maintain a minimum cash balance of $3,000,000, (iii) the right of Party B to immediately appoint a majority of the Board, and (iv) the issuance by the Company of $7,300,000 in preferred stock, subject in part to receipt of stockholder approval.

On March 20, 2026, the Company delivered a revised draft of the investment transaction term sheet to Party B.

On March 23, 2026, Paul Hastings delivered a revised draft of the Asset Purchase Agreement to Mayer Brown. The revised draft included, among other changes, (i) the removal of tariff refunds from those assets to be purchased by Trademark Global and (ii) payment of a termination fee by Trademark Global to the Company if Trademark Global breaches and fails to cure any representation, warranty, covenant, or agreement under the Asset Purchase Agreement. Paul Hastings and Mayer Brown then discussed open items in the Asset Purchase Agreement via telephone conference on March 25, 2026 and continued to exchange revised drafts and hold telephone conferences regarding the same through April 26, 2026.

On March 23 and March 24, 2026, the Company discussed the investment transaction term sheet with Party B via telephone conference. In particular, the Company and Party B discussed the mechanics of the subordination of the proposed convertible note with the Company’s existing credit facility.

On March 25, 2026, Activist Investing delivered a draft term sheet to the Company regarding the investment transaction, and delivered an updated draft term sheet on March 27, 2026. The updated draft term sheet included an express waiver by Mr. Lazar of any and all claims to the proceeds of the Asset Sale, including any right to participate in any Dividend of the proceeds thereof. Activist Investing and the Company exchanged revised drafts and held telephone conferences regarding the same through April 1, 2026.

On March 31, 2026, Activist Investing delivered a draft of the Securities Purchase Agreement to the Company.

On April 8, 2026, following discussions with Trademark Global regarding the Company’s expected financial forecast for the remainder of 2026 and the related impacts of the Iran conflict, Trademark Global and the Company agreed to reduce the total cash consideration payable in connection with the Asset Sale from $20 million to $18 million, with the reduced amount remaining subject to adjustment based on working capital.

On April 9, 2026, the Company delivered a revised draft of the Securities Purchase Agreement to Activist Investing, and the Company, Paul Hastings, and Activist Investing continued to exchange revised drafts of the Securities Purchase Agreement and ancillary documents, and hold telephone conferences regarding the same, through April 26, 2026. Such revisions included, among other topics, the number of Series AA Preferred Shares and Series AAA Preferred Shares to be issued and the conversion price thereof, and a waiver by Mr. Lazar and his affiliates of any rights to any Dividend.

On April 13, 2026, the Company informed Party B that the Company would not pursue that potential transaction via telephone conference.

On April 24 and April 26, 2026, the Board met via telephone conference to consider, among other things, ongoing discussions with Activist Investing and Trademark Global. At the invitation of the Board, representatives of Paul Hastings and A.G.P. attended such meetings. At the Board’s April 26, 2026 meeting, the Board authorized and approved the Company’s execution, delivery and performance under the Asset Purchase Agreement with Trademark Global and the Securities Purchase Agreement with Mr. Lazar of Activist Investing and in each case the transactions contemplated thereby.

On April 27, 2026, the Company and Trademark Global executed the Asset Purchase Agreement.

On April 27, 2026, the Company and Mr. Lazar executed the Securities Purchase Agreement. The closing on the sale of the Series AA Preferred Shares was completed on April 27, 2026.

Reasons for the Asset Sale

After discussion, the Board unanimously (i) determined that the Asset Purchase Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of Aterian and its stockholders and (ii) approved and declared advisable the Asset Purchase Agreement.

In the course of its evaluation of strategic alternatives, the Asset Purchase Agreement and the proposed Asset Sale, the Board held several meetings, consulted with Aterian’s executive management, Aterian’s outside legal counsel and Aterian’s financial advisor, and considered a number of factors, including the following:

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Continuing a Growth Strategy. The Board’s decision to pursue a sale is a response to the persistent challenges the Company faces in sustaining growth momentum against a backdrop of compounding macroeconomic headwinds. We have faced significant difficulty scaling operations within an environment characterized by consumer volatility, exacerbated by volatile tariff structures that have pressured margins and complicated global logistics. This instability is further intensified by a marked contraction in consumer discretionary spending in the category in which we operate; as household budgets tighten, demand for non-essential categories has softened. Most recently, this downward pressure is compounded by rising oil prices, which reduce consumer purchasing power while simultaneously increasing the cost of goods delivery. In light of these persistent challenges, the Board believes the current market valuation fails to reflect the sum-of-the-parts value of our brand portfolio. While we have navigated this environment, substantial category-specific hurdles remain that impede our independent growth trajectory. Consequently, the Board has determined that securing a high enough price for the Company or its assets through a competitive sales process would provide a more certain and superior return for stockholders compared to the ongoing risks of navigating these volatile market conditions alone.

●	Strategic Review Process. The Board undertook a robust strategic review process beginning in December 2025, through which we explored strategic alternatives for the Company as a whole or in part.

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Consideration. The Board considered the value and the consideration to be received by us pursuant to the Asset Purchase Agreement, including that at a purchase price of $18,000,000, before deducting transaction and other related expenses, the Asset Sale represented a greater return for the Company and its stockholders than continuing to operate Aterian under our existing corporate structure.

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Likelihood of Consummation of the Asset Sale. The Board considered the likelihood that the Asset Sale will be completed, including the nature of the conditions to Trademark Global’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied.

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Ability to Return Net Proceeds from the Asset Sale to Stockholders. The Board considered the likelihood that the Asset Sale would result in positive net proceeds to us, which, subject to our satisfaction of and compliance with existing obligations, and appropriate reserves for anticipated costs and contingent liabilities, would allow us to return a substantial portion of the net proceeds from the Asset Sale to our stockholders.

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Lack of Liquidity in the Stock. The Board determined that the Asset Sale provides stockholders with an opportunity to monetize their investments, particularly given the historically low trading volumes and negative price trends that have consistently hampered the Common Stock. This lack of liquidity is compounded by the Company’s low market capitalization and the persistent challenge of maintaining compliance with the Nasdaq minimum bid price requirement of $1.00. The ongoing struggle to meet this regulatory standard, coupled with the broader trend of declining valuation, underscores the significant risks of remaining an independent public entity. Consequently, the Board concluded that a strategic sale offers a more immediate and certain liquidity event for stockholders than continuing to navigate the volatility and regulatory constraints of the public markets.

The foregoing information and factors considered by the Board are not intended to be exhaustive but are believed to include the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Asset Sale and the complexity of these matters, the Board did not find it useful, and did not attempt to quantify, rank, or assign relative weights to these factors. In considering the factors described above, individual members of the Board may have given weight to different factors. The Board conducted an overall analysis of the factors discussed above, including through discussions with, and questioning of, Aterian’s executive management and the legal and financial advisors of Aterian, and considered the factors overall to be favorable to, and to support, its determination.

Vote required

The proposal for approval of the Asset Sale pursuant to the Asset Purchase Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Asset Sale Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Asset Sale.

Opinion of the Company’s Financial Advisor

On April 24, 2026, at a meeting of the Board held to evaluate the Asset Sale, A.G.P. rendered to the Board an opinion, dated April 24, 2026, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Consideration (defined for purposes of A.G.P.’s opinion as the $18,000,000 base purchase price for the Asset Sale) to be received by Aterian in the Asset Sale pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Aterian.

The full text of A.G.P.’s written opinion, dated April 24, 2026, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this Proxy Statement as Annex B and is incorporated by reference in its entirety. A.G.P.’s opinion was provided for the Board for its information and assistance in connection with its consideration of the financial terms of the Asset Sale. A.G.P.’s opinion does not constitute a recommendation to the Board as to whether the Board should vote to approve the Asset Sale or to any stockholder of Aterian as to how any such stockholder should vote at any stockholders meeting at which the Asset Sale is considered, or whether or not any stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Asset Sale. A.G.P.’s opinion does not compare the relative merits of the Asset Sale with any other alternative transactions or business strategies which may have been available to Aterian and does not address the underlying business decision of the Board or Aterian to proceed with or effect the Asset Sale. This summary of A.G.P.’s opinion is qualified in its entirety by reference to the full text of its opinion.

In rendering its opinion, A.G.P., among other things:

●	reviewed the financial terms of the Asset Sale contained in a draft dated April 22, 2026 of the Asset Purchase Agreement;

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reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the years ended December 31, 2022, December 31, 2023, December 31, 2024, and December 31, 2025;

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reviewed the audited financial statements of the Business as of and for the years ended December 31, 2024 and 2025 and the unaudited financial statements of the Business as of and for the two months ended February 28, 2026 provided by the Company;

●	reviewed and discussed with Aterian’s management certain other publicly available information concerning the Company and the Business;

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reviewed certain non-publicly available information concerning the Business, including internal financial analyses and forecasts for the Business prepared by Aterian’s management, and held discussions with Aterian’s senior management regarding recent developments;

●	reviewed publicly available financial and stock market information of certain public companies that were deemed by A.G.P to be reasonably comparable to the Business;

●	reviewed financial terms, to the extent publicly available, of certain transactions that were deemed by A.G.P to be reasonably comparable to the Asset Sale; and

●	reviewed publicly available stock market information of the Company, including current and historical market prices and trading volumes of publicly traded shares of Common Stock.

In addition, A.G.P. considered the results of the efforts undertaken by Aterian, with A.G.P.’s assistance, to solicit indications of interest from third parties regarding a potential transaction involving the Business or Aterian.

In rendering its opinion, A.G.P. relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to or discussed with A.G.P. by or on behalf of Aterian, or that was otherwise reviewed by A.G.P., and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to A.G.P. by Aterian, A.G.P. assumed that they were prepared reasonably and in good faith and were based upon the best currently available estimates and judgments of the management of Aterian as to the matters covered thereby, and A.G.P. relied upon such forecasts in its analysis. A.G.P. was not engaged to assess the reasonableness or achievability of such forecasts or the assumptions upon which they were based, and A.G.P. expressed no views as to such forecasts or the assumptions on which they were based. A.G.P. assumed that the financial and other information that was provided to or discussed with A.G.P. by or on behalf of Aterian provided a reasonable basis upon which A.G.P. could form its opinion.

A.G.P. also assumed that there had been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Business or Aterian (including any of the Purchased Assets) since the date of the last financial statements made available to A.G.P. A.G.P. did not make or obtain any independent evaluation, appraisal or physical inspection of any of the Purchased Assets or the other assets or liabilities of either the Business or Aterian, nor was A.G.P. furnished with any such evaluation or appraisal. Estimates of values of companies and assets did not purport to be appraisals or necessarily reflect the prices at which companies or assets might actually be sold. Such estimates were inherently subject to uncertainty and should not be taken as A.G.P.’s view of the actual value of any companies or assets. A.G.P.’s opinion was not a solvency opinion and did not in any way address the solvency or financial condition of the Business, Aterian, Trademark Global or any other party.

A.G.P. assumed that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the Asset Sale would be satisfied and not waived. In addition, A.G.P. assumed that the definitive Asset Purchase Agreement would not differ from the draft A.G.P. reviewed in any respect material to its analysis. A.G.P. also assumed that the representations and warranties of the parties set forth in the Asset Purchase Agreement were and would be true and correct and that the Asset Sale would be consummated substantially on the terms and conditions described in the Asset Purchase Agreement, without any waiver of any terms or conditions by Aterian or any other party in any respect material to A.G.P.’s analysis, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Asset Sale and related transactions would not have an adverse effect on any of the Purchased Assets, the Business, Aterian or the Asset Sale. In addition, A.G.P. assumed that any adjustments to the Consideration pursuant to the Asset Purchase Agreement would not be material to its opinion. A.G.P. assumed that the Asset Sale and related transactions would be consummated in a manner that complied with all applicable federal and state statutes, rules and regulations. A.G.P. further assumed that Aterian relied upon the advice of its counsel, independent accountants and other advisors (other than A.G.P.) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Purchased Assets, the Business, Aterian, Trademark Global, the Asset Sale and related transactions and the Asset Purchase Agreement. A.G.P.’s opinion did not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice.

A.G.P.’s opinion was limited to whether the Consideration to be received by Aterian in the Asset Sale pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Aterian, and did not address any other terms, aspects or implications of the Asset Sale or any terms, aspects or implications of the Strategic Investment or any other related transaction, including, without limitation, the form or structure of the Asset Sale or any related transaction, the allocation of the Consideration among the Purchased Assets, the consideration to be received by Aterian in the Strategic Investment, the distribution or use by Aterian of the proceeds from the Asset Sale or the Strategic Investment, the assets or liabilities to be retained by Aterian and its subsidiaries following the Asset Sale or any non-competition, non-solicitation, indemnification, “tail” or “extended reporting period” insurance policy, representation and warranty insurance policy or other agreement or arrangement to be entered into in connection with the Asset Sale. A.G.P.’s opinion also did not consider, address or include: (i) any other strategic alternatives which were currently (or which had been or might be) contemplated by the Board or Aterian; (ii) the legal, tax or accounting consequences of the Asset Sale or any related transaction on Aterian; (iii) the fairness of the amount or nature of any compensation to any of Aterian’s officers, directors or employees, or class of such persons, relative to any compensation to the holders of Aterian’s securities or relative to the Consideration; or (iv) the effect of the Asset Sale or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Aterian or any other party to any transaction contemplated by the Asset Purchase Agreement.

A.G.P.’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to A.G.P. by or on behalf of Aterian or its advisors, or information otherwise reviewed by A.G.P. as of, the date of its opinion. It was understood that subsequent developments might affect the conclusion reached in A.G.P.’s opinion and A.G.P. did not and does not have any obligation to update, revise or reaffirm its opinion. Further, as the Board was aware, the credit, financial and stock markets have been experiencing unusual volatility and A.G.P. expressed no opinion or view as to any potential effects of such volatility on the Business, Aterian or the Asset Sale.

Except as described in this summary, Aterian imposed no other instructions or limitations on A.G.P. with respect to the investigations made or the procedures followed by it in rendering its opinion. This summary is not a complete description of A.G.P.’s opinion or the financial analyses performed and factors considered by A.G.P. in connection with its opinion. A.G.P. believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying its opinion. A.G.P. did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any one particular factor or analysis and an inaccurate conclusion.

In performing its analyses, A.G.P. considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Aterian’s control. No company, business or transaction used in the analyses is identical to the Business or Aterian or the Asset Sale, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in A.G.P.’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, A.G.P.’s analyses are inherently subject to substantial uncertainty.

A.G.P. was not requested to, and it did not, recommend the specific consideration payable in the Asset Sale. The type and amount of consideration payable in the Asset Sale was determined through negotiation between Aterian and Trademark Global and was approved by the Board. The decision of Aterian to enter into the Asset Purchase Agreement was solely that of the Board. A.G.P.’s opinion and financial analysis were only one of many factors considered by the Board in its evaluation of the Asset Sale and should not be viewed as determinative of the views of the Board or Aterian’s management with respect to the Asset Sale or the consideration payable in the Asset Sale.

The following is a summary of the material financial analyses reviewed with the Board in connection with A.G.P.’s opinion dated April 24, 2026. The financial analyses summarized below include information presented in tabular format. In order to fully understand A.G.P.’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of A.G.P.’s financial analyses.

Selected Public Companies Analysis

A.G.P. reviewed publicly available financial and stock market information of the following eight selected publicly traded companies:

Clarus Corporation
CarParts.com Inc.
Laird Superfood Inc.
Mannatech, Incorporated
Emerson Radio Corp.
MySize Inc.
Functional Brands Inc.
iPower Inc.

A.G.P. reviewed, among other things, the enterprise values, calculated as fully-diluted market capitalization based on closing stock prices on April 23, 2026, plus debt and non-controlling interests, less cash, of the selected companies as multiples of their respective latest 12 months (“LTM”) and, to the extent publicly available, 2026, 2027 and 2028 revenue and also LTM and, to the extent publicly available, 2026, 2027 and 2028 earnings before interest, taxes, depreciation and amortization (“EBITDA”). Financial data for the selected companies was based on public filings and, to the extent publicly available, consensus research analyst estimates (consensus research analyst estimates of 2026 revenue were not publicly available for four of the selected companies, consensus research analyst estimates of 2027 revenue and 2026 and 2027 EBITDA were not publicly available for five of the selected companies and consensus research analyst estimates of 2028 revenue and EBITDA were not publicly available for seven of the selected companies).

The high, 75th percentile, median, 25th percentile and low of the enterprise value-to-revenue multiples and also the enterprise value-to-EBITDA multiples of the selected companies are indicated in the table below (excluding the impact of the enterprise value-to-LTM revenue multiple of one of the selected companies, the enterprise value-to-LTM EBITDA multiples of six of the selected companies and the enterprise value-to-2026 EBITDA multiple of one of the selected companies because the multiples were negative and excluding the impact of the enterprise value-to-2027 EBITDA multiple of one of the selected companies because the multiple was greater than 20.0x):

Enterprise Value-to-Revenue
	LTM	2026E	2027E	2028E(1)
High	0.56x	0.31x	0.29x	0.28x
75th Percentile	0.29x	0.30x	0.27x	0.28x
Median	0.19x	0.24x	0.25x	0.28x
25th Percentile	0.16x	0.17x	0.22x	0.28x
Low	0.09x	0.13x	0.18x	0.28x

Enterprise Value-to-EBITDA
	LTM	2026E	2027E	2028E(1)
High	4.00x	12.23x	7.60x	8.77x
75th Percentile	3.01x	11.29x	6.51x	8.77x
Median	2.03x	10.35x	5.43x	8.77x
25th Percentile	1.04x	9.41x	4.34x	8.77x
Low	0.05x	8.47x	3.25x	8.77x

(1) Reflects the multiple for Clarus Corp. as consensus research analyst estimates of 2028 revenue and EBITDA were not publicly available for the other selected companies.

Applying a selected range of 10% above and below the above medians of the enterprise value-to-revenue multiples of the selected companies to the corresponding financial data of the Business based on financial information for 2025 and financial forecasts provided by the management of Aterian, this analysis indicated the following approximate implied valuation reference ranges for the Business, as compared to the $18 million base purchase price for the Asset Sale:

Implied Valuation Reference Ranges for the Business ($ in millions)
Based on LTM Revenue	$11.5 to $14.0
Based on 2026E Revenue	$14.3 to $17.5
Based on 2027E Revenue	$16.2 to $19.8
Based on 2028E Revenue	$18.9 to $23.1

Selected Transactions Analysis

Using publicly available information, A.G.P. reviewed implied transaction values in the following eight selected transactions as multiples of the respective acquired company’s LTM revenue at the time of the announcement of the respective transaction:

Acquirer:	Acquired Company:
Royal Delft Group	Boska Food Tools
Bed Bath & Beyond	The Brand House Collective
Firda	Airthings
Gentex Corporation	VOXX International
Megalabs	DS Healthcare Group
Bed Bath & Beyond	Zulily
Johnson Health Tech Company	Bowflex
IV Media LLC	iMedia Brands, Inc.

The high, 75th percentile, median, 25th percentile and low of the implied transaction value multiples of the selected transactions are indicated in the table below, as compared to the corresponding implied transaction multiple of the Asset Sale of 0.26x based on the $18,000,000 base purchase price and financial information of the Business for 2025 provided by the management of Aterian:

Enterprise Value-to- LTM Revenue
High	0.76x
75th Percentile	0.42x
Median	0.28x
25th Percentile	0.14x
Low	0.01x

Applying a selected range of 10% above and below the above median of the enterprise value-to-LTM revenue multiples of the selected transactions to the corresponding financial data of the Business based on financial information for 2025 provided by the management of Aterian, this analysis indicated the following approximate implied valuation reference range for the Business, as compared to the $18,000,000 base purchase price for the Asset Sale:

Implied Valuation Reference Range for the Business ($ in millions)
Based on LTM Revenue	$17.5 to $21.4

Discounted Cash Flow Analysis

A.G.P. performed a discounted cash flow analysis of the Business to calculate the estimated present value of (a) the standalone unlevered free cash flows that the Business was forecasted to generate during the fiscal years ending December 31, 2026 through December 31, 2028 and (b) terminal values for the Business. Estimated financial data of the Business was based on financial forecasts provided by the management of Aterian. A.G.P. calculated terminal values for the Business by applying a selected range of multiples of 0.25x to 0.30x to the estimated revenue of the Business for 2028. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 17.5% to 22.5%. This analysis indicated the following approximate implied valuation reference range for the Business, as compared to the $18,000,000 base purchase price for the Asset Sale:

Implied Valuation Reference Range for the Business
$11.7 million to $15.5 million

Miscellaneous

Aterian selected A.G.P. to act as its financial advisor in connection with the Asset Sale and the Strategic Investment and to provide a financial advisory opinion to the Board in connection with the Asset Sale based on A.G.P.’s reputation and experience in investment banking. A.G.P. is a financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. A.G.P., its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Aterian or any other company, or any currency or commodity, that may be involved in the Asset Sale or any related transaction, or any related derivative instrument. A.G.P. may seek to provide investment banking services to Aterian or Trademark Global or their affiliates in the future.

A.G.P. has acted as financial advisor to Aterian in connection with the Asset Sale and the Strategic Investment and has received and will receive fees for such services currently estimated to be approximately $1,250,000 in the aggregate, portions of which became payable upon execution of A.G.P.’s engagement agreement and during the term of A.G.P.’s engagement, approximately $760,000 of which is contingent upon consummation of the Asset Sale and approximately $350,000 of which is contingent upon consummation of the Preferred Stock Sale. A.G.P. also received a fee of $350,000 upon the delivery of its opinion, no portion of which was contingent upon either the conclusion in the opinion or the consummation of the Asset Sale. In addition, Aterian has agreed to indemnify A.G.P. for certain liabilities arising out of its engagement.

A.G.P.’s opinion was approved by A.G.P.’s fairness opinion committee, a committee of A.G.P. investment banking and other professionals, in accordance with A.G.P.’s customary practice.

Certain Financial Projections

The Company does not, as a matter of general practice, publicly disclose long-term projections as to future performance, revenues, gross profit, operating income, or other financial results. However, in connection with its evaluation of the Asset Sale, the Company’s management prepared certain non-public financial projections (the “Financial Projections”) with respect to net revenue, gross profit, operating income, net operating profit after taxes and unlevered free cash. The Financial Projections are included in this Proxy Statement only because the Financial Projections were made available to A.G.P. for use in the financial analyses performed by A.G.P. in connection with rendering its opinion to the Board as described in the section captioned Proposal 1: The Asset Sale - Opinion of the Company’s Financial Advisor.

The Financial Projections consisted of the Company’s anticipated future operating results as a standalone entity for the fiscal years 2026 through 2028. The Company used these financial forecasts to facilitate its strategic alternative planning. In addition, the financial estimates and forecasts were used by the Board in connection with its evaluation of the Asset Sale in comparison to the prospects of continuing as a standalone company and, as noted above, were provided to A.G.P for use in the financial analyses performed by A.G.P. in connection with rendering its opinion for the Board.

(in $USD Thousands unless otherwise stated)	2026	2027	2028

Net revenue(1)	$65,664.8	$70,752.5	$76,153.5
Cost of goods sold(2)	$28,486.2	$30,254.5	$31,920.7
Gross Profit	$37,178.5	$40,498.0	$44,232.9
Total operating expenses(3)	$40,216.3	$40,518.2	$43,186.6
Operating Income / (Loss)	$(3,037.7)	$(20.2)	$1,046.3
Net Operating Profit After Tax	$(3,087.7)	$(70.2)	$996.3
Unlevered Free Cash(4)	$389.8	$321.6	$1,439.7

(1)

The fiscal year 2026 net revenue forecast accounts for softened consumer demand due to high oil prices, continued volatility in the consumer space and Amazon’s shift in review-pooling logic, which impacts conversion rates for key home and kitchen categories. For fiscal year 2027, the forecast projects a 7.5% consolidated growth rate, driven by the expansion of the existing catalog into UK and EU markets and continued scaling across secondary marketplaces outside of Amazon, Walmart.com and Target.com. Fiscal year 2028 maintains this 7.5% growth target, fueled by deeper geographic diversification and continued channel diversification. Notably, these projections rely entirely on the performance of the established product portfolio and assume no material new product launches through 2028.

(2)

The fiscal year 2026 Cost of Goods Sold (“COGS”) forecast is driven by manufacturing costs, container freight, and expected tariff structures. Projections account for rising raw material expenses , such as plastics and resins, linked to higher oil prices, alongside margin adjustments based on the current product mix. For fiscal years 2027 and 2028, COGS is expected to scale in direct alignment with projected sales volumes. These forecasts assume that procurement, logistics, and tariff rates will remain stable relative to 2026 exit levels. Any cost fluctuations in these outer years are attributed strictly to operational scaling, unit volume increases, and shifts in category weighting across the global portfolio.

(3)

Total operating costs include selling, distribution, and administrative expenses. The fiscal year 2026 forecast reflects initial restructuring initiatives from our first quarter 2026 restructuring announcement, with the full annualized savings from these actions expected to materialize in fiscal year 2027. For fiscal year 2027, the outlook accounts for standard inflation and modest labor increases, alongside a targeted headcount investment specifically for marketing and growth. This internal expansion is partially offset by reduced spending on third-party marketing tools. The fiscal year 2028 projections maintain this stabilized structure, focusing resources solely on growth initiatives while excluding non-operational charges such as stock compensation, one-time non-operational charges and impairment of intangibles.

(4)

Unlevered free cash flow projections are based on the underlying operating results and specific working capital assumptions. For fiscal year 2026, the forecast incorporates a working capital benefit associated with the reduction of long inventory positions. This assumption reflects the conversion of existing inventory into cash as stock levels are optimized throughout the period. For fiscal years 2027 and 2028, the forecast assumes a primary inflow from increased operational profitability. This is partially offset by assumptions for modest working capital outflows, reflecting the necessary inventory investment to support the projected growth in sales volume.

Important Information About the Financial Projections

The Financial Projections are included in this proxy statement/prospectus solely to provide the Company’s stockholders access to information made available to the Board in connection with its evaluation of the Asset Sale and to A.G.P. in connection with A.G.P.’s use of such projections in the financial analyses performed by A.G.P. in connection with rendering its opinion to the Board as described in the section captioned Proposal 1: The Asset Sale - Opinion of the Company’s Financial Advisor. The Financial Projections should not be viewed as public guidance and they are neither fact nor a guarantee of actual future performance. You are cautioned to consider that the Financial Projections may be materially different than actual results if and to the extent relying on such projections in making a decision regarding the Asset Sale. Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the date on which the Financial Projections were prepared, or commissioned, by the Company. You are cautioned that the expectations of high and sustained future growth may, given the underlying assumptions as to future events which are subject to change, be unrealistic and may have resulted in inflated valuation conclusions.

The Company does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other results. The Financial Projections were not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Financial Projections have not been audited. Neither the independent registered public accounting firms of the Company nor any other independent accountants, have compiled, reviewed, examined or performed any procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent registered public accounting firm of the Company assumes no responsibility for, and disclaim any association with, the Financial Projections, as further described in the section titled Cautionary Statement Concerning Forward-Looking Statements.

The Financial Projections were prepared in good faith by the Company’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of the Company at the time the Financial Projections were prepared in April 2026.

The inclusion of the Financial Projections in this proxy statement should not be regarded as an indication that the Company, its management, the Board, or its affiliates, advisors or other representatives considered, or now considers, such projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Asset Sale Proposal or any of the SPA Related Proposals.

While presented with numerical specificity, the Financial Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market, regulatory and financial conditions and matters specific to the businesses of the Company, all of which are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections titled Cautionary Statement Concerning Forward-Looking Statements and Risk Factors. In addition, the Financial Projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year.

Neither the Company’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of the Company relative to the Financial Projections. The future financial results of the Company may differ materially from those reflected in the Financial Projections due to factors beyond the Company’s or the Company’s ability to control or predict.

The Financial Projections are not included in this proxy statement in order to induce any Company stockholders to vote in favor of any of the proposals at the Special Meeting.

Neither the Company nor any of its affiliates intends to, and, except to the extent required by applicable law, each expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Projections are shown to be inappropriate or any of the Financial Projections otherwise would not be realized.

In light of the foregoing factors and the uncertainties inherent in financial projections, the Company’s stockholders are cautioned not to place undue reliance on the Financial Projections.

Net Proceeds from the Asset Sale

The Company intends to sell to Trademark Global its worldwide business of sourcing, distributing, marketing and selling consumer products on online marketplaces under brands that are currently contemplated to include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and PPD. The total cash the Company expects to have following the APA Closing is approximately $21 million (assuming no adjustment for net working capital), from which certain of the Company’s outstanding indebtedness, unpaid transaction expenses, taxes, ongoing operating expenses and employee obligations will be paid.

We may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale. We may not realize the expected revenue from sales of our remaining inventory or collections on outstanding receivables. As a result, the amount of the net proceeds from the Asset Sale is subject to substantial uncertainty, and it is possible that the net proceeds from the Asset Sale will be materially less than we expect. (See the Questions and Answers subsection titled What will the net proceeds from the Asset Sale and Investment Transaction be used for? and the Risk Factor subsection titled The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties).

Stockholder Approval Requirement

We are organized under the corporate laws of the State of Delaware. The Asset Sale may constitute the sale of “substantially all” of our property and assets under Section 271 of the DGCL. Section 271 of the DGCL requires that a Delaware corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote thereon for the sale of all or substantially all of its assets. In light of this requirement, after taking into account the specific facts and circumstances of the Asset Sale, we have determined to seek stockholder approval of the Asset Sale. Additionally, obtaining such stockholder approval is a closing condition under the Asset Purchase Agreement.

The Asset Purchase Agreement provides that (i) Aterian or Trademark Global may terminate the Asset Purchase Agreement if we do not obtain stockholder approval of the Asset Sale or (ii) Trademark Global may terminate the Asset Purchase Agreement if the stockholder vote to approve the Asset Sale shall not have been taken by 5:00 p.m. Eastern time on the third business day immediately preceding the Termination Date and, if the Asset Purchase Agreement is terminated under either of the foregoing circumstances, we will be required to pay a termination fee of $1,080,000 to Trademark Global (see the section titled Asset Purchase Agreement - Termination Fees and Expenses).

Golden Parachute Disclosure

Item 402(t) of Regulation S-K of the Securities Act requires disclosure of information about compensation for the Company’s named executive officers that is based on or otherwise related to the Asset Sale. As further discussed in Executive Compensation—Narrative Disclosure to Summary Compensation Table—Executive Severance & Change in Control Policy, certain of our named executive officers will receive compensation in connection with the Asset Sale.

On March 21, 2025, (the “Severance Plan Effective Date”), the Board adopted the Aterian, Inc. Executive Severance Plan (the “Severance Plan”) to provide Participants, as defined therein, with the opportunity to receive severance benefits in the event of certain terminations of employment.

Among other things, the Severance Plan provides for certain severance benefits to be paid to Participants when they experience a “Change in Control Qualifying Termination” (as defined in the Severance Plan). A Change in Control Qualifying Termination means the termination of a Participant’s employment either (a) by the Company other than for Cause, the Participant’s death, or the Participant’s Disability; or (b) by the Participant for Good Reason that occurred either (i) after a Change in Control and on or before the first anniversary thereof or (ii) at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or in connection with or anticipation of a Change in Control.

The terms “Cause”, “Good Reason,” and “Change in Control” are all more specifically defined either in an in-force employment agreement entered into between the Company and the executive, or in the absence thereof, in the Severance Plan. Pursuant to the terms of the Severance Plan, the sale or disposal of all or substantially all of the Company’s assets constitutes a Change in Control. As such, the Asset Sale consists of a Change in Control Qualifying Termination. In addition, the Company’s employment agreements with Mr. Rodriguez and Mr. Feldman establish that, in the event of a termination upon a Change in Control and except for cause, Mr. Rodriguez and Mr. Feldman are entitled to severance on salary for 12 months, COBRA benefits protection and acceleration of vesting of all equity of the Company.

In the event a Participant experiences a Change in Control Qualifying Termination, the Participant shall be entitled to receive severance in an amount equal to the Participant’s base salary in effect immediately prior to the date of the Change in Control Qualifying Termination plus the Participant’s annual target bonus for the year in which the Change in Control Qualifying Termination occurs (“Change in Control Severance”), plus a prorated annual bonus equal to the product of (i) the annual target bonus, if any, for the Participant for the entire fiscal year in which the Change in Control Qualifying Termination occurs; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Change in Control Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Change in Control Pro-Rata Bonus”).

The foregoing is only a summary of the Severance Plan and is qualified in its entirety by reference to the full and complete terms of the Severance Plan, a copy of which is attached to our 2025 Annual Report as Exhibit 10.30 and is incorporated herein by reference.

The following table shows the estimated Change in Control Severance for our named executive officers. The amounts of payments and benefits assume that the closing price of a share of Common Stock on the consummation of the Asset Sale is $1.08, which represents the average closing price of a share of Common Stock over the first five business days following the first public announcement of the Asset Sale on April 28, 2026. Any actual amounts payable to our Named Executive Officers (“NEOs”) will depend on the date of the Change in Control Qualifying Termination, and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

Name	Cash ($)		Equity ($)		Perquisites/benefits($)		Total ($)
Arturo Rodriguez – Chief Executive Officer	962,500	(1)	548,526	(3)	26,635	(4)	1,537,661
Joshua Feldman – Chief Financial Officer	620,000	(2)	331,028	(3)	26,635	(4)	977,663

(1) As described above, pursuant to the Severance Plan and Mr. Rodriguez’s employment agreement, Mr. Rodriguez’s estimated total cash Severance consists of (i) the Change in Control Severance in the amount of $673,750 and (ii) the Change in Control Pro-Rata Bonus in the amount of $288,750. The Change in Control Pro-Rata Bonus calculation assumes a full fiscal year.

(2) As described above, pursuant to the Severance Plan and Mr. Feldman’s employment agreement, Mr. Feldman’s estimated total cash Severance consists of (i) the Change in Control Severance in the amount of $465,000 and (ii) the Change in Control Pro-Rata Bonus in the amount of $155,000. The Change in Control Pro-Rata Bonus calculation assumes a full fiscal year.

(3) Consists of equity acceleration and reflects full vesting of unvested time-based equity awards held as of March 31, 2026. The equity payments shown in this column assume that the closing price of a share of Common Stock on the consummation of the Asset Sale is $1.08, which represents the average closing price of a share of Common Stock over the first five business days following the first public announcement of the Asset Sale on April 28, 2026.

(4) Consists of benefit continuation and represents the estimated value of continued medical and dental benefits for 12 months following termination if elected by the individual.

Tail Policy

Pursuant to the Asset Purchase Agreement, Aterian is required to, at or prior to the APA Closing, obtain and deliver (or cause to be obtained and delivered) a Tail Policy with respect to each Claims-Made Insurance Policy, covering the entire applicable Tail Period, as described in the section titled The Asset Purchase Agreement - Additional Obligations above.

No Appraisal or Dissenters’ Rights

Appraisal or dissenter’s rights are a statutory remedy available in many states to stockholders who object to certain extraordinary actions taken by a corporation, such as mergers or certain other change of control transactions. This remedy typically allows dissenting stockholders to require the corporation to buy their stock at a price equal to its fair value immediately before the extraordinary corporate action is taken. Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial statements of the Company adjusted to give effect to the Asset Sale and the Investment Transaction described elsewhere in this proxy statement.

The unaudited pro forma condensed consolidated financial information has been derived from the Company’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2026, and the audited consolidated financial statements for the fiscal year ended December 31, 2025. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2026, gives effect to the Aterian Transactions as if they had occurred on March 31, 2026. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2026 and for the fiscal year ended December 31, 2025, give effect to the Aterian Transactions as if they had occurred on January 1, 2025, the earliest period presented.

The pro forma adjustments related to the Asset Sale and the Investment Transaction are preliminary and based on currently available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed consolidated financial information, which the Company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with the regulations of the SEC, specifically Article 11 of Regulation S-X, as amended, and is not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Company closed the transactions during the specified periods. The unaudited pro forma condensed consolidated financial information has been prepared solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the interdependent proposals to approve the Asset Sale and the SPA Related Proposals. The unaudited pro forma condensed consolidated financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies, or other strategic transactions (including any Post-Investment Transaction involving a Target Company) that may be associated with the Aterian Transactions.

The Company cautions stockholders that its future results of operations, including uses of cash and financial position, will significantly differ from those described in this unaudited pro forma condensed consolidated financial information. Following the Asset Sale, the Company’s remaining core business would not be material, as Aterian would retain only its smaller legacy brands, Vremi and Xtava, while pivoting its strategic direction to pursue opportunities in entirely different industries and enter businesses with potentially superior market opportunities. Additionally, there can be no assurance that the estimated adjustments to the purchase price or net working capital will prove to be accurate, or that the net proceeds ultimately available for the anticipated Dividend will fall within the estimated range of $10.6 million to $14.2 million ($0.85 to $1.14 per share). Those adjustments, closing conditions, and contractual set-asides (including the $1.0 million operational reserve and up to $6.0 million in Additional Reserves for Specified Liabilities) may significantly alter the estimated corporate cash balances.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which are included in this proxy statement.

ATERIAN, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2026

(in thousands, except share and per share amounts)

	Historical	Transaction Accounting Adjustments		Investment Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$2,324	$6,593	(A)	$4,678	(F)	$13,595
Accounts receivable, net	1	—				1
Inventory, net	52	—				52
Prepaid and other current assets	1,886	—				1,886
Assets held for sale	16,910	(16,910)	(B)			—
Total current assets	21,173	(10,317)		4,678		15,534
Property and equipment, net	646	—				646
Intangibles, net	—	—				—
Other assets	379	—				379
Total assets	$22,198	$(10,317)		$4,678		$16,559
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Credit facility	$2,533	$(2,533)	(C)			$—
Accounts payable	944	—				944
Seller notes	368	(368)	(C)			—
Accrued and other current liabilities	4,920	—				4,920
Liabilities held for sale	3,692	(3,692)	(D)			—
Total current liabilities	12,457	(6,593)				5,864
Other liabilities	216	—				216
Total liabilities	12,673	(6,593)		—		6,080
Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized and 10,818,910 shares outstanding at March 31, 2026	9					9
Additional paid-in capital	746,930			6,290	(G)	753,220
Accumulated deficit	(736,793)	(3,724)	(A) (E)	(1,612)	(H)	(742,129)
Accumulated other comprehensive loss	(621)					(621)
Total stockholders’ equity	9,525	(3,724)		4,678		10,479
Total liabilities and stockholders' equity	$22,198	$(10,317)		$4,678		$16,559

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ATERIAN, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(in thousands, except share and per share amounts)

	Historical	Transaction Accounting Adjustments		Pro Forma
Net revenue	$18	$—		$18
Cost of goods sold	8	—		8
Gross profit	10	—		10

Operating expenses:
Sales and distribution	300	(276)	(I)	24
General and administrative	2,919	—		2,919
Total operating expenses	3,219	(276)		2,943
Operating loss	(3,209)	276		(2,933)
Interest expense, net	226	(226)	(I)	—
Loss from continuing operations before income taxes	(3,435)	502		(2,933)
Income taxes	—	—		—
Loss from continuing operations, net of income taxes	$(3,435)	$502		$(2,933)
Loss from discontinued operations, net of income taxes	$(2,697)	$2,697	(J)	$—
Net loss	$(6,132)	$3,199		$(2,933)
Net loss per share from continuing operations, basic and diluted	$(0.39)	—		$(0.33)
Net loss per share from discontinued operations, basic and diluted	$(0.30)	—		—
Weighted-average number of shares outstanding, basic and diluted	8,844,573			8,844,573

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ATERIAN, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	Year Ended December 31, 2025
	Historical	Transaction Accounting Adjustments		Pro Forma
Net revenue	$68,975	$(68,762)	(K)	$212
Cost of goods sold	29,825	(29,777)	(K)	47
Gross profit	39,150	(38,985)		165
Operating expenses:
Sales and distribution	41,455	(41,312)	(K)	143
General and administrative	11,846	(225)	(K)	11,621
Impairment loss on intangibles	3,822	(3,822)	(K)	—
Loss on Proposed Asset Sale	—	10,582	(L)	10,582
Total operating expenses	57,123	(34,777)		22,346
Operating loss	(17,973)	(4,208)		(22,181)
Other expense, net	970	(970)	(K)	—
Loss before income taxes	(18,943)	(3,238)		(22,181)
(Provision) benefit for income taxes	(41)	41	(K)	—
Net loss	$(18,984)	$(3,197)		$(22,181)
Net loss per share, basic and diluted	$(2.39)			$(2.80)
Weighted-average number of shares outstanding, basic and diluted	7,932,889			7,932,889

See accompanying notes to unaudited pro forma condensed consolidated financial information.

ATERIAN, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(In Thousands, except Share and Per Share Amounts)

1. Background and description of Aterian Transactions

On April 27, 2026, Aterian, Inc. entered into two separate, definitive agreements in connection with its strategic alternatives review process, which are collectively referred to as the Aterian Transactions. First, the Company entered into an Asset Purchase Agreement with Trademark Global, LLC, pursuant to which Trademark Global has contractually agreed to acquire the worldwide business, assets, and specified liabilities associated with the Company's marquee consumer brands, which include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct, for a base purchase price of $18,000,000 in cash. The final cash consideration received is subject to post-closing purchase price adjustments at the closing of the Asset Sale based on a Target Net Working Capital Amount of $13,700,000, with a lower and upper adjustment collar set at $13,015,000 and $14,385,000, respectively.

Concurrently, the Company entered into a Securities Purchase Agreement with investor David E. Lazar, providing for the private placement and issuance of 1,750,000 shares of the Company’s Series AA Convertible Non-Redeemable Preferred Stock and 1,750,000 shares of the Company’s Series AAA Convertible Non-Redeemable Preferred Stock, in each case at a purchase price of $2.00 per share, generating aggregate gross proceeds of $7,000,000. The first tranche closing of the Series AA Preferred Stock was completed on April 27, 2026. The second tranche closing of the Series AAA Preferred Stock is expected to occur simultaneously with the closing of the Asset Sale, subject to obtaining requisite stockholder approvals at the Special Meeting. Following the closing of the Aterian Transactions, Mr. Lazar will be appointed as the Company’s Chief Executive Officer and Chairperson of the Board of Directors. The Company will pivot its strategic focus toward high-growth industries outside of the consumer products sector, while continuing to operate its smaller remaining legacy consumer brands, Vremi and Xtava, in the ordinary course of business.

2. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The pro forma condensed consolidated financial information reflects transaction accounting adjustments that management believes are necessary to present fairly the Company’s pro forma financial position and results of operations following the consummation of the Asset Sale and the concurrent Investment Transaction. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2026, gives effect to the Aterian Transactions as if they had occurred on March 31, 2026. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2026, and for the fiscal year ended December 31, 2025, give effect to the Aterian Transactions as if they had been consummated on January 1, 2025, the first day of the earliest period presented. The pro forma adjustments are preliminary, based on contractually mandated funds-flow allocations and currently available operational parameters, and are subject to change as additional calculations are finalized. Management believes that the underlying assumptions provide a reasonable and objectively supportable basis for presenting the material economic impacts of the transactions.

3. Unaudited Pro Forma Adjustments

The following transaction accounting adjustments depict the accounting for the proposed Asset Sale and are based on preliminary estimates that could change materially as additional information is obtained.

I.	Unaudited pro forma condensed consolidated balance sheet adjustments

(A)	Reflects changes in cash related to the pro forma adjustments below;

Purchase Price	$18,000
Estimated Transaction Costs and working capital adjustment	$(8,507)
Estimated Indebtedness	$(2,900)
Cash	$6,593

(B)	Transaction accounting adjustment for Assets held for sale comprises the following:

Inventory	$(12,956)
Accounts Receivable	$(2,352)
Prepaid Expenses	$(801)
Property and Equipment, Net	$(66)
Intangibles, net	$(735)
Assets Held For Sale	$(16,910)

(C)	Reflects paydown of Midcap Credit Facility and Seller Note.
(D)	Transaction accounting adjustment for Liabilities held for sale comprises the following:

Accounts Payable	$(2,573)
Accrued and other current liabilities	$(1,119)
Liabilities Held for Sale	$(3,692)

(E)

Reflects Loss on Sale of $1.0 million, $0.9 million of severance to be paid to employees as part of the Asset Sale who will not be hired by the acquirer and estimated retention payments earned and $1.8 million of insurance expense for policies to be extended and or renewed as part of the asset sale.

(F)	Reflects $7.0 million investment, net of severance of $1.6 million expected to be paid officers and transaction costs of $0.7 million.
(G)	Reflects $7.0 million investment, net of transaction costs of $0.7 million.
(H)	Reflects severance costs of $1.6 million.

II.	Unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2026

(I)	Reflects the pro forma adjustments to eliminate severance expense and interest costs.
(J)	Transaction Accounting Adjustments for Loss from Discontinued Operations Comprises the following:

Net Revenue	$(12,414)
Cost of Goods Sold	$4,434
Sales and Distribution Expenses	$7,185
General and Administrative Expenses	$65
Impairment Loss on Intangibles	$3,427
Loss from discontinued operations, net of income taxes	$2,697

III.	Unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2025

(K)

Reflects the pro forma adjustments to eliminate revenues, cost of goods sold, sales and distribution costs, certain general and administrative expense, interest expense and other expenses of the Company’s operations that are sold, as well as the related historical tax provision.

(L)	Reflects the loss on proposed asset sale as reflected in the table below;

Base purchase price	$18,000
Less: Net Assets sold and liabilities transferred	$(23,770)
Less: Transaction Costs	$(4,812)
Loss on Proposed Sale	$(10,582)

PROPOSAL 2: DIRECTOR ELECTION PROPOSAL

Our Charter provides for a classified Board consisting of three (3) classes of directors, Class I, Class II and Class III, each with staggered three (3)-year terms. We currently have five (5) directors on the Board. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The current class structure is as follows: Class I, whose term will expire at the 2026 Annual Meeting of Stockholders; Class II, whose term will expire at the 2027 annual meeting of stockholders; and Class III, whose term will expire at the 2028 annual meeting of stockholders. The current Class I Directors are Bari A. Harlam and William Kurtz; the current Class II Directors are Susan Lattmann and David E. Lazar (who was appointed to the Board in connection with the closing of the Investment Transaction) ; and the current Class III Director is Arturo Rodriguez.

Pursuant to the Securities Purchase Agreement, Mr. Lazar was granted a contractual right to recommend up to four (4) additional individuals to be nominated for election to the Board, two (2) of which were already nominated and are subject to a vote pursuant to this Proxy Statement. Mr. Lazar may nominate the other two (2) additional directors at a later time at his discretion but any such nomination would occur after the SPA Closing. Mr. Lazar has recommended Avraham Ben-Tzi and David Natan to be nominated to the Board. The Board selected and approved Avraham Ben-Tzi and David Natan (the “Lazar Nominees”) as nominees for election as Class II and Class III directors to serve until the 2027 and 2028 annual meetings of stockholders, respectively. If the Lazar Nominees are successfully elected at the Special Meeting, our existing directors Bari A. Harlam, William Kurtz, Susan Lattmann, and Arturo Rodriguez have agreed to step down from the Board (the “Resigning Directors”) immediately following the Special Meeting or at any other further date to be decided upon by mutual agreement with Mr. Lazar to facilitate smooth transition of the Board, provided that any existing director that is also a member of the Special Committee as of the Special Meeting shall not resign from the Board or the Special Committee at such time.

Our Charter and Bylaws provide that the authorized number of directors shall be determined from time to time by the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing a change of our management or a change in control. Our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of our Company entitled to vote at an election of directors.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented thereby for the election of the Lazar Nominees. In the event that any of the Lazar Nominees becomes unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that any of the Lazar Nominees will be unable to serve if elected. Each of the Lazar Nominees has consented to being named in this Proxy Statement and to serve if elected.

Vote required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. A “plurality” means that the nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of the director nominees) will be elected to the Board.

Broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the election of each of the director nominees.

Nominees For Directors (terms to expire as indicated below)

The current nominees for election to the Board are as follows:

Name	Age	Class of Director	Expiration
Avraham Ben-Tzi	55	Class II	2027 annual meeting of stockholders
David Natan	73	Class III	2028 annual meeting of stockholders

The principal occupations and business experience, for at least the past five years, of each Director nominee for election at the Special Meeting are as follows:

Avraham Ben-Tzvi is the founder of ABZ Law Office, a boutique Israeli law firm specializing in corporate and securities laws, commercial law & contracts, and various civil law matters, as well as providing outsourced general counsel services for publicly traded as well as private companies and corporations, which he established in January 2017. Mr. Ben-Tzvi served as chief legal officer and general counsel of Purple Biotech Ltd. (formerly Kitov Pharma Ltd.) (Nasdaq/TASE: PPBT), a clinical-stage company advancing first-in-class therapies to overcome tumor immune evasion and drug resistance, from November 2015 until April 2020. Prior to that, Mr. Ben-Tzvi served as general counsel and company secretary at Medigus Ltd. (Nasdaq/TASE: MDGS), a minimally invasive endosurgical tools medical device and miniaturized imaging equipment company, from April 2014 until November 2015. Prior to that he served as an attorney at one of Israel’s leading international law firms where, amongst other corporate and commercial work, he advised companies and underwriters on various offerings by Israeli companies listing in the US and on various SEC related filings. Prior to becoming a lawyer, Mr. Ben-Tzvi worked in several business development, corporate finance and banking roles at companies in the financial services, lithium battery manufacturing and software development industries. Mr. Ben-Tzvi has been serving as a member of the board of directors of Black Titan Corporation (Nasdaq: BTTC), a distributor of human capital management software solutions in Southeast Asia, since October 1, 2025, following the completion of a merger with Titan Pharmaceuticals Inc. where he served as a director between August 2022 and the completion of the merger with Black Titan Corporation on October 1, 2025. Mr. Ben-Tzvi is a member of the board of directors of Indaptus Therapeutics, Inc. (Nasdaq: INDP) since December 22, 2025. Between January 5, 2025 and April 2, 2025, Mr. Ben-Tzvi served as a member of the board of directors of Cyclacel Pharmaceuticals Inc. (Nasdaq: CYCC) a pharmaceuticals development company. Between October 15, 2024 and December 19, 2024, Mr. Ben-Tzvi served as a member of the board of directors of LQR House, Inc. (Nasdaq: YHC), a company in the wine and spirits e-commerce sector. Between March 25, 2024 and August 2, 2024, Mr. Ben-Tzvi served as a member of the board of directors of OpGen, Inc. (Nasdaq: OPGN), a precision medicine company. Between December 2023 and February 2025, Mr. Ben-Tzvi served as a member of the board of directors of Minim, Inc. (Nasdaq: MINM), a company which delivered smart software-driven communications products under the globally recognized Motorola brand and Minim® trademark. Mr. Ben-Tzvi holds a B.A., magna cum laude, in Economics from Yeshiva University in New York and an L.L.B., magna cum laude from Sha’arei Mishpat College of Law in Hod HaSharon, Israel. Mr. Ben-Tzvi is a licensed attorney and member of the Israel Bar Association and is also licensed as a Notary by the Israeli Ministry of Justice. We believe that Mr. Ben-Tzvi’s profession as a lawyer in Israel and his experience of working with companies having American and Israeli presence qualifies him to serve as a member of the Board.

David Natan currently serves as President and chief executive officer of Natan & Associates, LLC, a consulting firm offering chief financial officer services to public and private companies in a variety of industries, both domestically and internationally, since 2007. From 2010 to May 2020, Mr. Natan served as chief executive officer of ForceField Energy, Inc. (OTCMKTS: FNRG), a company focused on the solar industry and LED lighting products sourced from China. From February 2002 to November 2007, Mr. Natan served as executive vice president of reporting and chief financial officer of Pharma Net Development Group, Inc., a drug development services and clinical trials company, and, from June 1995 to February 2002, as chief financial officer and Vice President of Global Technovations, Inc., a manufacturer and marketer of oil analysis instruments and speakers and speaker components. Prior to that, Mr. Natan served various roles in increasing responsibility with Deloitte & Touche LLP, a global accounting and consulting firm. Mr. Natan currently serves as a member of the board of directors and chair of the audit committee of Sunshine Biopharma, Inc. (Nasdaq: SBFM), a pharmaceutical and nutritional supplement company, since February 2022. Additionally, since April 2024, Mr. Natan has served as a member of the board of directors and audit committee chair of FIEE, Inc. (formerly Minim, Inc.), a technology company specializing in SAAS solutions and Al software development, primarily in Hong Kong. Previously, Mr. Natan has served as a director for the following public companies: Global Technovations, Forcefield Energy, Black Titan (Nasdaq: BTTC) (formerly Titan Pharmaceuticals, Inc.), Vivakor Inc. (Nasdaq: VIVK), Net Brands Corp. (OTC: NBND), OpGen Inc. (OTC: OPGN), and Bio Green Med Solutions (Nasdaq: BGMS) (formerly Cyclacel Pharmaceuticals, Inc.). Mr. Natan is a CPA (inactive), holds a B.A. in Economics from Boston University, and was appointed to Omicron Delta Epsilon, an international honor society in the field of Economics. Mr. Natan’s extensive experience as an executive, his background in finance, and his exposure to public companies qualifies him to be on the Board.

Continuing members of the Board:

Class I Directors (terms to expire at the 2026 Annual Meeting of Stockholders)*

The current members of the Board who are Class I Directors are as follows:

Name	Age	Served as a Director Since	Position with Aterian
Bari A. Harlam	64	February 2020	Director
William Kurtz	69	August 2019	Director

*If the Lazar Nominees are successfully elected at the Special Meeting, our existing directors Bari A. Harlam, William Kurtz, Susan Lattmann, and Arturo Rodriguez have agreed to step down from the Board (the “Resigning Directors”) immediately following the Special Meeting or at any other further date to be decided upon by mutual agreement with Mr. Lazar to facilitate smooth transition of the Board, provided that any existing director that is also a member of the Special Committee as of the Special Meeting shall not resign from the Board or the Special Committee at such time.

The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Bari A. Harlam has served as a director since February 2020, and is a business leader, marketer, educator, and author. In February 2020, she co-founded Trouble LLC, a pro-social, experience brand. Ms. Harlam has served on the boards of directors of Eastern Bank since February 2014, OneWater Marine Inc. (Nasdaq: ONEW) since May 2020, Mattress Warehouse since February 2023, and Rite Aid (NYSE: RAD) from September 2020 through August 2024. Ms. Harlam currently serves as the chair of the Compensation Committee for OneWater Marine Inc., as the chair of the Trust, and a member of the Nominating & Governance, Innovation, and Charitable Foundation Committees of Eastern Bank, and a member of the Nominating & Governance Committee of Rite Aid until the end of her tenure in August 2024. From April 2018 to March 2020, she served as EVP, chief marketing officer North America at Hudson’s Bay Company (TSX: HBC). Prior to her time at Hudson’s Bay Company, she was EVP, Membership, Marketing & Analytics at BJ’s Wholesale Club (NYSE: BJ) from July 2012 to December 2016. Before joining BJ’s Wholesale Club, she served as chief marketing officer at Swipely, now called Upserve, from August 2011 to July 2012, and prior to that, she served as SVP, Marketing at CVS Health (NYSE: CVS) from 2000 to August 2011. Early in her career, she was a Professor at Columbia University from July 1989 to July 1992 and The University of Rhode Island from July 1992 to July 2000. In addition, she was an Adjunct Professor at The Wharton School at The University of Pennsylvania from January 2015 to May 2018. She received a Bachelor of Science, a Master of Science, and a Ph.D. in Marketing from the University of Pennsylvania, The Wharton School. We believe Ms. Harlam is qualified to serve as a member of the Board due to her experience in the consumer-packaged goods and retail industries as well as her expertise in marketing.

William Kurtz has served as a director since August 2019. Mr. Kurtz is a senior financial and operations executive with over 30 years of experience operating as chief financial officer or chief operating officer at several private and public technology companies on the East Coast and in Silicon Valley. From 2016 to November 2025, he served as a member of the board of directors of Verint Systems Inc., a customer experience software SaaS company, and served as its lead independent director from July 2024 to November 2025, and as a member of the audit committee and the Nominating & Governance Committee from October 2016 to November 2025. Since May 2023, he has served as a member of the board of directors of Sportradar Group, AG, a data analytics and content provider to sports betting operators, and he currently serves as the chair of the audit committee. Mr. Kurtz has served as the interim chief financial officer of LightForce Orthodontics Inc. since October 2024 and has served as a member of its board of directors since January 2024 and is chair of its audit committee. Mr. Kurtz has served as the chief financial and commercial officer for Ripcord, Inc. since January 2021 and as its chief commercial officer since April 2021 and served as its interim chief executive officer from June 2021 through January 2022 while the company conducted a search for a chief executive officer. He is also a member of the board of Ripcord Inc. Mr. Kurtz also served as a Strategic Advisor for Bloom Energy Corporation, a manufacturer of on-site power generation platforms, from January 2019 to January 2021 and previously served as its chief commercial officer (from May 2015 to December 2018) and chief commercial & financial officer (from March 2008 to May 2015). Mr. Kurtz has also held several chief financial officer or other senior finance and operations roles at a variety of organizations, including Novellus Systems, Inc. (from September 2005 to February 2008), Engenio Information Technologies, Inc. (from March 2004 to August 2005), 3PARdata, Inc. (from July 2001 to February 2004), Scient Corporation (from August 1998 to June 2001), AT&T Corporation (from July 1983 to July 1998) and Price Waterhouse & Co./Brout & Company (from June 1979 to July 1983). Mr. Kurtz also served as a member of the board of directors and chair of the audit committee of Violin Memory Inc. (from November 2014 to February 2017), PMC-Sierra, Inc. (from April 2003 to January 2016), AuraSound, Inc. (from August 2010 to April 2012), ONStor, Inc. (from January 2008 to July 2009) and Redback Networks Inc. (from October 1999 to January 2007). Mr. Kurtz holds a Bachelor of Science in Commerce from Rider University and a Master of Science in Management Sciences from Stanford University. We believe Mr. Kurtz is qualified to serve as a member of the Board due to his experience as chief financial officer and chief operating officer and his experience in private and public technology companies.

Class II Directors (terms to expire at the 2027 annual meeting of stockholders)*

The current members of the Board who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Aterian
David E. Lazar	35	April 2026	Director
Susan Lattmann	58	February 2022	Director

*If the Lazar Nominees are successfully elected at the Special Meeting, our existing directors Bari A. Harlam, William Kurtz, Susan Lattmann, and Arturo Rodriguez have agreed to step down from the Board (the “Resigning Directors”) immediately following the Special Meeting or at any other further date to be decided upon by mutual agreement with Mr. Lazar to facilitate smooth transition of the Board, provided that any existing director that is also a member of the Special Committee as of the Special Meeting shall not resign from the Board or the Special Committee at such time.

The principal occupation and business experience, for at least the past five years, of each Class II Director are as follows:

David E. Lazar has served on the Board since April 26, 2026, and was appointed in connection with the closing of the Investment Transaction. Mr. Lazar currently serves as chief executive officer of Quantum Cyber N.V. (formerly Mainz Biomed N.V.) (Nasdaq: QUCY) since February 2026, and Sow Good, Inc. (Nasdaq: SOWG) from January to March 2026. Mr. Lazar previously served as the chief executive officer and chairman of Indaptus Therapeutics, Inc. (Nasdaq: INDP) from December 2025 to April 2026 and is still serving on its board of directors. Previously Mr. Lazar served as the chief executive officer and chairman of Kala Bio, Inc. (Nasdaq: KALA) from December 2025 to February 2026. Mr. Lazar previously served as chief executive officer and chairman of Novabay Pharmaceuticals, Inc. (Nasdaq: NBY) from August 2025 to November 2025. Prior to that, Mr. Lazar served as a director on the board of directors of FiEE, Inc. (Nasdaq: FIEE) (formerly Minim, Inc.) where he also served as the chief executive officer and Chief Financial Officer from December 2023 to February 2025. Mr. Lazar served as interim chief executive officer and principal financial officer of Bio Green Med Solution, Inc. (Nasdaq: BGMS) (formerly Cyclacel Pharmaceuticals, Inc.) from January, 2025 through February, 2025. Mr. Lazar served as the chief executive officer of Black Titan Corporation listed on Nasdaq (Nasdaq: BTTC) (formerly Titan Pharmaceuticals, Inc.) from August 2022 to April 2024, where he also served as a director and board chairman from August 2022 until October 2023. Mr. Lazar also served as the chief executive officer and chairman of the board of directors of OpGen, Inc. (OTC: OPGN) from March 2024 to August 2024. Mr. Lazar also served as the president and a member of the board of directors of LQR House Inc. (Nasdaq: YHC) from October 2024 to April 2025. Mr. Lazar served as the chief executive officer of Activist Investing from March 2018 to April 2022. The Board believes that Mr. Lazar’s expertise as an investor with a diverse knowledge of capital markets and experience leading public companies qualifies him to serve as a member of the Board.

Susan Lattmann has served as a director since February 2022. Ms. Lattmann currently serves on the board of directors of Superior Group of Companies (Nasdaq: SGC) since February 2024, Landsea Homes Corporation (Nasdaq: LSEA) since January 2025 (and from January 2022 to June 2023), and Farmer Focus, a private organic chicken company, since November 2021. She currently serves as a member of the Nominating and Governance Committee of SGC, the co-chair of the Compensation Committee for LSEA and a member of its Nominating and Governance Committee, and the chair of the audit committee for Farmer Focus. Ms. Lattmann is currently the chief financial officer for The Row, an international luxury apparel retailer, since July 2021. Previously, she worked for Bed Bath & Beyond Inc. from 1996 to 2019, where she held several roles, including chief financial officer and Chief Administrative Officer. She began her professional career in 1990 with Arthur Andersen LLP. Ms. Lattmann received her Bachelor of Science degree with honors from Bucknell University and is a certified public accountant. We believe Ms. Lattmann is qualified to serve as a member of the Board due to her extensive financial and business leadership experience in both public and private companies.

Class III Director (term to expire at the 2028 annual meeting of stockholders)*

The current member of the Board who is a Class III Director is as follows:

Name	Age	Served as a Director Since	Position with Aterian
Arturo Rodriguez	50	July 2023	Chief Executive Officer and Director

*If the Lazar Nominees are successfully elected at the Special Meeting, our existing directors Bari A. Harlam, William Kurtz, Susan Lattmann, and Arturo Rodriguez have agreed to step down from the Board (the “Resigning Directors”) immediately following the Special Meeting or at any other further date to be decided upon by mutual agreement with Mr. Lazar to facilitate smooth transition of the Board, provided that any existing director that is also a member of the Special Committee as of the Special Meeting shall not resign from the Board or the Special Committee at such time.

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Arturo Rodriguez has served as our Chief Executive Officer since June 2024. Mr. Rodriguez also served as our Co-Chief Executive Officer from July 2023 until June 2024 and our Chief Financial Officer from March 2021 until June 2024. Prior to that, he served as our Senior Vice President of Finance since September 2017. Prior to joining the Company, Mr. Rodriguez served as chief accounting officer and global controller for Piksel, Inc. from July 2012 to September 2017 and also held the role of interim chief operating officer in 2017. From 2000 to 2011, Mr. Rodriguez held several financial leadership roles with the Atari Group, most notably acting chief financial officer of Atari, Inc. (Nasdaq: ATAR) from 2007 to 2008, and deputy chief financial officer of Atari SA (Euronext: ATA) from 2008 to 2010. Mr. Rodriguez started his career at Arthur Andersen LLP in 1997 and is a certified public accountant in the State of New York. Mr. Rodriguez holds a Bachelor of Business Administration – Accounting from Hofstra University. The Board believes that his extensive financial and business leadership experience qualifies him to serve as a member of the Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the charters of the committees of the Board and our Code of Conduct and Ethics described below may be viewed on our internet website at https://ir.aterian.io/corporate-governance/governance-highlights under Governance Charters and Governance Documents. Alternatively, you can request a copy of any of these documents free of charge by writing to our Secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901.

Board Composition

The Board currently consists of five members: Arturo Rodriguez, William Kurtz, Susan Lattmann, Bari Harlam and David E. Lazar. As set forth in our Charter, the Board is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Charter and Bylaws provide that the authorized number of directors shall be determined from time to time by the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing a change of our management or a change in control. Our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of our Company entitled to vote at an election of directors.

Director Independence

Under the Nasdaq Listing Rules, a majority of the members of the Board must satisfy the Nasdaq criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless the Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board has determined that Mmes. Harlam and Lattmann and Messrs. Kurtz and Lazar and Kurtz are independent directors as defined under the Nasdaq Listing Rules. Mr. Rodriguez is not independent under the Nasdaq Listing Rules as a result of his position as our Chief Executive Officer. The Board will reevaluate Mr. Lazar’s status as an independent director in connection with the Second SPA Closing, at which time Mr. Lazar will also become the Company’s Chief Executive Officer meaning that he will no longer be an “independent director” under Nasdaq Listing Rules.

Board Leadership Structure

The Bylaws provide the Board with the discretion to appoint a Chairperson of the Board, which may be combined or separate from our Chief Executive Officer. Mr. Kurtz currently serves as the Chairperson of the Board. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. Following the Second SPA Closing, Mr. Lazar will be appointed as Chairperson of the Board and as our Chief Executive Officer.

Role of Board in Risk Oversight Process

The Board is responsible for overseeing our overall risk management process. The responsibility for managing risk rests with executive management while the committees of the Board and the Board as a whole participate in the oversight process. The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.

Meetings and Executive Sessions

The Board meets on a regular basis throughout the year to review significant developments affecting us and to act upon matters requiring its approval. The Board also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During fiscal year 2025, (i) the Board met 12 times and acted by unanimous written consent twice, (ii) our audit committee of the Board (the “Audit Committee”) met five times and did not take any actions by unanimous written consent, and (iii) our compensation committee of the Board (the “Compensation Committee”) met six times and acted by unanimous written consent twice. None of our directors attended fewer than 75% of the total number of meetings held by the Board and the committees (on which and for the period during which the director served) during fiscal year 2025.

As required under applicable Nasdaq listing standards, our independent directors periodically meet in executive sessions at which only they are present.

Policy Regarding Board Member Attendance at Annual Meetings

It is the policy of the Board to invite directors and nominees for director to attend annual meetings of our stockholders. We held one meeting of stockholders in fiscal year 2025, and all of the members of the Board as of such date virtually attended the meeting.

Information Regarding Committees of the Board

The Board has established a standing Audit Committee and Compensation Committee and does not have a Nominating Committee. The following table provides membership information as of the date hereof for each of these committees of the Board:

Name	Audit	Compensation
David E. Lazar
William Kurtz	X	X
Bari A. Harlam	X	X*
Susan Lattmann	X*	X

*	Current Committee Chairperson.

Below is a description of each primary committee of the Board. Members serve on these committees until their resignation, disqualification or removal or until otherwise determined by the Board. Each of these committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each of these committees meets the applicable Nasdaq Listing Rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is comprised of Mr. Kurtz, Ms. Lattmann and Ms. Harlam. Ms. Lattmann serves as Chairperson of the committee. Each member of the Audit Committee must be independent as defined under the Nasdaq Listing Rules and SEC rules and financially literate under the Nasdaq Listing Rules. The Board has determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and that Ms. Lattmann is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in a written charter. The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to our accounting and financial reporting processes, the systems of internal control over financial reporting and audits of financial statements and reports, and also assists the Board in its oversight of the quality and integrity of our financial statements and reports and the qualifications, independence and performance of our independent registered public accounting firm. For this purpose, the Audit Committee performs several functions. The Audit Committee’s responsibilities include, among others:

●

appointing, determining the compensation of, retaining, overseeing and evaluating our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing other review or attest services for us;

●

prior to commencement of the audit engagement, reviewing and discussing with the independent registered public accounting firm a written disclosure by the prospective independent registered public accounting firm of all relationships between us, or persons in financial oversight roles with us, and such independent registered public accounting firm or their affiliates;

●	determining and approving engagements of the independent registered public accounting firm, prior to commencement of the engagement, and the scope of and plans for the audit;
●	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement;
●

reviewing with management and the independent registered public accounting firm any fraud that includes management or other employees who have a significant role in our internal control over financial reporting and any significant changes in internal controls;

●

establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

●	reviewing the results of management’s efforts to monitor compliance with our programs and policies designed to ensure compliance with laws and rules; and
●

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of the quality and acceptability of our accounting principles and practices and all other matters required to be communicated to the Audit Committee by the independent registered public accounting firm under generally accepted accounting standards, the results of the independent registered public accounting firm’s review of our quarterly financial information prior to public disclosure and our disclosures in our periodic reports filed with the SEC.

The Audit Committee reviews, discusses and assesses its own performance and composition at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval.

Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. The Board has adopted a written charter of the Audit Committee that is available to stockholders on our internet website at https://ir.aterian.io/corporate-governance/governance-highlights under “Governance Charters”.

Compensation Committee

Our Compensation Committee is comprised of Ms. Harlam, Ms. Lattmann and Mr. Kurtz, with Ms. Harlam serving as Chairperson of the committee. The Board has determined that each member of the Compensation Committee is “independent” under the Nasdaq Listing Rules and SEC rules. Each of the members of the Compensation Committee is also a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act. The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities in overseeing our compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to our executive officers and non-employee directors. The responsibilities of the Compensation Committee are included in its written charter. The responsibilities of the Compensation Committee include:

●

reviewing, modifying and approving (or, if the Compensation Committee deems appropriate, making recommendations to the Board regarding) our overall compensation strategy and policies, and reviewing, modifying and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

●

determining and approving (or, if the Compensation Committee deems appropriate, recommending to the Board for determination and approval) the compensation and terms of employment of our Chief Executive Officer, including seeking to achieve an appropriate level of risk and reward in determining the long-term incentive component of the Chief Executive Officer’s compensation;

●

determining and approving (or, if the Compensation Committee deems appropriate, recommending to the Board for determination and approval) the compensation and terms of employment of our executive officers and other members of senior management;

●

reviewing and approving (or, if it deems appropriate, making recommendations to the Board regarding) the terms of employment agreements, severance agreements, change-of-control protections and other compensatory arrangements for our executive officers and other senior management;

●	conducting periodic reviews of the base compensation levels of all of our employees generally;
●	reviewing and approving the type and amount of compensation to be paid or awarded to non-employee directors;
●

reviewing and approving the adoption, amendment and termination of our stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, if any; and administering all such plans, establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and exercising such other power and authority as may be permitted or required under such plans;

●

reviewing our incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, reviewing and discussing at least annually the relationship between our risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

●

reviewing and recommending to the Board for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements;

●	review and oversight of our stock ownership guidelines; and
●

reviewing and discussing with management our narrative compensation disclosures and recommending to the Board that the narrative compensation disclosures be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

The Board has adopted a written charter of the Compensation Committee that is available to stockholders on our internet website at https://ir.aterian.io/corporate-governance/governance-highlights under “Governance Charters”. The Compensation Committee meets from time to time during the year. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Compensation Committee reviews, discusses and assesses its own performance and composition at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to the Board for its consideration and approval.

The Compensation Committee is authorized to retain the services of independent advisers to assist it in carrying out its responsibilities. Since October 2022, Pearl Meyer & Partners, LLC (“Pearl Meyer”) has provided compensation consulting services to assist management and the Compensation Committee in assessing our equity compensation plans and the compensation for our executive officers and other senior management. Pearl Meyer is independent from Aterian, was engaged directly by the Compensation Committee and has received compensation from Aterian only for services provided to the Compensation Committee. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers (the “Named Executive Officers”), in order to consider appropriate compensation for our Chief Executive Officer and Chief Financial Officer. For all other Named Executive Officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer and Chief Financial Officer. The annual performance of our executive officers is considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under any bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business going forward.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2025 are described in greater detail in the Executive Compensation section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2025, none of the members of the Compensation Committee were an officer or employee of ours, was formerly an officer of ours or had any relationship requiring disclosure by us under Item 404 of Regulation S-K. No interlocking relationship as described in Item 407(e)(4) of Regulation S-K exists between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on the Board, nor are there any specific qualities or skills that are necessary for one or more members of the Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Board may consider a potential director candidate’s integrity, experience, judgment, commitment, skills, diversity, age, gender, race, background, place of residence, areas of expertise, experience serving as a board member or executive officer of other companies, relevant academic expertise and other factors relative to the overall composition of the Board and Board committees, including the following characteristics and factors:

●	the highest ethical standards and integrity and a strong personal reputation;
●	a background that demonstrates experience and achievement in business, finance, ecommerce, artificial intelligence, regulatory, governance or other matters relevant to our business and activities;
●	a sound understanding of business strategy, corporate governance and the operations and role of the Board;
●	a willingness to act in the best interests of our Company and our stockholders;
●	a willingness to assist and support our management;
●	an ability to provide reasoned, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;
●	an ability to work effectively and collegially with other individuals;
●	loyalty and commitment to driving our success and increasing long-term value for our stockholders;
●	no material personal, financial, professional or familial interest in any of our present or potential competitors;
●	sufficient time to devote to Board and, as applicable, committee membership and matters; and
●	meeting the independence requirements imposed by the SEC and Nasdaq with respect to the Board and Board committee service.

The Board retains the right to modify these criteria from time to time.

Stockholder Nominations

The Board will consider director candidates recommended by our stockholders. The Board does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Board to become nominees for election to the Board at the 2026 Annual Meeting of Stockholders must have done so by delivering a written recommendation to the Board, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901, Attn: Secretary, no earlier than the close of business on April 14, 2026, but no later than May 14, 2026, unless the meeting date is more than 30 days before or after August 12, 2026, in which case the written recommendation must be received by our Secretary no later than the close of business not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting of Stockholders, and no later than the close of business on the later of (1) the 90th day before the date of the 2026 Annual Meeting of Stockholders, or (2) the 10th day following the day on which we first publicly announce (by press release or a filing with the SEC) the date of the 2026 Annual Meeting of Stockholders. Each written recommendation must set forth, among other information:

●	the name and address of the stockholder(s) on whose behalf the recommendation is being made (the “Recommending Stockholder”);
●

the class, series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by the Recommending Stockholder made as of the date of the written recommendation, and the time period for which such shares have been held;

●

a statement from the Recommending Stockholder as to whether such Recommending Stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders;

●	the proposed director candidate’s full legal name, age, business address and residential address;
●	a description of the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;
●	complete biographical information for the proposed director candidate;
●	a description of the proposed director candidate’s qualifications as a director;
●

the class, series and number of shares of our capital stock which are, directly or indirectly, owned of record and beneficially by the proposed director candidate, and the date or dates on which such shares were acquired and the investment intent of such acquisition;

●

a description of all relationships between the Recommending Stockholder and the proposed director candidate, and of all arrangements or understandings between such Recommending Stockholder and the proposed director candidate;

●

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors in an election contest or that is otherwise required pursuant to Regulation 14A promulgated under the Exchange Act;

●

a statement from the Recommending Stockholder supporting such Recommending Stockholder’s view that the proposed director nominee possesses the minimum qualifications prescribed by us for nominees, and briefly describing the contributions that the proposed director nominee would be expected to make to the Board and to the governance of Aterian; and

●

a statement from the Recommending Stockholder whether, in the view of such Recommending Stockholder, the nominee, if elected, would represent all of our stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Aterian.

Director candidate nominations from stockholders must include a written statement of each proposed nominee (1) consenting to be named as a nominee for election to the Board, (2) consenting to serve as a director, if elected, and (3) consenting to be interviewed by the Board, if the Board chooses to do so in its discretion. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, our Secretary will provide the foregoing information to the Board.

Evaluating Nominees for Director

The Board will consider director candidates who are suggested by members of the committee, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth above. The Board may, in the future, also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Board, but to date it has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Board will evaluate all nominees for director under the same approach whether they are recommended by stockholders or other sources.

The Board will review candidates for director nominees in the context of the current composition of the Board and committees, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Board may consider the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and our Company, to maintain a balance of knowledge, experience, diversity and capability in various areas. In the case of an incumbent director whose term of office is set to expire, the Board may review such director’s overall service to the Board, the committees and our Company during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such director’s independence, and the director’s contribution as a whole and effectiveness in serving the best interests of the Company and our stockholders. In the case of new director candidates, the Board will also determine whether the nominee must be independent for Nasdaq and SEC purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Board will focus on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.

The Board will evaluate the proposed director’s candidacy, including proposed candidates recommended by stockholders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders of Aterian wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901, Attn: Secretary. Each communication must set forth:

●	the name and address of the Aterian stockholder(s) on whose behalf the communication is sent; and
●	the class, series and number of shares of capital stock of Aterian that are owned beneficially and of record by the stockholder(s) as of the date of the communication.

Each communication will be reviewed by the Secretary to determine whether it is appropriate for presentation to the Board or the individual director. Examples of inappropriate communications include junk mail, spam, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. These screening procedures have been approved by a majority of the independent members of the Board.

Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or the individual director on a periodic basis. All communications directed to the Audit Committee in accordance with our “Open Door” Reporting and Non-Retaliation Policy Regarding Accounting and Auditing Matters (the “Open Door Policy”) that relate to questionable accounting, internal accounting controls or auditing matters involving the Company generally will be forwarded to a compliance officer designated by the Audit Committee to receive and review these communications and to the Chairperson of the Audit Committee, in accordance with the terms of the Open Door Policy. All communications directed to the Board in accordance with our Code of Conduct and Ethics that relate to non-financial matters (including without limitation purported or suspected violations of any law or regulation, our Code of Conduct and Ethics or other policies) will generally be forwarded to a compliance officer designated by the Board to receive and review these communications and then promptly and directly forwarded by a compliance officer to the Audit Committee or the Board, as appropriate, in accordance with the terms of the Code of Conduct and Ethics.

Hedging and Pledging Policies

As part of our insider trading policy, our executives and directors are prohibited from engaging in short sales of our securities and from engaging in hedging and monetization transactions involving our securities. Our insider trading policy does not restrict pledges of securities but requires that pledges of securities be pre-cleared by an insider trading compliance officer.

Compensation Recovery Policy

The Board has adopted a Compensation Recovery Policy (the “Clawback Policy”), in accordance with the Nasdaq listing standards and Exchange Act Rule 10D-1, which applies to our current and former executive officers and any other designated employees of the Company. Under the Clawback Policy, we are required to recoup the amount of any Erroneously Awarded Compensation (as defined in the Clawback Policy) on a pre-tax basis within a specified lookback period in the event of any Material Financial Restatement (as defined in the Clawback Policy), subject to limited impracticability exception.

Code of Conduct and Ethics

We have a written Code of Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Code of Conduct and Ethics on our website at https://ir.aterian.io/corporate-governance/governance-highlights under “Governance Charters” and “Governance Documents”. In addition, we intend to post on our website all disclosures that are required by law or the rules of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct and Ethics.

Insider Trading Arrangements and Policies

We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by our directors, officers, and employees. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as the standards of the Nasdaq Stock Market. A copy of the policy is filed as Exhibit 19.1 to our 2025 Annual Report. Additionally, it is our policy to comply with applicable securities laws when engaging in transactions involving our own securities.

EXECUTIVE OFFICERS

Our executive officers are elected by, and serve at the discretion of, our Board. The following table provides information regarding our current executive officers:

Name	Age	Position
Arturo Rodriguez	50	Chief Executive Officer and Director
Joshua Feldman	48	Chief Financial Officer

Please see page 70 of this Proxy Statement for the biography of Arturo Rodriguez.

Joshua Feldman has served as our Chief Financial Officer since June 2024 and our Senior Vice President of Finance since May 2022. Prior to joining the Company, Mr. Feldman was the Head of Finance for Olivela Inc., a luxury goods e-commerce company, from February 2021 to May 2022. Previously, he served as Vice President of Financial Operations for Hugo Boss North America from January 2018 to October 2020. From 2007 to 2018, Mr. Feldman held several senior finance roles at Saks Fifth Avenue and Hudson’s Bay Company. Prior to joining Saks Fifth Avenue, Mr. Feldman was an Assurance Manager at KPMG. Mr. Feldman is a certified public accountant in New York.

Family Relationships

There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

The following overview describes the material elements of compensation for the following individuals who served as our Named Executive Officers for the year that ended on December 31, 2025, which consists of our Chief Executive Officer, up to two other most highly compensated executive officers who were serving as executive officers as of December 31, 2025, and up to two additional individuals who would have been most highly compensated executive officers but for the fact that such individual was not serving as an executive officer as of December 31, 2025:

●	Arturo Rodriguez, our Chief Executive Officer;
●	Joshua Feldman, our Chief Financial Officer; and
●	Roi Zahut, our Former Chief Technology Officer

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our Named Executive Officers for the fiscal years-ended December 31, 2025 and 2024:

		Salary/Fees	Bonus	Stock Awards	All Other Compensation	Total
Name and principal position	Year	$	$	$(1)	$	$
Arturo Rodriguez	2025	378,778	-	405,417	759	784,954
Chief Executive Officer	2024	342,916	264,308	774,400	759	1,382,383
Joshua Feldman	2025	310,018	-	193,056	23,905	526,979
Chief Financial Officer	2024	296,124	151,733	271,895	21,443	741,195
Roi Zahut (2)	2025	259,508	-	125,486	3,291	388,285
Former Chief Technology Officer	2024	-	-	-	-	-
(1)

The amounts in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Consolidated Financial Statements included in our 2025 Annual Report. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the restricted stock awards or the sale of the Common Stock underlying such restricted stock awards.

(2)	On October 30, 2025, Roi Zahut resigned as Chief Technology Officer of the Company, effective as of November 3, 2025.

Narrative Disclosure to Summary Compensation Table

Employment and Severance Agreements

Arturo Rodriguez - We entered into an offer letter with Mr. Rodriguez, dated September 18, 2017. Pursuant to the offer letter, Mr. Rodriguez’s base salary was initially $250,000 per year. During his employment, Mr. Rodriguez has received various base salary adjustments and his salary at the beginning of 2025 was $360,000 annually. Effective April 1, 2025, Mr. Rodriguez received an increase in base salary to $385,000.

Joshua Feldman - We entered into an offer letter with Mr. Feldman, dated March 30, 2022. Pursuant to the offer letter, Mr. Feldman’s base salary was initially $270,000 per year. During his employment, Mr. Feldman has received various base salary adjustments and his salary at the beginning of 2025 was $310,000 annually.

Roi Zahut - We entered into an offer letter with Mr. Zahut, dated January 14, 2019. Pursuant to the offer letter, Mr. Zahut’s base salary was initially $225,000 per year. During his employment, Mr. Zahut received various base salary adjustments and his salary at the beginning of 2025 was $310,000 annually.

Executive Severance & Change in Control Policy

On the Severance Plan Effective Date, the Board adopted the Severance Plan to provide Participants, as defined therein, with the opportunity to receive severance benefits in the event of certain terminations of employment. The Severance Plan is intended to be a Top Hat welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), and is designed to attract and retain qualified executives. The administrator of the Severance Plan is the Board or a duly authorized committee thereof. The administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Severance Plan. The administrator has the exclusive power to determine who is eligible to receive benefits under the Severance Plan and to designate Participants.

The Severance Plan specifically provides that eligibility to receive benefits under the Severance Plan is limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of the ERISA, each an “Eligible Employee.” Eligible Employee is more specifically defined as a full-time executive of the Company who is designated a Participant by the administrator and identified on Appendix A of the Severance Plan. Appendix A is to be updated from time to time and remain current at all times. As of the Severance Plan Effective Date, all of the Named Executive Officers are designated as Participants under the Severance Plan on Appendix A.

The Severance Plan provides for certain severance benefits to be paid to Participants when they experience a “Qualifying Termination” or a “Change in Control Qualifying Termination” (as both terms are defined in the Severance Plan and described below).

A Qualifying Termination means the termination of a Participant’s employment either (a) by the Company other than for Cause, the Participant’s death, or the Participant’s Disability (as defined in the Severance Plan); or (b) by the Participant for Good Reason; in each case, other than a termination of employment that qualifies as a “Change in Control Qualifying Termination.”

Similarly, a Change in Control Qualifying Termination means the termination of a Participant’s employment either (a) by the Company other than for Cause, the Participant’s death, or the Participant’s Disability; or (b) by the Participant for Good Reason that occurred either (i) after a Change in Control and on or before the first anniversary thereof or (ii) at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or in connection with or anticipation of a Change in Control.

The terms “Cause”, “Good Reason,” and “Change in Control” are all more specifically defined either in an in-force employment agreement entered into between the Company and the executive, or in the absence thereof, in the Severance Plan.

In the event a Participant experiences a Qualifying Termination after the Severance Plan Effective Date, that Participant is entitled to severance in an amount equal to the Participant’s annual base salary in effect immediately prior to the date of the Qualifying Termination (“Severance”), plus a prorated annual bonus equal to the product of (i) the annual target bonus, if any, for the Participant for the entire fiscal year in which the Qualifying Termination occurs; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”).

Additionally, subject to certain terms and conditions, for the twelve months following the Severance, the Company shall cause the Company’s welfare plans to continue medical and dental benefits to the Participant and/or the Participant’s family on the same terms applicable to similarly situated active employees.

In the event a Participant experiences a Change in Control Qualifying Termination, the Participant shall be entitled to receive a Change in Control Severance in an amount equal to the Participant’s base salary in effect immediately prior to the date of the Change in Control Qualifying Termination plus the Participant’s annual target bonus for the year in which the Change in Control Qualifying Termination occurs, plus a prorated Change in Control Pro-Rata Bonus equal to the product of (i) the annual target bonus, if any, for the Participant for the entire fiscal year in which the Change in Control Qualifying Termination occurs; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Change in Control Qualifying Termination occurs and the denominator of which is the number of days in such year.

Additionally, subject to certain terms and conditions, for the twelve months following the date of the Change in Control Qualifying Termination, the Company shall cause the Company’s welfare plans to continue medical and dental benefits to the Participant and/or the Participant’s family on the same terms applicable to similarly situated active employees.

For any equity awards outstanding at the time of a Qualifying Termination, such awards shall not be terminated but shall continue to vest during the twelve-month period following the Qualifying Termination. Notwithstanding the foregoing, for the Participant serving as the Company’s Chief Executive Officer at the Severance Plan Effective Date, any outstanding equity awards shall not be terminated and shall immediately become fully vested upon a Qualifying Termination. If a Participant experiences a Change in Control Qualifying Termination, the Participant’s outstanding unvested time-based equity awards shall become fully vested.

Payments under the Severance Plan are designed, if applicable, to comply with Section 280G and 4999 of Internal Revenue Code of 1986, as amended (the “Code”). Nothing in the Severance Plan provides for any “gross up” or similar payment for any excise taxes that may become payable in connection with a Change in Control, and payments may under certain circumstances be reduced in an effort to provide the Participant the best after-tax benefit. The Severance Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered accordingly. Notwithstanding any other provision of the Severance Plan, payments provided under the Severance Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Lastly, amounts payable under the Severance Plan are also subject to any policy established by the Company at any time, providing for clawback or recovery of amounts that were paid to the Participant. All benefits provided under the Severance Plan are further conditioned on the Participant executing customary releases of liability and restrictive covenants in favor of the Company.

The foregoing is only a summary of the Severance Plan and is qualified in its entirety by reference to the full and complete terms of the Severance Plan, a copy of which is attached to our 2025 Annual Report as Exhibit 10.30 and is incorporated herein by reference.

Base Salaries/Compensation

Our salaries recognize the experience, skills, knowledge, and responsibilities required of all employees, including our Named Executive Officers. Base salaries and base compensation are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries and compensation with market levels after taking into account individual responsibilities, performance and experience.

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, the Board periodically reviews the equity incentive compensation of our Named Executive Officers and from time to time may grant equity incentive awards to them.

Currently, we typically grant restricted stock awards and do not grant stock options. We do not have a formal policy regarding the timing of granting stock option awards in relation to our disclosure of material nonpublic information; however our Compensation Committee does not target our grants of stock option awards in anticipation of the release of material nonpublic information, and we do not time the release of the material nonpublic information for the purpose of affecting the value of executive compensation.

On June 11, 2025, we granted 291,667 restricted shares to Mr. Rodriguez, 138,889 restricted shares to Mr. Feldman, and 90,278 restricted shares to Mr. Zahut pursuant to the Aterian, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). One-third of the restricted shares shall vest on June 11, 2026, and 1/12th of the restricted shares shall vest each quarterly period thereafter, as described in more detail in the “Outstanding Equity Awards at December 31, 2025” table below. All 90,278 shares granted to Mr. Zahut were forfeited on November 3, 2025 when he resigned from the Company.

On June 11, 2025, in settlement of the executive’s 2024 performance bonus, we granted 190,150 restricted shares to Mr. Rodriguez pursuant to the 2018 Plan. All 190,150 of the restricted shares vested on March 11, 2026, as described in more detail in the “Outstanding Equity Awards at December 31, 2025” table below.

On June 11, 2025, in settlement of the executive’s 2024 performance bonus, we granted 109,160 restricted shares to Mr. Feldman pursuant to the 2018 Plan. All 109,160 of the restricted shares vested on December 11, 2025.

On June 11, 2025, in settlement of the executive’s 2024 performance bonus, we granted 109,160 restricted shares to Mr. Zahut pursuant to the 2018 Plan. All 109,160 of the restricted shares vested on December 11, 2025, pursuant to Mr. Zahut’s separation agreement.

Perquisites, Health, Welfare and Retirement Plans and Benefits

We provide healthcare coverage to our employees. In addition, we have adopted a 401(k) plan for eligible employees. However, we do not currently match any portion of the contributions made by our employees to the 401(k) plan.

Outstanding Equity Awards at December 31, 2025

The following table presents certain information concerning outstanding equity awards held by each of the Named Executive Officers at December 31, 2025:

		Option awards				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (1) ($)
Arturo Rodriguez	9/15/2018	1,895	-	81.48	9/15/2028	-	-
	12/28/2018	8,547	-	116.64	12/28/2028	-	-
	6/12/2023	-	-	-	-	12,840	$8,937
	9/13/2023	-	-	-	-	19,708	$13,717
	4/26/2024	-	-	-	-	88,000	$61,248
	6/26/2024	-	-	-	-	88,000	$61,248
	6/11/2025	-	-	-	-	291,667	$203,000
	6/11/2025	-	-	-	-	190,150	$132,344
Joshua Feldman	6/12/2023	-	-	-	-	3,126	$2,176
	10/16/2023	-	-	-	-	3,488	$2,428
	5/6/2024	-	-	-	-	20,834	$14,500
	6/26/2024	-	-	-	-	30,667	$21,344
	6/11/2025	-	-	-	-	138,889	$96,667
Roi Zahut (2)	6/12/2023	-	-	-	-	-	-
	4/26/2024	-	-	-	-	-	-
	6/11/2025	-	-	-	-	-	-

(1)

Represents the market value of the unvested shares underlying the restricted stock awards as of December 31, 2025, based on the closing price of our Common Stock on such date, as reported on the Nasdaq Capital Market, which was $0.70 per share. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the restricted stock awards or the sale of the Common Stock underlying such restricted stock awards.

(2)	On October 30, 2025, Roi Zahut resigned as Chief Technology Officer of the Company, effective as of November 3, 2025.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth additional information as of December 31, 2025 with respect to the shares of Common Stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of December 31, 2025. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)(c)(2))
Equity compensation plans approved by security holders(3)(4)	10,633	$117.19	828,316
Equity compensation plans not approved by security holders(5)	2,418	$76.32	193,476
Total	13,051	$109.62	1,021,792

(1)	Consists of the weighted average exercise price of outstanding options as of December 31, 2025.

(2)	Consists entirely of shares of Common Stock that remain available for future issuance under the 2018 Plan as of December 31, 2025.

(3)	Consists of options outstanding as of December 31, 2025 under the 2018 Plan.

(4)

The number of shares of our Common Stock available for issuance under the 2018 Plan will automatically increase on January 1st of each year, for a period of not more than nine years, beginning January 1, 2020 and ending on (and including) January 1, 2028 by the lesser of (i) 15% of the shares deemed outstanding as of the preceding December 31, minus the number of shares in the share reserve (which for this purpose includes shares issued and issuable pursuant to the Aterian Group, Inc. Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”)) as of immediately prior to the increase, or (ii) such number of shares as determined by the Board.

(5)	Consists of options outstanding as of December 31, 2025 under the 2014 Plan and securities remaining available for future issuance for the Inducement Equity Incentive Plan.

Pay Versus Performance Table

The following table shows the past three fiscal years’ total compensation for our named executive officers as set forth in the Summary Compensation Table, the “compensation actually paid” to our named executive officers (as determined under SEC rules), and our net income.

SEC rules require certain adjustments to be made to the Summary Compensation Table totals to determine Compensation Actually Paid as reported in the Pay Versus Performance Table. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a valuation calculated under applicable SEC rules. In general, Compensation Actually Paid is calculated as summary compensation table total compensation adjusted to (a) include the value of any pension benefit (or loss) attributed to the past fiscal year, including on account of any amendments adopted during such year; and (b) include the fair market value of equity awards as of December 31, 2025 or, if earlier, the vesting date (rather than the grant date) and factor in dividends and interest accrued with respect to such awards, if applicable. For purposes of the disclosure below, no pension valuation adjustments were required.

Year	Summary Compensation Table Total for PEO(1)	Summary Compensation Table Total for PEO(2)	Summary Compensation Table Total for PEO(3)	Compensation Actually Paid to PEO(1)(4)	Compensation Actually Paid to PEO(2)(5)	Compensation Actually Paid to PEO(3)(6)	Average Summary Compensation Table Total for Non-PEO NEOs(7)	Average Compensation Actually Paid to Non-PEO NEOs(7)	Net Income (Loss) (thousands)(8)
2025	$784,954	$0	$0	$(184,021)	$0	$0	$457,632	$230,520	$(18,984)
2024	$1,382,383	$707,481	$0	$1,187,519	$158,578	$0	$731,112	$664,516	$(11,862)
2023	$1,149,311	$1,157,142	$403,009	$868,798	$876,629	$441,453	$839,761	$515,677	$(74,564)

(1) Arturo Rodriguez was the Company’s Co-PEO from July 26, 2023 through June 26, 2024, on which date he became the Company’s sole PEO.

(2) Joseph Risico was the Company’s Co-PEO from July 26, 2023 through June 26, 2024, on which date he resigned from the Company.

(3) Yaniv Sarig was the Company’s PEO during the 2023 fiscal year until his resignation on July 26,2023.

(4) The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for Arturo Rodriguez:

Year	Grant Date Value of Equity Awards	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Change in Fair Value From Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Dividends on Unvested Awards	Total Adjustments
2025	$669,726	$337,272	$(354,532)	$0	$(281,990)	$0	$(968,975)
2024	$774,400	$844,800	$(159,095)	$0	$(106,169)	$0	$(194,864)
2023	$834,066	$654,637	$(65,419)	$13,711	$(49,376)	$0	$(280,513)

(5) The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for Joseph Risico:

Year	Grant Date Value of Equity Awards	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Change in Fair Value From Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Dividends on Unvested Awards	Total Adjustments
2025	$0	$0	$0	$0	$0	$0	$0
2024	$406,560	$0	$0	$0	$(142,343)	$0	$(548,903)
2023	$834,066	$654,637	$(65,419)	$13,711	$(49,376)	$0	$(280,513)

(6) The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for Yaniv Sarig:

Year	Grant Date Value of Equity Awards	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Change in Fair Value From Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Dividends on Unvested Awards	Total Adjustments
2025	$0	$0	$0	$0	$0	$0	$0
2024	$0	$0	$0	$0	$0	$0	$0
2023	$0	$0	$0	$15,480	$0	$0	$38,444

(7) For the 2025 fiscal year, our Non-PEO NEOs were: Joshua Feldman and Roi Zahut. For the 2024 fiscal year, our Non-PEO NEOs were: Joshua Feldman and Phillip Lepper. For the fiscal year 2023, our Non-PEO NEO was: Roi Zahut. The amounts disclosed reflect the adjustments listed in the table below to the amounts reported in the Summary Compensation Table for Non-PEO NEOs:

Year	Grant Date Value of Equity Awards	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Change in Fair Value From Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Dividends on Unvested Awards	Total Adjustments
2025	$496,521	$97,222	$(98,796)	$194,305	$(150,436)	$0	$(454,225)
2024	$509,825	$494,400	$(106,207)	$41,625	$(53,183)	$0	$(133,190)
2023	$521,903	$323,555	$(90,072)	$13,711	$(49,376)	$0	$(324,048)

(8) The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.

DIRECTOR COMPENSATION

Our Compensation Committee approved a formal non-employee director compensation policy, which was mostly recently amended on August 16, 2024. Pursuant to such policy, our non-employee directors were paid the amounts in the table below for the year ended December 31, 2025. As revised on August 16, 2024, non-employee director compensation (prorated for service for a partial year), which, at each director’s election was payable one-third in cash and two-thirds in shares of restricted Common Stock, was as follows: (i) $150,000 per year to each director; (ii) $55,000 per year to the Chairperson of the Board; (iii) $20,000 per year to the Chairperson of the Audit Committee; (iv) $15,000 per year to the Chairperson of the Compensation Committee; (v) $10,000 per year to other members of the Audit Committee; and (vi) $7,500 to other members of the Compensation Committee.

On August 16, 2024, Mr. William Kurtz and the Company entered into an Advisor Agreement effective August 1, 2024 (the “Advisor Agreement”), pursuant to which Mr. Kurtz acts as an advisor to senior management of the Company. The initial term of the Advisor Agreement was for six months and, subject to the agreement of the Company and Mr. Kurtz, may be extended for an additional six-month period. Mr. Kurtz is paid $8,750 per month for his services pursuant to the Advisor Agreement. Upon expiration of the initial term, the Advisor Agreement was extended on a month-to-month basis.

The following table sets forth summary information concerning compensation paid or accrued to the members of the Board for services rendered to us for the fiscal year ended December 31, 2025:

	Fees Earned or Paid in Cash	Option Awards	Stock Awards	All Other Compensation	Total
Name(1)	$	$	$(2)	$	$
William H. Kurtz	$227,500	-	$99,884	-	$327,384
Bari A. Harlam (4)	$73,859	-	$99,884	-	$173,743
Sarah Liebel(3)	$37,011	-	$-	-	$37,011
Susan Lattmann	$77,500	-	$99,884	-	$177,384

(1)

Arturo Rodriguez, our Chief Executive Officer did not receive compensation for services as a director as he was an employee of the Company while serving on the Board. Mr. Rodriguez’s compensation is included in the section titled Summary Compensation Table of our 2025 Annual Report.

(2)

The amounts in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the restricted stock awards or the sale of the Common Stock underlying such restricted stock awards. As of December 31, 2025, our non-employee directors held the following number of shares of restricted Common Stock: Ms. Harlam held 137,260 shares; Ms. Lattmann held 136,910 shares; and Mr. Kurtz held 115,528 shares.

(3)

On June 24, 2025, Sarah Liebel notified the Board of her intent to not stand for reelection at the Company’s 2025 Annual Meeting of Stockholders and to retire from the Board effective as of the conclusion of the Annual Meeting on August 12, 2025.

(4)	Director fees for Ms. Harlam include an excess payment of approximately $3 thousand, which the Company will offset against her scheduled compensation for the second quarter of 2026.

PROPOSAL 3: CHANGE OF CONTROL PROPOSAL

We are seeking stockholder approval, for purposes of complying with Nasdaq Listing Rule 5635(b) for the issuance of shares of our Common Stock upon conversion of Preferred Stock issued to Mr. Lazar in the Investment Transaction.

The information set forth in this Proposal 3 is qualified in its entirety by reference to the full text of the form of Series AA Certificate of Designation, the form of Series AAA Certificate of Designation, and the form of Securities Purchase Agreement, which were filed as exhibits 3.1, 3.2 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on April 29, 2026.

Stockholders are urged to carefully read these documents.

Background

On April 27, 2026, we entered into the Securities Purchase Agreement with Mr. Lazar pursuant to which he agreed to purchase from the Company 1,750,000 shares of Series AA Preferred Stock and 1,750,000 shares of Series AAA Preferred Stock of the Company at a purchase price of $2.00 per share of Preferred Stock for aggregate gross proceeds of $7.0 million. On April 27, 2026, we filed the Series AA Certificate of Designation. Following stockholder approval, each share of Series AA Preferred Stock will be convertible into 7.7 shares of Common Stock (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AA Certificate of Designation) and each share of Series AAA Preferred Stock will be convertible into a maximum of 135.10 shares of Common Stock (with the exact amount to be determined prior to the Second SPA Closing (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the Series AAA Certificate of Designation)) for a combined total of a maximum of 249,909,030 shares of Common Stock outstanding immediately following the Second SPA Closing (such number of shares being subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and certain dilutive issuances, in each case in accordance with the terms of the applicable Certificate of Designation) . For the avoidance of doubt, the Series AA Preferred Shares are and, upon issuance, the Series AAA Preferred Shares will be, subject to anti-dilution features such that, in the event that the Company or any of its subsidiaries issues any shares of Common Stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) at an effective price per share less than the Base Share Price, then simultaneously with such dilutive issuance, the Conversion Price of the applicable shares of Preferred Stock shall be reduced to equal the Base Share Price, and the number of shares of Common Stock issuable upon conversion of the applicable shares of Preferred Stock shall be in excess of the combined total of 249,909,030 shares of Common Stock referenced above. The offering of the Series AA Preferred Stock closed on April 27, 2026 and the offering of the Series AAA Preferred Stock is expected to close following the receipt of stockholder approval at the Special Meeting. For further information see “Description of the Investment Transaction” on page 33 of this Proxy Statement.

Nasdaq Stockholder Approval Requirement; Reasons for the Change of Control Proposal

Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of an issuer. For purposes of this rule, Nasdaq generally finds a change of control where (i) an issuance causes a stockholder or stockholder group to own or have the right to acquire 20% or more of the outstanding ordinary shares or voting power and (ii) this ownership or voting power would be the largest ownership position. Based on the total number of shares outstanding as of the Record Date, the conversion of shares of Preferred Stock into Common Stock would result in Mr. Lazar as holder of the Preferred Stock owning            shares of Common stock, or       % of the outstanding stock of the Company on a fully diluted basis, and having the largest ownership position in terms of ownership and voting power. Accordingly, we are seeking stockholder approval to permit the issuance of the shares of Common Stock issuable upon conversion of the Series AA Preferred Stock and the Series AAA Preferred Stock in accordance with Rule 5635(b).

We are not seeking the approval of our stockholders to authorize our entry into the Securities Purchase Agreement, but rather to approve the conversion of the shares of Preferred Stock into shares of our Common Stock. If stockholders approve the Change of Control Proposal, the rights or privileges of our existing stockholders will not be affected, except that the economic and voting interests of each of our existing stockholders will be significantly diluted upon conversion of the Preferred Stock. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, upon conversion of the Preferred Stock in full the shares of our Common Stock owned by our existing stockholders will represent a significantly smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

Depending on the extent of conversions and other share issuances, concentrated ownership by Mr. Lazar or any assignee will result in such holder having the ability to control the outcome of votes presented to stockholders including with respect to the election of our directors or approval of any other corporate action requiring stockholder approval. In addition, as a result of Mr. Lazar’s voting power, we may determine that we are a “controlled company” as defined in the Nasdaq Listing Rule 5615 and, therefore, are not subject to the Nasdaq Listing Rules that would otherwise require us to have (a) a majority of independent directors; (b) director nominees selected, or recommended for the Board selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors; (c) a nominating committee composed solely of independent directors; (d) compensation of our chief executive officer and all other officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and/or (e) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors.

If the stockholders do not approve this proposal at the Special Meeting, we will be required to hold another meeting within 90 days from the date of the Special Meeting to seek approval for the second time. If the stockholder approval is not obtained at the Second Meeting, the Company has agreed to issue to Mr. Lazar such number of shares of Common Stock, at a price per share equal to the closing price of the Common Stock on Nasdaq on the date of the Second Meeting plus $0.02, that equals up to 19.99% of the issued and outstanding shares of Common Stock on the date of the Securities Purchase Agreement, calculated in accordance with the applicable Nasdaq Listing Rule 5635.

Risk Factors

Please refer to “Risk Factors” on page 36 of this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Change of Control Proposal.

Vote Required

The proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions). Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the Change of Control Proposal.

PROPOSAL 4: RELATED PARTY PROPOSAL

We are seeking stockholder approval, for purposes of complying with Nasdaq Listing Rule 5635(c), of the issuance of shares of Common Stock upon conversion of Preferred Stock to Mr. David E. Lazar, who is a director of the Company (the “Related Party”) and will be our Chairman of the Board and Chief Executive Officer following the Second SPA Closing.

The information set forth in this Proposal 4 is qualified in its entirety by reference to the full text of the form of Series AA Preferred Stock certificate of designation, Series AAA Preferred Stock certificate of designation, and Securities Purchase Agreement as exhibits 3.1, 3.2 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on April 29, 2026.

Stockholders are urged to carefully read these documents.

Background

See the information set forth under the subsection titled Background in Proposal 3—The Change of Control Proposal.

Nasdaq Stockholder Approval Requirement; Reasons for the Related Party Proposal

Nasdaq Listing Rule 5635(c) requires stockholder approval in connection with certain non-public offerings involving the sale, issuance or potential issuance of equity compensation to officers, directors, employees, or consultants. For this purpose, “equity compensation” includes common stock (and securities convertible into or exercisable for common stock) issued to a company’s officers, directors, employees or consultants at a discount to the market value of such common stock. “Market value” means the consolidated closing bid price (as reflected on Nasdaq) immediately preceding the time that the company enters into a binding agreement with such officer, director, employee or consultant to issue the equity compensation.

The shares of Common Stock issuable to the Related Party upon conversion of the Preferred Stock may be considered “equity compensation” under Nasdaq Listing Rule 5635(c). Since the Conversion Price may be less than the market value of our Common Stock immediately preceding the date of entering into the Securities Purchase Agreement with Mr. Lazar, we are asking for your approval to issue shares of Common Stock upon conversion of the shares of Preferred Stock to Mr. Lazar.

We are not seeking the approval of our stockholders to authorize our entry into the Securities Purchase Agreement with Mr. Lazar, but rather to approve the conversion of the shares of Preferred Stock purchased by Mr. Lazar into shares of our Common Stock.

If stockholders approve this proposal, the rights or privileges of our existing stockholders will not be affected, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a significantly smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

If the stockholders do not approve this proposal at the Special Meeting, we will be required to hold another meeting within 90 days from the date of the Special Meeting to seek approval for the second time. If the stockholder approval is not obtained at the Second Meeting, the Company has agreed to issue to Mr. Lazar such number of shares of Common Stock, at a price per share equal to the closing price of the Common Stock on Nasdaq on the date of the Second Meeting plus $0.02, that equals up to 19.99% of the issued and outstanding shares of Common Stock on the date of the Securities Purchase Agreement, calculated in accordance with the applicable Nasdaq Listing Rule 5635.

Risk Factors

Please refer to “Risk Factors” on page 36 of this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Related Party Proposal.

Vote Required

The proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions). Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the Related Party Proposal.

PROPOSAL 5: ISSUANCE PROPOSAL

We are seeking stockholder approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of shares of our Common Stock upon conversion of Preferred Stock issued to Mr. Lazar in the Investment Transaction.

The information set forth in this Proposal 5 is qualified in its entirety by reference to the full text of the form of Series AA Preferred Stock certificate of designation, Series AAA Preferred Stock certificate of designation, and Securities Purchase Agreement as exhibits 3.1, 3.2 and 10.2, respectively, to our Current Report on Form 8-K filed with the SEC on April 29, 2026.

Stockholders are urged to carefully read these documents.

Background

See the information set forth under the subsection titled Background in Proposal 3—The Change of Control Proposal.

Nasdaq Stockholder Approval Requirement; Reasons for the Issuance Proposal

Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 19.99% or more of the common stock or 19.99% or more of the voting power of such company outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the common stock immediately preceding the signing of the binding agreement for the issuance of such securities, and (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities (such price, the “Nasdaq Minimum Price”).

Because the conversion price of the Preferred Stock is less than the Nasdaq Minimum Price and Mr. Lazar will own more than 19.99% of the Common Stock outstanding prior to the execution of the Securities Purchase Agreement upon conversion of the Preferred Stock, the Securities Purchase Agreement contains a provision stating that in the event stockholder approval is required for the shares issuable upon conversion of the Preferred Stock, the Company shall take all action necessary to hold a special meeting of its stockholders for the purpose of obtaining stockholder approval.

We are not seeking the approval of our stockholders to authorize our entry into the Securities Purchase Agreement, but rather to approve the conversion of the shares of Preferred Stock into shares of our Common Stock. If stockholders approve the Issuance Proposal, the rights or privileges of our existing stockholders will not be affected, except that the economic and voting interests of each of our existing stockholders will be significantly diluted upon conversion of the Preferred Stock. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, upon conversion of the Preferred Stock in full the shares of our Common Stock owned by our existing stockholders will represent a significantly smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

Depending on the extent of conversions and other share issuances, concentrated ownership by Mr. Lazar or any assignee will result in such holder having the ability to control the outcome of votes presented to stockholders including with respect to the election of our directors or approval of any other corporate action requiring stockholder approval. In addition, as a result of Mr. Lazar’s voting power, we may determine that we are a “controlled company” as defined in the Nasdaq Listing Rule 5615 and, therefore, are not subject to the Nasdaq Listing Rules that would otherwise require us to have (a) a majority of independent directors; (b) director nominees selected, or recommended for the Board selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors; (c) a nominating committee composed solely of independent directors; (d) compensation of our chief executive officer and all other officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and/or (e) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors.

If the stockholders do not approve this proposal at the Special Meeting, we will be required to hold another meeting within 90 days from the date of the Special Meeting to seek approval for the second time. If the stockholder approval is not obtained at the Second Meeting, the Company has agreed to issue to Mr. Lazar such number of shares of Common Stock, at a price per share equal to the closing price of the Common Stock on Nasdaq on the date of the Second Meeting plus $0.02, that equals up to 19.99% of the issued and outstanding shares of Common Stock on the date of the Securities Purchase Agreement, calculated in accordance with the applicable Nasdaq Listing Rule 5635.

Risk Factors

Please refer to “Risk Factors” on page 36 of this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Issuance Proposal.

Vote Required

The proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions). Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the Issuance Proposal.

PROPOSAL 6: REVERSE STOCK SPLIT PROPOSAL

Overview

The Board deems it advisable and in the best interest of the Company that the Board be granted the discretionary authority to amend the Charter to effect the Reverse Stock Split of the Company’s issued and outstanding Common Stock as described below. Accordingly, the Board has unanimously approved, and recommended that our stockholders approve, an amendment to our Charter in substantially the form attached hereto as Annex C (the “Reverse Stock Split Amendment”), to effect a reverse stock split at a ratio in the range of 1-for-2 to 1-for-99 (the “Reverse Stock Split”), to be determined at the discretion of the Board, whereby each outstanding 2 to 99 shares of our Common Stock would be combined, converted and changed into 1 share of our Common Stock. The primary purpose of this Reverse Stock Split is to increase the price per share of Common Stock in order to comply with the minimum bid price requirement of Nasdaq, as well as to comply with our covenant to seek stockholder approval of the Reverse Stock Split pursuant to the Securities Purchase Agreement and for the other reasons detailed below under Reasons for the Reverse Stock Split. If the Board does not affect any Reverse Stock Split by filing the Reverse Stock Split Amendment before the close of business on                           , 2027, the Board will not effect any Reverse Stock Split pursuant to this proposal.

Approval of the proposal would permit (but not require) the Board to effect a reverse stock split of our issued and outstanding Common Stock by an aggregate ratio of not less than 1-for-2 and not more than 1-for-99, with the exact ratio to be set at a number within this range as determined by the Board in its sole discretion. We believe that enabling the Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, the Board may consider, among other things, factors such as:

●	the initial or continuing listing requirements of various stock exchanges, including the Nasdaq Capital Market;
●	the historical trading price and trading volume of our Common Stock;
●	the number of shares of our Common Stock outstanding;
●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;
●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and
●	prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by the Board, no less than 2 and no more than 99 shares of existing Common Stock, as determined by the Board, will be combined into one share of Common Stock.

Reasons for the Reverse Stock Split

1.

Maintain our listing on the Nasdaq Capital Market. Our Common Stock is traded on the Nasdaq Capital Market. On December 9, 2025, we received a notice from Nasdaq indicating that, for the last 30 consecutive business days, the bid price for the Common Stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A)(ii), we have been provided an initial period of 180 calendar days, or until June 8, 2026, to regain compliance with the minimum bid price requirement.

As of the date hereof, we have not regained compliance with the minimum bid price requirement since the closing bid price of the Common Stock has not been at least $1.00 per share for a minimum of 10 consecutive business days. To cure the deficiency, we may conduct the Reverse Stock Split for which we are seeking stockholder approval in this Proxy Statement. On                           , 2026, the closing price of the Common Stock as reported on the Nasdaq Capital Market was $       per share.

The Board has approved the Reverse Stock Split as a potential means of increasing the share price of the Common Stock and may choose to implement it if other options are unavailable, undesirable, or insufficient. The Board believes that maintaining our listing on the Nasdaq Capital Market provides a broader market for the Common Stock and facilitates the use of the Common Stock in financing and other transactions. We expect the Reverse Stock Split, if effected, to facilitate the continuation of such listing. We cannot assure you, however, that the Reverse Stock Split, if effected, will result in an increase in the per share price of the Common Stock, or if it does, how long the increase would be sustained, if at all, or whether the increase will be proportional to the reverse stock split ratio.

If our stockholders approve the Reverse Stock Split Proposal, the Board in its sole discretion will determine whether to effect the Reverse Stock Split. The Board reserves the right to elect not to effect a reverse stock split, including any or all reverse stock split ratios within the proposed range, if it determines, in its sole discretion, that implementing a reverse stock split is not in the best interest of the Company and its stockholders.

If our stockholders do not approve the Reverse Stock Split Proposal, the Company may be delisted from the Nasdaq Capital Market due to our failure to maintain a minimum bid price for the Common Stock of $1.00 per share as required by Nasdaq. Reducing the number of our issued shares of Common Stock should, absent other factors, increase the per share market price of the Common Stock, although we cannot provide any assurance that, following the Reverse Stock Split, our minimum bid price would remain above the minimum bid price requirement of Nasdaq.

The Board has considered the potential harm to the Company and its stockholders should Nasdaq delist the Common Stock from the Nasdaq Capital Market. Delisting could adversely affect the liquidity of the Common Stock because alternatives, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc., are generally considered to be less liquid and less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, the Common Stock on an over-the-counter market. Many investors likely would not buy or sell the Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, the Common Stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in the Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and in fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of the Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital. The Board believes that the Reverse Stock Split is a potentially effective means for us to maintain compliance with the rules of Nasdaq and to avoid, or at least mitigate, the likely adverse consequences of the Common Stock being delisted from the Nasdaq Capital Market by producing the immediate effect of increasing the bid price of the Common Stock.

2.

Stock Price Volatility. We understand that a higher stock price may increase the acceptability of the Common Stock to investors who may not find shares of Common Stock attractive at the current market price due to the trading volatility often associated with stocks below certain prices.

3.

Transaction Costs. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

4.

Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing or such later time as specified in the filing (the “Effective Time”) of the Reverse Stock Split Amendment with the Delaware Secretary of State. The exact timing of the filing of the Reverse Stock Split Amendment and the ratio of the Reverse Stock Split (within the approved range) will be determined by the Board based on its evaluation as to when such action and at what ratio will be the most advantageous to the Company and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by the Board, a minimum of 2 and a maximum of 99 shares in aggregate of existing Common Stock will be combined into one new share of Common Stock.

Based on 10,849,410 shares of Common Stock issued and outstanding as of the Record Date, immediately following the reverse split the Company would have approximately 5,424,705 shares of Common Stock issued and outstanding if the ratio for the reverse split is 1-for-2, approximately 1,084,941 shares of Common Stock issued and outstanding if the ratio for the reverse split is 1-for-10, approximately 216,988 shares of Common Stock issued and outstanding if the ratio for the reverse split is 1-for-50, and approximately 109,590  shares of Common Stock issued and outstanding if the ratio for the reverse split is 1-for-99. Any other ratios selected within such range would result in a number of shares of Common Stock issued and outstanding following the Reverse Stock Split between 109,590 and 5,424,705 shares. The foregoing does not give effect to (i) 11,287 shares of Common Stock issuable upon exercise of outstanding stock options as of the Record Date; and (ii) 1,609,376 shares of Common Stock issuable upon exercise of outstanding warrants as of the Record Date.

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company (subject to the treatment of fractional shares). In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our Common Stock, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act, and our Common Stock will continue to be quoted on the Nasdaq Capital Market under the symbol “ATER”. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” as described by Rule 13e-3 under the Exchange Act.

After the Effective Time of the Reverse Stock Split, the post-split market price of our Common Stock may be less than the pre-split price multiplied by the Reverse Stock Split ratio. In addition, a reduction in number of shares outstanding may impair the liquidity for our Common Stock, which may reduce the value of our Common Stock.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of Common Stock under our Charter. Because the number of issued and outstanding shares of Common Stock will decrease, the number of shares of Common Stock remaining available for issuance will increase. Currently, under our Charter, our authorized capital stock consists of 500,000,000 shares of Common Stock however if the Authorized Share Increase Proposal is approved, our authorized capital stock would increase to 1,000,000,000.

Subject to limitations imposed by Nasdaq, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of the Board. The authorized and unissued shares may be issued for cash, for acquisitions or for any other purpose that is deemed in the best interests of the Company.

By increasing the number of authorized but unissued shares of Common Stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company, and the Board has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Treatment of Fractional Shares in the Reverse Stock Split

The Company does not intend to issue fractional shares in the event that a stockholder owns a number of shares of Common Stock that is not evenly divisible by the Reverse Stock Split ratio. If the Reverse Stock Split is effected, the Board will have the discretion to determine whether the Company (i) will pay in cash the fair value of fractions of a share as of the time when those stockholders entitled to receive such fractions are determined, or (ii) provide for the rounding up of such fractions to the next whole number of shares of Common Stock.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Effect of the Reverse Stock Split on Employee and Consultant Plans, Options, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of our Common Stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. Our stockholders’ equity, in the aggregate, will remain unchanged. Any Common Stock held in treasury will be reduced in proportion to the Reverse Stock Split ratio. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Risk Factors

Please also refer to “Risk Factors” on page 36 of this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Reverse Stock Split Proposal.

Vote Required

This proposal requires that the votes cast “For” the Reverse Stock Split Proposal exceed the votes cast “Against” the Reverse Stock Split Proposal. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the approval of the Reverse Stock Split Proposal.

PROPOSAL 7: AUTHORIZED STOCK INCREASE PROPOSAL

Background

On May       , 2026, the Board approved and adopted, subject to stockholder approval at the Special Meeting, an amendment to our Charter to increase our authorized shares of Common Stock from 500,000,000 shares to 1,000,000,000 shares. The text of the proposed amendment to the Charter approved by the Board is set forth in the form of Certificate of Amendment to the Charter, which is set forth below and a form of which is attached as Annex D to this Proxy Statement (the “Share Increase Certificate of Amendment”). Accordingly, the Board is requesting stockholder approval of this proposal to approve the Share Increase Certificate of Amendment that will provide for an increase in the number of authorized shares of Common Stock from 500,000,000 shares to 1,000,000,000 shares.

The Share Increase Certificate of Amendment, if approved by our stockholders, would become effective upon the filing of the Share Increase Certificate of Amendment with the Delaware Secretary of State as set forth below and attached as Annex D to this Proxy Statement. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon and elect not to proceed with the Share Increase Certificate of Amendment if the Board determines that the Share Increase Certificate of Amendment is no longer in the Company’s best interests and the best interests of the Company’s stockholders. If the Board does not affect increase in authorized stock by filing a Share Increase Certificate of Amendment before the close of business on                           , 2027, the Board will not effect any increase pursuant to this proposal.

Reasons for Stockholder Approval

Of the 500,000,000 shares of Common Stock currently authorized, as of the close of business on the Record Date, there were 10,849,410 shares of Common Stock outstanding. In addition to the shares of Common Stock outstanding on the Record Date, we had (i) 2,094,533 shares of Common Stock reserved for future grant under our equity compensation plans; (ii) 11,287 shares of Common Stock reserved for future issuance for outstanding stock options; (iii) 1,609,376 shares of Common Stock for outstanding warrants reserved for future issuance; (iv) 13,475,000 shares of Common Stock reserved for issuance upon conversion of the Series AA Preferred Stock; and (v) a maximum of 236,425,000 shares of Common Stock reserved for issuance upon conversion of the Series AAA Preferred Stock. Accordingly, we will have only 235,535,394 authorized shares of Common Stock that remain available for further issuance by us.

In connection with the Investment Transaction, under the terms of the Securities Purchase Agreement, we agreed to seek stockholder approval at this Special Meeting to increase the number of authorized shares of Common Stock to 1,000,000,000 shares of Common Stock. In order to provide us with a greater number of options and flexibility to identify and successfully pursue a Target Company for a Post-Investment Transaction, we determined to seek stockholder approval at this Special Meeting to increase the number of authorized shares of Common Stock to 1,000,000,000 as provided in this proposal.

In addition to satisfying the Company’s obligation to seek stockholder approval to increase its authorized shares of Common Stock under the terms of the Securities Purchase Agreement, the Board also approved the proposed increase in authorized Common Stock to provide flexibility to issue additional shares of our Common Stock and/or securities or equity awards which may be convertible, exercisable or otherwise settleable in Common Stock for business and financial purposes in the future. These purposes may include, among others: (i) pursuing a strategic investment transaction and/or acquisition, including a Post-Investment Transaction (as discussed above); (ii) exploring other strategic relationships and opportunities; (iii) raising additional capital; (iv) equity incentive compensation and awards raising capital and other financing transactions; and (v) other corporate purposes. Other than conversions or exercises of outstanding securities convertible or exercisable into Common Stock, including the Preferred Stock we issued, we do not currently have any specific plans, proposals or arrangements, written or oral, to issue any of the proposed additional authorized shares of Common Stock. However, in connection with the Company pursuing a Post-Investment Transaction, shares of Common Stock, preferred stock and/or other Company securities may be issued as part of any such transaction.

Risk Factors

Please refer to “Risk Factors” on page 36 of this Proxy Statement above for certain material risks related to the Investment Transaction and the approval of this Authorized Stock Increase Proposal.

Vote Required

This proposal requires that the votes cast “For” the Authorized Stock Increase Proposal exceed the votes cast “Against” the Authorized Stock Increase Proposal. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Broker non-votes will have no effect on the proposal.

Recommendation of the Board

The Board unanimously recommends a vote FOR the approval of the Authorized Stock Increase Proposal.

PROPOSAL 8: ADJOURNMENT PROPOSAL

If the number of shares of Common Stock present in person or represented by proxy at the Special Meeting voting in favor of the Asset Sale Proposal is insufficient to approve the proposals at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the Board to solicit additional proxies in respect of the proposal to approve the various proposals.

In this proposal regarding the adjournment of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the Board to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the various proposals. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Asset Sale. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against one or more of the proposals such that such proposal(s) would be defeated, we could adjourn the Special Meeting without a vote on the approval of the proposals and seek to convince the holders of those shares to change their votes to votes in favor of the proposals. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required for Approval

Approval of the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies to approve the various proposals, requires, if a quorum is present, the affirmative “FOR” vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Special Meeting, present or represented by proxy thereat and entitled to vote thereon. If a quorum is not present, the affirmative vote of a majority in voting power of the stockholders entitled to vote thereon, present in person, or by remote communication, or represented by proxy. The chairperson of the Special Meeting may also adjourn the Special Meeting if there is no quorum.

If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of voting.  If a quorum is not present, abstentions will have the same effect as votes “AGAINST” the Adjournment Proposal and broker non-votes will have no effect on the outcome of voting.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the Board’s discretionary authority to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO COMPANY STOCKHOLDERS

The following discussion is a general summary of the material U.S. federal income tax consequences of the Asset Sale, the distribution and the Reverse Stock Split to the Company and its stockholders who hold their shares of common stock as a “capital asset” for U.S. federal income tax purposes, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. federal income tax laws (such as banks and other financial institutions, dealers in securities, insurance companies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or holders of interests therein, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, persons who acquired their shares through the exercise of employee stock options or otherwise as compensation, former citizens or residents of the United States, foreign individuals and foreign entities, persons subject to the 3.8% “net investment income tax” under Section 1411 of the Code (defined below), “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund), “U.S. stockholders” (as defined below) whose functional currency is not the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax, persons that actually or constructively own 5% percent or more (by vote or value) of any class of our shares, “real estate investment trusts” or “regulated investment companies”); nor any consequences arising under any U.S. federal estate or gift tax laws, under the laws of any state, local, or non-U.S. jurisdiction, any tax treaties or any other tax law other than U.S. federal income tax law, or the rules regarding qualified small business stock within the meaning of Section 1202 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary also does not discuss the alternative minimum tax or the application of Section 451(b) of the Code.

The discussion below is based upon the Code, U.S. Department of Treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings, and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the IRS or the courts, and assumes that any sale of assets by the Company will be in accordance with the Asset Sale and that any distributions to stockholders will be in accordance with a plan of distribution to be adopted by the Board. No ruling has been requested from the IRS with respect to the anticipated tax treatment of any of the transactions summarized herein, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.

If an entity or arrangement treated as a partnership for U.S. federal tax purposes holds shares of Company common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding the shares of Company common stock and partners in such partnerships should consult their tax advisors.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE AND MUST NOT BE CONSTRUED AS TAX ADVICE TO THE COMPANY STOCKHOLDERS. COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ASSET SALE AND THE DISTRIBUTION, INCLUDING ALL ASPECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE

If the Asset Sale is consummated, the Company will be treated as selling the assets owned by the Company. The Asset Sale will not be directly taxable to stockholders, although as discussed below, the distribution of a portion of the net proceeds from the Asset Sale and the Investment Transaction may be a taxable event to the stockholders. Any gain or income from the Asset Sale and the sale of certain other assets of the Company, to the extent such amounts exceed the Company’s tax attributes, will be taxable to the Company and any such tax would reduce the amount available for the distribution.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

U.S. Federal Income Tax Consequences to the Company

Following the Asset Sale and the Investment Transaction, the Company intends to distribute to its stockholders, in one or more pro rata distributions, which may be in the form of contingent value rights (“CVRs”), the net cash proceeds from the Asset Sale and the Investment Transaction along with cash or other proceeds, if any, (i) from sales of inventory not purchased by Trademark Global and collections on outstanding receivables which the Company will collect in the ordinary course following the APA Closing, (ii) in connection with or as the result of any tax or other refunds, credits, rebates, drawbacks, claims for recovery or causes of action relating to any anti-dumping actions, international tariffs, sanctions, trade policies or disputes, customs duties or any “trade war” or similar actions in the United States or any other country or region in the world, in each case in respect of any period prior to the Second SPA Closing, (iii) in connection with or as a result of the release of any restricted cash or import bond held by the Company at or prior to the Second SPA Closing, (iv) in connection with or as a result of the release of any amounts held in escrow for the benefit of the Company and/or any of its equityholders in connection with the Asset Sale or in respect of any other transaction occurring at or prior to the Second SPA Closing, (v) from reserves held with respect to certain Specified Liabilities, and (vi) from the sale of certain real property, the Company’s 4th & Heart Investment and any remaining brands or brand related assets not purchased by Trademark Global.

It is anticipated that the Company will not incur any material U.S. federal income tax liability from distribution as the Company’s primary asset at the time of the distribution will be cash (primarily resulting from the Asset Sale, Investment Transaction and the sale of certain other assets).

Certain U.S. Federal Income Tax Consequences to U.S. Stockholders

For purposes of this discussion, the term “U.S. stockholder” means a beneficial owner of the Company common stock that is any of the following: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; or (iii) a trust if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person, or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The distribution is expected to be treated as distribution to its stockholders under Section 301 of the Code. Under Section 301 of the Code, the distribution will be characterized as a “dividend” within the meaning of Section 316 of the Code to the extent of the Company’s current or accumulated earnings and profits (as calculated for U.S. federal income tax purposes) (“E&P”). Any distribution in excess of the Company’s E&P would be first treated as a tax-free return of capital that reduces the U.S. stockholder’s adjusted tax basis in its shares, and thereafter any distribution in excess of the U.S. stockholder’s adjusted tax basis in its shares would be treated as payment for the sale or exchange of such shares (i.e., capital gains). Non-corporate stockholders are currently subject to income tax on the amount of distributions characterized as dividends at a maximum U.S. federal income tax rate of 20%. Dividends received by corporate stockholders are taxed at ordinary corporate income tax rates but may be eligible for a dividend received deduction. Please note that the Company does not believe it has any accumulated E&P and, currently, does not expect to (but cannot guarantee that it will not) generate current E&P for the 2026 taxable year. If this belief and expectation hold true, then the distribution would be treated as a tax-free return of capital and/or a sale or exchange (i.e., capital gain) as described above and not as a dividend. The distribution will be allocated proportionately to each common share owned by a stockholder. As such, a stockholder’s gain or loss (if any) will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of shares of common stock acquired at different dates and different prices. A U.S. stockholder’s adjusted tax basis in his shares generally will equal the stockholder’s cost (i.e., amount paid) for the common stock. Any gain or loss will be a long-term capital gain or loss, assuming such shares are held by the U.S. stockholder for more than a year on the date of the distribution. Long-term capital gain recognized by a U.S. stockholder that is an individual, estate or trust generally is taxed at a maximum current U.S. federal income tax rate of 20%. In the case of a U.S. stockholder that is a corporation, capital gains are currently taxed at the same rate as the corporation’s ordinary income. The deductibility of capital losses is subject to certain limitations. U.S. corporate stockholders generally may carry back capital losses up to three taxable years and generally may carry forward capital losses up to five taxable years.

Note that the U.S. federal income tax treatment of the CVRs is subject to uncertainty, and there is limited authority directly addressing the treatment of contingent value rights similar to the CVRs distributed by a corporation to its stockholders in a distribution expected to qualify under Section 301 of the Code. The Company currently expects to treat the CVRs as having a reasonably ascertainable fair market value at the time of the distribution, in which case a U.S. stockholder would be required to include the fair market value of the CVRs received as part of the amount of the distribution for purposes of determining dividend, return of capital, and/or capital gain treatment as described above. Upon receipt of any cash payment with respect to a CVR, a U.S. stockholder would generally recognize gain or loss equal to the difference between the cash received and the U.S. stockholder’s tax basis in the CVR (which would equal the fair market value of the CVR at the time of the distribution). Such gain or loss would generally be capital gain or loss if the CVR is held as a capital asset, and would be long-term or short-term depending on the U.S. stockholder’s holding period for the CVR. U.S. stockholders are urged to consult their own tax advisors regarding the treatment of the CVRs and any payments received with respect to the CVRs.

U.S. Federal Income Tax Consequences of Backup Withholding

Unless a stockholder complies with certain reporting and/or certification procedures or properly establishes that it is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the stockholder may be subject to U.S. federal backup withholding tax with respect to the distribution. U.S. federal backup withholding tax is currently imposed at a rate of 24%. U.S. federal backup withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, the taxpayer may obtain a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Stockholders

For purposes of this discussion, the term “non-U.S. stockholder” means a beneficial owner of the Company common stock that is not a U.S. stockholder or a partnership (or an entity treated as such) or other flow-through entity (in each case for U.S. federal income tax purposes).

The distribution is expected to be treated as distribution to its stockholders under Section 301 of the Code, which distribution would be treated as a dividend to the extent of the Company’s E&P as discussed above. In general, subject to the discussion below under “FATCA”, any dividend distributions to a non-U.S. stockholder will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate specified by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. stockholder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment of the non-U.S. stockholder within the U.S.). In order to obtain a reduced rate of withholding, a non-U.S. stockholder will be required to provide a properly executed applicable IRS Form W-8 certifying its entitlement to benefits under a treaty. Any amounts that are “effectively connected” with a trade or business within the United States and received by an entity that is or is treated as (in each case for U.S. federal income tax purposes) a corporation will be subject to an additional 30% (or lower if an applicable income tax treaty applies) branch profits tax. Please note that the Company does not believe it has any accumulated E&P and does not currently expect to generate current E&P. If this belief and expectation hold true, then the distribution would be treated as a return of capital and gain subject to such rules as described above and not as a dividend. To the extent the distribution constitutes a return of capital (i.e., assuming no current or accumulated E&P) to the extent it does not exceed the non-U.S. stockholder’s adjusted tax basis in its shares of Company common stock, such amounts generally will not be subject to U.S. federal income tax or withholding and will reduce the stockholder’s tax basis in its shares. To the extent the distribution exceeds a non-U.S. stockholder’s adjusted tax basis in its shares (i.e., is treated as gain from the sale or exchange of such shares), a non-U.S. stockholder will not be subject to U.S. federal income tax on any such gain recognized upon the sale or other disposition of the Company common stock unless:

●

the gain is “effectively connected” with a trade or business carried on by the non-U.S. stockholder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder;

●	the non-U.S. stockholder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

●

the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. stockholder’s holding period in the common stock.

Although there can be no assurances in this regard, the Company believes it is not a “U.S. real property holding corporation.” Non-U.S. stockholders are expected to be taxed on the distribution of CVRs in the same manner as on the distribution of cash as described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The Reverse Stock Split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(E) of the Code. Assuming the Reverse Stock Split so qualifies, a U.S. stockholder generally will not recognize gain or loss upon the exchange of shares of Company common stock pursuant to the Reverse Stock Split, except with respect to any cash received in lieu of a fractional share, as described below. A U.S. stockholder’s aggregate tax basis in the shares of Company common stock received in the Reverse Stock Split generally will equal the aggregate tax basis of the shares of Company common stock surrendered (excluding any portion of such basis allocable to a fractional share for which cash is received), and the holding period of the shares received will include the holding period of the shares surrendered. The Company will not recognize any gain or loss as a result of the Reverse Stock Split.

A U.S. stockholder who receives cash in lieu of a fractional share of Company common stock pursuant to the Reverse Stock Split generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the fractional share. Such capital gain or loss will be long-term capital gain or loss if the stockholder’s holding period in the shares surrendered was more than one year as of the effective date of the Reverse Stock Split. U.S. stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Reverse Stock Split to them.

A non-U.S. stockholder generally will not recognize gain or loss upon the Reverse Stock Split. A non-U.S. stockholder who receives cash in lieu of a fractional share may be subject to U.S. federal income tax and withholding with respect to any gain recognized on such cash payment to the same extent as described above under “U.S. Federal Income Taxation of Non-U.S. stockholders” with respect to gain from the distribution, and such non-U.S. stockholder is urged to consult its own tax advisor regarding the tax consequences of receiving cash in lieu of a fractional share.

FATCA

Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends on the Company common stock and sales or redemption proceeds from dispositions of the Company common stock to certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations, may modify these requirements. Accordingly, the entity through which shares of the Company common stock are held will affect the determination of whether such withholding is required. Proposed Treasury Regulations would eliminate the requirements under FATCA in respect of withholding on gross proceeds from sales, exchanges or dispositions of the Company’s common stock, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization.

FOREIGN CORPORATIONS, PERSONS OR ENTITIES WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION AND THE REVERSE STOCK SPLIT.

The foregoing summary of certain U.S. federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the distribution and the Reverse Stock Split may vary depending upon the particular circumstances of the stockholder. Each stockholder is recommended to consult his or her own tax advisor regarding the tax consequences of the distribution and the Reverse Stock Split.

THE COMPANY INFORMS STOCKHOLDERS THAT (1) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED IN THIS PROXY STATEMENT (INCLUDING ANY ATTACHMENTS), UNLESS OTHERWISE SPECIFICALLY STATED, WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE, (2) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED BY THIS PROXY STATEMENT, AND (3) EACH STOCKHOLDER SHOULD SEEK ADVICE BASED UPON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Board has adopted a written related person transaction policy, effective as of June 14, 2019, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A related person is any individual who is, or who has been at any time since the beginning of our last fiscal year, one of our directors or executive officers, or a nominee to become one of our directors, any person known to be the beneficial owner of more than 5% of any class of our voting securities or any immediate family member of any of the foregoing persons. Additionally, any firm, corporation or other entity by which any of the foregoing persons is employed or in which such person is a general partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest, will also be deemed to be a related person. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. As provided by its charter, the Audit Committee is responsible for reviewing and approving in advance any related party transaction.

Other than the Investment Transaction described under Description of the Investment Transaction and the director and executive officer compensation arrangements discussed in the section of this Proxy Statement titled Executive Compensation, there have not been any transactions since January 1, 2025 that we have been a party to and in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or their immediate family members, have had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

Our Charter and Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our company or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of the DGCL; and

●	any transaction from which the director derived an improper personal benefit.

Our Charter also provides that if the DGCL is amended to permit further elimination or limitation of the personal liability of a director, then the liability of our directors will be eliminated to the fullest extent permitted by the DGCL, as so amended.

Our Bylaws provide that we shall indemnify any person who is or was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers, or while one of our directors or officers, is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection therewith, subject to certain conditions. In addition, our Bylaws also provide that we must, to the fullest extent permitted by law, advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain exceptions. Our Bylaws also provide that we may purchase and maintain insurance, at our expense, to protect us and any person who is or was a director, officer, employee or agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL. We have a directors’ and officers’ liability insurance policy, which we believe is necessary to attract and retain qualified directors and officers.

Our Bylaws also provide us with the power to enter into indemnification agreements with any director, officer or other employee or agent of our Company, and such rights may be different or greater than those provided in our Bylaws. We have entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 27, 2026, with respect to the beneficial ownership of shares of our Common Stock by:

●	each of our directors;
●	each of the individuals who served as our named executive officers for the year that ended on December 31, 2025 (the “Named Executive Officers”);
●	all of our current directors and executive officers as a group; and
●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our Common Stock.

This table is based upon information supplied by officers, directors and principal stockholders and a review of Section 16 filings and/or Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any beneficial owner of more than five percent of our Common Stock as of April 27, 2026. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

We have determined beneficial ownership in accordance with the rules of the SEC. We have deemed shares of our Common Stock subject to warrants and options that are currently exercisable or exercisable within 60 days of April 27, 2026 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership of our Common Stock is based on 10,818,910 shares of our Common Stock outstanding as of April 27, 2026.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901.

	Beneficial Ownership of Common Stock
	Number of Shares		%(1)
Greater than 5% Stockholders:
Armistice Capital Master Fund Ltd.	1,173,359	(2)	9.8%
Named Executive Officers and Directors:
Arturo Rodriguez	1,022,780	(3)	9.4%
Joshua Feldman	497,442	(4)	4.6%
William Kurtz	155,922	(5)	1.4%
Bari A. Harlam	161,991	(6)	1.5%
Susan Lattmann	162,465	(7)	1.5%
David Lazar	—	(8)	—%
All current executive officers and directors as a group (6 persons)	2,00,600	(9)	16.7%

(1)

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares of Common Stock outstanding as of April 27, 2026, plus the number of shares of Common Stock that such person or group had the right to acquire within 60 days after April 27, 2026.

(2)

Comprises 1,173,359 warrants that are exercisable within 60 days after April 27, 2026. The securities are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

Mr. Rodriguez’s holdings consist of (i) 503,254 shares of Common Stock held directly, (ii) 10,442 shares of Common Stock issuable pursuant to stock options that are exercisable within 60 days after April 27, 2026, (iii) 507,894 shares of restricted Common Stock that are subject to vesting, and (iv) 1,190 of warrants that are exercisable within 60 days after April 27, 2026. The shares of restricted Common Stock have voting rights irrespective of any vesting requirements.

(4)

Mr. Feldman’s holdings consist of (i) 222,759 shares of Common Stock held directly, and (ii) 274,683 shares of restricted Common Stock that are subject to vesting. The shares of restricted Common Stock have voting rights irrespective of any vesting requirements.

(5)

Mr. Kurtz’s holdings consist of (i) 97,397 shares of Common Stock held directly, and (ii) 58,525 shares of restricted Common Stock that are subject to vesting. The shares of restricted Common Stock have voting rights irrespective of any vesting requirements.

(6)

Ms. Harlam’s holdings consist of (i) 103,466 shares of Common Stock held directly, and (ii) 58,525 shares of restricted Common Stock that are subject to vesting. The shares of restricted Common Stock have voting rights irrespective of any vesting requirements.

(7)

Ms. Lattmann’s holdings consist of (i) 103,940 shares of Common Stock held directly, and (ii) 58,525 shares of restricted Common Stock that are subject to vesting. The shares of restricted Common Stock have voting rights irrespective of any vesting requirements.

(8)

As disclosed elsewhere in this Proxy Statement, Ms. Lazar holds 1,750,000 shares of Series AA Preferred Stock, each of which shall be convertible into 7.7 shares of Common Stock following the receipt of stockholder approval for the issuance of shares of Common Stock upon such conversion. As such shares are not currently convertible and are non-voting shares of preferred stock until convertible, such shares are not included in Mr. Lazar’s holdings.

(9)	Comprised of shares included under “Named Executive Officers and Directors”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, Proxy Statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at https://ir.aterian.io. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents (other than the information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless the Form 8-K expressly provides to the contrary) set forth below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 23, 2026;

●	our Quarterly Report for the fiscal quarter ended March 31, 2026, filed with the SEC on May 15, 2026; and

●	our Current Reports on Form 8-K, filed with the SEC on March 17, 2026, April 29, 2026 and May 21, 2026.

We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this Proxy Statement and the earlier of the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Notwithstanding the foregoing, we will not incorporate by reference in this Proxy Statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this Proxy Statement unless, and except to the extent, specified in such Current Report.

Any person, including any beneficial owner of shares of our Common Stock, to whom this Proxy Statement is delivered, may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to the Company’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Attn: Investor Relations
Aterian, Inc.
350 Springfield Avenue, Suite 200
Summit, NJ 07901

If you have any questions concerning the Asset Sale, the Asset Purchase Agreement, the Investment Transaction, the SPA Related Proposals, the Adjournment Proposal, the Special Meeting, or the Proxy Statement, or would like additional copies of the Proxy Statement or need help voting your shares, please contact our proxy solicitor:

Laurel Hill Advisory Group 2 Robbins Lane, Suite 201 Jericho, NY 11753 Banks and Brokers call: (516) 933-3100 All Others call toll-free: (888) 742-1305
ATER@laurelhill.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                           , 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at the 2026 Annual Meeting of Stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. To be considered for inclusion in proxy materials for our 2026 Annual Meeting of Stockholders, a stockholder proposal must have been submitted in writing no later than April 14, 2026, to our Secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901.

If you wish to submit a proposal that is not to be included in the proxy materials for our 2026 Annual Meeting of Stockholders, your proposal generally must have been submitted in writing to the same address no earlier than April 14, 2026, but no later than May 14, 2026. However, if the date of the 2026 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after, August 12, 2026, to be considered for inclusion in proxy materials for our 2026 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to our Secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901 a reasonable time before we begin to print and send our proxy materials for the 2026 Annual Meeting of Stockholders. If the date of the 2026 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 60 days after, August 12, 2026 and you wish to submit a proposal that is not to be included in the proxy materials for our 2026 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address not earlier than the close of business on the 120th day prior to the date of the 2026 Annual Meeting of Stockholders, and no later than the close of business on the later of (1) the 90th day before the date of the 2026 Annual Meeting of Stockholders, or (2) the 10th day following the day on which we first publicly announce (by press release or a filing with the SEC) the date of the 2026 Annual Meeting of Stockholders. Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals. You may view our Bylaws by visiting the SEC’s internet website at www.sec.gov.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker. You may also call Broadridge at (800) 290-6424. Stockholders who currently receive multiple copies of proxy materials at their addresses and would like to request “householding” of their communications should contact their broker or our Secretary in the same manner described above. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

ADDITIONAL DOCUMENTS

This Proxy Statement contains summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this Proxy Statement do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Proxy Statement.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and copies of the definitive agreements summarized in this Proxy Statement, are available without charge upon written request to: Secretary, c/o Aterian, Inc., 350 Springfield Avenue, Suite 200, Summit, NJ 07901.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Arturo Rodriguez

Chief Executive Officer

Summit, New Jersey

                          , 2026

ANNEX A	Asset Purchase Agreement
ANNEX B	Opinion of the Company’s Financial Advisor
ANNEX C	Form of Reverse Stock Split Amendment to the Charter
ANNEX D	Form of Share Increase Certificate of Amendment to the Charter
ANNEX E	Historical Financial Statements

ANNEX A

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TRADEMARK GLOBAL, LLC

AND

ATERIAN, INC.

Dated as of April 27, 2026

ARTICLE I DEFINITIONS		5
1.1	Definitions	5
1.2	Interpretation	21
ARTICLE II PURCHASE & SALE OF PURCHASED ASSETS		21
2.1	Purchased Assets	21
2.2	Excluded Assets	23
2.3	Assumed Liabilities	24
2.4	Excluded Liabilities	24
2.5	Purchase Price	25
2.6	Adjustment to Purchase Price	26
2.7	Closing	29
2.8	Allocation of Purchase Price	30
2.9	Withholding Tax	30
2.10	Condition to Effectiveness	30
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES		30
3.1	Organization	31
3.2	Authority	31
3.3	No Conflict; No Consents	31
3.4	Financial Statements; No Undisclosed Liabilities	32
3.5	Tangible Personal Property; Inventory; Products; Warranties	33
3.6	Intellectual Property	34
3.7	Data Protection	37
3.8	Compliance with Laws	38
3.9	Claims and Proceedings	38
3.10	Tax	38
3.11	Purchased Contracts	40
3.12	Material Contracts	40
3.13	Permits	42
3.14	Title; Sufficiency of Purchased Assets	42
3.15	No Finder; Fairness Opinion	43
3.16	Absence of Certain Changes	43
3.17	Employee Benefit Matters	43
3.18	Employment Matters	45
3.19	0Related Party Transactions	46
3.20	Proxy Statement	46
3.21	Takeover Statutes	47

3.22	Real Property	47
3.23	Environmental Matters	47
3.24	Certain Regulatory Matters	47
3.25	Insurance	48
3.26	No Other Representations and Warranties	48
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		49
4.1	Organization	49
4.2	Authority	49
4.3	No Conflict; No Consent	49
4.4	Debt Financing	50
4.5	Claims and Proceedings	50
4.6	No Finder	51
4.7	Independent Investigation	51
4.8	No Other Representations	51
ARTICLE V COVENANTS		51
5.1	Conduct of Business	51
5.2	Access to Information	54
5.3	Financing Cooperation	55
5.4	Debt Financing	57
5.5	Non-Assignable Assets	60
5.6	Expenses	60
5.7	Confidentiality	60
5.8	Wrong Pocket Provisions	61
5.9	Employees and Employee Benefits	62
5.10	Tax Matters	65
5.11	Proxy Statement; Stockholder Meeting	65
5.12	No Shop	66
5.13	Agreement not to Compete or Solicit	70
5.14	Bulk Sales Laws	71
5.15	Efforts; Further Assurances	72
5.16	Release of Liens	72
5.17	Insurance	72
5.18	R&W Insurance Policy	74
5.19	Release of Indemnity Holdback Amount	74
ARTICLE VI CONDITIONS TO CLOSING		74
6.1	Conditions to Obligations of All Parties	74

6.2	Conditions to Obligations of Purchaser	75
6.3	Conditions to Obligations of Seller	76
ARTICLE VII TERMINATION		76
7.1	Termination	76
7.2	Effect of Termination	78
ARTICLE VIII INDEMNIFICATION		79
8.1	Survival	79
8.2	Indemnification by Seller	80
8.3	Tax Treatment of Indemnity Payments	80
8.4	Waiver	80
ARTICLE IX GENERAL		81
9.1	Notices	81
9.2	Severability	82
9.3	Successors and Assigns; Parties in Interest	83
9.4	Incorporation of Exhibits	83
9.5	Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL	83
9.6	Headings; Interpretation	84
9.7	Counterparts	84
9.8	Disclosure Schedules	84
9.9	Entire Agreement	85
9.10	Waivers and Amendments; Non-Contractual Remedies	85
9.11	Time of the Essence	85
9.12	Specific Performance	85
9.13	Financing Sources	86

SCHEDULE:

Schedule 1.1-F	-	2026 Forecast
Schedule 1.1-AAA	-	Acquired Amazon Accounts
Schedule 1.1-CMIP	-	Claims-Made Insurance Policies
Schedule 1.1-CM	-	Contribution Margin Example Calculation
Schedule 1.1-EAA	-	Excluded Amazon Accounts
Schedule 1.1-INV	-	Inventory
Schedule 1.1-NWC	-	Net Working Capital Illustrative Calculation
Schedule 2.1	-	Purchased Assets
Schedule 2.2	-	Excluded Assets
Schedule 2.4	-	Excluded Liabilities
Schedule 2.5(c)	-	Accounting Principles
Schedule 2.7(b)(i)	-	Wire Instructions
Schedule 2.7(c)(v)	-	Payoff Letters
Schedule 8.2	-	Specified Matters

EXHIBITS:

Exhibit A	-	Assignment and Assumption Agreement
Exhibit B	-	Bill of Sale

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into and effective as of April 27, 2026, by and between Trademark Global, LLC, a Delaware limited liability company (“Purchaser”), and Aterian, Inc., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller and its Subsidiaries are in the worldwide business of sourcing, distributing, marketing and selling consumer products on online marketplaces, including Amazon, Walmart, and Target, as well as through their own direct-to-consumer websites and certain brick and mortar retail locations, under brands that include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct (the “Business”); and

WHEREAS, Seller and each other Seller Entity desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s and such Seller Entity’s right, title and interest in and to all of the Purchased Assets, and to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1      Definitions.

(a)    As used herein, the following terms shall have the following meanings:

“2026 Forecast” means that certain Aterian, Inc. 2026 Forecast attached hereto as Schedule 1.1-F.

“Acquired Amazon Accounts” means those certain Amazon accounts set forth on Schedule 1.1-AAA and doing business under the names listed adjacent to such accounts, and the related Amazon Business Services Agreements set forth adjacent thereto.

“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group (as defined under Section 13 of the Exchange Act), relating to (i) a single transaction or series of related transactions, for the acquisition or purchase by a Person or group, directly or indirectly, of assets or one or more businesses that constitute twenty (20%) or more of the consolidated assets, net revenues or net income or fair market value (as determined in good faith by the Seller Board) of the consolidated total assets of Seller and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase resulting in any Person or group beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of Seller, (iii) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of Seller, or (iv) any merger (including a reverse merger in which Seller is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller (or any Subsidiary of Seller whose business constitutes twenty percent (20%) or more of the net revenues or net income or fair market value (as determined in good faith by the Seller Board) of the consolidated total assets of Seller and its Subsidiaries, taken as a whole); provided, however, that in no event shall any inquiry, offer or proposal, indication of interest or other action described in this definition constitute an Acquisition Proposal to the extent it is in connection with (i) any acquisition or disposition of Inventory in the ordinary course of business consistent with past practice or (ii) any acquisition, disposition, equity financing, investment, merger, joint venture, partnership, consolidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction (A) involving Seller in which, if consummated, a third party would beneficially own fifty percent (50%) or more of the total voting power of the equity securities of Seller and (B) is expressly conditioned on the consummation of the Acquisition (an “Equity Transaction”).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended, supplemented, modified, or restated from time to time.

“AI Requirements” means, in each case in connection with the Business and relating to the development, deployment, and/or distribution of AI Technology: (ⅰ) each of the Business’ and each Seller Entity’s own written policies; (ⅱ) all applicable Laws related to AI Technology; and (ⅲ) all Contracts into which each Seller Entity and/or the Business have entered.

“AI Technology” means any artificial intelligence, machine learning, or similar technology, including artificial intelligence systems or models and profiling or automated decision-making technology used, developed, deployed, and/or distributed by Seller and/or the Business in connection with the Business.

“Amazon Business Services Agreements” means the terms of service agreements relating to (i) the Acquired Amazon Accounts, as set forth on Schedule 1.1-AAA or (ii) the Excluded Amazon Accounts, as set forth on Schedule 1.1-EAA.

“Ancillary Documents” means the Assignment and Assumption Agreement, the Bill of Sale, and such documents and certificates as may reasonably be required to effect the transfer by each Seller Entity of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and any other applicable foreign, federal, state or local anti-bribery or anti-corruption Laws, in each case as in effect from time to time.

“Anti-Money Laundering Laws” means all applicable anti-money laundering, counter-terrorism financing, know-your-customer and currency reporting Laws, including the Currency and Foreign Transactions Reporting Act of 1970, as amended (commonly known as the Bank Secrecy Act), the USA PATRIOT Act, and any similar or analogous Laws in any jurisdiction, in each case as in effect from time to time.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit A, evidencing the assignment by Seller to Purchaser, and assumption by Purchaser, of the Purchased Assets and the Assumed Liabilities.

“Base Purchase Price” means Eighteen Million Dollars ($18,000,000).

“Benefit Plan” means any (i) “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in section 3(37) of ERISA), (ii) employment agreement, offer letter, or consulting agreement with a natural person, and (iii) retirement, deferred compensation, incentive compensation, stock, stock option, restricted stock unit, profit sharing, retention, unemployment compensation, vacation pay, change in control, severance pay, bonus, commission, insurance or hospitalization, flexible benefit, cafeteria, dependent care, fringe benefit or other compensation or benefit plan, policy, agreement, program, fund, commitment or arrangement of any kind, whether pursuant to written or oral Contract, custom or informal understanding, in each case, that is maintained or sponsored by Seller or its Affiliates for the benefit of the current or former employees, directors, consultants, agents or other service providers of Seller and its Affiliates, or with respect to which Seller or its Affiliates have any Liability (contingent or otherwise), including by way of ERISA Affiliates.

“Bill of Sale” means a Bill of Sale, a form of which is attached hereto as Exhibit B, evidencing the assignment by Seller to Purchaser of the tangible property included in the Purchased Assets.

“Brands” means Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks in New York, New York are required or authorized to be closed.

“Cash” means all cash and cash equivalents of Seller, including marketable securities, short term investments, liquid instruments, petty cash, deposits in transit (to the extent there has been a reduction of receivables on account therefor), and any received and uncleared checks, wires or drafts, but excluding restricted cash or any cash that is not freely usable.

“Claims-Made Insurance Policies” means each Insurance Policy that is written on a “claims made” (as opposed to “occurrence based”) basis under which the Business or the Purchased Assets are insured as of the date of this Agreement and identified on Schedule 1.1-CMIP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Letter Agreement, dated as of November 20, 2025, by and between Seller and Purchaser.

“Contract” means any written or oral, legally binding contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty or other similar instrument currently in effect.

“Contribution Margin” means, with respect to any Measurement Period, an amount equal to the remainder of (i) the revenue of the Business, net of any returns, discounts, sales allowances and other similar amounts, minus (ii) the cost of revenue of the Business (including product costs, damaged costs, returns costs of goods sold, inventory adjustments, packaging costs, freight costs, duties and tariffs, landed cost variances and purchase price variances) minus, (iii) the operating expenses of the Business (including fulfillment expenses, advertising expenses, selling expenses, storage expenses and receiving fees), in each of clauses (i), (ii) and (iii), as such amounts are calculated in accordance with Seller’s principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments, and methodologies that were applied in preparing the 2026 Forecast (including in relation to the exercise of accounting discretion and judgement). An example calculation of Contribution Margin as of February 28, 2026 is set forth on Schedule 1.1-CM; provided, however, that such example calculation is for illustrative purposes only.

“Copyrights” means United States and foreign copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith.

“Data Processing Contract” means any applicable contractual obligation concerning data privacy and security relating to Personal Information in the possession or control of each Seller Entity or maintained by third parties having access to such information under Contracts to which a Seller Entity is a party.

“Data Protection Law” means any Law applicable to the collection, confidentiality, marketing, Processing, privacy, security, protection, transfer, or cross-border data flow of Personal Information.

“Debt Commitment Letter” means an executed debt commitment letter, providing for any debt arrangement, syndication or commitment, dated as of the date hereof, among Purchaser and one or more of the Financing Sources (or one or more lead arrangers on their behalf), including any exhibit or schedule thereto and any amendment, restatement, modification or replacement thereof.

“Debt Financing” means any debt financing incurred or intended to be incurred pursuant to a Debt Commitment Letter.

“Debt Financing Failure” means that, despite all of the conditions set forth in Article VI having been satisfied or waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at Closing, but which are capable of being satisfied at the Closing), the Debt Financing is not funded in full on or prior to the date on which the Closing should have occurred pursuant to Section 2.7(a), unless (i) such failure of the Debt Financing to fund is caused solely by Purchaser’s willful and material breach of Section 2.7(a) and on such date the Financing Sources are otherwise ready, willing and able to fund the Debt Financing, or (ii) Purchaser’s willful and material breach of this Agreement (other than Section 2.7(a)) is the proximate cause of such failure of the Debt Financing to fund.

“Debt-Like Items” means, with respect to the Seller Entities, (i) all obligations under interest rates, currencies, or other derivatives, swaps, hedges, caps, collars, options, futures or similar instruments, (ii) all obligations for the deferred purchase price of any properties, assets or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practice and reflected as accounts payable or accrued expenses in Net Working Capital), including earnout obligations and payments under non-compete agreements, (iii) all obligations created or arising under any conditional sale or other title retention agreement, (iv) all obligations secured by an Encumbrance, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all reimbursement, payment, or similar obligations, contingent or otherwise, in respect of any bankers’ acceptances, surety bonds, performance bonds or letters of credit, or similar facilities, (vii) all obligations of any Person which are directly or indirectly guaranteed by Seller or in respect of which Seller has otherwise assured an obligee against loss, (viii) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (vii) above, (ix) all obligations with respect to any Benefit Plan that is not funded in accordance with ERISA, (x) all obligations with respect to any salary, bonus, severance, deferred compensation or other compensation or benefits of any kind earned by or payable to any current or former employee, director, consultant, agent or other service provider of Seller or its Affiliates for, or any contribution or payment obligation to any Benefit Plan with respect to, any period or portion of any period ending on or prior to the Closing Date, including but not limited to any “success fees” or bonuses, change in control payments, retention or transaction bonuses, or severance payments payable by the Seller Entities or their Affiliates to any current or former employee, director, consultant, agent or other service provider of the Seller Entities or their Affiliates arising from or otherwise triggered by this Agreement or the closing of the transactions contemplated hereby, and the employer portion of payroll, social security, unemployment or similar Taxes imposed thereon, and (xi) an amount equal to all customer deposits and all obligations with respect to deferred revenue determined in accordance with GAAP.

“Designated Parties” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or by the United Nations Security Council, His Majesty’s Treasury, or any other Governmental Authority with jurisdiction over the Business, (ii) any Person located, organized or resident in a Restricted Country or (iii) any Person owned fifty percent (50%) or more (in the aggregate), directly or indirectly, or controlled by any such Person or Persons described in the foregoing clause (i) or clause (ii) (including, without limitation for purposes of defining a Designated Party, as ownership and control may be defined and/or established in and/or by any applicable International Trade Laws).

“Effect” means any effect, event, development, change or occurrence.

“Employees” means those Persons employed by Seller or its Affiliates who work primarily for the Business.

“Encumbrance” means any lien, pledge, charge, mortgage, security interest, encumbrance, encroachment, imperfection of title, license, easement, right-of-way, covenant, condition, restriction or other similar encumbrance.

“Enforceability Limitations” means bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

“Environmental Law” means any applicable Laws (including common law) concerning the protection of the environment or human health or safety, including the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of hazardous substances as defined in such Environmental Laws.

“Equity Interests” means capital stock, share capital or other equity interests, including any securities or instruments convertible or exchangeable into, or exercisable for, capital stock or other equity interests, or any securities or arrangements that track or mirror the economics of equity interests, including any phantom equity or profit-sharing plans.

“Equity Plans” means, collectively, the Mohawk Group, Inc. Amended and Restated 2014 Equity Incentive Plan, the Amended and Restated Aterian, Inc. 2018 Equity Incentive Plan, the Mohawk Group Holdings, Inc. 2019 Equity Plan, and the Aterian, Inc. 2022 Inducement Equity Incentive Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amazon Accounts” means those certain Amazon accounts set forth on Schedule 1.1-EAA and doing business under the names listed adjacent to such accounts, and the related Amazon Business Services Agreements set forth adjacent thereto.

“Excluded IP Contracts” means (i) non-exclusive licenses granted to or from customers, distributors, resellers, or end users in the ordinary course of business; (ii) agreements for commercially available, off-the-shelf, shrink-wrap or click-wrap software or services; (iii) non-disclosure agreements, confidentiality agreements, or other similar agreements entered into in the ordinary course of business that do not contain material grants of rights in Intellectual Property; (iv) employee, independent contractor, or consultant agreements assigning or licensing Intellectual Property to a Seller Entity; and (v) Contracts in which the grant of rights in Intellectual Property is incidental to the primary purpose of such Contract.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Fraud” means actual and intentional common law fraud. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Government Official” means (i) any officer, employee or other individual acting for or on behalf of any Governmental Authority or public international organization, (ii) any officer, employee or other individual acting for or on behalf of any company or business owned or controlled, directly or indirectly, by any Governmental Authority, (iii) any political party, party official or candidate for political office and (iv) any Person acting for or on behalf of any of the foregoing.

“Governmental Authorities” means any foreign, federal, state, county, provincial, local, municipality or supra-national government or political subdivision thereof or any entity, body, agency, authority, board, commission, court, legislature, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.

“Healthcare Reform Laws” shall mean the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“Indebtedness” means, with respect to Seller, without duplication, (i) all indebtedness of Seller for borrowed money, loans, or advances, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, and (iii) and all Liabilities of any other Person described in clauses (i) through (ii) above that Seller has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation; provided, that for the avoidance of doubt, that Debt-Like Items shall not constitute or be deemed to constitute Indebtedness under the terms of this Agreement.

“Indemnity Holdback Amount” means five hundred eighty-five thousand Dollars ($585,000).

“Intellectual Property” means collectively, in the United States and all countries or jurisdictions foreign thereto: (i) all moral rights, database rights, and Copyrights in any work of authorship (including catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith; (ii) all Trade Secrets and confidential business information; (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (iv) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (v) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity, and personality of individuals; (vi) all Software; (vii) all other proprietary and intellectual property rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (ix) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (x) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“International Trade Laws” means any applicable (i) Sanctions, (ii) U.S. export control Laws, including those administered or enforced by the U.S. Department of Commerce and the U.S. Department of State, (iii) anti-boycott Laws administered or enforced by the U.S. Department of Commerce and the U.S. Department of the Treasury, and (iv) export control and anti-boycott Laws of other jurisdictions where the Business is conducted.

“Intervening Event” means any material Effect that relates to the Business (but specifically excluding any Acquisition Proposal or Superior Proposal or any matter relating to an Equity Transaction), which (i) becomes known to the Seller Board after the date of this Agreement or (ii) if known to the Seller Board prior to the date of this Agreement, the consequences of which were not reasonably foreseeable by the Seller Board as of the date of this Agreement; provided, that in no event shall any of the following be taken into account in determining whether an Intervening Event has occurred: (A) changes in the market price or trading volume of any securities of Seller in and of itself (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from this definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred), (B) any Effect relating to Purchaser or any of its Affiliates, or (iii) the fact, in and of itself, that Seller exceeds any internal or analyst’s projection, guidance, budget, expectation, forecast or estimate for any period (it being understood that the underlying causes of any such matter may, if they are not otherwise excluded from this definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

“Inventory” means all inventory (including all inventory, raw materials, supplies, work-in-process, finished goods, goods in transit, returned goods and other items included in inventory) owned, used or held for use by the Seller Entities in connection with the Brands, including as set forth on Schedule 1.1-INV.

“Knowledge” or any other similar expression or qualification with regard to the knowledge or awareness of, or receipt of notice by, Seller means the actual knowledge of Arturo Rodriguez, Joshua Feldman, Bryan Torres, and Jacob Modrzynski, in each case after reasonable inquiry of employees of the Seller Entities who have primary responsibility for the relevant subject matter.

“Laws” means any statute, law, ordinance, regulation, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Liability” means any direct or indirect debt, liability, assessment, expense, claim, loss, damage, deficiency, or obligation of any nature, whether pecuniary or not, known or unknown, asserted or unasserted, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, matured or unmatured, absolute or not, actual or potential, incurred or consequential, contingent or otherwise, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Losses” means losses, Liabilities, Taxes, obligations and damages and any and all assessments, judgments, costs, penalties and expenses, including defense costs, amounts paid in settlement, and all reasonable out-of-pocket attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder (whether such attorneys’ fees and other professionals’ fees arise out of first-party claims between the parties hereto or third-party claims), including costs of enforcing rights to indemnification provided herein.

“Lower Target” means an amount equal to ninety-five percent (95%) of the Target Net Working Capital Amount.

“Malicious Code” means any (i) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, (ii) virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data, and (iii) similar programs.

“Material Adverse Effect” means, with respect to the Business and the Purchased Assets, any Effect, individually or in the aggregate with all other Effects, that has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of the Business; provided, however, that none of the following (or the results thereof) shall constitute or taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any Effect arising from or relating to (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets generally, including any disruption thereof or any decline in the price of any security or any market index or any change in prevailing currency exchange rates or interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v)(A) any action required to be taken or not taken pursuant to this Agreement (other than pursuant to Section 5.1) or (B) any action taken or not taken at the request of Purchaser that is not required to be taken or not taken pursuant to this Agreement; (vi) any changes in applicable Laws after the date hereof or any change in GAAP after the date hereof, including the enforcement or interpretation thereof; (vii) adverse changes in the Business’ relationship with its employees, customers, suppliers or distributors to the extent resulting from the identity of Purchaser or the announcement or pendency of the transactions contemplated by this Agreement; (viii) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters; (ix) any epidemics, pandemics, public health emergencies or disease outbreaks; or (x) any failure by the Business to meet any internal or published projections, forecasts of revenue, earnings or other measures of financial or operating performance (provided, that the underlying causes of any such failure shall not be deemed excluded from consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur as a result of this clause (x)); provided, further, that the exceptions in clauses (i), (ii), (iii), (iv), (vi), (viii) and (ix) above shall not apply to the extent an Effect has a disproportionate adverse impact on the Business relative to other participants in the same industries in which the Business operates.

“Net Working Capital” means, as of immediately prior to the Closing, an amount (which may be positive or negative) equal to (i) the sum of accounts receivable and prepaid inventory deposits with respect to the Business that are included in the Purchased Assets minus (ii) the sum of open brand accounts payable, accrued inventory purchases and ordinary course liabilities (e.g., warehouse fees, marketing fees) of the Business that are included in the Assumed Liabilities, in each case, calculated in accordance with the Accounting Principles; provided, that “Net Working Capital” shall exclude all assets or liabilities with respect to Cash, Debt-Like Items, Indebtedness, Taxes and Seller Transaction Expenses. An example calculation of Net Working Capital as of March 31, 2026, is set forth on Schedule 1.1-NWC; provided, however, that such example calculation is for illustrative purposes only and shall not modify the Accounting Principles.

“Non-U.S. Plan” each Benefit Plan that is maintained primarily for the benefit of Employees of the Seller or its Affiliates who are employed outside of the United States, except for any Benefit Plan required to be provided and maintained by any Governmental Authority.

“Occurrence-Based Insurance Policies” means the occurrence-based third-party liability insurance policies of Seller or the other Seller Entities that are in effect as of the Closing Date and that provide coverage for events relating to the Assumed Liabilities or losses or damages related to the Purchased Assets, each of which occurred or existed prior to the Closing, subject in all cases to the terms and limitations of such policies.

“Open Source Software” means software made available under any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative (including all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license and Apache license) and any license under which such software or other materials are distributed or licensed as “free software,” “open source software” or any license term or condition that: (i) requires or conditions the use or distribution of such software on the disclosure, licensing, or distribution of the source code for any derivative work of such software; or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute any derivative work of such software.

“Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ of or with any Governmental Authority.

“Party” means Seller or Purchaser, separately, as the context so requires, and the term “Parties” means collectively, Seller and Purchaser.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“PEO” means a professional employer organization, including but not limited to Vestwell Holdings, Inc., Extensis Group LLC, and their respective Subsidiaries and Affiliates.

“PEO Plan” means each Benefit Plan sponsored or maintained by a PEO.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (ii) Encumbrances of mechanics, warehousemen, carriers, workmen, repairmen or other similar Encumbrances arising in the ordinary course of business consistent with past practice with respect to obligations that are not yet due and payable; (iii) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Encumbrances that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; and (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means all information that identifies, or could reasonably be linked, directly or indirectly, with a particular individual, and any other information covered by applicable Data Protection Laws.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date including the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and including the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policy” means each external or internal, past or present privacy policy of Seller and the Business, including any policy relating to the privacy of users on websites; the Processing, collection, storage, disclosure, or transfer of any Personal Information; and any employee information.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquest, examination or investigation conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel.

“Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection, disposal, disclosure or other operation performed on Personal Information.

“Proxy Statement” means the proxy statement (as amended or supplemented) to be sent to the stockholders of Seller in connection with the Seller Stockholder Meeting.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy issued by DUAL Transactional Risk and any successor thereof, as of the date hereof, Policy # RWP0002293, naming Purchaser as a named insured.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, managers, Affiliates, attorneys, accountants, employees, consultants, representatives and other agents, and each of their respective predecessors, successors, executors, administrators, direct family members and heirs, as applicable.

“Restricted Countries” means, at any time, a country, region, or territory which is itself the subject or target of comprehensive Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and prior to July 1, 2025, Syria).

“Restricted Shares” means those issued and outstanding shares of Seller stock granted to employees and other service providers of Seller or its Affiliates which remain subject to vesting conditions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, (ii) the United Nations Security Council, (iii), His Majesty’s Treasury, (iv) the European Union, or (v) any other Governmental Authority with jurisdiction over the Business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any misuse, compromise, or unauthorized access, destruction, encryption, loss, alteration, acquisition, or disclosure of any Personal Information or confidential information, and any other security incidents and data breaches covered by applicable Data Protection Law.

“Seller Benefit Plan” means each Benefit Plan other than a PEO Plan.

“Seller Board” means the board of directors of Seller.

“Seller Closing Certificate” means a certificate in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed by an executive officer of Seller, certifying that (i) attached thereto are true, complete and accurate copies of resolutions duly adopted by the Seller Board adopting and approving this Agreement and each of the Ancillary Documents, and (ii) each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

“Seller Entities” means Seller and all of its Subsidiaries that have any right, title or interest in or to any Purchased Assets and/or Assumed Liabilities, including the entities listed on Schedule 1.1(a) of the Disclosure Schedules.

“Seller Policies” means all Insurance Policies of Seller or the other Seller Entities (including any self-insurance programs) other than the Occurrence-Based Insurance Policies and any Tail Policies.

“Seller Taxes” means all (i) Taxes of the Seller Entities, whether or not such Tax is attributable to a Pre-Closing Tax Period; (ii) Taxes imposed on the Purchased Assets for any Pre-Closing Tax Period; and (iii) Transfer Taxes that arise as a result of the transactions contemplated by this Agreement that are allocated to Seller pursuant to Section 5.10.

“Seller Transaction Expenses” means the fees, costs and expenses incurred by Seller or its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Document, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors.

“Software” means any and all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher-level “proprietary” languages, related documentation and materials, whether in source code, object code or human-readable form, together with any and all error corrections, updates, upgrades, versions, releases, patches, bug fixes, modifications, localizations, ports, and enhancements to any of the foregoing, in both machine readable and human readable form, including, without limitation, all data and data files, application programming and program logic, application programming interfaces (APIs), user interfaces, source code (including developer notes, comments, and annotations), object code, procedures, subroutines, operating systems and specifications, database schemas and database management code, firmware, algorithms, utilities, software engines, platforms, data formats, Internet websites, web content and links, graphical user interfaces, menus, images, icons, forms, methods of processing, and all related manuals, documentation, specifications, and other software related materials.

“Subsidiary” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than fifty percent (50%) of the total voting power of shares of stock or other Equity Interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that the references in the definition thereof to “twenty percent (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”), that the Seller Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (i) would, if consummated, be reasonably likely to result in a transaction more favorable to Seller from a financial point of view than the Acquisition (after taking into account any revisions to the terms of the Acquisition proposed by Purchaser pursuant to Section 5.12(c)(ii)(C)), and (ii) would, if accepted, be reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (i) and (ii), after taking into account all such factors and matters deemed relevant in good faith by the Seller Board.

“Tail Period” means, with respect to each Claims-Made Insurance Policy (or Tail Policy obtained in lieu thereof) the period from the Closing Date through the date set forth opposite such Claims-Made Insurance Policy (or Tail Policy, as applicable) on Schedule 1.1-CMIP.

“Tail Policy” means one or more “tail” or “extended reporting period” insurance policies (or extensions of existing Claims-Made Insurance Policies) that (i) cover the Business and the Purchased Assets with respect to claims arising from acts, errors, omissions or events occurring prior to the Closing Date that are reported during the applicable Tail Period under the Claims-Made Insurance Policies, (ii) to the extent the applicable insurer permits, name Purchaser and its Affiliates as “additional insureds,” (iii) cover the entire applicable Tail Period, and (iv) provide coverage limits substantially similar to those carried immediately prior to the Closing.

“Target Net Working Capital Amount” means Thirteen Million Seven Hundred Thousand Dollars ($13,700,000).

“Tariff Refunds” means all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind (whether or not related to Excluded Assets or Excluded Liabilities), including, for the avoidance of doubt, any and all refunds, credits, rebates, drawbacks, claims for recovery or causes of action relating to any anti-dumping actions, international tariffs, sanctions, trade policies or disputes, customs duties or any “trade war” or similar actions in the United States or any other country or region in the world, in each case in connection with the Business.

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents required to be furnished to any Person or required or permitted to be filed with any Governmental Authority regarding Taxes including any supplements, schedules or attachments thereto and amendments thereof.

“Taxes” means: (i) any and all federal, state, local, foreign, or other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, real or personal property (tangible and intangible), sales, use, capital stock, payroll, severance, employment, social security, workers’ compensation, unemployment compensation, net worth; escheat or unclaimed property; taxes or other charges in the nature of excise, withholding, estimated, ad valorem, stamp, transfer, customs, import and export, license, documentary, recording, registration, inventory, stamp, goods and services, value-added or gains taxes, levies and other charges imposed by a Governmental Authority in the nature of a tax, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Law, Contract or otherwise, and including any interest, penalty or addition thereto (or attributable to the nonpayment thereof).

“Termination Fee” means $1,080,000.

“Trade Secrets” means all confidential ideas, trade secrets and confidential or proprietary information, including, inventions, know-how, concepts, methods, processes, techniques, designs, formulae, algorithms, reports, data, customer, supplier and pricing information, lists, mailing lists, business plans or other proprietary information, and whether or not a trade secret under applicable Law, in each case to the extent the value thereof is derived from not being generally known and that has not been subject to reasonable measures to keep such information confidential.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, social media handles, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Communications” means any communications, information and documentation, in written or electronic format, between Seller or its Affiliates, on the one hand, and Transaction Counsel, on the other hand, to the extent discussing the negotiation, preparation or execution of this Agreement or the Ancillary Documents (including exhibits and schedules hereto and thereto) and in furtherance of the consummation of the transactions contemplated hereby and thereby, including any such communications, information and documentation that are entitled to any attorney-client privilege or attorney-work product protection, in each case made in the course of the Transaction Representation.

“Transaction Counsel” means Paul Hastings LLP, in its capacity as legal representative of Seller.

“Transaction Representation” means Transaction Counsel’s representation of Seller in connection with the negotiation, execution and performance of Seller under this Agreement, the Ancillary Documents and the transactions contemplated hereby or thereby.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, registration, stamp, stamp duty or similar taxes and fees, and all formalities and recording costs that are imposed by any Governmental Authority, in each case, including any interest, penalties or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Upper Target” means an amount equal to one hundred five percent (105%) of the Target Net Working Capital Amount.

“Valid Pre-Closing Claims” means claims with respect to (i) events relating to the Assumed Liabilities, or (ii) losses or damages related to the Purchased Assets, each of which occurred or existed prior to the Closing and which are covered by the Occurrence-Based Insurance Policies; provided, that claims for benefits or coverage under the Seller Policies for Excluded Liabilities or to the extent relating to the Excluded Assets shall not constitute Valid Pre-Closing Claims.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and similar foreign, state and local Laws related to plant closings, relocations, mass layoffs and employment losses and the rules and regulations promulgated thereunder, in each case as such Laws have been amended from time to time.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission by the breaching party with the actual knowledge that such act or failure to take such action would reasonably be expected to be a breach of this Agreement; provided, that if there is a Debt Financing Failure, Purchaser’s failure to consummate the Closing to the extent as a result of such Debt Financing Failure shall not, in and of itself, constitute a Willful Breach by Purchaser of Section 2.7(a) or any other provision of this Agreement.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	Section 2.6(c)
Accounting Principles	Section 2.5(c)
Acquisition	Recitals

Term	Section
Allocation Schedule	Section 2.8
Alternative Acquisition Agreement	Section 5.12(c)(i)(B)
Alternative Financing	Section 5.4(a)
Assumed Liabilities	Section 2.3
Business	Recitals
Change of Recommendation	Section 5.12(c)(i)(A)
Claim	Section 8.2
Closing	Section 2.7
Closing Date	Section 2.7
Closing Payment	Section 2.5(b)
Company Software	Section 3.6(b)
Disclosure Schedules	Article III
End Date	Section 5.12(b)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Final Closing Statement	Section 2.6(a)
Final Net Working Capital	Section 2.6(d)
Final Purchase Price	Section 2.6(a)
Financial Statements	Section 3.4(a)
Indemnified Parties	Section 8.2
Initial Closing Statement	Section 2.6(a)
Insurance Policies	Section 3.25
Interim Balance Sheet	Section 3.4(a)
IP Contracts	Section 3.6(c)
Material Contract	Section 3.11
Measurement Period	Section 6.2(b)
Notice of Acceptance	Section 2.6(b)(i)
Notice of Disagreement	Section 2.6(b)(ii)
Open Source Software	Section 3.6(i)
Owned IP	Section 3.6(a)
Payoff Letters	Section 2.7(c)(v)
Post-Closing Straddle Period	Section 5.10(b)
Pre-Closing Straddle Period	Section 5.10(b)
Proposed Adjustments	Section 2.6(b)(ii)
Purchase Price	Section 2.5(a)
Purchased Assets	Section 2.1
Purchased Contracts	Section 2.1(b)
Purchaser	Preamble
Purchaser Benefit Plans	Section 5.9(c)
Purchaser Released Party	Section 8.4(b)
Qualifying Offers	Section 5.9(b)
Registered IP	Section 3.6(a)
Retirement Plan(s)	Section 3.17(a)
Seller	Preamble
Seller Board Recommendation	Section 5.11(b)
Seller Released Party	Section 8.2

Term	Section
Seller Stockholder Meeting	Section 5.11(a)
Selling Group	Section 5.9(d)
Specified Matters	Section 8.2
Straddle Period	Section 5.10(b)
Takeover Law	Section 3.21
Tangible Personal Property	Section 2.1(d)
Term Sheet	Section 4.4(a)
Termination Date	Section 7.1(d)(iii)
Transferred Employees	Section 5.9(a)
Unresolved Adjustments	Section 2.6(c)
Unresolved Balance	Section 2.6(c)
Unresolved Holdback Claim	Section 5.19

1.2      Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words used herein, regardless of gender specifically used, shall be deemed and construed to include any other gender, as the context requires. Any Laws defined or referred to herein means such Laws as from time to time amended, modified, supplemented or superseded, including by succession or comparable successor Laws, as the case may be. When used in this Agreement, words such as “herein,” “hereinafter,” “hereby,” “hereof,” “hereto,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires otherwise. References in this Agreement to “dollars” or “$” are to U.S. dollars. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. References to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days.

ARTICLE II
PURCHASE & SALE OF PURCHASED ASSETS

2.1      Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller Entities, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller Entities’ right, title and interest in and to all of the properties, assets, rights and interests of any kind (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise) and wherever located, in each case that are owned, used, or held for use by any Seller Entity in connection with the Business, except for the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    all Inventory;

(b)    all Contracts related to the Business to which any Seller Entity is a party and all rights of the Seller Entities thereunder, including the Amazon Business Services Agreements set forth on Schedule 1.1-AAA and all retail and wholesale Contracts, marketing Contracts, warehouse Contracts, distributor Contracts, commercial agent Contracts, and manufacturing Contracts, in each case as set forth in Schedule 2.1(b) hereto, and excluding the Excluded Contracts (the “Purchased Contracts”);

(c)    control of the Acquired Amazon Accounts;

(d)    all Intellectual Property owned or purported to be owned by the Seller Entities and used or held for use by any Seller Entity in connection with the Brands (the “Purchased IP”), together with all rights of the Seller Entities to sue for and recover damages for past, present, and future infringement, misappropriation, or other violation thereof;

(e)    all furniture, fixtures, equipment, supplies and other tangible personal property used or held for use by any Seller Entity in connection with the Brands listed in Schedule 2.1(e) hereto (the “Tangible Personal Property”);

(f)    all Permits listed in Schedule 2.1(f) hereto, but only to the extent such Permits may be transferred under applicable Law;

(g)    all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees related to the Purchased Assets, including those set forth in Schedule 2.1(g) hereto;

(h)    all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to vendors, suppliers, licensors and customers, all advertising, marketing and promotional materials, and all drawings, diagrams, reports, and studies, in each case whether evidenced in writing, electronic data, computer software or otherwise; and

(i)    all goodwill associated with the Business or any of the Purchased Assets.

The delivery of any Purchased Assets in a physical form shall be made at such place as designated in writing by Purchaser to Seller.

Any asset, property, right or interest owned, used, or held for use by any Seller Entity in connection with the Business that is not expressly included in the definition of Excluded Assets shall be deemed to be a Purchased Asset. Without limiting the immediately preceding sentence, if, following the Closing Date, a Party provides written notice to the other Party of any purported conflict or ambiguity as to whether any asset constitutes a Purchased Asset or an Excluded Asset, the Parties shall reasonably cooperate in good faith to resolve such conflict or ambiguity.

2.2      Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the Purchased Assets shall not include, and the Seller Entities shall retain all right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Purchaser, the following properties, assets, rights and interests (collectively, the “Excluded Assets”):

(a)    all Cash;

(b)    any Equity Interest of any Person;

(c)    all Contracts that are not Purchased Contracts (the “Excluded Contracts”), including those listed in Schedule 2.2(c) hereto;

(d)    the Excluded Amazon Accounts;

(e)    all Tax Returns and similar records of the Seller Entities, except for any such Tax Returns or similar records which relate solely to Taxes of or with respect to the Business or the Purchased Assets;

(f)    all Intellectual Property other than the Purchased IP;

(g)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller Entities, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which the Seller Entities are prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain;

(h)    subject to Section 5.17, all insurance policies of the Seller Entities and all rights to applicable claims and proceeds thereunder;

(i)    all Benefit Plans and trusts, rights, or other assets attributable thereto;

(j)    all Contracts and arrangements with any PEO and all PEO Plans, and any rights or assets attributable thereto;

(k)    all Tax assets (including duty and Tax refunds and prepayments) of the Seller Entities or any of their Affiliates, whether or not related to the Business, the Excluded Assets or Excluded Liabilities or, with respect to any Pre-Closing Straddle Period, Purchased Assets, including for the avoidance of doubt, all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind with respect to any Tariff Refunds;

(l)    all claims, causes of action, rights of recovery and rights of setoff and all rights to receive mail and communications, in each case, with respect to the Excluded Assets and the Excluded Liabilities;

(m)    any of the Seller Entities’ rights under or pursuant to this Agreement or any Ancillary Document;

(n)    all Transaction Communications;

(o)    all real property owned, leased, subleased, licensed, or otherwise occupied or used by any of the Seller Entities, including any land, buildings, improvements, fixtures, leasehold interests, sublease interests, or other real property rights, together with any related rights, options, or interests; and

(p)    all of the properties, assets, rights and interests, if any, listed in Schedule 2.2(p) hereto.

2.3     Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge when due only the following Liabilities of the Seller Entities, in each case arising out of or relating to the Business or the Purchased Assets (collectively, the “Assumed Liabilities”), and no other Liabilities of any of the Seller Entities:

(a)    all accounts payable of the Seller Entities to third parties in connection with the Business or the Inventory included in the Purchased Assets, in each case that remain unpaid as of the Closing Date and taken into account in connection with the determination of the Final Purchase Price pursuant to Section 2.6;

(b)    all Liabilities under the Purchased Contracts to the extent such Liabilities (i) were taken into account in connection with the determination of the Final Purchase Price pursuant to Section 2.6 or (ii) are required to be performed after the Closing and do not relate to any breach, default or violation by a Seller Entity on or prior to the Closing Date;

(c)    all Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities, in each case for any Post-Closing Tax Periods, and (ii) Taxes for which Purchaser is liable pursuant to Section 5.10; and

(d)    all severance or termination obligations arising as a result of Purchaser’s termination after the Closing Date of any Transferred Employee, in each case solely in accordance with and pursuant to the terms of each Transferring Employee’s Qualifying Offer and the Purchaser Benefit Plans.

Any Liability of any Seller Entity that is not expressly included in the definition of Assumed Liabilities shall be deemed to be an Excluded Liability. Without limiting the immediately preceding sentence, if, following the Closing Date, a Party provides written notice to the other Party of any purported conflict or ambiguity as to whether any asset constitutes an Assumed Liability or an Excluded Liability, the Parties shall reasonably cooperate in good faith to resolve such conflict or ambiguity.

2.4     Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.3, Purchaser shall not assume, and the Seller Entities shall retain and shall be responsible to pay, perform or discharge all Liabilities (other than the Assumed Liabilities) of the Seller Entities, including, but not limited to, the following Liabilities of the Seller Entities (collectively, the “Excluded Liabilities”):

(a)    all Liabilities relating to or arising out of the Excluded Assets;

(b)    all Liabilities to current or former employees, directors, consultants, agents or other service providers (including the Transferred Employees) of the Seller Entities and their Affiliates with respect to their employment by or service for the Seller Entities or such Affiliates on or prior to the Closing Date, including any Liabilities arising from (i) the termination of any such Person by Seller or its Affiliates, (ii) any failure by Seller to comply with the WARN Act or similar Law related to events occurring on or prior to the Closing Date, (iii) any transaction, retention, stay, change in control or similar payments payable by Seller or its Affiliates, (iv) any accrued compensation or benefits for periods ending on or before the Closing Date, and (v) any claims relating to Seller’s acts or omissions on or prior to the Closing Date;

(c)    all Liabilities under and with respect to the Benefit Plans, and any other compensation or benefit plan, program or arrangement of the Seller Entities or their Affiliates;

(d)    all Liabilities of the Seller Entities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby;

(e)    all Liabilities arising under or relating to the Purchased Contracts to the extent such Liabilities (i) were required to be performed prior to or on the Closing and remain unpaid as of the Closing Date and were not taken into account in connection with the determination of the Final Purchase Price pursuant to Section 2.6 or (ii) relate to any breach, default or violation thereunder by a Seller Entity on or prior to the Closing;

(f)    all Liabilities for Seller Taxes;

(g)    all Liabilities relating to or arising out of (i) any claims, causes of action, or Proceedings, (ii) any act or omission by a Seller Entity, or (iii) any violation of, non-compliance with, or breach of any Law, in each case relating to or in connection with the operation of the Business or the ownership of the Purchased Assets prior to the Closing Date;

(h)    all Liabilities relating to any Indebtedness;

(i)    all Liabilities relating to any Debt-Like Items;

(j)    all Liabilities relating to any Seller Transaction Expenses; and

(k)    all Liabilities related to the matters set forth on Schedule 2.4(k).

2.5      Purchase Price.

(a)    The aggregate consideration payable by Purchaser to Seller for the Purchased Assets (the “Purchase Price”) shall be an amount equal to: (i) the Closing Payment, as adjusted in accordance with Section 2.6, and (ii) the assumption by Purchaser of the Assumed Liabilities.

(b)    At the Closing, Purchaser shall:

(i)    deliver to Seller, by wire transfer of immediately available funds to the accounts specified by Seller prior to the Closing, an aggregate amount equal to the sum of (the “Closing Payment”) (A) the Base Purchase Price, plus (B) the amount, if any, by which the Net Working Capital exceeds the Upper Target, minus (C) the amount, if any, by which the Net Working Capital is less than the Lower Target, minus (D) the Indemnity Holdback Amount, minus (E) the amount of Indebtedness paid off at the Closing by Purchaser on behalf of Seller.

(ii)    maintain on reserve an amount equal to the Indemnity Holdback Amount which shall serve as Purchaser’s sole recourse (absent Fraud with respect to the Specified Matters) for Seller’s indemnification obligations under Section 8.2 and be released in accordance with Section 5.19; and

(iii)    pay to each holder of Indebtedness for which a Payoff Letter is received by Purchaser in accordance with Section 2.7(c)(v), the amount set forth in such Payoff Letter in accordance with such Payoff Letter.

(c)    At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth (i) a good faith estimate of the balance sheet of the Purchased Assets and Assumed Liabilities being transferred to Purchaser pursuant to this Agreement (such estimated balance sheet to be as of 11:59 p.m., Eastern Time, on the date six (6) Business Days prior to the Closing Date) (the “Estimated Closing Balance Sheet”) and (ii) Seller’s good faith estimate of Net Working Capital (“Estimated Net Working Capital”) and, based thereon, its good faith estimate of the Closing Payment and all components thereof. Seller shall prepare the Estimated Closing Statement, including the Estimated Closing Balance Sheet and the estimated calculation of the Closing Payment (including the Estimated Net Working Capital) in accordance with GAAP, as consistently applied by Seller in the Interim Balance Sheet and subject to modification in accordance with the accounting principles, policies, and procedures set forth on Schedule 2.5(c) (collectively, the “Accounting Principles”). After receipt of the Estimated Closing Statement, Purchaser and its representatives shall have the opportunity to review the components thereof, and Seller shall consider in good faith any suggested revisions proposed by Purchaser to the Estimated Closing Statement in advance of the Closing.

2.6      Adjustment to Purchase Price.

(a)    Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of Net Working Capital and, based thereon, the Purchase Price; provided, however, that if Purchaser fails to deliver the Initial Closing Statement within such ninety (90) day period following the Closing, then the Estimated Closing Statement and the calculation of the Purchase Price as set forth in the Estimated Closing Statement shall be final and binding on the Parties as the “Final Closing Statement” and “Final Purchase Price”, respectively. The Initial Closing Statement shall be prepared in good faith and in accordance with this Agreement and the Accounting Principles.

(b)    Seller will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date Seller receives the Initial Closing Statement. During such thirty (30) day period, Seller and Seller’s Representatives will have reasonable access to the books and records of the Business, to work papers prepared by Purchaser or Purchaser’s Representatives to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as Seller may reasonably request, and will be entitled to meet with Representatives of Purchaser on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, Seller shall either:

(i)    deliver a notice to Purchaser confirming that no adjustments are proposed by Seller to Purchaser’s calculation of Net Working Capital and, based thereon, the Purchase Price, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii)    deliver a notice to Purchaser to the effect that Seller disagrees with Purchaser’s calculation of Net Working Capital and, based thereon, the Purchase Price, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors or based on Net Working Capital not being calculated in accordance with this Agreement and the Accounting Principles) and the adjustments that, in Seller’s view, should be made to the calculation of Net Working Capital and, based thereon, the Purchase Price in order to comply with this Agreement and the Accounting Principles (collectively, the “Proposed Adjustments”);

provided, however, that if Seller fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the Initial Closing Statement and the calculation of the Purchase Price as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Closing Statement” and “Final Purchase Price,” respectively.

(c)    If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Seller whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Seller and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Purchase Price resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after Purchaser’s notice to Seller of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either Seller or Purchaser, the Unresolved Adjustments will be submitted to a mutually agreed nationally recognized firm with no material relationships with Seller, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Seller. The Accounting Firm shall act as an expert and not an arbitrator and shall resolve each item of disagreement based solely on the supporting material provided by Purchaser and Seller and not pursuant to any independent review. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the Accounting Principles; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 2.6, as applicable, a calculation of Net Working Capital and, based thereon, the Purchase Price; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 2.6(c). In no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Purchase Price by the Accounting Firm and the statement prepared by the Accounting Firm setting forth such determination will, absent manifest error, be final and binding on the Parties as the “Final Purchase Price” and the “Final Closing Statement,” respectively, and judgment may be entered upon such determination and statement in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.6(c) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is $100, and the written determination of the Accounting Firm states that $80 of the Unresolved Balance is resolved in Purchaser’s favor and $20 of the Unresolved Balance is resolved in Seller’s favor, Purchaser would bear 20% of the Accounting Firm’s costs and expenses, on the one hand, and Seller would bear 80% of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 2.6 shall be borne by such Party.

(d)    If the Final Purchase Price is greater than the Closing Payment, then Purchaser shall pay to Seller, by wire transfer of immediately available funds to the account Seller designates in writing to Purchaser, an amount in cash equal to such difference; provided, that no payment shall be required under this sentence unless the Net Working Capital as finally determined pursuant to this Section 2.6 (the “Final Net Working Capital”) exceeds the Upper Target. If the Final Purchase Price is less than the Closing Payment, then Seller shall pay to Purchaser, by wire transfer of immediately available funds to the account Purchaser designates in writing to Seller, an amount in cash equal to such difference; provided, that no payment shall be required under this sentence unless the Final Net Working Capital is less than the Lower Target. In either case, such payment shall be made within five (5) Business Days after the date on which the Final Purchase Price becomes final and binding pursuant to this Section 2.6.

(e)    The Parties shall treat any payments made pursuant to this Section 2.6 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

2.7     Closing.

(a)    Closing. The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place by electronic exchange of executed documents on a date to be designated by the Parties, which shall be not more than three (3) Business Days after all of the conditions to Closing set forth in Article VI are either satisfied or, to the extent permitted by Law, waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), or at such other time and place as may be mutually agreed by the Parties. The date of the Closing shall be referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in this Section 2.7 and as may reasonably be required to effect the transfer by each Seller Entity of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

(b)    Purchaser Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)    the Closing Payment set forth in Section 2.5(b), paid to Seller in accordance with Section 2.5(b) by wire transfer(s) pursuant to the wire instructions provided by Seller on Schedule 2.7(b)(i) hereto; and

(ii)    duly executed copies of each Ancillary Document to be executed and delivered by Purchaser.

(c)    Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)    duly executed copies of each Ancillary Document to be executed and delivered by Seller;

(ii)    an Internal Revenue Service Form W-9 duly executed by each Seller Entity (provided that if such Seller Entity is a disregarded entity for U.S. federal income tax purposes, Internal Revenue Service Form W-9 shall be executed by its regarded owner);

(iii)    a duly executed copy of the Seller Closing Certificate;

(iv)    a complete and accurate physical count of all Inventory, prepared in accordance with GAAP and conducted as of (A) the last Business Day of the calendar month immediately preceding the month in which the Closing occurs or (B) such other date as may be mutually agreed by the Parties;

(v)    payoff letters, if any, from the holders of any Indebtedness to be paid off at the Closing by Purchaser on behalf of Seller, in each case, as listed on Schedule 2.7(c)(v) (each, a “Payoff Letter”); and

(vi)    evidence of the Tail Policies, including a certificate and complete copy of each Tail Policy (or, if the Tail Policy obligation is being satisfied by an extension of existing Claims-Made Insurance Policies, evidence of such extension and, to the extent permitted by the applicable insurer, naming Purchaser and its Affiliates as additional insureds).

2.8      Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Seller shall deliver to Purchaser a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Purchaser notifies Seller in writing that Purchaser objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Purchaser. In the event of any such objection, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Purchaser, such dispute shall be resolved by the Accounting Firm. The fees and expenses of such Accounting Firm shall be borne equally by Seller and Purchaser. Seller and Purchaser agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule and not take any contrary position on any Tax Return in the absence of a “determination” (within the meaning of Section 1313 of the Code) with respect thereto.

2.9      Withholding Tax. Purchaser and its Affiliates shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any amounts payable to Seller or its Affiliates under this Agreement, any amounts that would be required to be deducted or withheld under applicable Law. Any amounts so deducted or withheld and remitted to the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Prior to withholding or deducting Taxes from any amounts payable to Seller or its Affiliates hereunder, Purchaser shall provide ten (10) days’ written notice of Purchaser’s (or any of its Affiliate’s) intention to withhold and allow Seller a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such withholding Taxes. The Parties agree to use commercially reasonable efforts to cooperate to apply for any exemption from, or reduction in, any withholding amounts described in this Section 2.9.

2.10    Condition to Effectiveness. Notwithstanding anything to the contrary herein, the assignment and transfer of the Purchased Assets pursuant to Section 2.1 and the Assignment and Assumption Agreement shall not be effective unless and until Seller has received the Closing Payment in full in immediately available funds on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

Except as set forth in the (i) registration statements and reports filed by Seller with the SEC under the Securities Act and the Exchange Act since January 1, 2025 and publicly available not less than two (2) Business Days prior to the date of this Agreement (the relevance of which disclosure is reasonably apparent in such registration statements and reports and excluding any disclosures set forth in such registration statements and reports under the captions “Risk Factors” or “Forward Looking Statements” or in any other section thereof to the extent cautionary, predictive or forward-looking in nature) or (ii) corresponding sections or subsections of the disclosure schedules attached hereto (collectively, the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser that:

3.1     Organization. Each Seller Entity is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Seller Entity is duly qualified to do business and is in good standing under the Laws of each jurisdiction in which the ownership of its assets and properties or the operation of the Business requires such qualification, except where such qualification would not have a Material Adverse Effect.

3.2     Authority. Each Seller Entity has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance by each Seller Entity of this Agreement and the Ancillary Documents to which it is party and the consummation by such Seller Entity of the Acquisition have been duly and validly authorized by such Seller Entity, and no other action on the part of such Seller Entity is necessary to authorize this Agreement and the Ancillary Documents or to consummate the Acquisition, except for the authorization of this Agreement, the sale of the Purchased Assets pursuant hereto and the other transactions contemplated hereby by the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of Seller entitled to vote thereon (the “Seller Stockholder Approval”). This Agreement and the Ancillary Documents to which any Seller Entity is party have been duly executed and delivered by such Seller Entity and, assuming the due authorization, execution and delivery by the other Parties, each such agreement constitutes a valid and legally binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, except as may be limited by the Enforceability Limitations.

3.3     No Conflict; No Consents.

(a)    The execution and delivery by each Seller Entity of this Agreement and the Ancillary Documents to which such Seller Entity is party, and the performance by such Seller Entity of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the organizational documents of such Seller Entity; (ii) conflict with or violate any Law or Order applicable to or binding on such Seller Entity, any of the Purchased Assets, or the Business; (iii) contravene, conflict with or result in any material breach of or result in a material default under, or give to others any right of termination, amendment, acceleration, or cancellation or modification of, allow for the imposition of any fees or penalties, or result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets, or result in a circumstance that, with or without notice or lapse of time or both, would constitute or reasonably be expected to constitute any of the foregoing under, any Contract to which such Seller Entity is a party or by which such Seller Entity or any of the Purchased Assets is bound; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or Order that is to be included in or relates to the Purchased Assets.

(b)    The execution and delivery by each Seller Entity of this Agreement and the Ancillary Documents to which such Seller Entity is party, and the performance by such Seller Entity of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not, require any consent, approval, authorization or permit of, or filing by such Seller Entity with or notification by such Seller Entity to, any Governmental Authority, except, in each case for (i) the preliminary and definitive proxy statement relating to the Seller Stockholder Meeting for the Seller Stockholder Approval and (ii) such reports under the Exchange Act as may be required to be filed by Seller in connection with this Agreement, the sale of the Purchased Assets and the other transactions contemplated hereby.

3.4      Financial Statements; No Undisclosed Liabilities.

(a)    Set forth in Schedule 3.4(a)(i) are: (i) the audited balance sheets of the Business as of December 31, 2024 and 2025; (ii) the related audited statements of operations and cash flows for the years ended December 31, 2024 and 2025; (iii) an unaudited balance sheet of the Business as of February 28, 2026 (the “Interim Balance Sheet”); and (iv) the related unaudited statement of operations and cash flows for the two months ended February 28, 2026 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (A) except as set forth on Schedule 3.4(a)(ii), have been prepared from the books and records of Seller in accordance with GAAP, consistently applied, (B) are correct in all material respects, and (C) present fairly, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of each Seller Entity are correct, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described.

(b)    None of the Seller Entities, in respect of the Business, have any material Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of Contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) those incurred as contemplated by this Agreement or in connection with the transactions contemplated hereby; and (iii) Liabilities set forth on Schedule 3.4(b).

(c)    Each Seller Entity maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2021, there has not been (A) any significant deficiency or material weakness in any system of internal accounting controls used by such Seller Entity or (B) any fraud or other wrongdoing that involves any of the management or other employees of such Seller Entity who have a role in the preparation of financial statements or the internal accounting controls used by such Seller Entity.

(d)    All accounts receivable of the Business have arisen from bona fide transactions by such Seller Entity in the ordinary course of business consistent with past practice.

3.5      Tangible Personal Property; Inventory; Products; Warranties.

(a)    Tangible Personal Property. All of the Tangible Personal Property is free from material defects and in good operating condition and repair, reasonable wear and tear excepted, and is suitable for the uses for which it is presently being used.

(b)    Inventory. The Inventory of the Business (i) is merchantable, usable and is fit for the purpose for which it was procured or manufactured; (ii) is, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business consistent with past practice and is, in the case of all other Inventory, of a quality and quantity useable in the ordinary course of business consistent with past practice; (iii) is reflected in the Interim Balance Sheet and will be reflected in the calculation of Net Working Capital at the lower of cost or market in accordance with GAAP; and (iv) is not slow-moving, obsolete, damaged, defective, expired, recalled, or quarantined. All such Inventory is owned by such Seller Entity free and clear of any Encumbrances (other than Permitted Encumbrances), and no Inventory is held on an excluded basis. The inventory obsolescence policies of such Seller Entity are appropriate for the nature of the products sold and the marketing methods used by the Business, the reserve for inventory obsolescence contained in the Interim Balance Sheet fairly reflects the amount of obsolete, expired, short-dated, returned, refurbished, recalled, quarantined, or otherwise impaired Inventory as of the date of the Interim Balance Sheet, and the reserve for inventory obsolescence to be contained in the calculation of Net Working Capital will fairly reflect the amount of obsolete, expired, short-dated, returned, refurbished, recalled, quarantined, or otherwise impaired Inventory as of the Closing Date.

(c)    Products. There are no defects in the design, manufacturing, materials or workmanship in the products, manufactured, sold, or delivered by such Seller Entity with respect to the Business and each such product has been designed, manufactured, shipped, sold or distributed in accordance with the specifications under which the product is normally and has normally been designed, manufactured, shipped, sold or distributed. All products manufactured, sold, or delivered by the Seller Entities with respect to the Business have been in material conformity with all applicable contractual commitments, all express and implied warranties, consumer protection Laws, and applicable product safety requirements in respect of such products or services. None of the Seller Entities have any Liability (and, to the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to any Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No products manufactured, sold, or delivered by the Seller Entities with respect to the Business are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Purchaser. No Seller Entity has received any notice of any claims for, and there is no reasonable basis for and there are not, any product recalls, returns, warranty obligations or service calls relating to any of its products or services in connection with the Business. To the Knowledge of Seller, none of the Seller Entities have any Liability (and, to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold, leased or delivered by the Seller Entities in connection with the Business, and all such products are reasonably suitable for their intended use and for the industries in which they are intended to be used.

(d)    Warranties. Schedule 3.5(d) sets forth a correct and complete list of all product warranties, guarantees, return policies, and similar commitments issued by or on behalf of the Business or the Purchased Assets with respect to any products or services, and correct and complete copies of the standard forms thereof have been provided to Purchaser. No product or service sold, delivered, or provided by the Business is subject to any warranty, guarantee, or similar commitment other than as set forth on Schedule 3.5(d).

3.6      Intellectual Property.

(a)    Owned IP. Schedule 3.6(a) of the Disclosure Schedules contains a true, complete, and accurate list of (i) all registered Purchased IP which is owned by any Seller Entity, (ii) all pending applications for registrations of Purchased IP which is owned by any Seller Entity, (iii) any material unregistered Trademark or Copyright included in the Purchased IP which is owned by any Seller Entity, and (iv) all Internet domain names and social media handles included in the Purchased IP that are used or registered by or on behalf of any Seller Entity (indicating for each of clauses (i) and (ii) the entity that owns or holds such Intellectual Property, applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and date filed for, and indicating for clause (iv) the applicable registrar, owner, and expiration date) (all of the foregoing, the “Owned IP”).

(b)    Software. Schedule 3.6(b)(i) of the Disclosure Schedules contains a list of all Software included in the Purchased IP which is owned by any Seller Entity (the “Company Software”). All Company Software (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by such Seller Entity or conveyed thereby to their customers or other transferees; (ii) is operative for its intended purpose, free of any material defects, and does not contain Malicious Code; and (iii) has been maintained by such Seller Entity in accordance with its contractual obligations to customers or other transferees and industry standards. No Person other than such Seller Entity possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Company Software, and all such source code has been maintained strictly confidential. Except as set forth on Schedule 3.6(b)(ii), no Seller Entity has an obligation, existing, contingent or otherwise, to afford any Person access to any such source code, and has not otherwise placed such code in escrow.

(c)    IP Contracts. Schedule 3.6(c) of the Disclosure Schedules sets forth a true, complete, and accurate list of all Purchased Contracts (i) pursuant to which any Person has been granted any license, covenant not to sue, immunity, release, or other right under or with respect to any Purchased IP, (ii) pursuant to which any Seller Entity has been granted any license, covenant not to sue, immunity, release, or other right under or with respect to any Intellectual Property of any other Person that is used in or necessary for the operation of the Business, or (iii) that otherwise relate to or restrict the use, enforcement, registration, ownership, validity, or transferability of any Purchased IP (in each case of clauses (i), (ii), and (iii), other than Excluded IP Contracts) (collectively, “IP Contracts”). All IP Contracts are in full force and effect and are valid and binding obligations of the parties thereto, enforceable in accordance with their terms. None of the Seller Entities nor, to the Knowledge of Seller, any other party thereto, is in material breach or default under any IP Contract. The consummation of the transactions contemplated by this Agreement will not result in the loss, termination, or impairment of any rights under any IP Contract or give rise to any right of termination or acceleration thereunder.

(d)    Ownership. Except as set forth in Schedule 3.6(d) of the Disclosure Schedules, the Seller Entities (i) owns the entire right, title and interest in and to the Owned IP, free and clear of all Encumbrances (except for Permitted Encumbrances), and (ii) has a valid contractual right or license to use and otherwise commercialize or exploit, all other Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of the Business as presently conducted and as presently proposed to be conducted.

(e)    Validity. Except as set forth in Schedule 3.6(e) of the Disclosure Schedules: (i) all registrations for the Owned IP are valid and in force, and all applications to register the Owned IP are pending and in good standing, all without challenge of any kind; (ii) the Owned IP (other than with respect to pending applications) is valid and in force; and (iii) all necessary assignment and other chain‑of‑title instruments have been duly executed and, where recordation is available, recorded, and all annuity, maintenance, renewal and other fees and filings required to maintain, perfect and enforce such Owned IP have been timely paid.

(f)    Challenges and Restrictions. Except as set forth in Schedule 3.6(f) of the Disclosure Schedules, (i) no infringement, misappropriation or other violation by a Seller Entity of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business during the past five (5) years; (ii) no notice of a claim of any infringement, misappropriation or other violation of any Intellectual Property of any other Person, including any software audit request or demand or offer to take a license, has been received by a Seller Entity in respect of the conduct of the Business during the past five (5) years; and (iii) no Proceedings are pending or, to the Knowledge of Seller, threatened against any Seller Entity which challenge the validity, enforceability, ownership or use of any Owned IP, and neither any Seller Entity nor any Purchased IP is subject to any outstanding Order or stipulation in which a Seller Entity is a named party restricting the use, transfer or licensing of any Purchased IP. To the Knowledge of Seller, no other Person is infringing on any of the Owned IP.

(g)    Enforcement Actions. Schedule 3.6(g) of the Disclosure Schedules sets forth a true and complete list of all actions, proceedings, claims, cease-and-desist letters, demands, oppositions, cancellation proceedings, domain name disputes, or other enforcement efforts brought or initiated by a Seller Entity or any of its Affiliates against any third party during the past five (5) years alleging infringement, misappropriation, or other violation of any Purchased IP, together with a description of any settlements, licenses, covenants not to sue, or other agreements entered into in connection therewith.

(h)    Government Authority. Except as set forth on Schedule 3.6(h) of the Disclosure Schedules, none of the Purchased IP was conceived, developed or reduced to practice using funding, facilities, personnel or other resources of any Governmental Authority, university or other public or private research institution, or under any grant, Contract or other arrangement that would result in any such Person having any claim, right or interest therein (including any “march‑in” rights). No Governmental Authority, university or standards‑setting organization has any option to obtain or rights to license any Purchased IP.

(i)    Open Source. Schedule 3.6(i) of the Disclosure Schedules lists all Open Source Software that is used by any Company Software or any products or services of the Business and/or has been incorporated into and/or distributed with any Company Software or any products or services of the Business in any way. Except as specifically described in Schedule 3.6(i) of the Disclosure Schedules, no Seller Entity has used Open Source Software in any manner that would or could: (i) impose any material limitation, restriction or condition on the right of any Seller Entity to use or distribute any of the Company Software or any of its products or services; or (ii) require the Company Software to: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributable at no or a nominal charge granting a user a right to use, copy, access or modify the source code version without limitation or restriction or granting or requiring free redistribution of copies of source code or material or modified or derived forms thereof; or (D) require the licensing of any Patents related to such Software or material. With respect to any Open Source Software that has been incorporated into and/or distributed with any Company Software or any products or services of the Business, each Seller Entity has been and is in compliance with all applicable Open Source Software licenses with respect thereto.

(j)    Trade Secrets. Each Seller Entity has taken commercially reasonable efforts to maintain and protect (i) the confidentiality of all material Trade Secrets and any other material confidential information that is Company Software or Purchased IP and (ii) any confidential information owned by any Person to whom such Seller Entity has a confidentiality obligation, including by implementing and enforcing written confidentiality, information security and invention assignment policies, and entering into written confidentiality agreements with all Persons having access thereto. To the extent any material Trade Secrets are shared with or disclosed to third parties, such disclosures have been made pursuant to written nondisclosure agreements that impose confidentiality obligations no less protective than those imposed by such Seller Entity on their own personnel.

(k)    Sufficiency. Each Seller Entity represents and warrants that the Purchased IP and Company Software used in the operation of the Business are, individually and in the aggregate, sufficient to permit the continued operation of the Business following the Closing in the same manner as conducted immediately prior to the Closing, without interruption and without the need to obtain any additional Intellectual Property, Software, or data rights from any third party.

(l)    Employee and Contractor IP Assignments. Except as set forth on Schedule 3.6(l) of the Disclosure Schedules, (i) each current and former employee, consultant, and independent contractor of any Seller Entity who has been involved in or has contributed to the conception, development, or creation of any material Purchased IP has executed and delivered to such Seller Entity a valid and enforceable written agreement that assigns to such Seller Entity all Intellectual Property conceived, developed, or created by such Person in the course of such Person’s employment or engagement and that contains confidentiality provisions protecting the Purchased IP; (ii) no current or former employee, consultant, or independent contractor of such Seller Entity has any ownership interest or claim in or to any Purchased IP or has asserted or, to the Knowledge of Seller, threatened to assert any such claim; and (iii) to the Knowledge of Seller, no current or former employee, consultant, or independent contractor of such Seller Entity is in violation of any employment agreement, non-competition agreement, or invention assignment agreement, and the employment or engagement of any current employee, consultant, or independent contractor does not conflict with any such agreement to which such Person is or was subject.

(m)    Use of Artificial Intelligence. Except as set forth on Schedule 3.6(m) of the Disclosure Schedules, (i) no Seller Entity has used any AI Technology to create or develop any Purchased IP or Company Software in a manner that would impair Seller Entities’ ownership or rights therein or require attribution to or compensation of any third party; (ii) to the extent any Purchased IP or Company Software was created or developed using AI Technology, each Seller Entity has complied with all applicable terms of service, licenses, and Laws governing such use; (iii) no third party provider of AI Technology has any ownership, reversionary, or other rights in any Purchased IP or Company Software; (iv) each Seller Entity, in connection with the Business, (A) has the right to use all data, including Personal Information, used for its development, deployment, importation, and/or distribution of AI Technology and (B) has implemented and is in compliance with reasonable measures that protect against harms and risks related to AI Technology; (v) with respect to the Business, each Seller Entity complies and has complied at all times with AI Requirements; and (vi) no Seller Entity has received any written or oral complaints, claims, demands, inquiries, or other notices, including any notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding compliance with AI Requirements.

3.7      Data Protection.

(a)    Data Privacy. With respect to the Business, each Seller Entity materially complies, and has within the last five (5) years complied with, the Privacy Policies, all applicable Data Protection Laws, all applicable Data Processing Contracts, and the binding requirements of any privacy or security-related self-regulatory organizations or certifications to which any Seller Entity or any of the Purchased Assets belongs. Without limiting the generality of the foregoing, each Seller Entity (i) has made all necessary disclosures to and obtained any necessary consents from the applicable data subjects to receive, access, use, and disclose Personal Information related to the Business; and (ii) has not received any written complaints, claims, demands, inquiries or other notices, including any notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding the Processing of Personal Information, compliance with applicable Data Protection Laws, or any actual or alleged Security Incident. The Privacy Policies permit such Seller Entity’s current uses of Personal Information related to the Business. The Privacy Policies have made all material disclosures to employees, users, customers, or other data subjects required by applicable Data Protection Laws, and none of such disclosures made or contained in the Privacy Policies has been materially inaccurate, misleading, deceptive or in violation of any applicable Data Protection Laws in any respect. The execution, delivery, and performance of this Agreement, including the transfer of Personal Information from each Seller Entity to Purchaser resulting from this transaction, will not violate applicable Privacy Policies, applicable Data Protection Laws, and Data Processing Contracts.

(b)    Data Security. Each Seller Entity has established, maintains, and is in material compliance with a written information security program covering the Business that (i) includes and incorporates commercially reasonable administrative, technical, organization, and physical security procedures and measures that are appropriate to preserve the confidentiality, integrity, and availability of Personal Information and confidential information related to the Business; and (ii) protects against material Security Incidents. In the last five (5) years, there has been no confirmed, suspected, or alleged material Security Incident.

3.8     Compliance with Laws. Each Seller Entity is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Laws and Orders in respect of the Business and the Purchased Assets. Since January 1, 2023, no Seller Entity has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority alleging that such Seller Entity is not, in respect of the Business or the Purchased Assets, in compliance in all material respects with any applicable Law or Order.

3.9     Claims and Proceedings. Neither the Business nor the Purchased Assets is, and since January 1, 2023 has not been, subject to any Order of any Governmental Authority. There is, and since January 1, 2023 has been, no Proceeding pending or, to the Knowledge of Seller, threatened in writing against any Seller Entity or involving any of the Business, the Purchased Assets or the Assumed Liabilities or that otherwise relates to or would reasonably be expected to materially affect any of the Business, the Purchased Assets or the Assumed Liabilities (whether or not a Seller Entity is named as a party thereto), including in respect of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Documents, nor, to the Knowledge of Seller, are there any facts or circumstances which may give rise to any such Proceeding. There is, and since January 1, 2023 has been, no Proceeding by any Seller Entity pending, or which any Seller Entity is considering, against any other Person in connection with the Business, the Purchased Assets or the Assumed Liabilities.

3.10    Tax.

(a)    There are no Encumbrances for Taxes on any of the Purchased Assets (other than Permitted Encumbrances or other than for current Taxes not yet due and payable). There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any material Liability for Taxes of any Seller Entity relating to the Business or the Purchased Assets. There have been no claims made by a Governmental Authority to any Seller Entity in writing in a jurisdiction in which Tax Returns are not filed that Tax Returns are or may be required to be filed relating to the Business or the Purchased Assets. No statute of limitations in respect of material Taxes of any Seller Entity relating to the Business or the Purchased Assets has been waived by such Seller Entity. No Seller Entity has agreed to an extension of time with respect to a Tax assessment or deficiency related to the Business or the Purchased Assets and no waiver or request for any such limitation or extension is currently pending with respect to the Business or the Purchased Assets.

(b)    Seller and each other Seller Entity has timely filed all material Tax Returns that were required to be filed with respect to the Purchased Assets. All such Tax Returns are true, complete and accurate in all material respects. All material amounts of Taxes owed by any Seller Entity or any of its Affiliates (whether or not shown on any Tax Return), with respect to the Business or the Purchased Assets have been timely paid in full.

(c)    No Seller Entity is party to, bound by, or has requested any Tax rulings, requests for ruling, technical advice memorandums, closing agreements, voluntary disclosure applications or agreements or similar rulings, memorandums or agreements relating to Taxes that is in effect or is pending with respect to the Purchased Assets or the Business.

(d)    Each Seller Entity has materially complied with all Laws relating to the payment and withholding of Taxes and all material amounts of Taxes that such Seller Entity was required by law to withhold or collect with respect to or on account of the Purchased Assets or the Business, including services performed in connection with the Purchased Assets or the Business, have been duly withheld or collected and timely remitted to the proper Governmental Authority.

(e)    There is no unclaimed or abandoned property or escheat obligation with respect to any of the Purchased Assets.

(f)    Seller has not been the subject of a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b)(2).

(g)    Each Seller Entity has timely and properly collected all material amounts of sales, use, value-added, goods and services, and similar Taxes in respect of or in connection with the Purchased Assets or the Business required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Each Seller Entity has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed material exemption or waiver of Taxes in respect of the Purchased Assets or the Business on material sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(h)    None of the Purchased Assets is or has been treated as an equity interest for U.S. federal (or applicable state or local) income tax purposes.

(i)    No Seller Entity is a party to, is bound by, or has any Liability under any Tax indemnity arrangements, Tax sharing arrangements or similar arrangements in respect of the Purchased Assets or the Business.

(j)    There are no material Tax credits, grants or similar amounts with respect to or on account of the Purchased Assets or the Business that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated herein or (ii) the failure by any Seller Entity or its Affiliates to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

3.11    Purchased Contracts. The Purchased Contracts constitute all of the Contracts by which any of the Purchased Assets are bound or affected or to which a Seller Entity is a party or by which it is bound in connection with and primarily related to the Business, Purchased Assets and Assumed Liabilities. Each Purchased Contract is in full force and effect and constitutes a legal, valid, and binding obligation of such Seller Entity and, to Seller’s Knowledge, the other party or parties thereto, enforceable against such Seller Entity and, to Seller’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Seller Entity has performed or complied in all material respects with all of its covenants and obligations required to be performed by such Seller Entity under each Purchased Contract. No Seller Entity, nor, to Seller’s Knowledge, any other party to a Purchased Contract is in, or is alleged in writing to be in material breach of or default under such Purchased Contract. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect on the part of such Seller Entity or, to Seller’s Knowledge, any other party under any Purchased Contract.

3.12    Material Contracts.

(a)    Schedule 3.12(a) sets forth a correct list of the following types of Purchased Contracts to which a Seller Entity, in connection with and primarily related to the Business, is a party or by which it is bound or by which any of the Purchased Assets or Assumed Liabilities is bound or affected:

(i)    any Purchased Contract (A) with any supplier of goods, components, packaging, or other materials, or (B) relating to co-manufacturing, contract manufacturing, toll manufacturing, or similar arrangements pursuant to which any third party manufactures, assembles, packages, or produces any product on behalf of the Business, in each case that (1) has resulted in or is reasonably expected to result in expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026, (2) requires the Business to purchase all or any portion of its requirements from such supplier or manufacturer, (3) contains any minimum purchase, volume commitment, or “take or pay” requirements, (4) grants such party any right to increase prices without the consent of the Business, or (5) contains any penalty or adverse consequence for failure to meet forecasted volumes;

(ii)    any Purchased Contract with any e-commerce platform, online marketplace, retailer, wholesaler, distributor, fulfillment provider, third-party logistics provider, or other sales channel partner that (A) has resulted in or is reasonably expected to result in sales or expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026, (B) grants such party exclusive or preferred rights with respect to any product, geographical area, or sales channel, (C) obligates the Business to provide equal or preferred pricing terms (including any “most favored nation” or “most favored customer” provision), (D) provides for any rebates, chargebacks, returns allowances, promotional allowances, or similar payments, (E) restricts the ability of the Business to sell products directly to consumers or through other channels, or (F) is with any of the ten (10) largest customers of the Business by revenue in any of 2025 or 2026;

(iii)    any Purchased Contract with any advertising agency, marketing agency, digital marketing provider, influencer, affiliate marketer, or other Person engaged in marketing or promotional activities for the Business that (A) has resulted in or is reasonably expected to result in expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026, or (B) grants such Person any exclusive rights;

(iv)    any IP Contract;

(v)    any material Purchased Contract relating to (A) quality assurance, product testing, product certification, product safety compliance, or product recalls, or (B) product warranty or recall obligations materially more extensive than the Business’s standard terms;

(vi)    any Purchased Contract under which any Seller Entity is a lessee of or holds any equipment, warehouse, distribution center, or other property that has resulted in or is reasonably expected to result in expenditures by the Business of more than Fifty Thousand Dollars ($50,000) in any of 2025 or 2026;

(vii)    any Purchased Contract relating to (A) the acquisition of any business, Equity Interests, or material assets of any other Person, or (B) the sale or disposition of any business, Equity Interests, or material assets (other than finished goods Inventory in the ordinary course consistent with past practice), in each case including any continuing indemnification, earnout, or non-compete obligations;

(viii)    any Purchased Contract relating to the incurrence of Indebtedness by any Seller Entity with respect to the Business or the placing of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets unless (A) any such Indebtedness will by its terms be satisfied in full as of the Closing and (B) any such Encumbrance will by its terms be released as of the Closing;

(ix)    any Purchased Contract relating to any joint venture, partnership, strategic alliance, co-branding arrangement, or similar relationship;

(x)    any Purchased Contract that (A) limits the freedom of the Business to compete with any Person or in any geographical area, product category, or sales channel, (B) restricts the development, manufacture, marketing, distribution, or sale of products, or (C) includes any right of first offer or right of first refusal favoring any other Person;

(xi)    any Purchased Contract with any Governmental Authority; and

(xii)    any Purchased Contract not otherwise set forth or required to be set forth on Schedule 3.12(a) pursuant to the foregoing clauses (i) through (xi) that is (A) not made in the ordinary course of business consistent with past practice, or (B) otherwise material to the Business or the Purchased Assets.

(b)    Each Purchased Contract (i) set forth or required to be set forth on Schedule 3.12(a), and (ii) by which any of the Purchased Assets are bound or affected or to which a Seller Entity is a party or by which it is bound in connection with the Business or the Purchased Assets, that is (A) related to material revenue generated by the Business, or (B) with a supplier of goods or services that has resulted in, or that is reasonably expected to result in, expenditures by the Business of more than Twenty-Five Thousand Dollars ($25,000) in 2025 or 2026 (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid obligation of such Seller Entity and, to Seller’s Knowledge, the other party or parties thereto, enforceable against such Seller Entity and, to Seller’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. Each Seller Entity has performed or complied in all material respects with all of its covenants and obligations required to be performed by such Seller Entity under each Material Contract. No Seller Entity has provided written notice to, or received written notice from, any counterparty to a Material Contract that such Seller Entity or such counterparty is unable to perform, will not perform or is excused from performing, under any Material Contract. Neither a Seller Entity, nor, to Seller’s Knowledge, any other party to a Material Contract is in, or is alleged in writing to be in, material breach of or default under such Material Contract. No event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect on the part of any Seller Entity or, to Seller’s Knowledge, any other party under any such Material Contract. No Seller Entity has received any written or, to Seller’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and no Seller Entity has given any such written or oral notice to any counterparty to a Material Contract. Seller has provided to Purchaser a correct copy (including all amendments, exhibits, and schedules thereto) of each Material Contract (or, with respect to any oral Material Contract, a written summary of the terms and conditions of such oral Material Contract).

3.13    Permits. Each Seller Entity possesses or has applied for all material Permits required by applicable Law to own, lease, and operate the Purchased Assets and to conduct the Business as currently conducted and proposed to be conducted. Schedule 3.13 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and such Seller Entity has performed all of its obligations under and is, and since January 1, 2023 has been, in compliance in all material respects with all such Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business. No Seller Entity has received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority (a) indicating or alleging that such Seller Entity does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of such Permits. None of such Permits will be subject to withdrawal, revocation, termination, or suspension in any material respect as a result of the execution and delivery of this Agreement or the consummation of the Acquisition or other transactions contemplated by this Agreement.

3.14    Title; Sufficiency of Purchased Assets.

(a)    The Seller Entities have good and valid title to, a valid leasehold interest in, or a valid license to use all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. At the Closing, each applicable Seller Entity will transfer (or cause to be transferred) to Purchaser, valid and subsisting ownership interests in and good title to, or in the case of leased property and assets, valid and binding leasehold interests in, all personal property included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)    Except as set forth in Schedule 3.14(b) of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except for the assets, rights and interests included in Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(h), Section 2.2(i), Section 2.2(j) and Section 2.2(o), none of the Excluded Assets are material to the Business as currently conducted.

3.15    No Finder; Fairness Opinion.

(a)    Neither Seller nor any other Seller Entity or any Person acting on behalf of a Seller Entity has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Documents or any matter related hereto or thereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Proceeding for any such payment could be based.

(b)    Prior to the execution and delivery of this Agreement, the Seller Board has received the opinion of A.G.P./Alliance Global Partners LLC, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Base Purchase Price to be received by Seller in the Acquisition is fair, from a financial point of view, to Seller. As of the date hereof, Seller has delivered to Purchaser a true and complete written copy of such opinion (it being understood that such opinion was provided to Purchaser for information purposes only to confirm receipt thereof by the Seller Board, and Purchaser shall not be entitled to rely on such opinion in any respect).

3.16    Absence of Certain Changes. Since January 1, 2026, (a) the Seller Entities have conducted the Business and maintained the Purchased Assets in the ordinary course of business consistent with past practice and (b) there has been no Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2026, except as set forth on Schedule 3.16, neither Seller nor any other Seller Entity has, in respect of the Business, taken any action which, if taken after the date hereof and prior to Closing, would require consent of Purchaser pursuant to Section 5.1.

3.17    Employee Benefit Matters.

(a)     Schedule 3.17(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all material Benefit Plans as of the date of this Agreement. To the extent applicable, Seller has provided to Purchaser correct and complete copies of the following documents with respect to each such material Benefit Plan: (i) a copy of the current plan document and any amendments thereto and (ii) in the case of any Benefit Plan that is not in written form, a written description of the material terms of such Benefit Plan as in effect on the date hereof.

(b)    All Seller Benefit Plans, and to the Knowledge of Seller all PEO Plans, have, since January 1, 2023, been established, maintained, and administered in all material respects in accordance with their terms and with all applicable requirements of Law, and no notice has been issued by any Governmental Authorities questioning or challenging such compliance. All Seller Benefit Plans, and to the Knowledge of Seller all PEO Plans, that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(c)    Each Seller Benefit Plan, and to the Knowledge of Seller each PEO Plan, that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service or may rely upon an opinion or advisory letter issued to a third party sponsor of such qualified plan, and no event has occurred which would reasonably be expected to give rise to disqualification of any such plan.

(d)    Neither Seller nor any of its ERISA Affiliates has now or at any time within the preceding six (6) years had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law at the sole cost of the individual.

(e)    No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject Purchaser or its Affiliates to material penalties or excise taxes under Sections 4980B, 4980D, 4980H, 6721, or 6722 of the Code or any other provision of the Healthcare Reform Laws.

(f)    Neither consummation of the transactions contemplated by this Agreement nor the execution and delivery of this Agreement (whether separately or together with any other action or event) will (i) entitle any current or former employee, director, consultant, agent or other service provider of a Seller Entity to any compensation or benefit under any Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Benefit Plan or otherwise, or (iii) increase the amount of compensation or benefits due to any current or former employee, director, consultant, agent or other service provider of a Seller Entity or its beneficiaries.

(g)    No payments or benefits contemplated by the Benefit Plans or otherwise would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)). No Benefit Plan or any Contract, plan, policy, or arrangement with any current or former employee, director, consultant, agent or other service provider of Seller or any of its ERISA Affiliates provides for a “gross-up” or similar payment in respect of any taxes that may become payable under sections 409A or 4999 of the Code.

(h)    (i) Each Non-U.S. Plan (A) that is required to be registered with a Governmental Authority has been registered and has been maintained in good standing with the appropriate Governmental Authority, and (B) since January 1, 2023, has been maintained and operated in all material respects in accordance with its terms and in compliance with all applicable Law; (ii) no Non-U.S. Plan is or ever has been a defined benefit plan (as defined in Section 3(35) of ERISA, whether or not subject to ERISA); (iii) all amounts required to be reserved under each book reserved Non-U.S. Plan have been so reserved in accordance with International Financial Reporting Standards; and (iv) there are no material unfunded or underfunded liabilities with respect to any Non-U.S. Plan.

(i)    There are no material Proceedings (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened by any Employees involving any Benefit Plan or the assets thereof.

3.18    Employment Matters.

(a)     Schedule 3.18(a) of the Disclosure Schedules sets forth a true, complete and accurate list of all individuals who are employees of a Seller Entity that provide services in respect of the Business as of the date of this Agreement and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) hire or retention date; (vi) current base compensation rate or annual salary; (vii) whether such individual is on an approved leave of absence, including short- or long-term disability, and if so, the date such absence commenced, the reason for such absence, and the anticipated date of return to active employment or active service; (viii) commission, bonus or other incentive-based compensation paid in 2025 and targets for 2026 and (ix) accrued unused vacation, sick days and other paid days off. As of the date of this Agreement, except as would not reasonably be expected to result in material liability for a Seller Entity, all compensation, including wages, commissions, bonuses, accrued but unused vacation, fees and other compensation, payable to all employees, independent contractors or consultants of Seller or its Affiliates for services performed on or prior to the date of this Agreement have been paid in full or appropriately accrued in Financial Statements or books and records of Seller or such other Seller Entity in the ordinary course of business consistent with past practice.

(b)     Schedule 3.18(b) of the Disclosure Schedules sets forth a true, complete and accurate list of each individual independent contractor engaged by a Seller Entity providing services related to the Business as of the date of this Agreement, and for each such individual independent contractor, such individual’s: (i) employing entity; (ii) nature of services provided; (iii) date of commencement of service; (iv) expected date of conclusion of service; (v) fee arrangement; and (vi) whether party to a written Contract.

(c)    Each Seller Entity is, and since January 1, 2023 has been, in material compliance with (i) all Laws relating to the employment of labor, including but not limited to all such Laws relating to wages, hours, overtime, meal and break periods, discrimination, retaliation, leaves of absence, immigration, child labor, safety and health, collective bargaining, workers’ compensation, unemployment compensation, and the WARN Act and (ii) all obligations of such Seller Entity under any employment agreement, severance agreement, or any similar employment agreement or labor-related agreement or understanding.

(d)    There have not been any material controversies, grievances, claims or Proceedings initiated, negotiated or litigated with any Seller Entity by any of the Employees with respect to their employment or benefits incident thereto, or by any Governmental Authority, including harassment and discrimination claims, wage and hour claims, and claims arising under workers’ compensation Laws, which are currently pending or have been resolved within the three (3) years prior to the date of this Agreement and, to the Knowledge of Seller, there is no state of facts or event which would reasonably be expected to form the basis of any such controversy, grievance, claim or proceeding.

(e)    No Seller Entity is and has not at any time been a party to or in the process of negotiating any labor-related or collective bargaining agreement with respect to the Employees. None of the Employees are represented by a labor union or other labor organization, and there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any other Employees. There is no pending or threatened strike, work stoppage, slow-down, picketing, lockout, walkout or other organized work interruption during the past three (3) years.

(f)    Since January 1, 2023, (i) no Seller Entity has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one ore more facilities or operating units within any site of employment or facility of the Business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with a Seller Entity affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; and (iii) no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act. No employee of a Seller Entity has experienced an “employment loss” as defined by the WARN Act or any similar applicable Law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

(g)    Since January 1, 2023, there have been no U.S. Department of Homeland Security or U.S. Department of Labor violations, investigations or adverse findings or penalties imposed against any Seller Entity with respect to its employment of any Employees. Each Seller Entity has complied, and is in compliance, with the Immigration Reform and Control Act of 1986 and has maintained I-9 employment authorization files on all of its respective Employees as required by Law.

(h)    Each Seller Entity has investigated or reviewed all sexual harassment or other harassment, discrimination, retaliation, or material policy violation allegations involving any Employees listed on Schedule 3.18(a) of the Disclosure Schedules or independent contractors listed on Schedule 3.18(b) of the Disclosure Schedules of which they had knowledge since January 1, 2023. With respect to each such allegation, where appropriate, such Seller Entity has taken corrective action that is reasonably calculated to prevent further improper action.

3.19    Related Party Transactions. Except as set forth on Schedule 3.19, no current or former officer, director or employee, or any individual in any such officer’s, director’s or employee’s immediate family, (a) is a party to any Contract with any Seller Entity in respect of the Business, (b) has an interest in any Purchased Assets (other than in such Person’s capacity as a direct or indirect equityholder of a Seller Entity), (c) provides any goods or services to the Business (other than in such Person’s capacity as an officer, director or employee of a Seller Entity), or (d) to the Knowledge of Seller, owns or controls more than ten percent of any class of capital stock or other equity interest in any Person that is a customer of, or supplier or vendor to, the Business.

3.20    Proxy Statement. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of Seller or at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Seller Stockholder Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Purchaser or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

3.21    Takeover Statutes. To Seller’s Knowledge, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to Seller (each, a “Takeover Law”) or similar provisions under the organizational documents of Seller, is applicable to this Agreement or the transactions contemplated hereby, including the Acquisition. Prior to the execution of this Agreement, Seller and the Seller Board have taken all actions necessary to exempt the Acquisition under, or make the Acquisition not subject to, any applicable Takeover Law.

3.22    Real Property. Except as set forth on Schedule 3.22(a), no Seller Entity owns, has owned since January 1, 2023, or has any right to acquire any real property that is used, has been used, in the Business.

3.23    Environmental Matters. The operations of each Seller Entity with respect to the Business and the Purchased Assets are currently and since January 1, 2023 have been in compliance in all material respects with all Environmental Laws. No Seller Entity has received (i) any written notice from any Governmental Authority claiming that the operation of the Business or Purchased Assets is in material violation of any Environmental Law, or (ii) any written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of material ongoing obligations or requirements as of the Closing Date.

3.24    Certain Regulatory Matters.

(a)    Since January 1, 2023, each Seller Entity has complied in all material respects with all International Trade Laws, in each case with respect to the Purchased Assets and the Business.

(b)    No Seller Entity, nor any of its directors, officers, employees, or, to the Knowledge of Seller, Seller’s agents authorized to act and acting on behalf of such Seller Entity is a Designated Party.

(c)    Since January 1, 2023, no Seller Entity has: (i) received any written notice of any investigation, prosecution, other enforcement action, or government inquiry related to violations of International Trade Laws; or (ii) submitted a voluntary self-disclosure to any Governmental Authority regarding actual or potential violations of International Trade Laws, in each case with respect to the Purchased Assets and the Business.

(d)    No Seller Entity is engaged in any dealings or transactions with Designated Parties or Restricted Countries, in each case, in material violation of International Trade Laws.

(e)    Since January 1, 2023, no Seller Entity nor any of its directors, officers or employees, nor, to the Knowledge of Seller, any agent, distributor, reseller or other Person acting on behalf of Seller in connection with the Business, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, promised or authorized any unlawful payment or transfer of anything of value, directly or, knowingly, indirectly, to any Government Official or to any other Person, for the purpose of (A) influencing any act or decision of such Government Official or other Person, (B) securing any improper advantage or (C) obtaining or retaining business; or (iii) otherwise violated any Anti-Corruption Laws in any material respect. Each applicable Seller Entity has implemented and maintain policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws in connection with the Business.

(f)    Since January 1, 2023, each Seller Entity has complied in all material respects with all Anti-Money Laundering Laws applicable to the Business. There are no pending or, to the Knowledge of Seller, threatened actions, suits, inquiries or investigations by any Governmental Authority against any Seller Entity alleging any material violation of any Anti-Money Laundering Laws with respect to the Business.

3.25    Insurance. Schedule 3.25(a) sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by any Seller Entity and applicable to the Business or the Purchased Assets that are currently in effect (each, an “Insurance Policy”) and identifies each Insurance Policy as “occurrence based” or “claims made”. Seller has provided to Purchaser correct copies of all of the Insurance Policies. Schedule 3.25(b) sets forth a summary of the historical product liability and general liability insurance policies maintained by or on behalf of any Seller Entity with respect to the Business or the Purchased Assets for the period from July 12, 2021 to the date hereof, including, to the extent reasonably available, the insurer, policy number, policy period, type of coverage (including whether such policy was written on an “occurrence” or “claims made” basis), coverage limits and deductibles. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums due thereunder have been paid when due, and no written notice of cancellation or termination has been received by any Seller Entity with respect to any of the Insurance Policies. Each Seller Entity is and has been in material compliance with all such Insurance Policies. Taken together, the Insurance Policies insure against such risks and in such amounts as are customary for companies of similar size in the same or similar lines of business as the Seller and are sufficient for compliance in all material respects with all applicable Laws and all material Contracts to which any Seller Entity is a party in respect of the Business or by which any Seller Entity or any of the Purchased Assets is bound. Schedule 3.25 also sets forth a correct list of all claims that have been made by or on behalf of any Seller Entity with respect to the Business under any of the Insurance Policies, including any claims that are currently pending.

3.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller nor any other Seller Entities or any other Person has made or makes (or shall be deemed to have made) any other express or implied representation or warranty, either written or oral, on behalf of Seller or any other Seller Entity, including any representation or warranty, express or implied, at law or in equity, as to the Business, the Purchased Assets, the Assumed Liabilities, or any information related thereto furnished or made available to Purchaser and its Representatives (including any materials or presentations provided by Alliance Global Partners and any information, documents or material delivered or made available to Purchaser in any “data room,” management presentations or in any other form) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law, and Seller, on behalf of itself and the other Seller Entities, hereby disclaims any such representations or warranties. Notwithstanding the foregoing, nothing in this Section 3.26 shall in any manner limit, prevent or restrict any claim for Fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1     Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to carry on its business as now being conducted.

4.2     Authority. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is party and the consummation by Purchaser of the Acquisition have been duly and validly authorized by all necessary corporate action of Purchaser, and no other action on the part of Purchaser is necessary to authorize this Agreement and the Ancillary Documents or to consummate the Acquisition. This Agreement and the Ancillary Documents to which it is party have been or when executed and delivered will be duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties, each such agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by the Enforceability Limitations.

4.3      No Conflict; No Consent.

(a)    The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser is party, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not (i) result in a violation or breach of any provision of the organizational documents of Purchaser; (ii) conflict with or violate any Law or Order applicable to Purchaser; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Purchaser is a party, except in the cases of clauses (ii) and (iii) where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(b)    The execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which Purchaser is party, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not, require any consent, approval, authorization or permit of, or filing by Seller with or notification by Seller to, any Governmental Authority.

4.4      Debt Financing.

(a)    On or prior to the date of this Agreement, Purchaser has delivered to Seller a true, complete and correct copy of the fully executed Debt Commitment Letter. Pursuant to, and subject to the terms and conditions of, the Debt Commitment Letter, the Financing Sources have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated hereby. Each commitment contained in the Debt Commitment Letter has not been withdrawn, terminated, rescinded or otherwise amended or modified prior to the execution and delivery of this Agreement and no amendment or modification thereof is contemplated.

(b)    As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Purchaser, and, to the knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms against Purchaser and, to the knowledge of Purchaser, each of the other parties thereto, subject to the Enforceability Limitations.

(c)    The only conditions precedent related to the funding of the Debt Financing are those set forth in the “Conditions to Closing” section of the term sheet attached as Exhibit A to the Debt Commitment Letter (the “Term Sheet”). There are no contingencies that would permit the parties thereto to modify the terms and conditions of the Debt Financing, in each case other than as expressly set forth in the Debt Commitment Letter. Other than the Debt Commitment Letter, there are no other Contracts or other undertakings between any of the Financing Sources and/or their respective Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, with respect to the Debt Financing (other than a fee letter with the Financing Sources, a redacted copy of which has been provided to Seller). Purchaser has fully paid any and all commitment fees and other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. None of Purchaser or, to the knowledge of Purchaser, any Financing Source is in default or breach of the Debt Commitment Letter. Assuming the conditions set forth in Section 6.1, Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, Purchaser has no reason to believe that the Debt Financing will not be available to fund the aggregate consideration payable by Purchaser on the Closing Date pursuant to Article II and all other fees, costs and expenses required to be paid by or on behalf of Purchaser at the Closing.

(d)    Assuming satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Section 6.1, Section 6.2(a), Section 6.2(b) and Section 6.2(c), and that the Debt Financing is funded in accordance with the terms of the Debt Commitment Letter, the proceeds of the Debt Financing, together with any cash on hand and cash equivalents available to Purchaser at the Closing, will, in the aggregate, be sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date (including the payment of the Closing Payment on the Closing Date, and all fees, costs and expenses required to be paid by or on behalf of the Purchaser at Closing).

4.5    Claims and Proceedings. There are no Proceedings pending or, to Purchaser’s knowledge, threatened, against or involving Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6     No Finder. Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Documents or any matter related hereto or thereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Proceeding for any such payment could be based.

4.7    Independent Investigation. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the Acquisition and has conducted an independent investigation, review and analysis of the Business, the Purchased Assets and the Assumed Liabilities. Purchaser acknowledges that it has been furnished with such documents, materials and information as Purchaser deems necessary or appropriate for evaluating the purchase of the Business, the Purchased Assets and the Assumed Liabilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, (a) Purchaser has relied solely upon (i) its own investigation, and (ii) the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules) and in any Ancillary Document, and (b) Purchaser acknowledges that neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) or in the Ancillary Documents.

4.8     No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Purchaser nor any other Person has made or makes (or shall be deemed to have made) any other express or implied representation or warranty, either written or oral, on behalf of Purchaser, including any representation or warranty, express or implied, at law or in equity, as to its business or any information related thereto furnished or made available to Seller and its Representatives in connection with the Acquisition and the other transactions contemplated hereby, or any representation or warranty arising from statute or otherwise in law, and Purchaser hereby disclaims any such representations or warranties. Notwithstanding the foregoing, nothing in this Section 4.8 shall in any manner limit, prevent or restrict any claim for Fraud.

ARTICLE V

COVENANTS

5.1     Conduct of Business. From the date hereof until the Closing, except as otherwise provided in this Agreement, set forth on Schedule 5.1 of the Disclosure Schedules, or consented to in writing by Purchaser, Seller shall, and shall cause the other Seller Entities to, (i) conduct the Business only in the ordinary course of business consistent with past practice in all material respects; (ii) comply in all material respects with Laws applicable to the Business; and (iii) use commercially reasonable efforts to (A) maintain insurance upon the properties, assets and operations of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, and (B) maintain and preserve intact its current Business operations and preserve the rights, goodwill and relationships with its Employees, customers, and suppliers. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth in Schedule 5.1 of the Disclosure Schedules, required by applicable Law, or consented to in writing by Purchaser, Seller shall not, and shall cause the other Seller Entities not to:

(a)    incur any Indebtedness for borrowed money, if such Indebtedness would create, grant, assume or suffer to be incurred any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(b)    make any acquisition or disposition of any Purchased Assets, except for the sale, transfer or disposition of finished goods Inventory in the ordinary course of business consistent with past practice;

(c)    cancel any debts or claims or amend, terminate or waive any rights constituting Purchased Assets, except in the ordinary course of business consistent with past practice;

(d)    make capital expenditures in an aggregate amount exceeding Fifty Thousand Dollars ($50,000);

(e)    acquire any business, Equity Interests, or material assets of any other Person (whether by merger, sale of Equity Interests, sale of assets or otherwise);

(f)    hire any employee or other service provider with respect to the Business, or terminate any employee or other service provider of any Seller Entity other than for cause or due to death or disability;

(g)    grant any material increase in the base salary or wages, bonus opportunity, commission rates, severance benefits or in any other benefits payable to any employee or other service provider of any Seller Entity, or establish, adopt, enter into or amend in any material respect any Benefit Plan or take any action to accelerate any rights or benefits under any Benefit Plan or otherwise, in each case, except as required by applicable Law, the terms of any Benefit Plan in effect as of the date hereof, or in the ordinary course of business consistent with past practice;

(h)    (i) sell, assign, transfer, exclusively license, abandon, dedicate to the public, or permit to lapse or expire any Purchased IP or Company Software, or (ii) fail to diligently prosecute or maintain any pending application for registration of any Purchased IP or fail to pay any maintenance, renewal or similar fees with respect thereto, in each case of clauses (i) and (ii), other than with respect to Intellectual Property that has reached the end of its term or otherwise expires by operation of Law;

(i)    amend, modify, or terminate, or waive any material rights under, any IP Contract, or enter into any new Contract that would be an IP Contract, in each case other than non-exclusive licenses of Purchased IP or Company Software entered into in the ordinary course of business;

(j)    incorporate any Open Source Software into any Company Software in a manner that would require disclosure or licensing of source code, or fail to take commercially reasonable measures to maintain the confidentiality of material Trade Secrets included in the Purchased IP;

(k)    amend, modify in any material respect, or terminate any Purchased Contract, or waive or release any material rights, claims, or benefits thereunder, except (i) as required by applicable Law or the terms of such Purchased Contract, or (ii) in the ordinary course of business consistent with past practice;

(l)    enter into any agreement or arrangement that expressly limits or otherwise restricts the Business from (i) engaging or competing in any line of business, in any location, or with any Person, or (ii) charging certain prices pursuant to a most-favored-nation or similar clause;

(m)    enter into any transaction with any Affiliate of a Seller Entity that (i) is not on an arm’s-length basis or (ii) would be binding on the Business after the Closing;

(n)    make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(o)    conduct its cash management practices in relation to the Business other than in the ordinary course of business consistent with past practice;

(p)    accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(q)    delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

(r)    allow the levels of materials included in Inventory to vary in any material respect from the levels customarily maintained in the Business;

(s)    offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives, or inducements offered by the Business in the ordinary course of business consistent with past practice, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for the products and services of the Business following the Closing;

(t)    make any material change in the general pricing practices or policies of the Business or any change in the credit or allowance practices or policies of the Business;

(u)    make or change any material Tax election with respect to the Purchased Assets, change any annual Tax accounting period, file any material amended Tax Return with respect to the Purchased Assets, enter into any closing agreement relating to the Purchased Assets, settle any material Tax claim or assessment relating to the Purchased Assets or the Business, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating primarily to the Purchased Assets;

(v)    make any change in any accounting principle, policy, or procedure used by any Seller Entity, other than changes required by GAAP or applicable Law;

(w)    settle, or offer or propose to settle, any Proceeding or other claim involving or against any Seller Entity as it relates to the Purchased Assets or the Business, or commence any material Proceeding, in each case other than (i) ordinary course collection matters or (ii) matters involving the payment with respect to such matter of Fifty Thousand Dollars ($50,000) or less by or to a Seller Entity;

(x)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, disposition (of assets or equity), or other reorganization of Seller, in each case other than in connection with an Equity Transaction; and

(y)    enter into any written agreement to do any of the foregoing, or take any action or omission that would result in any of the foregoing.

5.2      Access to Information.

(a)    From the date hereof until the Closing, Seller shall, and shall cause the other Seller Entities and their respective Affiliates to, (i) afford Purchaser and its Representatives reasonable access to those portions of the Seller Entities’ facilities containing the Purchased Assets and to properties, assets, books and records, business and financial records (including computer files, retrieval programs and similar documentation), Purchased Contracts and other documents and data related to the Business and the Purchased Assets; (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business and Purchased Assets as Purchaser or any of its Representatives may reasonably request, including information regarding Inventory levels and day-to-day operations; and (iii) instruct the Representatives of Seller to reasonably cooperate with Purchaser and its Representatives in its investigation of the Business and Purchased Assets; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, and in such a manner as not to unreasonably interfere with the conduct of the Business or any other businesses of Seller. All requests by Purchaser for access pursuant to this Section 5.2 shall be submitted or directed exclusively to Arturo Rodriguez and Josh Feldman or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable judgment: (A) cause competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (B) jeopardize any attorney-client or other legal privilege; (C) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (D) reveal bids received from third parties in connection with the potential acquisition of the Business and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, Purchaser shall not contact any suppliers to, or customers of, the Business. Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

(b)    From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, Seller shall deliver to Purchaser by no later than the twentieth (20th) day following the end of each month during such period unaudited monthly financial statements of the Business, prepared in a manner consistent with the preparation of the Interim Balance Sheet and the 2026 Forecast, and such other financial data, supporting schedules and other information as Purchaser may reasonably request in order to evaluate whether the condition set forth in Section 6.2(b) has been or is reasonably likely to be triggered.

5.3      Financing Cooperation.

(a)    Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with the provisions in Article VII), Seller shall provide, and shall use commercially reasonable efforts to cause the other Seller Entities and its and their respective Affiliates and Representatives, to provide, at Purchaser’s sole cost and expense, such cooperation as is customary and as may be reasonably requested by Purchaser with respect to the Debt Financing. Such cooperation shall include:

(i)    participating in a reasonable number of due diligence sessions and drafting sessions including facilitating direct contact between senior management and representatives of Seller, on the one hand, and the Financing Sources, on the other hand, and permitting the Financing Sources involved in the Debt Financing to conduct customary due diligence with respect to the Business and Purchased Assets, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(ii)    providing (A) the Financial Statements and (B) such other pertinent and customary information regarding the Purchased Assets as may be reasonably requested by Purchaser (or the Financing Sources) in order to satisfy the conditions set forth in the Term Sheet, to the extent that such information is readily available or within Seller’s possession and reasonably necessary for Purchaser’s preparation of any pro forma financial statements referred to in item 11 of Conditions to Closing section in the Term Sheet or as otherwise necessary to permit Seller’s independent accountants to issue customary “comfort letters” including as to customary negative assurance and change period in connection therewith to the applicable underwriters, initial purchasers or placement agents in connection with any issuance of debt securities in a capital markets transaction comprising part of the Debt Financing; provided that Seller shall not be required to provide to or advise Purchaser regarding (1) the proposed aggregate amount of the Debt Financing, together with assumed interest rates and fees and expenses relating to the incurrence of the Debt Financing or (2) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the transactions contemplated by this Agreement;

(iii)    causing Seller to execute and deliver as of (but not to be effective until) the consummation of the Closing, any pledge and security documents, other definitive financing documents, or other related certificates or documents as may be requested by Purchaser or any Financing Source to satisfy the conditions in the definitive financing documents in obtaining and, in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide, consistent with customary practice, customary accountants’ comfort letters and consents from Seller’s independent auditors with respect to financial information regarding the Purchased Assets; and

(iv)    furnishing, at least three (3) Business Days prior to the Closing Date, upon Purchaser’s prior written request, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)), each as they may be amended.

Notwithstanding the foregoing or anything else to the contrary in this Agreement, Seller shall not be required to (A) provide or prepare, and Purchaser shall be solely responsible for the preparation of, pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (B) pay any commitment or other fee, (C) provide Regulation S-X compliant financial statements to the extent Regulation S-X compliant financials are not otherwise prepared in the ordinary course, (D) approve any document or other matter related to the Debt Financing or incur any Liability of any kind (or cause their Representatives to incur any Liability of any kind) prior to the Closing, (E) enter into any agreement or commitment in connection with the Debt Financing which would be effective prior to the Closing or provide any certification or opinion which would be effective prior to the Closing, (F) provide any certificate, comfort letter or opinion of any of its Representatives, (G) provide access to or disclose any information to Purchaser or its Representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or other evidentiary privilege or protection or violate any applicable Law or Contract (provided, that Seller shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (H) execute or deliver any affidavit, waiver, estoppel, access agreement, subordination, non‑disturbance or attornment agreement or other real estate deliverable in respect of any real property or any title insurance policy covering any owned real property, (I) with respect to any outstanding letter of credit, surety bond or similar instrument issued with respect to any Purchased Assets, arrange for the issuance of replacement letters of credit, surety bonds or similar instruments, backstop letters of credit or other assurances or post-cash collateral to the issuer with respect thereto or (J) take any action that would (1) materially interfere with the day‑to‑day operations of Seller or the Purchased Assets or cause material competitive harm to the business of Seller if the transactions contemplated by this Agreement are not consummated, (2) cause any representation, warranty, covenant, agreement or other provision in this Agreement or any ancillary document to be untrue, incorrect, breached or violated in any respect, (3) cause any closing condition set forth in Article VI to fail to be satisfied, (4) cause Seller or any director, manager, officer or Employee of Seller to incur any personal Liability, (5) conflict with the organizational documents of Seller or any Law or Permit, (6) result in the contravention of, a material violation or material breach of, or a default under, any Contract, (7) change any fiscal period, or (8) authorize any corporate or similar action prior to the Closing.

(b)    Notwithstanding anything to the contrary contained herein, (i) this Section 5.3 sets forth Seller’s sole obligations with respect to obtaining the Debt Financing and (ii) Purchaser shall not be permitted to assert that the condition to closing set forth in Section 6.2(c) has not been satisfied as a result of this Section 5.3 unless (A) Purchaser provides written notice to Seller of the alleged failure to comply within a reasonable period following Purchaser’s knowledge of such failure, describing in reasonable detail such alleged failure, (B) Purchaser has given Seller a reasonable opportunity (not to exceed five (5) Business Days) to cure such failure following receipt of such notice, and (C) Seller’s breach of its obligations under this Section 5.3 has not been cured and was a contributing cause of the failure of the Debt Financing to be obtained.

(c)    Seller hereby consents to the reasonable use of the Business’ logos and other Trademarks in connection with the Debt Financing; provided, however, that such logos and Trademarks are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Seller, the Business or the reputation or goodwill of either.

5.4      Debt Financing.

(a)    Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable within its control to consummate and obtain the Debt Financing at the Closing on the terms and subject only to the conditions set forth in the Term Sheet, including using commercially reasonable efforts to (i) maintain in effect and comply with the Debt Commitment Letter and the definitive agreements providing for the Debt Financing in accordance with the terms and subject to the conditions thereof until the earlier of the consummation of the financing contemplated thereby and the termination of this Agreement, (ii) negotiate and enter into definitive agreements providing for the Debt Financing with the availability of the Debt Financing being subject only to the conditions set forth in the Term Sheet, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis (or, if deemed advisable by Purchaser, obtain a waiver of) all conditions applicable to Purchaser in the Term Sheet and the definitive agreements providing for the Debt Financing that are within its control, (iv) draw down on and consummate, following the satisfaction of all conditions to consummation of the Debt Financing set forth in the Term Sheet, the Debt Financing at or prior to the Closing, (v) comply with and perform the obligations applicable to it pursuant to such Debt Commitment Letters and (vi) enforce its rights and remedies under the Debt Commitment Letter and the definitive agreements providing for the Debt Financing and cause the Financing Sources to fund the Debt Financing at the Closing. If any portion of the Debt Financing expires, terminates or otherwise becomes unavailable on the terms and conditions (including any market flex provisions) contemplated in the Debt Commitment Letter, and such portion is reasonably necessary to consummate the transactions contemplated hereby (after taking into account cash on hand and cash equivalents reasonably expected to be available to Purchaser at the Closing), Purchaser shall use its commercially reasonable efforts to: (A) as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to replace any unavailable portion of the Debt Financing (after taking into account cash on hand and cash equivalents reasonably expected to be available to Purchaser at the Closing) to consummate the transactions contemplated hereby, on terms and conditions not materially less favorable in the aggregate to Purchaser than those contained in the Debt Commitment Letter, that do not include any terms or conditions that would constitute a Prohibited Modification and (B) obtain one or more new financing commitment letters with respect to any such Alternative Financing (each, a “New Commitment Letter”). Purchaser shall promptly provide Seller with a correct and complete copy of any New Commitment Letter, together with any exhibits, schedules, and annexes thereto, and a correct and complete copy of any fee letter in connection therewith, which fee letter may be redacted as to fee amounts, market flex terms, and other similar economic terms so long as such redactions would not reduce the aggregate amount of the Debt Financing or adversely affect the conditionality, availability, enforceability, or termination of the Debt Financing. In the event that any New Commitment Letter is obtained, (1) any reference in this Agreement to the “Debt Commitment Letter” shall mean the Debt Commitment Letter, to the extent not superseded by one or more New Commitment Letters at the time in question, and any New Commitment Letter to the extent then in effect, and (2) any reference in this Agreement to the “Debt Financing” shall mean the Debt Financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing. It is understood that if Purchaser proceeds with any Alternative Financing, Purchaser shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing, subject to and as modified by the terms of any New Commitment Letter.

(b)    Purchaser shall not, without the prior written consent of Seller, agree to or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter that would reasonably be expected to: (i) impose any new or additional or more restrictive condition precedent to the Debt Financing or otherwise add, expand, amend or modify any of the provisions of the Debt Commitment Letter in a manner that would reasonably be expected to delay or prevent the funding of any of the Debt Financing (or satisfaction of the conditions to any of the Debt Financing) at the Closing, (ii) result in any delay in or prevent the funding of such Debt Financing beyond the Closing Date, (iii) result in any reduction to the aggregate amount available under the Debt Commitment Letter on the Closing Date, or (iv) materially adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, the ability of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing or the likelihood of the consummation of such transactions to be consummated at the Closing (clauses (i) through (iv), the “Prohibited Modifications”). Purchaser shall promptly deliver to Seller copies of any such amendments, modifications or replacements. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall require, and in no event shall the commercially reasonable efforts of Purchaser be deemed or construed to require, Purchaser to (A) pay any fees or any interest rates applicable to the Debt Financing materially in excess of those contemplated by the Debt Commitment Letter and related fee letters (including market flex provisions), or agree to any market flex or other term materially less favorable to Purchaser than such corresponding term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise), (B) agree to waive any condition or term of this Agreement, the Debt Commitment Letter or the definitive agreements, or (C) agree to any term that is materially less favorable than, any applicable economic provision or provisions relating to the conditionality of the Debt Commitment Letter or any related fee letter (including the market flex provisions).

For purposes of this Agreement, (x) any reference in this Agreement to the “Debt Commitment Letter” shall include such documents in connection with any Alternative Financing or as permitted to be amended, restated, amended and restated, supplemented, modified, or waived pursuant to this Section 5.4(b), (y) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, restated, amended and restated, supplemented, modified or waived pursuant to this Section 5.4(b) or any Alternative Financing and (z) any reference in this Agreement to “Financing Sources” means the Persons party to the Debt Commitment Letter or Alternative Financing as permitted to be amended, restated, amended and restated, supplemented, modified or waived pursuant to this Section 5.4(b).

(c)    Upon Seller’s reasonable request, Purchaser shall use its commercially reasonable efforts to keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Seller copies of the material definitive agreements providing for the Debt Financing entered into on or prior to the Closing Date which, in the case of fee letters, have been redacted as to the amount and rate of any fees. Purchaser shall give Seller prompt (but in any event within two (2) Business Days) written notice of (i) any material breach, default, termination, cancellation or repudiation (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, termination, cancellation or repudiation of which Purchaser has knowledge) by any party to the Debt Commitment Letter or definitive agreement providing for the Debt Financing of which Purchaser becomes aware occurring on or prior to the Closing Date, (ii) the receipt by Purchaser or any of its Affiliates of any written notice or other written communication on or prior to the Closing Date with respect to any material breach, default, termination, cancellation or repudiation by any party to the Debt Commitment Letter or definitive agreement providing for the Debt Financing of any provisions of the Debt Commitment Letter or any definitive agreement providing for the Debt Financing, (iii) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive agreement providing for the Debt Financing (but excluding ordinary course negotiations), and (iv) the occurrence of an event or development that Purchaser believes in good faith would reasonably be expected to adversely impact the ability of Purchaser to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions and in the manner contemplated by the Debt Commitment Letter or the definitive agreements providing for the Debt Financing in any manner which impairs, delays or prevents the consummation of the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

(d)    Purchaser shall (i) indemnify and hold harmless Seller from and against all losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any action taken or not taken by them pursuant to Section 5.3, in each case, except to the extent suffered or incurred as a result of a Willful Breach of this Agreement, or Fraud by Seller, and (ii) promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in connection with the cooperation contemplated by Section 5.3.

(e)    Purchaser acknowledges and agrees that the Closing and the obligations of Purchaser to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement (including the Debt Financing), Purchaser’s obtaining of any financing (including the Debt Financing) or the availability, grant, provision or extension of any financing to Purchaser (including the Debt Financing).

5.5      Non-Assignable Assets.

(a)    To the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery to Purchaser of any Seller Entity’s rights under any Purchased Contract or any other Purchased Asset would result in a violation of applicable Law or would require the consent, approval, authorization or waiver of another Person which has not been obtained effective as of the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery thereof, and Seller shall use its commercially reasonable efforts to obtain any such required consent, approval, authorization or waiver as promptly as practicable (provided, however, such efforts shall not include any requirement that Seller or any other Seller Entity pay any money to the third party from whom any such consent, approval or waiver is sought, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any such third party). If such consent, authorization, approval, waiver, release, substitution or amendment cannot be obtained as to a particular Purchased Asset and/or Assumed Liability, (i) Seller or its applicable Affiliate shall continue to be bound by the applicable Purchased Contract or other arrangement to the extent permitted by such Purchased Contract; (ii) unless prohibited by the terms thereof or applicable Law, Purchaser shall, as agent or subcontractor for Seller or its applicable Affiliate, pay, perform, and discharge all obligations of Seller or such Affiliate thereunder from and after the Closing Date; (iii) Seller and Purchaser shall use commercially reasonable efforts to cooperate to implement any reasonable and lawful arrangement (including subleasing, sublicensing, or subcontracting) designed to provide Purchaser with all economic benefits arising from each such Purchased Asset to the maximum extent practicable; (iv) at Purchaser’s request and at Purchaser’s sole cost and expense (to the extent of Seller’s out-of-pocket costs), Seller shall exercise for Purchaser’s account any rights arising from such Purchased Asset; and (v) to the extent permitted by applicable Law, Seller shall promptly remit to Purchaser all money, income, proceeds, and other consideration received by Seller or any of its Affiliates in respect of such Purchased Asset.

(b)    Following the Closing, if and when any such consent, authorization, approval, waiver, release, substitution or amendment is obtained or such Purchased Asset shall otherwise become assignable, all of Seller’s or its applicable Affiliate’s rights, obligations and other Liabilities thereunder shall be deemed to have been automatically assigned and transferred to Purchaser on the terms set forth in this Agreement, as of the Closing, for no additional consideration.

5.6      Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, the Ancillary Documents and the Acquisition, including all fees and expenses of its Representatives.

5.7      Confidentiality.

(a)    Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement.

(b)    Except as otherwise provided herein or in the Ancillary Documents, Seller shall, and shall cause its Affiliates and Representatives to treat on and after the date hereof as confidential all information concerning or relating to the Business and the Purchased Assets and Seller shall not, and shall cause its Affiliates and Representatives not to, after the date hereof, divulge or convey to any third party such information; provided, however, that Seller or its Affiliates may (i) disclose and publish such information as may be required under the rules and requirements of the SEC and any applicable stock exchange, (ii) furnish such portion of such information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (A) it receives a request to disclose all or any part of such information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (B) to the extent not inconsistent with such request, it notifies Purchaser of the existence, terms and circumstances surrounding such request and consults with Purchaser on the advisability of taking steps available under applicable Law to resist or narrow such request; (C) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance (at Purchaser’s sole expense) that confidential treatment will be accorded to the disclosed information; and (D) disclosure of such information is required to prevent Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law, or (iii) disclose and publish such information with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal or related matters in accordance with the terms of this Agreement.

(c)    Notwithstanding anything in this Section 5.7 to the contrary, the provisions of this Section 5.7 will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Ancillary Documents or the Acquisition.

5.8      Wrong Pocket Provisions.

(a)    If, at any time following the Closing Date, Seller or any of its Affiliates becomes aware that any Purchased Asset which should have been transferred to Purchaser pursuant to the terms of this Agreement and the Ancillary Documents was not transferred to Purchaser as contemplated by this Agreement or the Ancillary Documents, then Seller shall promptly (and in any event within fifteen (15) Business Days following written notice from Purchaser or Seller’s own discovery thereof) transfer or cause its Affiliates to transfer such Purchased Asset to Purchaser for no additional consideration, free and clear of all Encumbrances (other than Permitted Encumbrances) and, until the time of such transfer, Seller (or its relevant Affiliate) shall hold and manage and operate such Purchased Assets for Purchaser’s benefit and account, with all gains, income, losses, damages, Taxes (subject to Section 2.2) and Tax benefits or other items generated to be for Purchaser’s account.

(b)    If, at any time following the Closing Date, Seller or any of its Affiliates becomes aware that any Assumed Liability was not assumed by Purchaser as contemplated by this Agreement, then Seller shall promptly notify Purchaser and Purchaser and Seller shall use reasonable efforts to resolve the ownership of such Assumed Liability by written agreement.

(c)    If, at any time following the Closing Date, Purchaser or any of its Affiliates becomes aware that any Excluded Asset which should have been retained by Seller pursuant to the terms of this Agreement or the Ancillary Documents was transferred to Purchaser, then Purchaser shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to Seller for no additional consideration, and, until the time of such transfer, Purchaser (or its relevant Affiliate) shall hold and manage and operate such Excluded Assets for Seller’s benefit and account, with all gains, income, losses, damages, Taxes and Tax benefits or other items generated to be for Seller’s account.

(d)    If, at any time following the Closing Date, Purchaser or any of its Affiliates becomes aware that any Excluded Liability (whether arising prior to, at or following the Closing) was assumed by Purchaser, then Purchaser shall promptly notify Seller and Purchaser and Seller shall use reasonable efforts to resolve the ownership of such Excluded Liability by written agreement.

(e)    If, at any time following the Closing Date, either Party or any of its Affiliates receives payment from any Person in respect of an account receivable or other payment owed to the other Party or any Affiliate of the other Party, as to which the other Party or any Affiliate of the other Party is entitled, such Party shall cause the Person receiving such payment or having possession of such asset to promptly (and in any event within ten (10) Business Days following receipt thereof) remit such payment to the designated bank account of the owner of such receivable or payment for no additional consideration.

5.9      Employees and Employee Benefits.

(a)    Seller shall update Schedule 3.18(a) to reflect changes occurring prior to the Closing Date, if any, on account of: (i) attrition among the Employees prior to the Closing Date (including voluntary resignations and deaths); (ii) any Employee who is hired or who is terminated from employment for cause; and (iii) any other changes agreed to between the Parties. No later than ten (10) Business Days immediately following the date hereof, Purchaser shall provide to Seller a non-binding preliminary identification of each Employee to whom Purchaser intends to make an offer of employment (subject to update based on any Seller update provided in accordance with the terms above). Seller shall provide to Purchaser a final version of Schedule 3.18(a) (subject to update in accordance with the terms above) no later than fifteen (15) days prior to the Closing Date setting forth all of the Employees as of such date. No later than ten (10) days prior to the Closing Date, Purchaser shall identify each Employee to whom it intends to make an offer of employment, in each case as selected by Purchaser in its sole discretion, and shall, or shall cause one of its Affiliates to, offer employment to such Employees no later than the Closing Date, which offers of employment shall be effective as of and contingent upon the Closing. Each such Employee who accepts Purchaser’s offer of employment is referred to herein as a “Transferred Employee”.

(b)    The offers of employment (the “Qualifying Offers”) shall be on terms determined by the Purchaser in its sole discretion, provided, however, that Purchaser agrees that during the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the Transferred Employee’s termination of employment with Purchaser or an Affiliate of Purchaser), Purchaser shall, or shall cause an Affiliate of Purchaser to, provide each Transferred Employee with: (i) annual base salary or hourly wages which are no less than the annual base salary or hourly wages provided by Seller to such Transferred Employee immediately prior to the Closing Date; (ii) target bonus percentage opportunity (excluding retention, change in control, equity and equity-based compensation), if any, which is no less than the target bonus percentage opportunity (excluding retention, change in control, equity and equity-based compensation) provided by Seller to such Transferred Employee immediately prior to the Closing Date, which shall be payable in accordance with and subject to the terms and conditions of Purchaser’s annual bonus plan(s); and (iii) retirement and welfare benefits (including severance, but excluding any defined benefit pension, deferred compensation, equity or equity-based compensation, retiree or post-termination welfare benefits, or retention or change of control agreements) that are no less favorable in the aggregate to either those retirement and welfare benefits (including severance, but excluding any defined benefit pension, deferred compensation, equity or equity-based compensation, retiree or post-termination welfare benefits, or retention or change of control agreements) (A) provided by Seller to such Transferred Employee immediately prior to the Closing Date, or (B) provided by Purchaser or its Affiliates to its similarly situated employees. Notwithstanding the foregoing, each Qualifying Offer shall be subject to the satisfaction of Purchaser’s standard hiring requirements; and provided further, that nothing herein shall prohibit Purchaser from amending or terminating any benefit plans, arrangements or agreements in accordance with their terms after the Closing Date or from terminating the employment of any Transferred Employee to the extent permitted by applicable Laws. Seller or its Affiliates will be responsible for the payment of any severance or other termination payments or benefits owed to any Employees to the extent they do not become Transferred Employees except that Purchaser shall be liable and hold Seller harmless for any claims relating to the employment by Purchaser or its Affiliates of any Transferred Employee arising at or following the Closing, in each case solely in accordance with and pursuant to the terms of each Transferring Employee’s Qualifying Offer and the Purchaser Benefit Plans. Purchaser and Seller agree that the transactions contemplated by this Agreement shall, unless required otherwise by applicable Law, constitute a separation, termination, and/or severance of employment of each Employee who is a Transferred Employee.

(c)    With respect to any employee benefit plan maintained by Purchaser or an Affiliate of Purchaser (collectively, “Purchaser Benefit Plans”) in which any Transferred Employee participates, effective as of the Closing Date, Purchaser shall use commercially reasonable efforts, or shall cause its Affiliate to use commercially reasonable efforts, to recognize all employment service of the Transferred Employees with Seller prior to the Closing Date, as if such service were with Purchaser, for vesting, eligibility and future vacation or time off accrual purposes; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan. In addition, Purchaser shall use commercially reasonable efforts, or shall cause its applicable Affiliates to use, commercially reasonable efforts, to cause (A) each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans to the extent coverage under such Purchaser Benefit Plan is replacing comparable coverage under a Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date, and (B) for purposes of Purchaser Benefit Plans providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, any evidence of insurability requirements, all pre-existing condition exclusions and at-work requirements of such Purchaser Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent such conditions were satisfied, inapplicable or waived under the comparable Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date.

(d)    Seller shall, or shall cause an Affiliate or a PEO to, offer and continue to provide, as applicable, for a period of at least six (6) months following the Closing Date continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA to all M&A qualified beneficiaries (as defined in Treas. Reg. § Section 54.4980B-9, Q&A-4(a)) under the applicable Benefit Plans. Following the Closing, Seller and the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will notify Purchaser at least forty-five (45) days in advance if the Selling Group will terminate their group health plan coverage (including those offered through a PEO) and as a result, will cease offering such continuation coverage to the above-referenced M&A qualified beneficiaries, and will promptly provide such information as is necessary or as is reasonably requested by Purchaser to enable Purchaser to provide continuation coverage under COBRA to the M&A qualified beneficiaries. To the extent required by applicable Law, Purchaser shall, or shall cause an affiliate to, offer and provide, as applicable, continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA, as well as any other applicable Laws, to all M&A qualified beneficiaries under Purchaser Benefit Plans for the balance of time such M&A qualified beneficiaries are entitled to continuation coverage pursuant to applicable Law; provided, that prior to the Closing, Purchaser shall use commercially reasonable efforts to provide that coverage for M&A qualified beneficiaries will include coverage for Employees who remain employed with Seller following the Closing and whose qualifying event occurs after the Closing but prior to the six (6) month anniversary of the Closing. Purchaser and Seller understand the notice obligations associated with the above-referenced transition in coverage, and agree to cooperate to the extent reasonably necessary to ensure all required notices and material communications are timely prepared and sent to the impacted individuals.

(e)    Seller shall, or shall cause its applicable Affiliate to, pay an annual bonus for the year in which the Closing Date occurs prorated through the Closing Date (which will be based upon actual performance determinations made by Seller, unless such determinations have not been made as of the time of payment, in which case the amount will be based upon the applicable target level) to each Transferred Employee who is eligible (or would be eligible, if still employed by Seller through the payment date) to receive an annual bonus under any Benefit Plan pursuant to the terms thereof. Seller shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to cause the payments described in this Section 5.9(e) to be made on Seller’s (or the applicable Affiliate’s) first regular payroll date to occur following the Closing Date.

(f)    Seller and its Affiliates shall pay to the Transferred Employees all unused accrued vacation balances, if any, pursuant to Seller’s or its Affiliates’ applicable policies and Law, on or as soon as administratively practicable after the Closing Date, but in any case, no later than the date required by applicable Law.

(g)    Prior to the Closing, the Seller Board shall adopt resolutions, and Seller shall take all other actions necessary under the Equity Plans, so that immediately prior to the Closing Date, and without any action on the part of Purchaser or the holders of Restricted Shares, each Restricted Share held by a Transferred Employee which is issued and outstanding immediately prior to the Closing Date shall immediately prior to the Closing Date be automatically be deemed vested, and Seller shall, at the sole expense of Seller, timely satisfy all employer tax reporting, withholding, and/or deposit obligations related thereto with respect to any such holders of Restricted Shares who are Transferred Employees.

(h)    This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, express or implied, shall or is intended to confer upon any other Person, whether or not a party to this Agreement (including any Transferred Employee) any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan or other benefit plan, program, agreement or arrangement of Seller, Purchaser or any of their respective Affiliates, or create any third-party beneficiary rights in any Person or any beneficiary or dependent thereof. The parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Transferred Employee or any other Person to any continued employment with Purchaser or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

5.10    Tax Matters.

(a)    All Transfer Taxes shall be borne equally by Purchaser and Seller (50% each). The Party responsible under applicable Laws for filing any Tax Returns in connection with such Transfer Taxes shall file such Tax Returns (and Purchaser and Seller shall cooperate with respect thereto as necessary). The Parties shall cooperate in good faith to minimize or eliminate any Transfer Taxes.

(b)    All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a taxable period that begins before and ends after the Closing Date (a “Straddle Period”) will be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Straddle Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Straddle Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Straddle Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Straddle Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes will be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.

(c)    To the extent relevant to the Business or the Purchased Assets, each Party shall provide the other (at such requesting Party’s sole cost and expense) with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes.

5.11    Proxy Statement; Stockholder Meeting.

(a)    Notwithstanding any Change of Recommendation, Seller shall, in accordance with Delaware law and Seller’s certificate of incorporation and bylaws and the applicable requirements of the Nasdaq Capital Market, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholder Meeting”) as promptly as reasonably practicable after the date hereof, for the purpose of obtaining the Seller Stockholder Approval. Seller may postpone or adjourn the Seller Stockholder Meeting only (i) to solicit additional proxies for the purpose of obtaining the Seller Stockholder Approval if on the most recently scheduled or adjourned date of the Seller Stockholder Meeting Seller does not have sufficient proxies to obtain the Seller Stockholder Approval if the Seller Stockholder Meeting were to be held on such date and a vote on the proposal to obtain the Seller Stockholder Approval taken, (ii) to solicit additional proxies for the purpose of obtaining a quorum for the Seller Stockholder Meeting or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures with respect to the proposal to obtain the Seller Stockholder Approval that Seller has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Seller’s stockholders prior to the Seller Stockholder Meeting; provided that, without the consent of Purchaser, in no event shall Seller postpone or adjourn the Seller Stockholder Meeting (A) more than two (2) times or (B) for more than ten (10) Business Days later than the most recently scheduled or adjourned meeting date. Seller shall use reasonable best efforts to solicit from its stockholders proxies for the purposes of obtaining the Seller Stockholder Approval and to secure such Seller Stockholder Approval in accordance with Delaware law and Seller’s certificate of incorporation and bylaws and the applicable requirements of the Nasdaq Capital Market. Seller shall reasonably cooperate and keep Purchaser informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

(b)    As promptly as practicable after the date hereof (but in any event, no later than the twentieth (20th) Business Day immediately following the date hereof), Seller shall prepare and file with the SEC a preliminary Proxy Statement to be used in connection with the solicitation of proxies for the Seller Stockholder Meeting. Seller shall use reasonable best efforts to respond to any comments of the SEC and its staff and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments (or notification from the SEC that it will not be reviewing the preliminary Proxy Statement) and mail to its stockholders the Proxy Statement and all other proxy materials for the Seller Stockholder Meeting. Unless the Seller Board shall have made a Change of Recommendation in accordance with Section 5.12(c)(i)(A) or Section 5.12(c)(iii), the Seller Board shall recommend that the stockholders of Seller vote to authorize this Agreement, the sale of the Purchased Assets pursuant hereto and the other transactions contemplated hereby (“Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement.

(c)    Purchaser shall furnish all information concerning Purchaser as may be reasonably requested by Seller in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable law. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in such document any comments reasonably proposed by Purchaser and its counsel (it being understood that Purchaser and its counsel shall have no obligation to review or provide to Seller comments on any such document). Seller shall (i) as promptly as practicable after receipt thereof, provide Purchaser and its counsel with copies of any written comments with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed written response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by the Purchaser and its counsel (it being understood that Purchaser and its counsel shall have no obligation to review or provide to Seller comments on any such document).

(d)    If at any time prior to the Seller Stockholder Meeting any information should be discovered by Seller, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Seller shall promptly notify Purchaser and shall promptly prepare and file with the SEC such an amendment or supplement to the Proxy Statement and shall cause the Proxy Statement as so amended or supplemented promptly to be disseminated to its stockholders, in each case. as and to the extent required by applicable Law.

5.12    No Shop.

(a)     Solicitation or Negotiation. From the date hereof until the Closing, Seller shall not, shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) initiate, solicit, propose, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiry, proposal, indication of interest or offer regarding, or the making of, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide non-public information to any Person relating to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 5.12, (iii) approve, support, propose publicly to approve, adopt, endorse or recommend any Acquisition Proposal or (iv) negotiate, execute or enter into, any Alternative Acquisition Agreement. Any violation of the restrictions set forth in this Section 5.12 by any Representative of Seller shall be deemed to be a breach of this Section 5.12 by Seller.

(b)    Response to Acquisition Proposals. Notwithstanding anything in the foregoing to the contrary, if after the date hereof and prior to the date and time at which the Seller Stockholder Approval is obtained (“End Date”), Seller receives a written Acquisition Proposal that did not result from a breach of this Section 5.12 and which the Seller Board determines in good faith to be bona fide, Seller and its Representatives may (i) after having complied with Section 5.12(f), provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained in the Confidentiality Agreement and prior to or concurrently with disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Purchaser (to the extent such information has not been previously made available to Purchaser) and (ii) after having complied with Section 5.12(f), engage or participate in any discussions or negotiations with such Person, provided that (A) prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal constitutes a Superior Proposal or would result in a Superior Proposal.

(c)     Change of Recommendation; Alternative Acquisition Agreement.

(i)    The Seller Board and each committee of the Seller Board will not, directly or indirectly:

(A)    except as expressly permitted by Section 5.12(c)(ii) and Section 5.12(c)(iii), (1) withhold, modify, qualify or withdraw (or publicly propose or resolve to withhold, modify, qualify or withdraw), in a manner adverse to Purchaser, approval of this Agreement or the Seller Board Recommendation, (2) fail to include the Seller Board Recommendation in the Proxy Statement, (3) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal or (4) fail to recommend against a tender or exchange offer related to an Acquisition Proposal within ten (10) Business Days after the commencement thereof (any of the foregoing, a “Change of Recommendation”); or

(B)    cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 5.12(b) entered into in compliance with Section 5.12(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the End Date, the Seller Board may make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a definitive written agreement with respect to an Acquisition Proposal that the Seller Board determines in good faith after consultation with outside legal counsel and its financial advisor constitutes a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or terminate this Agreement pursuant to Section 7.1(c)(ii) unless:

(A)    Seller notifies Purchaser in writing, ten (10) calendar days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to terminate this Agreement pursuant to Section 7.1(c)(ii), which notice will specify the identity of the party who made such Superior Proposal, a summary in reasonable detail, of all of the material terms and conditions of such Superior Proposal and true and complete copies of any proposed agreements relating to such Superior Proposal;

(B)    after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or terminating this Agreement pursuant to Section 7.1(c)(ii), Seller will negotiate in good faith with Purchaser during such ten (10) calendar day period (to the extent that Purchaser desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Purchaser so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and

(C)    the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Purchaser during such ten (10) calendar day period and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Purchaser were to be given effect;

provided, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or terminate this Agreement pursuant to Section 7.1(c)(ii), prior to the time that is ten (10) calendar days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal and will again comply with this Section 5.12(c), except that the deadline for such new written notice will be reduced to five (5) Business Days (rather than the ten (10) calendar days otherwise contemplated by this Section 5.12(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to terminate this Agreement pursuant to Section 7.1(c)(ii), will be reduced to the time that is five (5) Business Days after it has provided such written notice (rather than the time that is ten (10) calendar days otherwise contemplated by this Section 5.12(c); provided that in no event will any such modification of the Acquisition Proposal shorten the initial ten (10) calendar day period).

(iii)    A Change of Recommendation may also be made at any time prior to the End Date if:

(A)    an Intervening Event shall have occurred;

(B)    the Seller Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law;

(C)    Seller notifies Purchaser in writing ten (10) calendar days in advance that it intends to effect a Change of Recommendation in connection with an Intervening Event, which notice will set forth in reasonable detail a description of such Intervening Event and the reasons for such action;

(D)    such Change of Recommendation is not made at any time within the period of ten (10) calendar days after Purchaser receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law;

(E)    during such ten (10) calendar day period, if requested by Purchaser, Seller engages in good faith negotiations with Purchaser to amend this Agreement or enter into an alternative transaction with Purchaser so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law; and

(F)    at the end of such ten (10) calendar day period, the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any written proposal submitted to Seller by Purchaser to amend this Agreement or enter into an alternative transaction with Purchaser as a result of the negotiations contemplated by clause (E) above).

(d)     Certain Permitted Disclosure; Standstills.

(i)    Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 5.12(c), (e) and (f), to the extent applicable to such disclosure.

(ii)    Seller shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the End Date, Seller may grant a waiver or release under any standstill agreement if the Seller Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable Law. Seller shall provide written notice to Purchaser of any waiver or release of any standstill by Seller, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 5.12(d)(ii), Seller shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which Seller or any of its Affiliates is a party or under which Seller or any of its Affiliates has any rights. Seller shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Seller or any of its Affiliates from providing Purchaser the information specifically required to be provided to Purchaser pursuant to this Section 5.12.

(e)     Existing Discussions. Seller agrees that it will promptly cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, promptly terminate access by any third party to any physical or electronic data room relating to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, and will take the necessary steps to promptly inform such individuals or entities of the obligations undertaken in this Section 5.12. Seller also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of Seller to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Representatives.

(f)     Notice. Seller agrees that it will promptly notify Purchaser (and in no event later than forty-eight (48) hours after receipt) if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers, including true and complete copies of any material written communications relating thereto, and thereafter will keep Purchaser informed on a regular basis of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Purchaser orally and in writing within twenty-four (24) hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification. Seller agrees that it will not enter any confidentiality agreement subsequent to the date of this Agreement that prohibits Seller from providing to Purchaser such material terms and conditions and other information. Seller will promptly notify Purchaser of the identity of any Person with which Seller enters into such a confidentiality agreement.

5.13    Agreement not to Compete or Solicit.

(a)    In furtherance of the sale of the Purchased Assets to Purchaser under this Agreement and to more effectively protect the value and goodwill of the Business represented thereby, Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)    own, manage, operate, control, participate in, consult or perform services for, sell materials to, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business similar to or competitive with the Business anywhere in the world (it being acknowledged by Seller that the Business has been conducted or is proposed to be conducted throughout such area and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Business);

(ii)     (A) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Business to cease doing business with the Business or (B) in any way knowingly interfere with the relationship between the Business and any customer, vendor, supplier, licensor, licensee, or other business relation of the Business that had a business relationship with the Business during the twenty-four (24) months prior to the Closing Date; or

(iii)    (A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of the Business to leave the employ of the Business or (B) hire any such individual; provided, that nothing in this Section 5.13(a) shall prevent Seller or its Affiliates from hiring, after the date that is six (6) months from the date of termination of employment, any individual whose employment has been terminated.

(b)    Notwithstanding the foregoing, (i) nothing in Section 5.13(a)(i) shall prohibit Seller or any of its Affiliates from being a passive owner of not more than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as Seller and its Affiliates have no active participation in the business of such Person, (ii) nothing in Section 5.13(a)(iii) shall prohibit Seller or any of its Affiliates from (A) making general employment solicitations, not specifically directed at employees of the Business, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business for at least six (6) months, so long as Seller and its Affiliates did not have any contact with such individual in violation of Section 5.13(a)(iii) prior to the end of such individual’s employment with the Business, (iii) nothing in Section 5.13(a) shall prohibit Seller or any of its Affiliates from hiring, continuing the employment of, terminating, or modifying the terms of employment of any Employee that is not a Transferred Employee, and (iv) nothing in Section 5.13(a) shall prohibit Seller or any of its Affiliates from owning, operating, selling, transferring, or otherwise holding or disposing of all or any portion of the Excluded Assets in a manner that does not otherwise violate Section 5.13(a).

(c)    Seller acknowledges that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

(d)    Seller acknowledges that a breach or threatened breach of this Section 5.13 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any other remedies available to it at law or in equity, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without the necessity of proving actual damages and without being required to post any bond or other security.

5.14    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, it being understood Purchaser shall not assume any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction.

5.15    Efforts; Further Assurances. On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur, including in taking actions necessary (a) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (b) to obtain each consent or approval of or with a Governmental Authority required in connection with or as a result of the Acquisition. Prior to the Closing, Seller shall, and shall cause each other Seller Entity to, upon the request of Purchaser, use commercially reasonable efforts to obtain any consents, approvals and waivers required with respect to the Acquisition, including each consent, approval and waiver required under any Purchased Contract with respect to the Acquisition; provided, however, that (i) no failure to obtain any such consent, approval or waiver shall constitute a breach of this Section 5.15 so long as Seller or such Seller Entity has used such commercially reasonable efforts, and (ii) such efforts shall not include any requirement that Seller or any other Seller Entity pay any money to the third party from whom any such consent, approval or waiver is sought, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any such third party. Each of the Parties hereby agrees to, and to cause their respective Affiliates to, without further consideration, execute and deliver such additional documents and other instruments of transfer and take such other action as may be reasonably required or as may be reasonably requested by the other Party or its counsel following the Closing in order carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Ancillary Documents.

5.16    Release of Liens. Prior to or at the Closing, Seller shall, and shall cause each applicable Seller Entity to, arrange for all Encumbrances (other than Permitted Encumbrances) securing obligations (including all guarantee and collateral obligations) under any Indebtedness for borrowed money to be released in respect of the Purchased Assets pursuant to customary documentation reasonably acceptable to Purchaser.

5.17    Insurance.

(a)    Except as otherwise provided under this Section 5.17, from and after the Closing, (i) the Purchased Assets and the Assumed Liabilities shall cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Seller Policies, (ii) Seller and the other Seller Entities shall retain all rights to control the Seller Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect thereto (notwithstanding whether any Seller Policies apply to any Purchased Assets or Assumed Liabilities), and (iii) neither Purchaser nor its Affiliates shall have any access, right, title or interest to or in any such Seller Policies (including to any claims or rights to make (or pursue existing) claims or any rights to proceeds).

(b)    With respect to Valid Pre-Closing Claims: (i) Purchaser may promptly notify in writing Seller of any matter that is reasonably expected to give rise to a Valid Pre-Closing Claim under any Occurrence-Based Insurance Policy (provided that the failure to promptly notify Seller shall not in and of itself relieve Seller from its obligations under clause (ii)), and (ii) Seller shall, and shall cause the other Seller Entities to, (A) make Valid Pre-Closing Claims and use commercially reasonable efforts to pursue and seek to recover on such claims, and (B) promptly deliver to Purchaser any insurance proceeds received with respect thereto (calculated net of (x) reasonable out-of-pocket expenses incurred in procuring such recovery, (y) any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or the other Seller Entities to the extent as a result of or in connection with such claims, and (z) taking into account the available coverage under each relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims of Seller or the other Seller Entities that are pending under such policy at the time the claim for the benefit of Purchaser is made); provided that, unless otherwise deducted by Seller from the proceeds delivered to Purchaser pursuant to Section 5.17(b)(ii)(B), Purchaser shall promptly pay (or reimburse Seller for), without duplication, any deductibles or retention amounts or other costs in each case to the extent resulting from or in connection with any claim made by Seller or the other Seller Entities on behalf of any of Purchaser or its Affiliates under the Occurrence-Based Insurance Policies for Valid Pre-Closing Claims. Following the Closing, if expressly permitted under the Occurrence-Based Insurance Policies, Seller hereby authorizes Purchaser and its Affiliates to notify, make and pursue Valid Pre-Closing Claims directly under the Occurrence-Based Insurance Policies, subject to the payment and reimbursement provisions set forth in this Section 5.17(b). It is understood and agreed that claims for benefits or coverage under any Seller Policies for Excluded Liabilities or to the extent relating to the Excluded Assets shall not constitute Valid Pre-Closing Claims. Purchaser and Seller shall cooperate in connection with making any Valid Pre-Closing Claims and each Party shall provide the other with all reasonably requested information necessary to make such claim. Seller shall promptly forward to Purchaser any written communication from an insurer in respect of such claims and, to the extent applicable, at Purchaser’s written request, use commercially reasonable efforts to assist Purchaser’s or its applicable Affiliate’s communications with an insurer. Notwithstanding anything to the contrary herein, neither Seller nor any of the other Seller Entities shall have any obligation to bring any Proceedings to obtain any insurance coverage for any Valid Pre-Closing Claim.

(c)    At or prior to the Closing, Seller shall obtain and deliver (or cause to be obtained and delivered) a Tail Policy with respect to each Claims-Made Insurance Policy, covering the entire applicable Tail Period. The obligation to obtain a Tail Policy may be satisfied, at Seller’s election, by either (i) extending the applicable Claims-Made Insurance Policies through the entire applicable Tail Period and, to the extent permitted by the applicable insurer, naming Purchaser and its Affiliates as additional insureds thereunder, or (ii) purchasing one or more new Tail Policies. If Seller elects to satisfy its obligation under this Section 5.17(c) by extending a Claims-Made Insurance Policy, Seller shall promptly deliver to Purchaser evidence of such extended coverage (including a certificate of such coverage) and, if such extension does not cover the entire applicable Tail Period, shall promptly deliver evidence of any subsequent extension or replacement Tail Policy obtained to cover the balance of the applicable Tail Period. To the extent the applicable insurer permits Purchaser and its Affiliates to be named as additional insureds under a Tail Policy, Purchaser and its Affiliates shall have the right to make claims directly under such Tail Policy as additional insureds for the entire applicable Tail Period without any requirement to seek Seller’s assistance or authorization. To the extent that the applicable insurer does not permit Purchaser and its Affiliates to be named as additional insureds under a Tail Policy, Seller’s obligations set forth in clause (ii) of Section 5.17(b) shall apply, mutatis mutandis, with respect to any claim under such Tail Policy for the entire applicable Tail Period. Seller shall use commercially reasonable efforts to cooperate, and shall cause the other Seller Entities to use commercially reasonable efforts to cooperate, with Purchaser in connection with the making of any claims under any Tail Policy. Seller shall use commercially reasonable efforts to obtain Tail Policies with aggregate coverage limits that are not less than the coverage limits set forth opposite the applicable Claims-Made Insurance Policy on Schedule 1.1-CMIP.

(d)    No Seller Entity shall terminate, amend, modify or waive any rights under any Occurrence-Based Insurance Policies or any Tail Policy in a manner that would reduce in any material respect the insurance coverage available to Purchaser for Valid Pre-Closing Claims or for claims under the Tail Policies. If Seller or any of the other Seller Entities receives insurance proceeds under any Occurrence-Based Insurance Policy or Tail Policy to the extent relating to any Purchased Asset or any Assumed Liability, Seller shall cause such proceeds to be promptly delivered to the Person designated by Purchaser. From the date hereof through the expiration of the applicable Tail Period, Seller shall, and shall cause each other Seller Entity to, (i) maintain in full force and effect all Claims-Made Insurance Policies (or applicable Tail Policies in lieu thereof), and (ii) not take any action, or fail to take any action, that would reasonably be expected to cause any Tail Policy to be cancelled, terminated, or modified in a manner adverse to Purchaser’s rights hereunder, including failing to pay any premium when due.

5.18    R&W Insurance Policy. All premiums, underwriting fees, brokers’ commissions and other costs and expenses related to the R&W Insurance Policy shall be borne solely by Purchaser. The R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry). The R&W Insurance Policy shall expressly waive any rights of subrogation (except in the case of Fraud) against Seller in connection with this Agreement and the transactions contemplated by this Agreement, with respect to any claim made by any insured thereunder. Purchaser shall not amend or otherwise modify the R&W Policy in any manner that would (a) provide for any “seller retention” or (b) eliminate or reduce the waiver of subrogation rights described in this Section 5.18, in each case without the prior written consent of Seller.

5.19    Release of Indemnity Holdback Amount. On the date that is one (1) year following the Closing Date, Purchaser shall pay to Seller an amount, if any, equal to the then-remaining amount of the Indemnity Holdback Amount less any amount subject to an unresolved Claim under this Agreement delivered prior to the date that is one (1) year following the Closing Date which has not been paid or otherwise resolved on or prior to such date (each, an “Unresolved Holdback Claim”). Upon resolution of any Unresolved Holdback Claim after one (1) year following the Closing Date, if any amount of the Indemnity Holdback Amount remains and is then not subject to any Unresolved Holdback Claim, Purchaser shall pay to Seller such amount of the Indemnity Holdback Amount promptly following resolution of such previously disputed amount.

ARTICLE VI
CONDITIONS TO CLOSING

6.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the completion thereof.

(b)    Seller shall have obtained the Seller Stockholder Approval.

6.2      Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permissible under applicable Law) Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    (i) The representations and warranties of Seller contained in Article III (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.14(a), Section 3.14(b) and Section 3.16(b)), when read without any exception or qualification for materiality or Material Adverse Effect set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of Seller contained in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.14(a), Section 3.14(b) and Section 3.16(b) (A) that contain any exception or qualification for materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) and (B) that do not contain any exception or qualification for materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)    The actual Contribution Margin attributable to the Business for each month during the period beginning on the day immediately succeeding the date of the Interim Balance Sheet and ending on the last day of the most recent month preceding the Closing Date for which financial statements of the Business shall have been delivered to Purchaser pursuant to Section 5.2(b) (each, a “Measurement Period”) shall not be lower than eighty-seven and a half percent (87.5%) of the Contribution Margin projected for the Business for the corresponding Measurement Period as set forth in the 2026 Forecast, unless the aggregate actual Contribution Margin attributable to the Business for such Measurement Period and the immediately following Measurement Period is not lower than eighty-seven and a half percent (87.5%) of the aggregate Contribution Margin projected for the Business for the corresponding Measurement Periods as set forth in the 2026 Forecast.

(c)    Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(d)    Seller shall have delivered to Purchaser each of the documents and deliveries set forth in Section 2.7(c).

6.3      Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permissible under applicable Law) Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Purchaser contained in Article IV (other than the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a)(i) and Section 4.6), when read without any exception or qualification for materiality or material adverse effect set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby. The representations and warranties of Purchaser contained in Section 4.1, Section 4.2, Section 4.3(a)(i) and Section 4.6 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that specifically address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)    Purchaser shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Purchaser shall have delivered to Seller each of the documents and deliveries set forth in Section 2.7(b).

ARTICLE VII
TERMINATION

7.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Purchaser;

(b)    by Purchaser by written notice to Seller if:

(i)    (A) the Seller Board (1) shall have made a Change of Recommendation, (2) fails to include the Seller Board Recommendation in the Proxy Statement, or (3) shall have failed to reaffirm its approval or recommendation of this Agreement as promptly as reasonably practicable (but in any event within five (5) Business Days after receipt of any written request to do so from Purchaser) at any time following the public disclosure of an Acquisition Proposal or (B) Seller shall have breached any of the terms of Section 5.12 or (C) as of 5:00 p.m. Eastern time on the date that is the third (3rd) Business Day immediately preceding the Termination Date, a vote to obtain the Seller Stockholder Approval shall not have been taken at the Seller Stockholder Meeting;

(ii)    Purchaser is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 6.2(a), Section 6.2(c) or Section 6.2(d) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Purchaser to Seller and (B) the Termination Date; and

(iii)    (A) Purchaser is not then in material breach of any provision of this Agreement, (B) all the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than Section 6.2(b) and those conditions that by their terms or nature are not to be satisfied until the Closing or were not satisfied as a result of Purchaser’s breach), and (C) the condition set forth in Section 6.2(b) has been breached.

(c)    by Seller by written notice to Purchaser if:

(i)    if Seller is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Seller to Purchaser and (B) the Termination Date; or

(ii)    at any time prior to the End Date, in order to enter into a definitive agreement providing for a Superior Proposal, subject to and in accordance with the terms of Section 5.12(c)(i)(A); provided that prior to or simultaneous with such termination, Seller pays to Purchaser in immediately available funds the Termination Fee and all other amounts required to be paid pursuant to Section 7.2; provided, further, that Seller does not have the right to terminate this Agreement under this Section 7.1(c)(ii) after the End Date; or

(iii)     (A) all the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms or nature are not to be satisfied until the Closing or were not satisfied as a result of Purchaser’s breach), (B) Purchaser has failed to consummate the Closing when required in accordance with Section 2.7(a) (assuming for purposes of this clause (B) that all conditions in Article VI have been satisfied), (C) Seller shall have irrevocably confirmed in writing to Purchaser that it is ready and willing to consummate the Closing (including that it is ready and willing to satisfy those conditions that by their terms or nature are not to be satisfied until Closing), and (D) Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation; provided, however, that no party shall be entitled to terminate this Agreement pursuant to Section 7.1(c)(iii) during such five (5) Business Day period.

(d)    by Purchaser or Seller upon written notice to the other Party if:

(i)    the Seller Stockholder Meeting shall have been held and the Seller Stockholder Approval shall not have been obtained at the Seller Stockholder Meeting (or any adjournment or postponement thereof) at which a vote to obtain the Seller Stockholder Approval was taken;

(ii)    any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) will not be available to any party whose Willful Breach of this Agreement caused, or resulted in such Order; or

(iii)    the Closing shall not have occurred by July 20, 2026 (the “Termination Date”), provided that the failure of the Closing to occur by the Termination Date is not the result of a Willful Breach by the Party seeking to terminate this Agreement.

7.2     Effect of Termination. Except as provided in this Section 7.2, in the event of termination of this Agreement pursuant to this Article VII, this Agreement will become void and of no effect with no Liability to any Person on the part of any Party (or of any of its future, current or former Affiliates or Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination will relieve any Party of its obligation to pay (A) the Termination Fee or any other amount required to be paid pursuant to this Section 7.2, (B) the expense obligations pursuant to this Agreement or (C) any damages to any other Party resulting from any Willful Breach of this Agreement or Fraud and (ii) the provisions set forth in this Section 7.2 and Article IX will survive the termination of this Agreement.

(a)    If this Agreement is terminated by (i) Purchaser pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), (ii) Seller pursuant to Section 7.1(c)(ii), or (iii) by either Purchaser or Seller pursuant to Section 7.1(d)(i), then Seller will pay Purchaser, by wire transfer of immediately available funds, an amount equal to the Termination Fee within two (2) Business Days of such termination; provided, that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(b)    If this Agreement is terminated by Seller pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Purchaser will pay Seller, by wire transfer of immediately available funds, an amount equal to the Termination Fee within two (2) Business Days of such termination; provided, that in no event shall Purchaser be required to pay the Termination Fee on more than one occasion.

(c)    In the event that this Agreement is terminated by (i) Purchaser pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), (ii) Seller pursuant to Section 7.1(c)(ii), or (iii) by either Purchaser or Seller pursuant to Section 7.1(d)(i), and at the time of such termination, all of the conditions in Section 6.3 have been satisfied or waived (other than such conditions which are to be satisfied at the Closing, which only need to be capable of being satisfied), then within two (2) Business Days after termination of this Agreement, Seller shall reimburse Purchaser for all actual out-of-pocket expenses and fees paid or payable by Purchaser in connection with this Agreement and the transactions contemplated hereby, such payment not to exceed Six Hundred Thousand Dollars ($600,000); provided, that any such amounts paid pursuant to this Section 7.2(c) shall be in addition to any amounts payable by Seller pursuant to Section 7.2(a).

(d)    Notwithstanding anything in this Agreement to the contrary, except in the event of Fraud or Willful Breach (and subject to each party’s right to pursue specific performance pursuant to Section 9.12), the Parties hereby agree and acknowledge that the right to receive the Termination Fee (and if applicable, the reimbursement of expenses pursuant to Section 7.2(c)), shall be such Party’s sole and exclusive remedy in connection with termination of this Agreement.

(e)    For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, if this Agreement has not been validly terminated, each Party shall have the right to specific performance pursuant to Section 9.12; provided, that, in no event shall either Party be entitled to seek or specifically enforce any provisions of this Agreement or to obtain an injunction or injunctions to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any the other Party other than pursuant to Section 9.12.

(f)    Each Party acknowledges and agrees that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate such Party, in the circumstances in which such Termination Fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Acquisition which amount would otherwise be impossible to calculate with precision.

(g)    The Parties acknowledge and agree that the provisions of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Parties would not have entered into this Agreement. If Seller shall fail to pay to Purchaser (or its designee) in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Purchaser makes a claim against Seller that results in a judgment against Seller, Seller shall pay to Purchaser the reasonable costs and expenses of Purchaser (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law.

ARTICLE VIII
INDEMNIFICATION

8.1     Survival. Except in the case of Fraud, the representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing) contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall not survive beyond the Closing or termination of this Agreement, shall terminate on the earlier of the Closing and the date on which this Agreement is terminated and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective Representatives. Notwithstanding the foregoing and for the avoidance of doubt, all covenants and agreements contained in this Agreement that by their terms contemplated performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.1 (i) shall be construed to modify, limit or supersede Section 7.2 or Section 8.2, or (ii) shall prohibit or limit any claim under the R&W Insurance Policy or with respect to any claim for Fraud.

8.2     Indemnification by Seller. Subject in all respects to this Article VIII, for a period of one (1) year from and after the Closing, Seller shall defend, indemnify, and hold harmless Purchaser and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses, asserted against, incurred, sustained or suffered by any of the Indemnified Parties as a result of or arising out of, or relating to (whether or not involving a third party claim) any of the matters set forth on Schedule 8.2 (each matter, a “Specified Matter” and, collectively, the “Specified Matters”). In the event that Purchaser receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person against Purchaser with respect to any of the Specified Matters (each, a “Claim”), Purchaser shall give written notice of such Claim to Seller promptly after receipt of notice regarding such Claim; provided, that the failure to so notify the Seller shall not relieve the Seller of its obligations under this Section 8.2 except to the extent prejudices Seller.

8.3     Tax Treatment of Indemnity Payments. Any indemnity payment made under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required under applicable Law.

8.4     Waiver.

(a)    Except in the case of Fraud, and effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates and each of its and their respective officers, directors and equityholders, or any heir, executor, administrator, successor or assign of any of the foregoing, hereby waives any claims Purchaser or any of such Persons may have or claim to have against Seller or any of its Affiliates or any of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Seller Released Party”) in such Seller Released Party’s capacity as a Seller or as a director of any member of a Seller, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation of the Business; provided, however, that the foregoing release shall not, and is expressly carved out so as not to, release, limit, waive or impair any claims or rights arising from any obligation of any Party arising under this Agreement, including Section 8.2, the other Ancillary Documents or any other Contract between Seller or a Subsidiary thereof, on the one hand, and Purchaser or a Subsidiary thereof, on the other hand. Effective upon the Closing, Seller, for itself and each of the Seller Released Parties, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against the Business (including the Purchased Assets) and its employees, officers, directors, equityholders, partners, members, advisors, successors and assigns based on any released claim.

(b)    Except in the case of Fraud, and effective as of the Closing, Seller, on behalf of itself and each of its Affiliates and each of its and their respective officers, directors and equityholders, or any heir, executor, administrator, successor or assign of any of the foregoing, hereby waives any claims Seller or any of such Persons may have or claim to have against Purchaser or any of its Affiliates or any of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Purchaser Released Party”) for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation of the Business; provided, that such released claims shall not include, and nothing in this Section 8.4(b) is intended to, nor does it, limit, impair or otherwise modify or affect, any rights, claims, obligations, liabilities, debts or causes of action arising from any obligation of any Party arising under this Agreement, the other Ancillary Documents or any other Contract between Seller or a Subsidiary thereof, on the one hand, and Purchaser or a Subsidiary thereof, on the other hand.

(c)     No Financing Source shall have any liability (whether in Contract or in tort, in law or in equity, or granted by statute) to Seller for any claims, causes of action, obligations, or liabilities arising under, out or, in connection with, or related in any manner to this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach.

ARTICLE IX
GENERAL

9.1     Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one (1) day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) on the day transmitted by email if sent during regular business hours of the recipient, otherwise the day after transmission by email, or (d) three (3) days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

If to Purchaser:

Trademark Global, LLC

7951 West Erie Avenue

Lorain, OH 44053

Email: Jason.Dietz@tmkgl.com

Attention: Jason Dietz

and

Twin Brook Capital Partners, LLC

111 South Wacker Drive, 36th Floor

Chicago, IL 60606

Email: dguyette@twincp.com

Attention: Drew Guyette

With a copy to (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

Email: anoreuil@mayerbrown.com; tsantora@mayerbrown.com

Attention: Andrew Noreuil; Thomas Santora

If to Seller:

Aterian, Inc.

350 Springfield Avenue

Suite 200

Summit, NJ 07901

Email: mailto:arturo@aterian.io

Attention: Arturo Rodriguez

With a copy to (which shall not constitute notice):

Paul Hastings LLP

1117 S. California Ave.

Palo Alto, CA 94304

Email: jeffhartlin@paulhastings.com; elizabethrazzano@paulhastings.com

Attention: Jeff Hartlin; Elizabeth Razzano

9.2      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.3      Successors and Assigns; Parties in Interest.

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

(b)    None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no creditor of Seller shall have any rights under this Agreement or any of the Ancillary Documents.

9.4      Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

9.5      Governing Law; Dispute Resolution; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b)    In the event of any dispute hereunder, the Parties agree to attempt to mediate such dispute in good faith and for a reasonable amount of time prior to initiating any other proceeding against each other.

(c)    TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (INCLUDING ANY PROCEEDING INVOLVING THE FINANCING SOURCES) OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6     Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.7     Counterparts. This Agreement may be executed and delivered (including by electronic transmission, including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or any comparable Law, e.g., www.docusign.com) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.8     Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement. Information provided in any section of the Disclosure Schedules shall be deemed to be disclosed for purposes of any other section of this Agreement to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other section. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business consistent with past practice or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

9.9    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Documents executed in connection with the consummation of the Acquisition contain and constitute the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, representations, warranties, and understanding, written or oral, with respect thereto.

9.10    Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No delay on the part of any Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, remedy, power or privilege, nor any single or partial exercise of any such right, remedy, power or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege.

9.11    Time of the Essence. Time is of the essence of this Agreement.

9.12    Specific Performance.

(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, without any requirement to post or provide any bond or other security in connection therewith, this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding Section 9.12(a), the Parties agree that prior to the Closing, Seller shall only be entitled to seek specific performance to enforce specifically the terms and provisions of this Agreement against Purchaser to cause Purchaser to effect the Closing in accordance with Section 2.7(a) only if (i) all of the conditions set forth in Article VI have been satisfied or waived by Purchaser (other than those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at Closing, but which are capable of being satisfied at the Closing), (ii) the Debt Financing has been or will be funded in a sufficient amount to enable Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date (including the payment of the Closing Payment on the Closing Date at or prior to the Closing), (iii) Seller has irrevocably confirmed in a written notice to Purchaser that all of the conditions in Article VI have been satisfied or waived by Seller, and that if specific performance is granted and the Debt Financing is funded, then it is ready, willing and able to consummate the Closing, and (iv) Purchaser fails to consummate the Closing on or prior to the date on which the Closing should have occurred pursuant to Section 2.7(a). Nothing in this Section 9.12(b) shall limit Seller’s rights after termination of this Agreement to receive the Termination Fee (solely to the extent entitled thereto in accordance with Section 7.2(b)) or in connection with Purchaser’s Willful Breach, notwithstanding that Seller sought (but was not granted) specific performance or injunctive relief in accordance with this Section 9.12, and the fact that Seller is entitled to receive the Termination Fee (solely to the extent provided in accordance with Section 7.2(b)) or recover for Purchaser’s Willful Breach shall not limit Seller’s rights to specific performance or injunctive relief, but in no event shall Seller be entitled to both a decree of specific performance or injunctive relief against Purchaser pursuant to this Section 9.12 with respect to Purchaser’s obligation to consummate the Closing and either (A) payment of the Termination Fee pursuant to Section 7.2(b) or (B) monetary damages as a result of Purchaser’s Willful Breach.

9.13    Financing Sources.

(a)    Notwithstanding anything herein to the contrary, each of the Parties, on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person or other representative thereof, hereby (i) agrees that the Debt Commitment Letter, the Term Sheet attached thereto and/or the Debt Financing and any proceeding arising under, out of, in connection therewith will be governed by and construed in accordance with the laws of the State of New York to the extent specified therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, (ii) irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any proceeding arising out of the Debt Commitment Letter, the Term Sheet and/or the Debt Financing, (iii) agrees not to bring any proceeding against the Financing Sources or which may arise pursuant to the Debt Commitment Letter, the Term Sheet attached thereto and/or the Debt Financing in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding, (iv) irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not bring any proceeding in any other court and (v) agrees the Financing Sources are express and intended third-party beneficiaries of Section 8.1, Section 9.3, Section 9.10 and this Section 9.13.

(b)    Notwithstanding anything to the contrary contained herein, any amendment, modification, waiver or termination of Section 8.4(c), Section 9.3, Section 9.10 and this Section 9.13 or of any defined term used therein (or of any other provision or definition of this Agreement to the extent such amendment or waiver would modify the substance of such Section or such defined terms used therein) will not be effective without the prior written consent of such Financing Source. The provisions of this Section 9.13 will survive any termination of this Agreement. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.13 shall in any way affect any party’s rights and remedies under any binding agreement to which a Financing Source is a party, including the Debt Commitment Letter.

[Signatures appear on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

PURCHASER:

TRADEMARK GLOBAL, LLC

By:	/s/ Dan Sustar
Name:	Dan Sustar
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

SELLER:

ATERIAN, INC.

By:	/s/ Arturo Rodriguez
Name:	Arturo Rodriguez
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ANNEX B

OPINION OF THE COMPANY’S FINANCIAL ADVISOR

April 24, 2026

Board of Directors

Aterian, Inc.

350 Springfield Avenue Suite #200

Summit, NJ 07901

Dear Board of Directors of Aterian:

A.G.P./Alliance Global Partners LLC (“A.G.P.” or “we”) understands that Aterian, Inc. (the “Company” or “Aterian” and, together with its subsidiaries, “Seller”) is considering entering into an Asset Purchase Agreement (the “Purchase Agreement”) with Trademark Global, LLC. (“Trademark” or “Purchaser”), pursuant to which Purchase Agreement, among other things, Seller will sell to Purchaser all (except for the certain excluded assets) of Seller’s right, title and interest in and to all of the properties, assets, rights and interests of any kind (collectively, the “Purchased Assets”), that are owned, used, or held for use by Seller in connection with its worldwide business of sourcing, distributing, marketing and selling consumer products on online marketplaces, including Amazon, Walmart, and Target, as well as through Seller’s own direct-to-consumer websites and certain brick and mortar retail locations, under brands that include Mueller Living, PurSteam, HomeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct (the “Business”), and Purchaser will assume certain liabilities of Seller arising out of or relating to the Business or the Purchased Assets (such sale of the Purchased Assets and assumption of related liabilities, the “Transaction”). It is also our understanding that, pursuant to the Purchase Agreement, the aggregate cash consideration to be paid by Purchaser to the Company for the Purchased Assets in the Transaction will be an amount equal to $18,000,000 (the “Consideration”), subject to certain adjustments and holdback amount as set forth in the Purchase Agreement (as to which adjustments and hold back amount we express no view or opinion).

The Board of Directors (the “Board”) of the Company has requested A.G.P.’s opinion as to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company in the Transaction pursuant to the Purchase Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed the financial terms of the Transaction contained in a draft dated April 22, 2026 of the Purchase Agreement;

(ii)

reviewed the audited consolidated financial statements of Aterian contained in its Annual Reports on Form 10-K for the years ended December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025;

(iii)

reviewed the audited financial statements of the Business as of and for the years ended December 31, 2024 and 2025 and the unaudited financial statements of the Business as of and for the two months ended February 28, 2026 provided by the Company;

(iv)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and the Business;

(v)

reviewed certain non-publicly available information concerning the Business, including internal financial analyses and forecasts for the Business prepared by the Company’s management, and held discussions with the Company’s senior management regarding recent developments;

(vi)	reviewed publicly available financial and stock market information of certain public companies that were deemed by us to be reasonably comparable to the Business;

(vii)	reviewed financial terms, to the extent publicly available, of certain transactions that were deemed by us to be reasonably comparable to the Transaction; and

(viii)	reviewed publicly available stock market information of Aterian, including current and historical market prices and trading volumes of publicly traded shares of the common stock of Aterian.

In addition, we have considered the results of the efforts undertaken by the Company, with our assistance, to solicit indications of interest from third parties regarding a potential transaction involving the Business or Aterian.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to or discussed with A.G.P. by or on behalf of the Company, or that was otherwise reviewed by A.G.P., and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed that they have been prepared reasonably and in good faith and are based upon the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, and we have relied upon such forecasts in our analysis. We have not been engaged to assess the reasonableness or achievability of such forecasts or the assumptions upon which they are based, and we express no views as to such forecasts or the assumptions on which they are based. We have assumed that the financial and other information that was provided to or discussed with A.G.P. by or on behalf of the Company provide a reasonable basis upon which we can form our opinion.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either the Business or Aterian (including any of the Purchased Assets) since the date of the last financial statements made available to us. We have not made or obtained any independent evaluation, appraisal or physical inspection of any of the Purchased Assets or the other assets or liabilities of either the Business or Aterian, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Business, Aterian, Purchaser or any other party.

We have assumed that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Transaction will be satisfied and not waived. In addition, we have assumed that the definitive Purchase Agreement will not differ from the draft we have reviewed in any respect material to our analysis. We have also assumed that the representations and warranties of the parties set forth in the Purchase Agreement are and will be true and correct and that the Transaction will be consummated substantially on the terms and conditions described in the Purchase Agreement, without any waiver of any terms or conditions by the Company, Purchaser or any other party in any respect material to our analysis, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Transaction and related transactions will not have an adverse effect on any of the Purchased Assets, the Business, Aterian or the Transaction. In addition, we have assumed that any adjustments to the Consideration pursuant to the Purchase Agreement will not be material to this Opinion. We have assumed that the Transaction and related transactions will be consummated in a manner that complies with all applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than A.G.P.) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Purchased Assets, the Business, Aterian, Purchaser, the Transaction and related transactions and the Purchase Agreement. Our Opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice.

Our Opinion is limited to whether the Consideration to be received by the Company in the Transaction pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company, and does not address any other terms, aspects or implications of the Transaction or any terms, aspects or implications of the contemplated issuance and sale by the Company of preferred stock following the consummation of the Transaction (the “Preferred Stock Sale”) or any other related transaction, including, without limitation, the form or structure of the Transaction or any related transaction, the allocation of the Consideration among the Purchased Assets, the consideration to be received by the Company in the Preferred Stock Sale, the distribution or use by the Company of the proceeds from the Transaction or the Preferred Stock Sale, the assets or liabilities to be retained by Seller following the Transaction or any non-competition, non-solicitation, indemnification, “tail” or “extended reporting period” insurance policy, representation and warranty insurance policy or other agreement or arrangement to be entered into in connection with the Transaction. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Transaction or any related transaction on the Company; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to any compensation to the holders of the Company’s securities or relative to the Consideration; or (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of the Company or any other party to any transaction contemplated by the Purchase Agreement.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or their respective advisors, or information otherwise reviewed by A.G.P., as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that A.G.P. does not have any obligation to update, revise or reaffirm this Opinion. Further, as the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Business, Aterian or the Transaction.

Our Opinion is provided to the Board (in its capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Transaction. Our Opinion does not constitute a recommendation to the Board as to whether the Board should vote to approve the Transaction or to any stockholder of the Company as to how any such stockholder should vote at any stockholders’ meeting at which the Transaction is considered, or whether or not any stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction. In addition, this Opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.

A.G.P. is a financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. A.G.P., its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of the Company or any other company, or any currency or commodity, that may be involved in the Transaction or any related transaction, or any related derivative instrument.

We have acted as financial advisor to the Company in connection with the Transaction and the Preferred Stock Sale and have received and will receive fees for such services, portions of which became payable upon execution of our engagement agreement and during the term of our engagement, a significant portion of which is contingent upon consummation of the Transaction and a significant portion of which is contingent upon consummation of the Preferred Stock Sale. We will also receive a fee upon the delivery of this Opinion, no portion of which is contingent upon either the conclusion herein or consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. A.G.P. may seek to provide investment banking services to the Company or Purchaser or their affiliates in the future.

This Opinion was approved by A.G.P.’s fairness opinion committee, a committee of A.G.P. investment banking and other professionals, in accordance with A.G.P.’s customary practice.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.

Yours truly,

A.G.P./ALLIANCE GLOBAL PARTNERS

By: /s/ Thomas J. Higgins

Name: Thomas J. Higgins

Title: Managing Director

ANNEX C

FORM OF REVERSE STOCK SPLIT AMENDMENT TO THE CHARTER

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ATERIAN, INC.

Aterian, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is Aterian, Inc. The corporation was originally incorporated by the filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) on March 26, 2018. The Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate”), was filed with the Secretary of State of the State of Delaware on June 14, 2019.

SECOND: ARTICLE FOURTH of the Certificate is hereby amended by inserting the below paragraph immediately following the first paragraph of ARTICLE FOURTH of the Certificate:

“Effective upon the effectiveness of the filing of the Certificate of Amendment to this Certificate of Incorporation of the Corporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each [_______]1 shares of Common Stock issued immediately prior to the Effective Time shall automatically be reclassified, changed and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares of Common Stock shall be issued to any holder in connection with the Reverse Stock Split. In lieu thereof, the Board will have the discretion to determine whether the Corporation (i) will pay in cash the fair value of fractions of a share as of the time when those stockholders entitled to receive such fractions are determined, or (ii) provide for the rounding up of such fractions to the next whole number of shares of Common Stock. Each certificate or book entry position that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, shall, from and after the Effective Time, represent that whole number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position, respectively, shall have been reclassified, changed and combined, subject to the treatment of fractional shares as described above.”

THIRD: This Certificate of Amendment has been duly adopted in accordance with Section 242 of the DGCL.

1  The Board of Directors of the Corporation adopted resolutions approving 98 separate amendments to the Amended and Restated Certificate of Incorporation. These amendments approve the combination of any whole number of shares of Common Stock between and including 2 and 99 into one share of Common Stock. By approving Proposal No. 6, you are approving each of the 98 amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other 97 proposed amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Board of Directors may also elect not to do any reverse stock split, pursuant to which all 98 proposed amendments will be abandoned.

[signature page follows]

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this _____ day of ______, 2026.

ATERIAN, INC.

By:

Name: Arturo Rodriguez

Title: Chief Executive Officer

[Aterian, Inc. - Certificate of Amendment]

C-2

ANNEX D

FORM OF SHARE INCREASE CERTIFICATE OF AMENDMENT TO THE CHARTER

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ATERIAN, INC.

Aterian, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is Aterian, Inc. The corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) on March 26, 2018. The Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate”) was filed with the Secretary of State of the State of Delaware on June 14, 2019.

SECOND: The first paragraph of ARTICLE FOURTH of the Certificate is hereby amended and restated to read in its entirety as follows:

“(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is [1,010,000,000]1 shares, consisting of (a) [1,000,000,000] shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

THIRD: This Certificate of Amendment has been duly adopted in accordance with Section 242 of the DGCL.

[signature page follows]

1 The Board of Directors of the Corporation adopted resolutions approving an amendment of the Certificate to increase the authorized number of shares of Common Stock up to 1,000,000,000 at its discretion.  By approving Proposal No. 7, you are approving an amendment to the Certificate to increase the authorized number of shares of Common Stock to any number between the current authorized share number of 500,000,000 up to 1,000,000,000 as such number will be determined by the Board of Directors of the Corporation following approval of Proposal No. 7.

D-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this _____ day of ______, 2026.

ATERIAN, INC.

By:

Name: Arturo Rodriguez

Title: Chief Executive Officer

[Aterian, Inc. - Certificate of Amendment]

D-2

ANNEX E

ATERIAN, INC.

ATERIAN, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash	$2,324	$4,857
Accounts receivable	1	6
Inventory, net	52	52
Prepaid and other current assets	1,886	2,110
Assets held for sale (Note 3)	16,910	21,490
Total current assets	21,173	28,515
Property and equipment, net	646	661
Intangibles, net	—	—
Other non-current assets	379	389
Total assets	$22,198	$29,565
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Credit facility	$2,533	$4,259
Accounts payable	944	355
Seller notes	368	368
Accrued and other current liabilities	4,920	5,336
Liabilities held for sale (Note 3)	3,692	3,812
Total current liabilities	12,457	14,130
Other liabilities	216	225
Total liabilities	12,673	14,355
Commitments and contingencies (Note 11)
Stockholders' equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized and 10,818,910 and 10,027,046 shares outstanding at March 31, 2026 and December 31, 2025, respectively	9	9
Additional paid-in capital	746,930	746,414
Accumulated deficit	(736,793)	(730,661)
Accumulated other comprehensive loss	(621)	(552)
Total stockholders’ equity	9,525	15,210
Total liabilities and stockholders' equity	$22,198	$29,565

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

ATERIAN, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net revenue	$18	$63
Cost of goods sold	8	13
Gross profit	10	50
Operating expenses:
Sales and distribution	300	37
General and administrative	2,919	3,354
Total operating expenses	3,219	3,391
Operating loss	(3,209)	(3,341)
Interest expense, net	226	175
Change in fair value of warrant liabilities	—	(55)
Other (income), net	—	(42)
Loss from continuing operations before income taxes	(3,435)	(3,419)
Income taxes	—	—
Loss from continuing operations, net of income taxes	(3,435)	(3,419)
Loss from discontinued operations, net of income taxes	(2,697)	(477)
Net loss	$(6,132)	$(3,896)
Net loss from continuing operations per share, basic and diluted	$(0.39)	$(0.46)
Net loss from discontinued operations per share, basic and diluted	$(0.30)	$(0.06)
Weighted-average number of shares outstanding, basic and diluted	8,844,573	7,452,957

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

ATERIAN, INC.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2026	2025
Net loss(1)	$(6,132)	$(3,896)
Other comprehensive (loss) income:
Foreign currency translation adjustments(1)	(69)	135
Other comprehensive (loss) income	(69)	135
Comprehensive loss	$(6,201)	$(3,761)

(1)	Includes amounts from discontinued operations, please see Note 3, Held for Sale Classification and Discontinued Operations Presentation for additional details.

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

ATERIAN, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31, 2026
	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
BALANCE—January 1, 2026	10,027,046	$9	$746,414	$(730,661)	$(552)	$15,210
Net loss(1)	—	—	—	(6,132)	—	(6,132)
Issuance of shares of restricted common stock	823,180	—	—	—	—	—
Forfeiture of shares of restricted common stock	(31,316)	—	—	—	—	—
Stock-based compensation expense(1)	—	—	516	—	—	516
Other comprehensive loss	—	—	—	—	(69)	(69)
BALANCE—March 31, 2026	10,818,910	$9	$746,930	$(736,793)	$(621)	$9,525

(1)	Includes amounts from discontinued operations, please see Note 3, Held for Sale Classification and Discontinued Operations Presentation for additional details.
	Three Months Ended March 31, 2025
	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
BALANCE—January 1, 2025	8,750,741	$9	$742,591	$(711,677)	$(906)	$30,017
Net loss(1)	—	—	—	(3,896)	—	(3,896)
Forfeiture of shares of restricted common stock	(2,000)	—	—	—	—	—
Stock-based compensation expense(1)	—	—	783	—	—	783
Other comprehensive income	—	—	—	—	135	135
BALANCE—March 31, 2025	8,748,741	$9	$743,374	$(715,573)	$(771)	$27,039

(1)	Includes amounts from discontinued operations, please see Note 3, Held for Sale Classification and Discontinued Operations Presentation for additional details.

ATERIAN, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2026	2025
OPERATING ACTIVITIES:
Net loss	$(6,132)	$(3,896)
Loss from discontinued operations	(2,697)	(477)
Loss from continuing operations	(3,435)	(3,419)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10	5
Amortization of deferred financing cost and debt discounts	47	37
Stock-based compensation	442	591
Change in fair value of warrant liabilities	—	(55)
Changes in assets and liabilities:
Accounts receivable	5	—
Inventory	—	(3)
Prepaid and other current assets	226	5
Accounts payable, accrued and other liabilities	508	(70)
Cash used in operating activities in continuing operations	(2,197)	(2,909)
Cash provided by (used in) operating activities in discontinued operations	1,834	(959)
Cash used in operating activities	(363)	(3,868)
INVESTING ACTIVITIES:
Purchase of fixed assets	(4)	—
Cash used in investing activities in continuing operations	(4)	—
Cash used in investing activities in discontinued operations	—	—
Cash used in investing activities	(4)	—
FINANCING ACTIVITIES:
Borrowings from MidCap credit facilities	5,870	10,296
Repayments for MidCap credit facilities	(7,651)	(9,777)
Insurance obligation payments	(328)	(235)
Insurance financing proceeds	—	156
Cash (used in) provided by financing activities in continuing operations	(2,109)	440
Cash used in financing activities in discontinued operations	—	—
Cash (used in) provided by financing activities	(2,109)	440
Foreign currency effect on cash and restricted cash	(63)	123
Net change in cash and restricted cash for the period	(2,539)	(3,305)
Cash and restricted cash at beginning of year	6,002	19,143
Cash and restricted cash at end of period	$3,463	$15,838
RECONCILIATION OF CASH AND RESTRICTED CASH:
Cash	2,324	14,337
Restricted cash—Prepaid and other current assets	1,009	1,372
Restricted cash—Other non-current assets	130	129
TOTAL CASH AND RESTRICTED CASH	$3,463	$15,838

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$275	$200
Cash paid for taxes	$3	$5

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

Aterian, Inc.

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2026 and 2025 (Unaudited)

1.	COMPANY OVERVIEW

Aterian, Inc. (the "Company") is a consumer products company that predominantly operates through online retail channels such as Amazon, Walmart, and Target and its own direct to consumer websites. The Company operates its owned brands, which were either incubated or purchased, selling products in multiple categories, including home and kitchen appliances, kitchenware, air quality appliances, health and beauty products and essential oils.

Headquartered in New Jersey, the Company also maintains offices in China, the Philippines, and the United Kingdom.

Asset Purchase Agreement

On April 27, 2026, Aterian, Inc. (the “Company” or “Aterian”) and Trademark Global, LLC (“Trademark Global”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which Trademark Global has agreed to acquire certain specified assets and liabilities of the Company, including, among other things, assets associated with the Company’s marquee brands: Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct for $18 million in cash, subject to certain purchase price adjustments (the “Asset Sale”). Certain assets and liabilities of the Company are expressly excluded from the Asset Sale, including, among other things, the following: (i) assets: all cash, any equity interests held by the Company, contracts that are not considered acquired assets, certain Amazon accounts, certain intellectual property, corporate books and records, benefit plans, and certain tax assets and (ii) liabilities: liabilities related to any excluded assets, certain employee liabilities, liabilities under benefit plans of the Company, pre-closing liabilities under purchased contracts, certain taxes and indebtedness.

The closing of the Asset Sale (the “APA Closing”) is subject to various conditions, including, among others, (i) the absence of any law or order prohibiting the consummation of the APA Closing, (ii) the parties’ compliance in all material respects with the covenants and agreements in the Asset Purchase Agreement, (iii) the accuracy of the parties’ representations and warranties contained in the Asset Purchase Agreement (subject to certain materiality qualifications), (iv) the Company's stockholders having approved the Asset Sale in accordance with applicable law and the Company's organizational documents, and (v) the Company having achieved contribution margins (in U.S. dollars) not lower than 87.5% of such margins projected for the Company's business for certain measurement periods, as provided in the Asset Purchase Agreement. The APA Closing is not subject to any financing-related condition.

The Asset Purchase Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to continue to conduct its business in the ordinary course, provide reasonable access to the Company’s books and records and convene and hold a meeting of its stockholders as promptly as reasonably practicable to obtain the approval of its stockholders for the Asset Sale. The Asset Purchase Agreement also contains a customary “no solicitation” provision pursuant to which, prior to the completion of the Asset Sale, the Company may not solicit or engage in discussions with any third party regarding another acquisition proposal unless, subject to the applicable terms and conditions of the Asset Purchase Agreement, it has received a written acquisition proposal for another acquisition that the Company’s board of directors (the “Board”) determines in good faith constitutes or would result in a “Superior Proposal” (as defined in the Asset Purchase Agreement). The Company is obligated to duly call and hold a special meeting of its stockholders to obtain the necessary stockholder approval for the Asset Sale.

The Asset Purchase Agreement contains certain termination rights in favor of each of the Company and Trademark Global. In addition, the Asset Purchase Agreement provides that, in connection with certain terminations of the Asset Purchase Agreement, depending upon the circumstances surrounding the termination, one party may be required to pay the other party a termination fee of $1.1 million. Additionally, the Asset Purchase Agreement provides that, in connection with certain terminations of the Asset Purchase Agreement, the Company may be required to pay Trademark Global's transaction expenses up to a maximum of $0.6 million.

Aterian expects to continue to operate its smaller remaining legacy brands such as Vremi and Xtava.

Securities Purchase Agreement

On April 27, 2026, the Company and David E. Lazar (“Lazar”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which Lazar agreed to purchase from the Company 1,750,000 shares of SeriesAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series AA Preferred Stock” and such purchased shares, the “Series AA Preferred Shares”) and 1,750,000 shares of SeriesAAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series AAA Preferred Stock,” and together with the Series AA Preferred Stock, the “Preferred Stock” and such purchased shares, the “Series AAA Preferred Shares” and together with the Series AA Preferred Shares, the “Purchased Shares”), in each case at a purchase price of $2.00 per share of Preferred Stock for aggregate gross proceeds of $7.0 million, subject to the terms and conditions of the Securities Purchase Agreement (the “Stock Sale,” and collectively with the Asset Sale, the “Aterian Transactions”).

The closing on the sale of the Series AA Preferred Shares was completed on April 27, 2026 (the “Initial SPA Closing”). The closing on the sale of the SeriesAAA Preferred Shares is expected to occur following the receipt of stockholder approval of the issuance of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) upon conversion of the Purchased Shares (the “Second SPA Closing”).

Following receipt of stockholder approval, each Series AA Preferred Share will be convertible into 7.7 shares of Common Stock, and each Series AAA Preferred Share will be convertible into a minimum of 117.63 and maximum of 135.10 shares of Common Stock, depending on the fully-diluted capitalization of the Company immediately prior to the closing on the sale of the Series AAA Preferred Shares as determined in accordance with the terms of the Securities Purchase Agreement (as described more fully below). Following the Second SPA Closing, Lazar and the Company’s existing equityholders will hold approximately 95.13% and 4.87%, respectively, of the Company’s fully-diluted share capitalization.

The Company and Lazar agreed to customary representations, warranties and covenants in the Securities Purchase Agreement.

The Second SPA Closing is subject to customary conditions, including, among others, (i) the parties’ compliance in all material respects with the covenants and agreements in the Securities Purchase Agreement, (ii) the accuracy of the parties’ representations and warranties contained in the Securities Purchase Agreement (subject to certain materiality qualifications) and (iii) the receipt of approval by the Company’s stockholders of the proposals required pursuant to the Securities Purchase Agreement, as described further below.

Pursuant to the Securities Purchase Agreement, the Company agreed to use commercially reasonable efforts to hold a special meeting of stockholders no later than July 20, 2026, and include, among other things, proposals for (i) the issuance of Common Stock to Lazar in compliance with the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”) upon conversion of the Purchased Shares, (ii) an amendment to the Company’s amended and restated certificate of incorporation that increases the authorized shares of Common Stock from 500,000,000 up to 1,000,000,000, (iii) the election of four (4) additional designees of Lazar to the Board and (iv) a reverse stock split of the Common Stock in the range of 1-for-2 to 1-for-99.

Under the Securities Purchase Agreement, the Company will indemnify Lazar against damages arising from, among other things, breaches of the Company’s representations, warranties or covenants under the Securities Purchase Agreement.

Liquidity and Going Concern

On April 27, 2026, the Company entered into a series of definitive agreements (collectively, the “Aterian Transactions”) to fundamentally restructure its operations and capital position. Under the terms of an Asset Purchase Agreement with Trademark Global, LLC, the Company agreed to sell its marquee brands, including Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct, for $18 million in cash less transaction related costs. Simultaneously, the Company entered into a Securities Purchase Agreement with David E. Lazar for the issuance of Series AA and Series AAA Preferred Stock for aggregate gross proceeds of $7.0 million.

Upon the closing of these transactions, Mr. Lazar will hold approximately 95.13% of the Company’s fully diluted share capitalization. Management intends to utilize the proceeds from these transactions to satisfy existing debt obligations and provide working capital for our core ongoing business segments, which include the Vremi and Xtava brands. Following the change in control, the Company intends to leverage its retained assets and operational infrastructure to pursue a streamlined growth strategy.

In accordance with Accounting Standards Codification ("ASC") 205-40, Going Concern, management evaluated whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these Condensed Consolidated Financial Statements are issued.

•

Since inception, we have incurred significant losses and used cash flows from operations to fund our enterprise. To preserve liquidity, we implemented fixed cost reduction plans in May 2025 and January 2026, resulting in a significant reduction in operating expenses. While these actions reduced our operating footprint, they were insufficient to offset macroeconomic pressures, such as tariffs and reduced consumer spending, necessitating the Aterian Transactions.

•	The closing of the Aterian Transactions is subject to significant conditions, most notably the receipt of stockholder approval for the Asset Sale and the issuance of common stock upon conversion of the Preferred Stock. Furthermore, the Asset Sale is contingent upon the Company achieving specific contribution margin targets. We intend to hold a special meeting of stockholders no later than July 20, 2026, to seek these approvals.
•	Ongoing global political instabilities, specifically the Iran conflict, are expected to result in higher costs for raw materials, energy, and transportation in the near term. These disruptions are anticipated to increase our cost of goods sold and have already contributed to higher marketplace fees due to rising oil prices. Such external pressures continue to negatively impact our operating results and cash flows, further underscoring the necessity of the Aterian Transactions to stabilize our capital position.
•

The Company is subject to a Credit and Security Agreement with MidCap Funding IV Trust. On March 13, 2026 (the "Fifth Amendment Effective Date"), the Company and its subsidiaries entered into Amendment No. 5 to its Credit and Security Agreement with MidCap Funding IV Trust. Under the terms of the amendment, the Company’s minimum liquidity covenant was reduced from $5.0 million to $3.5 million during the Minimum Liquidity Covenant Reduction Period. This reduction period commenced on the Fifth Amendment Effective Date and is subject to extension at the Company's option on a weekly basis through May 9, 2026, provided it remains in compliance with certain fee payment obligations. While we were in compliance with our financial covenants as of March 31, 2026, our ability to maintain compliance beyond the current waiver period and meet future obligations is significantly dependent upon the successful closing of the Asset Sale and the Stock Sale.

Management’s plan to alleviate substantial doubt is centered on the consummation of the Aterian Transactions. If the Company is unable to obtain stockholder approval, or if the transactions otherwise fail to close, management may be required to implement alternative strategies. These may include seeking other strategic buyers, attempting to secure alternative high-cost financing, or a further drastic reduction in our operating footprint.

Furthermore, if the transactions are terminated under certain circumstances, the Company may be required to pay a termination fee of $1.1 million and reimburse expenses up to $0.6 million, which would further adversely impact our liquidity.

As the closing of the Aterian Transactions is subject to factors outside of the Company’s direct control, such as stockholder approval, management has concluded that these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying Condensed Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Nasdaq Listing—On December 9, 2025, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Notice”).

The Bid Price Notice has no immediate effect on the continued listing status of the Common Stock on The Nasdaq Capital Market, and, therefore, the Company's listing remains fully effective.

The Company is provided a compliance period of 180 calendar days from the date of the Bid Price Notice, or until June 8, 2026, to regain compliance with the minimum closing bid requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before June 8, 2026, the closing bid price of the Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H) to 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the minimum bid price requirement, and the matter would be resolved. If the Company does not regain compliance during the compliance period ending June 8, 2026, then Nasdaq may grant the Company a second 180 calendar day period to regain compliance, provided the Company meets the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and notifies Nasdaq of its intent to cure the deficiency during the second compliance period.

The Company will continue to monitor the closing bid price of its Common Stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Common Stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that the Company will regain compliance with the minimum bid price requirement during the 180-day compliance period, secure a second period of 180 days to regain compliance or maintain compliance with the other Nasdaq listing requirements.

As of the date of this filing, the Company has not yet received formal written confirmation from Nasdaq that it has regained compliance, as the closing bid price of the Company’s common stock has been at or above $1.00 per share for 10 consecutive business days, ending on May 14, 2026.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The Condensed Consolidated Financial Statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Unaudited Interim Financial Information—The accompanying interim Condensed Consolidated Financial Statements are unaudited and have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments necessary for the fair presentation of the Company's financial position as of March 31, 2026 and the results of its operations and its cash flows for the periods ended March 31, 2026 and 2025. The financial data and other information disclosed in these notes related to the three months ended March 31, 2026 and 2025 are also unaudited. The results for the three months ended March 31, 2026 are not necessarily indicative of results to be expected for the year ending December 31, 2026, any other interim periods, or any future year or period.

The Condensed Consolidated Balance Sheet as of December 31, 2025, presented herein, has been derived from the Company’s audited Consolidated Financial Statements for the fiscal year then ended. These unaudited Interim Condensed Consolidated Financial Statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 20, 2026 (“Annual Report”) and have been prepared on a consistent basis with the accounting policies described in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report. Our accounting policies did not change during the three months ended March 31, 2026, other than with respect to the new accounting pronouncements adopted as described in Note 2, Recent Accounting Pronouncements.

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the Condensed Consolidated financial statements of the Company as of March 31, 2026 and for the three months then ended.

Use of Estimates—Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period covered by the Condensed Consolidated Financial Statements and accompanying notes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Principles of Consolidation—The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Held for sale classification—We report and classify a business or a component of an entity as held-for-sale (Held-For-Sale Business) when management has approved the sale or received approval to sell the business and is committed to a formal plan, the business is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A Held-For-Sale Business is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. As of March 31, 2026, assets and liabilities related to a Held-For-Sale Business are reported in Assets held for sale and Liabilities held for sale, respectively, in our Condensed Consolidated Balance Sheets. Refer to Note 3, Held for Sale Classification and Discontinued Operations Presentation for additional details.

Discontinued operations presentation—We present a business, or a component of an entity, as discontinued operations if a) it meets the held-for-sale criteria, or is disposed of by sale, or is disposed of other than by sale, and b) the disposal of the business, or component of an entity, represents a strategic shift that has (or will have) a major effect on the Company's financial results. As of March 31, 2026, we have retrospectively adjusted our Condensed Consolidated Statement of Operations to reflect the classification of continuing and discontinued operations. Refer to Note 3, Held for Sale Classification and Discontinued Operations Presentation for additional details.

Restricted Cash—As of March 31, 2026 and December 31, 2025, the Company has classified the following as restricted cash: $0.1 million related to its Chinese subsidiary within “Other Non-current Assets” on the Condensed Consolidated Balance Sheets and $1.0 million related to a letter of credit within "Prepaid and Other Current Assets" on the Condensed Consolidated Balance Sheets.

Inventory and Cost of Goods Sold—The Company’s inventory consists almost entirely of finished goods. The Company currently records inventory on its balance sheet on a first-in first-out basis, or net realizable value, if it is below the Company’s recorded cost. The Company’s costs include the amounts it pays manufacturers for product, tariffs and duties associated with transporting product across national borders, and freight costs associated with transporting the product from its manufacturers to its warehouses, as applicable. The valuation of our inventory requires us to make judgments, based on available information such as historical data, about the likely method of disposition, such as through sales to individual customers or liquidations, and expected recoverable values of each disposition category. Changes to the relevant assumptions and projections would impact our consolidated financial results in periods subsequent to recording these estimates. If we anticipate a change in assumptions such as future demand or market conditions to be less favorable than our previous estimates, additional inventory write-downs may be required. Conversely, if we are able to sell inventories that had been written down to a level below the ultimate realized selling price in a previous period, sales would be recorded with a lower or no offsetting charge to cost of goods sold.

The “Cost of goods sold” line item in the Condensed Consolidated Statements of Operations consists of the book value of inventory sold to customers during the reporting period. When circumstances dictate that the Company use net realizable value as the basis for recording inventory, it bases its estimates on expected future selling prices less expected disposal costs.

Accounts Receivable—Accounts receivable are stated at historical cost less allowance for credit losses. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The Company performs ongoing evaluations of its customers and maintains an allowance for credit losses. As of March 31, 2026 and December 31, 2025, the Company did not have an allowance for credit losses.

Revenue Recognition—The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The Company derives its revenue from the sale of consumer products. The Company sells its products directly to consumers through online retail channels and through wholesale channels.

For direct-to-consumer sales, the Company considers customer order confirmations to be a contract with the customer. Customer confirmations are executed at the time an order is placed through third-party online channels. For wholesale sales, the Company considers the customer purchase order to be the contract.

For all of the Company’s sales and distribution channels, revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment date. As a result, the Company has a present and unconditional right to payment and record the amount due from the customer in accounts receivable.

Revenue from consumer product sales is recorded at the net sales price (transaction price), which includes an estimate of future returns based on historical return rates. There is judgment in utilizing historical trends for estimating future returns. The Company’s refund liability for sales returns was $0.2 million at March 31, 2026 and December 31, 2025, which is included in liabilities held-for-sale on the Condensed Consolidated Balance Sheets as of March 31, 2026 and accrued and other current liabilities on the Condensed Consolidated Balance Sheets as of December 31, 2025, and represents the expected value of the refund that will be due to its customers.

The Company evaluated principal versus agent considerations to determine whether it is appropriate to record platform fees paid to Amazon as an expense or as a reduction of revenue. Platform fees are recorded as sales and distribution expenses and are not recorded as a reduction of revenue because the Company owns and controls all the goods before they are transferred to the customer. The Company can, at any time, direct Amazon, or similarly, direct other third-party logistics providers (“Logistics Providers”), to return the Company’s inventory to any location specified by the Company. It is the Company’s responsibility to make customers whole following any returns made by customers directly to Logistic Providers and the Company retains the back-end inventory risk. Further, the Company is subject to credit risk (i.e., credit card charge backs), establishes prices of its products, can determine who fulfills the goods to the customer (Amazon or the Company) and can limit quantities or stop selling the goods at any time. Based on these considerations, the Company is the principal in this arrangement.

Intangibles—We review long-lived assets for impairment when performance expectations, events, or changes in circumstances indicate that the asset's carrying value may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows by comparing the carrying value of the asset group to the undiscounted cash flows. If the evaluation indicates that the carrying amount of the assets may not be recoverable, any potential impairment is measured based upon the fair value of the related asset or asset group as determined by an appropriate market appraisal or other valuation technique.

On April 27, 2026, the Company entered into a definitive Asset Purchase Agreement with Trademark Global, LLC, to sell certain marquee brands for $18 million in cash.  Based on the definitive deal terms, specifically the $18.0 million base purchase price and the estimated purchase price adjustments, the Company evaluated the carrying value of its brand intangible assets. The Company determined that the estimated allocated proceeds from the Asset Purchase Agreement were lower than the carrying values for certain definite-lived brand assets. Accordingly, the Company recorded an non-cash impairment charge of $3.4 million during the first quarter of 2026. This charge, recorded within Net Loss from Discontinued Operations on the Condensed Consolidated Statement of Operations, adjusts the carrying amount of the disposal group to its fair value less costs to sell, based on the $18.0 million cash consideration and estimated purchase price adjustments.

We continue to closely monitor actual results versus expectations as well as whether and to what extent any significant changes in current events or conditions result in corresponding changes to our expectations about future estimated cash flows. If our adjusted expectations of the operating results do not materialize, we may be required to record intangible impairment charges, which may be material.

While we believe our conclusions regarding the estimates of recoverability of our asset groupings are appropriate, these estimates are subject to uncertainty and by nature include judgments and estimates regarding various factors. These factors include the rate and extent of growth in the markets that our asset groups serve, the realization of future sales price and volume increases, fluctuations in exchange rates, fluctuations in price and availability of key raw materials, fluctuations in discount rate, future operating efficiencies, and strategic alternative processes.

Fair Value of Financial Instruments—The Company’s financial instruments, including net accounts receivable, accounts payable, and accrued and other current liabilities are carried at historical cost. As of March 31, 2026 and December 31, 2025, the carrying amounts of these instruments approximated their fair values because of their short-term nature. The Company’s credit facility is carried at amortized cost at March 31, 2026 and December 31, 2025, and the carrying amount approximates fair value as the stated interest rate approximates market rates currently available to the Company.

The fair value of the stock purchase warrants issued in connection with the Company’s common stock offering on March 1, 2022 were measured using the Black-Scholes model. Inputs used to determine the estimated fair value of the warrant liabilities include the fair value of the underlying stock at the valuation date, the term of the warrants, and the expected volatility of the underlying stock. The significant unobservable input used in the fair value measurement of the warrant liabilities is the estimated term of the warrants. Upon the issuance of the stock purchase warrants, the Company evaluated the terms of each warrant to determine the appropriate accounting and classification pursuant to FASB ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), and FASB Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). Based on the Company’s evaluation and due to certain terms in the warrant agreements, it concluded the stock purchase warrants should be classified as a liability with subsequent remeasurement as long as such warrants continue to be classified as liabilities.

Assets and liabilities recorded at fair value on a recurring basis in the Condensed Consolidated Balance Sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

A summary of the activity of the Level 3 liabilities carried at fair value on a recurring basis for the three months ended March 31, 2026 and March 31, 2025 is as follows (in thousands):

March 31, 2026
Warrants liabilities as of January 1, 2026	$—
Change in fair value of warrants	—
Warrants liabilities as of March 31, 2026	$—

March 31, 2025
Warrants liabilities as of January 1, 2025	$(109)
Change in fair value of warrants	(55)
Warrants liabilities as of March 31, 2025	$(54)

Recent Accounting Pronouncements

Since the issuance of the Company's Annual Report on Form 10-K for the year ended December 31, 2025, there have been no material updates to the recent accounting pronouncement previously disclosed.

3.	HELD FOR SALE CLASSIFICATION AND DISCONTINUED OPERATIONS PRESENTATION

Held for sale classification—We report and classify a business or a component of an entity as held-for-sale (Held-For-Sale Business) when management has approved the sale or received approval to sell the business and is committed to a formal plan, the business is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the next 12 months and certain other specified criteria are met. A Held-For-Sale Business is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, a loss is recognized. As of March 31, 2026, assets and liabilities related to a Held-For-Sale Business are reported in Assets held for sale and Liabilities held for sale, respectively, in our Condensed Consolidated Balance Sheets.

The following table summarizes the components of assets and liabilities held-for-sale on the Condensed Consolidated Balance Sheets at March 31, 2026 (in thousands):

	March 31, 2026	December 31, 2025
ASSETS
Accounts receivable	2,352	2,455
Inventory, net	12,956	13,724
Prepaid and other current assets	801	871
Property and equipment, net	66	69
Intangibles, net	735	4,371
Total assets held for sale	$16,910	$21,490
LIABILITIES
Accounts payable	2,573	2,765
Accrued and other current liabilities	1,119	1,047
Total liabilities held for sale	$3,692	$3,812

Discontinued operations presentation—We present a business, or a component of an entity, as discontinued operations if a) it meets the held-for-sale criteria, or is disposed of by sale, or is disposed of other than by sale, and b) the disposal of the business, or component of an entity, represents a strategic shift that has (or will have) a major effect on the Company's financial results. As of March 31, 2026, we have retrospectively adjusted our Condensed Consolidated Statement of Operations to reflect the classification of continuing and discontinued operations.

The following table presents the amounts related to the operations of the Company that have been reflected in net loss from discontinued operations (in thousands):

	Three Months Ended March 31,
	2026	2025
Net revenue	$12,414	$15,297
Cost of goods sold	4,434	5,923
Gross profit	7,980	9,374
Operating expenses:
Sales and distribution	7,187	9,624
General and administrative	65	105
Impairment loss on intangibles(1)	3,427	—
Total operating expenses from discontinued operations	10,679	9,729
Operating loss from discontinued operations	(2,699)	(355)
Other (income) expense, net	(14)	102
Loss from discontinued operations before income taxes	(2,685)	(457)
Provision for income taxes	(13)	(20)
Net loss from discontinued operations	$(2,698)	$(477)

(1)	On April 27, 2026, the Company entered into a definitive Asset Purchase Agreement with Trademark Global, LLC, to sell certain marquee brands for $18 million in cash. Based on the definitive deal terms, specifically the $18.0 million base purchase price and the estimated purchase price adjustments, the Company evaluated the carrying value of its brand intangible assets. The Company determined that the estimated allocated proceeds from the Asset Purchase Agreement were lower than the carrying values for certain definite-lived brand assets. Accordingly, the Company recorded a non-cash impairment charge of $3.4 million during the first quarter of 2026. This charge, recorded within Loss from Discontinued Operations on the Condensed Consolidated Statement of Operations, adjusts the carrying amount of the disposal group to its fair value less costs to sell, based on the $18.0 million cash consideration and estimated purchase price adjustments.

4.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31, 2026	December 31, 2025
Trade accounts receivable	$1	$6
Allowance for credit losses	—	—
Accounts receivable	$1	$6

5.	INVENTORY, NET

Inventory consisted of the following as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31, 2026	December 31, 2025
Inventory on-hand	$52	$52
Inventory in-transit	—	—
Inventory, net	$52	$52

6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31, 2026	December 31, 2025
Prepaid inventory	$—	$—
Restricted cash	1,009	1,065
Prepaid insurance	594	916
Prepaid freight forwarder	—	—
Other	283	129
Prepaid and current assets	$1,886	$2,110

7.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consisted of the following as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31, 2026	December 31, 2025
Accrued compensation costs	$187	$55
Accrued restructuring costs	137	532
Accrued accounting and consulting fees	230	310
Product related accruals	—	-
Sales tax payable	875	863
Accrued fulfillment expense	—	-
Accrued insurance premium financing	412	695
Federal payroll taxes payable	453	453
Accrued interest payable	31	44
Accrued legal fees	1,385	1,125
Accrued marketing fees	—	-
All other accruals	1,210	1,259
Accrued and current liabilities	$4,920	$5,336

The Company sponsors, through its professional employer organization provider, a 401(k) defined contribution plan covering all eligible US employees. Contributions to the 401(k) plan are discretionary. Currently, the Company does not match or make any contributions to the 401(k) plan.

8.	CREDIT FACILITY AND WARRANTS

MidCap Credit Facility

On December 22, 2021, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) together with certain of its subsidiaries party thereto as borrowers, the entities party thereto as lenders, and Midcap Funding IV Trust, as administrative agent, pursuant to which, among other things, (i) the Lenders agreed to provide a three year revolving credit facility in a principal amount of up to $40.0 million subject to a borrowing base consisting of, among other things, inventory and sales receivables (subject to certain reserves), and (ii) the Company agreed to issue to MidCap Funding XXVII Trust a warrant (the “Midcap Warrant”) to purchase up to an aggregate of 16,667 shares of common stock of the Company, par value $0.0001 per share, in exchange for the Lenders extending loans and other extensions of credit to the Company under the Credit Agreement.

The obligations under the Credit Agreement are a senior secured obligation of the Company and rank senior to all indebtedness of the Company. Borrowings under the Credit Agreement bear interest at a rate of Term Secured Overnight Financing Rate ("Term SOFR"), which is defined as SOFR plus 0.10%, plus 5.50%. The Company will also be required to pay a commitment fee of 0.50% in respect of the undrawn portion of the commitments, which is generally based on average daily usage of the facility during the immediately preceding fiscal quarter. The Credit Agreement does not require any amortization payments.

The Credit Agreement minimum liquidity covenant, which includes the Company’s unrestricted U.S. cash plus the revolving loan availability, requires that Midcap shall not permit the credit party liquidity at any time to be less than (a) during the period commencing on February 1st through and including May 31st of each calendar year, $12.5 million and (b) at all other times, $15.0 million. The Credit Agreement includes events of default that are customary for these types of credit facilities, including the occurrence of a change of control.

The Midcap Warrant has an exercise price of $56.40 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, is immediately exercisable, has a term of ten years from the date of issuance and is exercisable on a cash or cashless basis.

On February 23, 2024, the Company amended its asset backed credit facility with MidCap Financial Trust. The Credit Facility term was extended to December 2026 and gives the Company access to $17 million in current commitments which can be increased, subject to certain conditions, to $30.0 million. The Credit Facility extension reduced the minimum liquidity financial covenant from a peak of $15.0 million to $6.8 million of U.S. cash on hand and/or availability in the Credit Facility. The extension fee was less than $0.1 million.

On March 25, 2025 (the “Third Amendment Effective Date”) the Company entered into Amendment No. 3 (the “3rd Amendment”) to the Credit Agreement. Material changes contained in the 3rd Amendment include, among other things, adding repurchase of the Company’s common stock of up to $1.5 million per year, consisting of up to $1.5 million in repurchases allowed during the period from March 25, 2025 through December 22, 2025, and up to an additional $1.5 million allowed during the period from December 23, 2025 through the maturity date, subject to certain liquidity and compliance conditions.

On August 29, 2025 (the “Fourth Amendment Effective Date”) the Company entered into Amendment No. 4 to the Credit Agreement. Material changes contained in Amendment No. 4 include a reduction to the Minimum Credit Party Liquidity covenant to $5.0 million, upon the Company’s delivery of a Liquidity Certificate evidencing liquidity of at least $6.8 million, the Minimum Liquidity Covenant Reduction Period will terminate and the covenant will increase to $6.8 million thereafter, and an Availability Reserve of $2.8 million during the Minimum Liquidity Covenant Reduction Period and $1.0 million thereafter.

On March 13, 2026 (the "Fifth Amendment Effective Date"), the Company and its subsidiaries entered into Amendment No. 5 to its Credit and Security Agreement with MidCap Funding IV Trust. Under the terms of the amendment, the Company’s minimum liquidity covenant was reduced from $5.0 million to $3.5 million during the Minimum Liquidity Covenant Reduction Period. This reduction period commenced on the Fifth Amendment Effective Date and is subject to extension at the Company's option on a weekly basis through May 9, 2026, provided it remains in compliance with certain fee payment obligations.

The Company is in compliance with the financial covenants contained within the Credit Agreement as of March 31, 2026. As of May 2, 2025, the Company had temporarily suspended its share repurchase program.

The Company’s credit facility consisted of the following as of March 31, 2026 and December 31, 2025 (in thousands):

	March 31, 2026	December 31, 2025
MidCap Credit Facility	$2,676	$4,449
Less: deferred debt issuance costs	(101)	(134)
Less: discount associated with issuance of warrants	(42)	(56)
Total MidCap Credit Facility	$2,533	$4,259

Interest Expense, Net

Interest expense, net consisted of the following for the three months ended March 31, 2026 and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Interest expense	$234	$221
Interest income	(8)	(46)
Total interest expense, net	$226	$175

Securities Purchase Agreement and Warrants

In March 2022, the Company raised approximately $27.5 million through a private placement involving common stock and accompanying stock purchase warrants. The 590,637 common stock warrants issued in the transaction were classified as liabilities with subsequent remeasurement each quarter. As of March 31, 2026, these warrants remain outstanding and have no associated liability recorded on the Company’s Condensed Consolidated Balance Sheet due to the decline in the Company’s share price.

9.	STOCK-BASED COMPENSATION

The Company has three equity plans:

2014 Amended and Restated Equity Incentive Plan

The board of directors of Aterian Group, Inc., (the “Board”) a subsidiary of the Company (“AGI”), adopted, and AGI’s stockholders approved, the Aterian Group, Inc. 2014 Equity Incentive Plan on June 11, 2014. On March 1, 2017, AGI’s board of directors adopted, and AGI’s stockholders approved, an amendment and restatement of the 2014 Equity Incentive Plan (as amended, the “Aterian 2014 Plan”). As of March 31, 2026, there were no shares reserved for future issuance under the Aterian 2014 Plan.

2018 Equity Incentive Plan

The Board adopted the Aterian, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) on October 11, 2018. The 2018 Plan was approved by its stockholders on May 24, 2019. As of March 31, 2026, 38,216 shares were reserved for awards available for future issuance under the 2018 Plan.

Options granted to date under the Aterian 2014 Plan and the 2018 Plan generally vest either: (i) over a four-year period with 25% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting on a pro-rata basis over the succeeding thirty-six months, subject to continued service with the Company through each vesting date, or (ii) over a three-year period with 33 1/3% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 66 2/3% of the shares vesting on a pro-rata basis over the succeeding twenty-four months, subject to continued service with the Company through each vesting date. Options granted are generally exercisable for up to 10 years subject to continued service with the Company.

Inducement Equity Incentive Plan

On May 27, 2022, the Compensation Committee of the Board (the “Compensation Committee”) adopted the Aterian, Inc. 2022 Inducement Equity Incentive Plan (the “Inducement Plan”). The Inducement Plan will serve to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company.

The Inducement Plan provides for the grant of equity-based awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares solely to prospective employees of the Company or an affiliate of the Company provided that certain criteria are met. Awards under the Inducement Plan may only be granted to an individual, as a material inducement to such individual to enter into employment with the Company or an affiliate of the Company, who (i) has not previously been an employee or director of the Company or (ii) is rehired following a bona fide period of non-employment with the Company. The maximum number of shares available for grant under the Inducement Plan is 225,000 shares of the Company’s common stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions). The Inducement Plan is administered by the Compensation Committee and expires ten years from the date of effectiveness. As of March 31, 2026, 193,473 shares were reserved for future issuance under the Inducement Plan.

The Inducement Plan has not been and will not be approved by the Company’s stockholders. Awards under the Inducement Plan will be made pursuant to the exemption from Nasdaq stockholder approval requirements for equity compensation provided by Nasdaq Listing Rule 5635(c)(4), which permits Nasdaq listed companies to make inducement equity awards to new employees without first obtaining stockholder approval of the award.

The following is a summary of stock option activity during the three months ended March 31, 2026:

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Balance—January 1, 2026	13,051	$109.62	2.55
Options granted	—	$—	—
Options exercised	—	$—	—
Options canceled	(1,764)	$120.00	1.65
Balance—March 31, 2026	11,287	$108.00	2.69
Exercisable as of March 31, 2026	11,287	$108.00	2.69
Vested and expected to vest as of March 31, 2026	11,287	$108.00	2.69

As of March 31, 2026, all options have been fully expensed.

A summary of restricted stock award activity within the Company’s equity plans and changes for the three months ended March 31, 2026 is as follows:

Restricted Stock Awards	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2026	1,338,100	$1.80
Granted	823,180	$0.75
Vested	(426,286)	$1.64
Forfeited	(31,316)	$2.19
Nonvested at March 31, 2026	1,703,678	$1.33

As of March 31, 2026, the total unrecognized compensation expense related to unvested shares of restricted common stock was $1.8 million, which the Company expects to recognize over an estimated weighted-average period of 2.1 years.

Stock-based compensation expense is allocated based on the cost center to which the award holder belongs. During the three months ended March 31, 2026 and 2025, $0.4 million and $0.6 million of stock-based compensation were included in general and administrative expenses on the Condensed Consolidated Statement of Operations and $0.1 million and $0.2 million of stock-based compensation were included within discontinued operations.

10.	NET LOSS PER SHARE

Basic net loss per share is determined by dividing net loss by the weighted-average shares of common stock outstanding during the period. Diluted net loss per share is determined by dividing net loss by diluted weighted-average shares outstanding. Diluted weighted-average shares reflect the dilutive effect, if any, of potentially dilutive shares of common stock, such as options to purchase common stock calculated using the treasury stock method and convertible notes using the “if-converted” method. In periods with reported net operating losses, all options to purchase common stock are deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The Company’s shares of restricted common stock are entitled to receive dividends and hold voting rights applicable to the Company’s common stock, irrespective of any vesting requirement. Accordingly, although the vesting commences upon the elimination of the contingency, the shares of restricted common stock are considered a participating security and the Company is required to apply the two-class method to consider the impact of the shares of restricted common stock on the calculation of basic and diluted earnings per share. The Company is currently in a net loss position and is therefore not required to present the two-class method; however, in the event the Company is in a net income position, the two-class method must be applied by allocating all earnings during the period to shares of common stock and shares of restricted common stock.

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Three Months Ended March 31,
	2026	2025
Net loss from continuing operations	$(3,435)	$(3,419)
Net loss from discontinued operations	(2,697)	(477)
Net loss	$(6,132)	$(3,896)
Weighted-average number of shares used in computing net loss per share, basic and diluted	8,844,573	7,452,957
Net loss from continuing operations per share, basic and diluted	$(0.39)	$(0.46)
Net loss from discontinued operations per share, basic and diluted	$(0.30)	$(0.06)
Net loss per share, basic and diluted	$(0.69)	$(0.52)

Anti-dilutive shares excluded from computation of net loss per share (in shares)	2,962,592	1,933,242

11.	COMMITMENTS AND CONTINGENCIES

Sales or Other Similar Taxes—Based on the location of the Company’s current operations, the majority of sales tax is collected and remitted either by the Company or on its behalf by e-commerce marketplaces in most states within the U.S. To date, the Company has had no actual or threatened sales and use tax claims from any state where it does not already claim nexus or any state where it sold products prior to claiming nexus. However, the Company believes that the likelihood of incurring a liability as a result of sales tax nexus being asserted by certain states where it sold products prior to claiming nexus is probable. As of March 31, 2026 and December 31, 2025, the Company estimates that the potential liability, including current sales tax payable is approximately $0.9 million, which has been recorded in accrued and other current liabilities on the Condensed Consolidated Balance Sheets. The Company believes this is the best estimate of an amount due to taxing agencies, given that such a potential loss is an unasserted liability that would be contested and subject to negotiation between the Company and the state, or decided by a court.

Legal Proceedings—From time to time, the Company is party to various actions and claims arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company’s financial position or results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate risk. However, no assurance can be given that the final outcome of such proceedings will not materially impact the Company’s financial condition or results of operations. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

Product Remediation Costs—During the year ended December 31, 2025, the Company accrued approximately $0.4 million for estimated costs associated with addressing a product performance matter involving certain houseware appliances that the Company ceased selling during the year ended December 31, 2024. These costs were included in cost of goods sold on the Consolidated Statement of Operations. As of March 31, 2026, the Company had a liability of $0.4 million for product remediation costs, which are included in accrued and other current liabilities on the Condensed Consolidated Balance Sheet.

In February 2026, we announced a voluntary recall in coordination with the U.S. Consumer Product Safety Commission (the "CPSC") for approximately 195,000 units of our PurSteam Mighty Lil Steamers and Elite Travel Steamers due to reports of hot water expelling from the nozzle. We have incurred, and expect to continue to incur, costs related to this recall, including refund payments and legal expenses. As a result of this recall, a putative class action complaint, Sarah Brannon v. Aterian, Inc., was filed against us on March 6, 2026, in the U.S. District Court for the District of New Jersey. The complaint alleges various violations, including breach of implied warranty, unjust enrichment, and violations of the New Jersey Products Liability Act. While the Company ceased selling these steamers in 2024, the defense of this existing litigation, and the potential for additional product liability or class action lawsuits, could result in significant legal expenses, settlements, or judgments.

On May 13, 2026, the company entered into a settlement agreement and general release to resolve this litigation. Under the terms of the agreement, the company agreed to pay a total settlement sum of $100,000 in exchange for a full release of all claims related to the purchase and use of the products. The agreement stipulates a voluntary dismissal of the claims with prejudice and includes customary provisions regarding confidentiality, non-disparagement, and a denial of any wrongdoing or liability by the company.

12.	RESTRUCTURING

On May 14, 2025, the Company announced a fixed cost reduction plan, which included a workforce reduction affecting approximately 20 employees. The Company had substantially completed this reduction as of the year ended December 31, 2025. In connection with this plan, the Company recognized restructuring charges of approximately $1.9 million, of which $1.1 million is recorded in Sales and Distribution expenses and $0.8 million is recorded in General and Administrative expenses, primarily related to severance, during the year ended December 31, 2025. Severance payments are expected to be made through the second quarter of 2026.

In January 2026, the Company implemented a fixed cost reduction plan that included a workforce reduction affecting approximately 16 employees and independent contractors. The Company has substantially completed this reduction as of March 31, 2026. In connection with this plan, the Company recognized restructuring charges of approximately $0.3 million, which is recorded in Sales and Distribution expenses, primarily related to severance, during the three months ended March 31, 2026. Severance payments are expected to be made through the second quarter of 2026.

The accounting for the restructuring costs follows the provisions of ASC 420, "Accounting for Costs Associated with Exit or Disposal Activities," which requires the recognition of a liability once the restructuring plan is communicated to affected employees and meets the criteria of being probable and reasonably estimable. The Company recognizes a liability for employee severance, other benefits, and involuntary terminations on the communication date.

The following table provides a summary of the Company's total restructuring reserve (in thousands):

Employee Severance
Balance – December 31, 2025	$532
Charges	24
Usage-cash	(419)
Balance – March 31, 2026	$137

As of March 31, 2026 and December 31, 2025, the Company had a liability of $0.1 million and $0.5 million for restructuring costs, respectively, which are included in accrued and other current liabilities on the Condensed Consolidated Balance Sheet.

The Company will continue to assess the restructuring plan's progress and provide updates as required in future financial statements if there are material changes to the initial estimates or additional significant restructuring activities.

13.	SEGMENT INFORMATION

Aterian, Inc. is a consumer products company that predominantly operates through online retail channels such as Amazon, Walmart, and Target and its own direct to consumer websites. The Company operates its owned brands, which were either incubated or purchased, selling products in multiple categories, including home and kitchen appliances, kitchenware, air quality appliances, health and beauty products and essential oils. The Company has determined that it has one operating segment. The Company's chief operating decision maker ("CODM") is its chief executive officer, who reviews financial information presented on a consolidated basis. The CODM uses consolidated operating margin and net income to assess financial performance and allocate resources. These financial metrics are used by the CODM to make key operating decisions, such as the determination of the rate at which the Company seeks to grow operating margin and the allocation of budget between cost of goods sold, variable sales costs, and other vendor and payroll expenses.

	Three Months Ended March 31,
	2026	2025
Net revenue	$18	$63
Less:
Cost of Sales	8	13
Other vendor and payroll expenses	2,723	2,703
Depreciation and amortization	54	98
Stock-based compensation expense	442	591
Other segment items(1)	226	78
Net loss from continuing operations	$(3,435)	$(3,419)

(1) Other segment items primarily include income taxes, interest expense, other income, and the change in fair value of warrant liabilities.

The CODM does not use total assets as a financial metric when making key operating decisions.

14.	SUBSEQUENT EVENTS

The Company sources a considerable amount of its consumer products from China and has historically been subject to significant Section 301 customs duties. On May 11, 2026, the Company received $1.2 million in cash proceeds related to the formal claims filed on April 20, 2026, for the recovery of Section 301 customs duties previously paid on consumer products sourced from China. While the Company has successfully realized this initial portion of its claims, the remaining balance of the recovery is still subject to government audit and administrative approval. Although the Company continues to expect the receipt of additional funds by the third quarter of 2026, there is no guarantee as to the final timing or the total amount that will be realized. Since the full realization of the remaining claims is not yet considered certain, the Company has not recorded the outstanding potential recovery as a receivable on the Condensed Consolidated Balance Sheet as of March 31, 2026, but will recognize the $1.2 million as a gain in the second quarter of 2026.

In February 2026, we announced a voluntary recall in coordination with the CPSC for approximately 195,000 units of our PurSteam Mighty Lil Steamers and Elite Travel Steamers due to reports of hot water expelling from the nozzle. We have incurred, and expect to continue to incur, costs related to this recall, including refund payments and legal expenses. On March 6, 2026, a class action complaint was filed alleging that certain steamer products suffered from malfunctions that caused the units to propel scalding water during normal use. On May 13, 2026, the company entered into a settlement agreement and general release to resolve this litigation. Under the terms of the agreement, the company agreed to pay a total settlement sum of $100,000 in exchange for a full release of all claims related to the purchase and use of the products. The agreement stipulates a voluntary dismissal of the claims with prejudice and includes customary provisions regarding confidentiality, non-disparagement, and a denial of any wrongdoing or liability by the company.

On December 9, 2025,  the Company received a notice from Nasdaq stating that it was not in compliance with the $1.00 minimum bid price requirement. As of the date of this filing, the Company has not yet received formal written confirmation from Nasdaq that it has regained compliance, as the closing bid price of the Company’s common stock has been at or above $1.00 per share for 10 consecutive business days, ending on May 14, 2026.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Aterian, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aterian, Inc. (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will be able to continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and recurring negative operating cash flows since inception and may be unable to fund day-to-day` operations and remain in compliance with certain financial covenants required by the agreement governing the Company’s credit facility which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Inventory Valuation

As described in Note 2 to the consolidated financial statements the Company estimates the net realizable value for inventory based on past and future sales, which involves a high level of judgement on the part of management. Inventories, consisting of products available for sale, are primarily accounted for using the first-in first-out method, and are valued at the lower of cost and net realizable value. This valuation requires the Company to make judgments, based on available information, such as historical sales data and forecasted future sales data for the next twelve months, about the likely method of disposition, such as through sales to individual customers or liquidations, and expected recoverable values of each disposition category. Changes to the relevant assumptions and projections would impact the consolidated financial results in periods subsequent to the recording these estimates.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. Our audit procedures related to the evaluation of the Company’s inventory valuation included the following, among others:

•	Obtaining an understanding of the Company's accounting policy related to inventory, specifically as it relates to the excess and obsolete inventory reserve and ensure it is relevant to the accounting standards and consistently applied to prior periods.
•	Recalculate the inventory reserve based on the Company's policy and our knowledge obtained above. Ensure mathematical accuracy and test the computations for a sample of inventory items.
•	Evaluating management's methodology and process for developing the excess and obsolete inventory reserve, including estimating assumptions related to future product sales based on historical usage and current market conditions.
•	Testing management's calculation of the excess and obsolete inventory reserve, which included evaluating the completeness and accuracy of underlying data used by management in the calculation, principally inputs such as actual sales of products and management's determination of future estimated sales of inventory and comparing them to historical sale amounts.
•	Perform observations of inventory at various locations to ensure the quantities are in working order and identify damaged or poor conditioned inventory and confirmed balances at various third-party warehouses.

/s/ UHY LLP

We have served as the Company’s auditor since 2024.

Melville, New York

March 20, 2026

ATERIAN, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$4,857	$17,998
Accounts receivable, net	2,460	3,782
Inventory	13,776	13,749
Prepaid and other current assets	2,982	3,190
Total current assets	24,075	38,719
Property and equipment, net	729	685
Intangibles, net	4,371	9,757
Other non-current assets	389	381
Total assets	$29,564	$49,542
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Credit facility	$4,259	$6,948
Accounts payable	3,120	3,080
Seller notes	368	466
Accrued and other current liabilities	6,382	8,804
Total current liabilities	14,129	19,298
Other liabilities	225	227
Total liabilities	14,354	19,525
Commitments and contingencies (Note 12)
Stockholders' equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized and 10,027,046 and 8,750,741 shares outstanding at December 31, 2025 and December 31, 2024, respectively	9	9
Additional paid-in capital	746,414	742,591
Accumulated deficit	(730,661)	(711,677)
Accumulated other comprehensive loss	(552)	(906)
Total stockholders’ equity	15,210	30,017
Total liabilities and stockholders' equity	$29,564	$49,542

See notes to Consolidated Financial Statements.

ATERIAN, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Net revenue	$68,975	$99,045
Cost of goods sold	29,825	37,550
Gross profit	39,150	61,495
Operating expenses:
Sales and distribution	41,455	55,979
General and administrative	11,846	17,339
Impairment loss on intangibles	3,822	—
Total operating expenses	57,123	73,318
Operating loss	(17,973)	(11,823)
Interest expense, net	851	949
Change in fair value of warrant liabilities	(109)	(924)
Other expense, net	228	61
Loss before income taxes	(18,943)	(11,909)
Provision (benefit) for income taxes	41	(47)
Net loss	$(18,984)	$(11,862)
Net loss per share, basic and diluted	$(2.39)	$(1.68)
Weighted-average number of shares outstanding, basic and diluted	7,932,889	7,069,404

See notes to Consolidated Financial Statements.

ATERIAN, INC.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2025	2024
Net loss	$(18,984)	$(11,862)
Other comprehensive loss:
Foreign currency translation adjustments	354	(68)
Other comprehensive income (loss)	354	(68)
Comprehensive loss	$(18,630)	$(11,930)

See notes to Consolidated Financial Statements.

ATERIAN, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share and per share data)

	Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares (*)	Amount	Capital	Deficit	Loss	Equity
BALANCE—December 31, 2023	7,508,246	$9	$736,675	$(699,815)	$(838)	$36,031
Net loss	—	—	—	(11,862)	—	(11,862)
Issuance of shares of restricted common stock	1,395,974	—	—	—	—	-
Forfeiture of shares of restricted common stock	(332,259)	—	—	—	—	—
Issuance of common stock	178,780	—	670	—	—	670
Stock-based compensation expense	—	—	5,246	—	—	5,246
Other comprehensive income	—	—	—	—	(68)	(68)
BALANCE—December 31, 2024	8,750,741	$9	$742,591	$(711,677)	$(906)	$30,017
Net loss	—	—	—	(18,984)	—	(18,984)
Issuance of shares of restricted common stock	1,618,653	—	—	—	—	—
Forfeiture of shares of restricted common stock	(342,348)	—	—	—	—	—
Stock-based compensation expense	—	—	3,823	—	—	3,823
Other comprehensive income	—	—	—	—	354	354
BALANCE—December 31, 2025	10,027,046	$9	$746,414	$(730,661)	$(552)	$15,210

See notes to Consolidated Financial Statements.

ATERIAN, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
OPERATING ACTIVITIES:
Net loss	$(18,984)	$(11,862)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,619	1,689
Provision for sales returns	(102)	57
Amortization of deferred financing cost and debt discounts	165	198
Stock-based compensation	2,180	7,510
Deferred tax expense	—	(5)
Change in inventory provisions	767	(2,738)
Change in fair value of warrant liabilities	(109)	(924)
Impairment loss on intangibles	3,822	—
Allowance for credit losses	(147)	16
Changes in assets and liabilities:
Accounts receivable	1,469	427
Inventory	(794)	9,378
Prepaid and other current assets	183	762
Accounts payable, accrued and other liabilities	(964)	(2,343)
Cash (used in) provided by operating activities	(10,895)	2,165
INVESTING ACTIVITIES:
Purchase of fixed assets	(51)	(42)
Purchase of minority equity investment	—	(200)
Cash used in investing activities	(51)	(242)
FINANCING ACTIVITIES:
Repayments on seller notes	(113)	(633)
Borrowings from MidCap credit facilities	43,313	60,866
Repayments for MidCap credit facilities	(46,203)	(65,165)
Insurance obligation payments	(711)	(682)
Insurance financing proceeds	1,196	700
Cash used in financing activities	(2,518)	(4,914)
Foreign currency effect on cash and restricted cash	323	(61)
Net change in cash and restricted cash for the period	(13,141)	(3,052)
Cash and restricted cash at beginning of year	19,143	22,195
Cash and restricted cash at end of period	$6,002	$19,143
RECONCILIATION OF CASH AND RESTRICTED CASH:
Cash	4,857	17,998
Restricted cash—Prepaid and other current assets	1,015	1,015
Restricted cash—Other non-current assets	130	130
TOTAL CASH AND RESTRICTED CASH	$6,002	$19,143

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$882	$1,141
Cash paid for taxes	$50	$152
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash consideration paid to contractors	$—	$620
Non-cash minority equity investment	$—	$50

See notes to Consolidated Financial Statements.

Aterian, Inc.

Notes to Consolidated Financial Statements

FOR THE YEARS-ENDED December 31, 2025 and 2024

(In thousands, except share and per share data)

1.	COMPANY OVERVIEW

Aterian, Inc. (the "Company") is a consumer products company that predominantly operates through online retail channels such as Amazon, Walmart, and Target and its own direct to consumer websites. The Company operates its owned brands, which were either incubated or purchased, selling products in multiple categories, including home and kitchen appliances, kitchenware, air quality appliances, health and beauty products and essential oils. Our primary brands include Squatty Potty, HomeLabs, Mueller Living, PurSteam, Healing Solutions, and Photo Paper Direct ("PPD"). Headquartered in New Jersey, the Company also maintains offices in China, the Philippines, and the United Kingdom.

Liquidity and Going Concern

As a company in the early commercialization stage of its lifecycle, we are subject to inherent risks and uncertainties associated with the development of our enterprise. In this regard, substantially all of our efforts to date have been devoted to the development and sale of our products in the marketplace, which includes our investment in organic growth at the expense of short-term profitability, our investment in incremental growth through mergers & acquisitions (“M&A strategy”), our recruitment of management and technical staff, and raising capital to fund the development of our enterprise. As a result of these efforts, we have incurred significant losses and negative cash flows from operations since our inception and expect to continue to incur such losses, at a reduced level, and negative cash flows in the near term. However, we anticipate improvements over time as we work toward achieving a sustainable scale of profitability. We have also experienced declining revenues due to macroeconomic factors, including increased interest rates and reduced consumer discretionary spending, and other factors, and we intend to focus our efforts on a more limited number of products. In addition, our recent financial performance has been adversely impacted by inflationary pressures, reduced consumer spending, and tariffs.

Our 2025 results have been impacted by recent changes to U.S. trade policy, including the imposition and expansion of tariffs on imports, specifically from China. A substantial portion of our products are sourced from China, and as such, the increased tariff rates have materially raised our cost of goods sold and have placed pressure on our margins. While we have actively pursued mitigation strategies, including supplier negotiations, selective price adjustments, geographic diversification of sourcing and fixed cost reductions, there is significant uncertainty regarding the effectiveness of these mitigation efforts. Moreover, any future changes in tariff policy or implementation of additional trade barriers could further impact our business. These trade-related uncertainties, in conjunction with our existing financial condition, raise concern about our ability to remain in compliance with financial covenants under our credit agreements and may adversely impact our liquidity position.

In order to execute our growth strategy, we have historically relied on outside capital through the issuance of equity, debt, and borrowings under financing arrangements (collectively “outside capital”) to fund our cost structure, and we expect to continue to rely on outside capital for the foreseeable future, specifically if we pursue material M&A opportunities. While we believe we will eventually reach a level of profitability to sustain our operations, there can be no assurance we will be able to achieve such profitability or do so in a manner that does not require our continued reliance on outside capital. Moreover, while we have historically been successful in raising outside capital, there can be no assurance we will be able to continue to obtain outside capital in the future or do so on terms that are acceptable to us.

As of the date the accompanying Consolidated Financial Statements were issued (the “issuance date”), we evaluated the significance of the following adverse financial conditions in accordance with Accounting Standard Codification 205-40, Going Concern:

•	Since our inception, we have incurred significant losses and used cash flows from operations to fund our enterprise. In this regard, during the year ended December 31, 2025, we incurred a net loss of $19.0 million and used net cash flows from operations of $10.9 million. In addition, as of December 31, 2025, we had unrestricted cash and cash equivalents of $4.9 million available to fund our operations and an accumulated deficit of $730.7 million.

•

We are required to remain in compliance with certain financial covenants required by the MidCap Credit facility (See Note 9, Credit Facility, Term Loans and Warrants). We were in compliance with these financial covenants as of December 31, 2025, and expect to remain in compliance through at least March 31, 2027. However, if our mitigation strategies to address the impact of tariffs are unsuccessful, we can provide no assurances that we will remain in compliance with our financial covenants.

On March 13, 2026, the Company and its subsidiaries entered into Amendment No. 5 to its Credit and Security Agreement with MidCap Funding IV Trust. Under the terms of the amendment, the Company’s minimum liquidity covenant was reduced from $5.0 million to $3.5 million during the Minimum Liquidity Covenant Reduction Period. This reduction period commenced on the Fifth Amendment Effective Date and is subject to extension at the Company's option on a weekly basis through May 9, 2026, provided it remains in compliance with certain fee payment obligations.

Further, absent of our ability to generate cash inflows from our operations or secure additional outside capital, we will be unable to remain in compliance with these financial covenants. In the event we are unable to remain in compliance with these financial covenants (or other non-financial covenants required by the MidCap Credit Facility), and we are unable to secure a waiver or forbearance, MidCap may, at its discretion, exercise any and all of its existing rights and remedies, which may include, among others, accelerating repayment of the outstanding borrowings and/or asserting its rights in the assets securing the loan.

•	As of the issuance date, we have no firm commitments to secure additional outside capital from lenders or investors. While we expect to continue to explore raising additional outside capital, there can be no assurance we will be able to obtain capital or do so on terms that are acceptable to us. Accordingly, absent our ability to generate cash inflows from our operations and/or secure additional outside capital in the near term, we may be unable to meet our obligations as they become due over the next twelve months beyond the issuance date.

•

On May 14, 2025, the Company announced a fixed cost reduction plan, which included a workforce reduction affecting approximately 20 employees. The Company has substantially completed this reduction as of the year ended December 31, 2025. In connection with this plan, the Company recognized restructuring charges of approximately $1.9 million, of which $1.1 million is recorded in Sales and Distribution expenses and $0.8 million is recorded in General and Administrative expenses, primarily related to severance, during the year ended December 31, 2025. Severance payments are expected to be made through the second quarter of 2026.

In January 2026, the Company implemented a fixed cost reduction plan that included a workforce reduction affecting approximately 16 employees and independent contractors. The Company expects to substantially complete this reduction by the end of the first quarter of 2026. The Company expects to recognize restructuring charges in connection with the plan, primarily related to severance, of $0.3 million. The Company expects the charges will be recognized and paid in the first quarter of 2026.

•

The Company's plan is to continue to closely monitor our operating forecast, to pursue additional sources of outside capital on terms that are acceptable to us, and to secure a waiver or forbearance from MidCap if we are unable to remain in compliance with one or more of the covenants required by the MidCap Credit Facility. Further, the Company has enacted a strategy to reduce the number of SKUs it sells and will no longer be pursuing future sales of SKUs that are either not profitable or not core to the Company’s strategy. If some or all of our plans prove unsuccessful, we may need to implement short-term changes to our operating plan, including but not limited to delaying expenditures, reducing investments in new products, or reducing our sale and distribution infrastructure. We may also need to seek long-term strategic alternatives, such as a significant curtailment of our operations, a sale of certain of our assets, a divestiture of certain product lines, a sale of the entire enterprise to strategic or financial investors, and/or allow our enterprise to become insolvent.

On December 8, 2025, we announced that our Board of Directors has authorized the initiation of a process to explore strategic alternatives to maximize shareholder value, which may include a sale of the company, a merger, or other strategic transactions. There can be no assurance that this process will result in any transaction or that any transaction, if pursued, will be on favorable terms.

Although significant strides have been made in reducing our operating losses and strengthening our balance sheet, uncertainties persist in our business operations and the forecasting of our business. These uncertainties raise substantial doubt about our ability to continue as a going concern. The accompanying Consolidated Financial Statements have been prepared on the basis that we will continue to operate as a going concern, which contemplates that we will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying Consolidated Financial Statements do not include any adjustments that may result from the outcome of these uncertainties.

Nasdaq Listing—On December 9, 2025, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Notice”).

The Bid Price Notice has no immediate effect on the continued listing status of the Common Stock on The Nasdaq Capital Market, and, therefore, the Company's listing remains fully effective.

The Company is provided a compliance period of 180 calendar days from the date of the Bid Price Notice, or until June 8, 2026, to regain compliance with the minimum closing bid requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time before June 8, 2026, the closing bid price of the Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, subject to Nasdaq’s discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H) to 20 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the minimum bid price requirement, and the matter would be resolved. If the Company does not regain compliance during the compliance period ending June 8, 2026, then Nasdaq may grant the Company a second 180 calendar day period to regain compliance, provided the Company meets the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and notifies Nasdaq of its intent to cure the deficiency during the second compliance period.

The Company will continue to monitor the closing bid price of its Common Stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Common Stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that the Company will regain compliance with the minimum bid price requirement during the 180-day compliance period, secure a second period of 180 days to regain compliance or maintain compliance with the other Nasdaq listing requirements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The Consolidated Financial Statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates—Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period covered by the financial statements and accompanying notes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Principles of Consolidation—The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Restricted Cash—As of December 31, 2025 and 2024, the Company has classified the following as restricted cash: $0.1 million related to its Chinese subsidiary within “Other Noncurrent Assets” on the Consolidated Balance Sheets and $1.0 million related to a letter of credit within "Prepaid and Other Current Assets" on the Consolidated Balance Sheets

Accounts Receivable—Accounts receivable are stated at historical cost less allowance for credit losses. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The Company performs ongoing evaluations of its customers and maintains an allowance for credit losses. As of December 31, 2025, the Company did not have an allowance for credit losses. As of December 31, 2024, the Company had an allowance for credit losses of $0.1 million.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash and restricted cash with various domestic and foreign financial institutions of high credit quality. The Company performs periodic evaluations of the relative credit standing of all of the aforementioned institutions. The Company does have cash deposits at financial institutions in excess of the insured amount of $0.3 million by the Federal Deposit Insurance Corporation.

The Company’s accounts receivables are derived from sales contracts with a large number of customers. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Significant customers are those which represent more than 10% of the Company’s total net revenue or gross accounts receivable balance at the balance sheet date. During the years-ended December 31, 2025 and 2024, the Company had no customers that accounted for 10% or more of total net revenue. As of December 31, 2025, three customers accounted for approximately 46%, 14%, and 11% of gross accounts receivable. As of December 31, 2024, three customers accounted for approximately 37%, 20%, and 11% of gross accounts receivable. As of December 31, 2025 and 2024, approximately 26% and 31%, respectively, of its accounts receivable is held by the Company’s sales platform vendor, Amazon, which collects money on the Company’s behalf from its customers.

The Company’s business is reliant on one key vendor which currently provides the Company with its sales platform, logistics and fulfillment operations, including certain warehousing for the Company’s net goods, and invoicing and collection of its revenue from the Company’s end customers. In 2025, approximately 86% of the Company’s revenue was through or with the Amazon sales platform and in 2024, 92% of its net revenue was through or with the Amazon sales platform.

Property and Equipment—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

Income Taxes—The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carry-forwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets when it is determined that it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized. The Company recognizes the tax benefits on any uncertain tax positions taken or expected to be taken in the Consolidated Financial Statements when it is more likely than not the position will be realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The tax benefits recognized in the Consolidated Financial Statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes estimated interest and penalties related to uncertain tax positions as a part of the provision for income taxes.

Revenue Recognition—The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The Company derives its revenue from the sale of consumer products. The Company sells its products directly to consumers through online retail channels and through wholesale channels.

For direct-to-consumer sales, the Company considers customer order confirmations to be a contract with the customer. Customer confirmations are executed at the time an order is placed through third-party online channels. For wholesale sales, the Company considers the customer purchase order to be the contract.

For all of the Company’s sales and distribution channels, revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment date. As a result, the Company has a present and unconditional right to payment and record the amount due from the customer in accounts receivable.

Revenue from consumer product sales is recorded at the net sales price (transaction price), which includes an estimate of future returns based on historical return rates. There is judgment in utilizing historical trends for estimating future returns. The Company’s refund liability for sales returns was $0.2 million and $0.3 million at December 31, 2025 and 2024, which is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets and represents the expected value of the refund that will be due to its customers.

The Company evaluated principal versus agent considerations to determine whether it is appropriate to record platform fees paid to Amazon as an expense or as a reduction of revenue. Platform fees are recorded as sales and distribution expenses and are not recorded as a reduction of revenue because the Company owns and controls all the goods before they are transferred to the customer. The Company can, at any time, direct Amazon, or similarly, direct other third-party logistics providers (“Logistics Providers”), to return the Company’s inventory to any location specified by the Company. It is the Company’s responsibility to make customers whole following any returns made by customers directly to Logistic Providers and the Company retains the back-end inventory risk. Further, the Company is subject to credit risk (i.e., credit card charge backs), establishes prices of its products, can determine who fulfills the goods to the customer (Amazon or the Company) and can limit quantities or stop selling the goods at any time. Based on these considerations, the Company is the principal in this arrangement.

Performance Obligations. A performance obligation is a promise in a contract to transfer a distinct good to the customer and is the unit of account in ASC Topic 606. A contract’s transaction price is recognized as revenue when the performance obligation is satisfied. Each of the Company’s contracts have a single distinct performance obligation, which is the promise to transfer individual goods.

For consumer product sales, the Company has elected to treat shipping and handling as fulfillment activities, and not a separate performance obligation. Accordingly, the Company recognizes revenue for its single performance obligation related to product sales at the time control of the merchandise passes to the customer, which is generally at the time of shipment. The Company bills customers for charges for shipping and handling on certain sales and such charges are recorded as part of net revenue. Shipping and handling revenue for each of the years-ended December 31, 2025 and 2024 were de minimis.

For each contract, the Company considers the promise to transfer products to be the only identified performance obligation. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled.

Sales taxes—Consistent with prior periods, sales taxes collected from customers are presented on a net basis and as such are excluded from net revenue.

Net Revenue by Category: The following tables set forth the Company’s net revenue disaggregated by sales channel and geographic region based on the billing addresses of its customers:

	December 31, 2025
	(in thousands)
	Direct	Wholesale/Other	Total
North America	$60,452	$3,211	$63,663
Other	5,312	—	5,312
Total net revenue	$65,764	$3,211	$68,975

	December 31, 2024
	(in thousands)
	Direct	Wholesale/Other	Total
North America	$91,815	$1,704	$93,519
Other	5,526	—	5,526
Total net revenue	$97,341	$1,704	$99,045

Net Revenue by Product Categories: The following table sets forth the Company’s net revenue disaggregated by product categories:

	December 31,	December 31,
	2025	2024
	(in thousands)
Heating, cooling and air quality	$13,945	$26,398
Kitchen appliances	8,468	9,565
Health and beauty	10,620	13,467
Cookware, kitchen tools and gadgets	2,620	5,924
Home office	6,265	8,017
Housewares	14,904	22,521
Essential oils and related accessories	12,139	12,719
Other	14	434
Total net revenue	$68,975	$99,045

Fair Value of Financial Instruments—The Company’s financial instruments, including net accounts receivable, accounts payable, and accrued and other current liabilities are carried at historical cost. As of December 31, 2025 and 2024, the carrying amounts of these instruments approximated their fair values because of their short-term nature. The Company’s credit facility is carried at amortized cost at December 31, 2025 and 2024 and the carrying amount approximates fair value as the stated interest rate approximates market rates currently available to the Company.

The fair value of the stock purchase warrants issued in connection with the Company’s common stock offering on March 1, 2022 were measured using the Black-Scholes model. Inputs used to determine the estimated fair value of the warrant liabilities include the fair value of the underlying stock at the valuation date, the term of the warrants, and the expected volatility of the underlying stock. The significant unobservable input used in the fair value measurement of the warrant liabilities is the estimated term of the warrants. Upon the issuance of the stock purchase warrants, the Company evaluated the terms of each warrant to determine the appropriate accounting and classification pursuant to FASB ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), and FASB Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). Based on the Company’s evaluation and due to certain terms in the warrant agreements, it concluded the stock purchase warrants should be classified as liability with subsequent remeasurement as long as such warrants continue to be classified as liabilities.

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

Intangibles—We review long-lived assets for impairment when performance expectations, events, or changes in circumstances indicate that the asset's carrying value may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows by comparing the carrying value of the asset group to the undiscounted cash flows. If the evaluation indicates that the carrying amount of the assets may not be recoverable, any potential impairment is measured based upon the fair value of the related asset or asset group as determined by an appropriate market appraisal or other valuation technique.

In December 2025, the Company announced that its Board of Directors had initiated a process to explore strategic alternatives to maximize shareholder value. This announcement constituted a triggering event under ASC 350, Intangibles—Goodwill and Other, requiring the Company to perform an interim impairment assessment of its definite-lived brand intangible assets. The Company estimated the fair value of its definite-lived brand assets using market-based inputs, including indicative valuations from market participants obtained during the strategic alternative process. Based on this assessment, the Company determined that the carrying value of certain brand intangible assets exceeded their estimated fair value.

Accordingly, the Company recorded a non-cash impairment charge of approximately $3.8 million during the fourth quarter of 2025. The impairment charge is included within impairment loss on intangibles on the Consolidated Statement of Operations. As of December 31, 2025, the remaining balance of intangible assets was $4.4 million.

There were no triggering events to test intangibles for impairment loss during the year ended December 31, 2024.

We will continue to closely monitor actual results versus expectations as well as whether and to what extent any significant changes in current events or conditions result in corresponding changes to our expectations about future estimated cash flows. If our adjusted expectations of the operating results do not materialize, we may be required to record intangible impairment charges, which may be material.

While we believe our conclusions regarding the estimates of recoverability of our asset groupings are appropriate, these estimates are subject to uncertainty and by nature include judgments and estimates regarding various factors. These factors include the rate and extent of growth in the markets that our asset groups serve, the realization of future sales price and volume increases, fluctuations in exchange rates, fluctuations in price and availability of key raw materials, fluctuations in discount rate, future operating efficiencies, and strategic alternative processes.

Inventory and Cost of Goods Sold—The Company’s inventory consists almost entirely of finished goods. The Company currently records inventory on its balance sheet on a first-in first-out basis, or net realizable value, if it is below the Company’s recorded cost. The Company’s costs include the amounts it pays manufacturers for product, tariffs and duties associated with transporting product across national borders, and freight costs associated with transporting the product from its manufacturers to its warehouses, as applicable. The valuation of our inventory requires us to make judgments, based on available information such as historical data, about the likely method of disposition, such as through sales to individual customers or liquidations, and expected recoverable values of each disposition category. Changes to the relevant assumptions and projections would impact our consolidated financial results in periods subsequent to recording these estimates. If we anticipate a change in assumptions such as future demand or market conditions to be less favorable than our previous estimates, additional inventory write-downs may be required. Conversely, if we are able to sell inventories that had been written down to a level below the ultimate realized selling price in a previous period, sales would be recorded with a lower or no offsetting charge to cost of sales.

The “Cost of goods sold” line item in the consolidated statements of operations consists of the book value of inventory sold to customers during the reporting period. When circumstances dictate that the Company use net realizable value as the basis for recording inventory, it bases its estimates on expected future selling prices less expected disposal costs.

Sales and Distribution—Sales and distribution variable expenses consist of online advertising costs, marketing and promotional costs, sales and ecommerce platform commissions, fulfillment, including shipping and handling, and warehouse costs. Sales and distribution expenses also include employee compensation and benefits and other related fixed costs. Shipping and handling expenses are included in our consolidated statements of operations in sales and distribution expenses. This includes inbound, pick and pack costs and outbound transportation costs to ship goods to customers performed by e-commerce platforms or incurred directly by us, through our own direct fulfillment platform, which leverages our technology platform and third-party logistics partners. The Company’s expense for shipping and handling was $12.1 million and $19.0 million during fiscal years 2025 and 2024, respectively. Our sales and distribution expenses, specifically our logistics expenses and online advertising, will vary quarter to quarter as they are dependent on our sales volume, our product mix and whether we fulfill products ourselves, i.e., fulfillment by merchant (“FBM”), or through e-commerce platform service providers, i.e., fulfillment by Amazon (“FBA”) or fulfilled by Walmart (“WFS”). Products with less expensive fulfillment costs as a percentage of net revenue may allow for a lower gross margin, while still maintaining their targeted profitability level. Conversely, products with higher fulfillment costs will need to achieve a higher gross margin to maintain their targeted level of profitability. We are FBM One Day and Two Day Prime certified, allowing us to deliver our sales through Amazon to most customers within one or two days. We periodically review the locations and capacity of our third-party warehouses to ensure we have the appropriate geographic reach, which helps to reduce the average last mile shipping zones to the end customer and as such our speed of delivery improves while our shipping costs to customers decrease, prior to the impacts on shipping providers’ rates. For the years-ended December 31, 2025 and 2024, the Company recognized $7.3 million and $7.4 million, respectively, for advertising costs, which consists primarily of online advertising expense.

General and Administrative—General and administrative expenses include compensation and employee benefits for executive management, finance administration, legal, technology, and human resources, facility costs, insurance, travel, professional service fees, and other general overhead costs, including the costs of being a public company.

Stock-Based Compensation—Stock-based compensation expense to employees is measured based on the grant-date fair value of the awards and recognized in the consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (the vesting period of the award). The fair value of restricted stock awards is based on the stock price on the date of the grant.

Foreign Currency—The functional currency of the Company’s foreign subsidiaries is the local currency. All assets and liabilities of foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenues and expenses are translated at the average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into U.S. dollars is reflected as a foreign currency cumulative translation and reported as a component of accumulated other comprehensive income loss. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other expense, net in the consolidated statements of operations. The Company recorded net loss from foreign currency transactions of $0.3 million for the year ended December 31, 2025 and a net gain from foreign currency transactions of $0.1 million for the year ended December 31, 2024.

Net Loss Per Share—The Company computes basic earnings per share using the weighted-average number of shares of common stock outstanding during the period. For periods in which the Company reports net losses, diluted net loss per share attributable to stockholders is the same as basic net loss per share attributable to stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Segment Information—The Company reports segment information in accordance with ASC Topic No. 280 “Segment Reporting.” The Company has one reportable segment. See Note 18, Segment Information, in the accompanying notes to our consolidated financial statements for further detail.

Warrant Liabilities—The fair values of the outstanding warrants were measured using the Black Scholes model. Inputs used to determine estimated fair value of the warrant liabilities include the fair value of the underlying stock at the valuation date, the term of the warrants, and the expected volatility of the underlying stock. The significant unobservable input used in the fair value measurement of the warrant liabilities is the estimated term of the warrants. Generally, increases (decreases) in the fair value of the underlying stock and estimated term result in a directionally similar impact to the periodic fair value measurement of the outstanding warrant liabilities, and are recorded within the Change in fair value of warrant line item on the consolidated statement of operations.

The fair value of warrant liabilities was zero and $0.1 million at December 31, 2025 and 2024, which is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Recent Accounting Pronouncements

In August 2023, the FASB finalized ASU 2023-09, Income Taxes (Topic 740). This ASU provides for certain updates to enhance the transparency about companies’ exposure to changes in tax legislation and the global tax risk they may face. Under the guidance, companies will be required to provide a breakout of amounts paid for taxes between federal, state, and foreign taxing jurisdictions, rather than a lump sum amount. Further, the rate reconciliation will require disaggregation into eight specific categories, with these categories further disaggregated by jurisdiction and for amounts exceeding 5 percent of their domestic tax rate. The rate reconciliation will need to also disclose both dollar amounts and percentages. This standard is effective for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-09 during the year ended December 31, 2025. See Note 13, Income Taxes in the accompanying notes to the consolidated financial statements for further detail.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

On July 30, 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for all entities and an accounting policy election for all entities, other than public business entities, that elect the practical expedient related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606. The amendments will be effective for annual reporting periods beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2025-05.

On December 8, 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which updates the current guidance by improving navigability of the required interim disclosures, clarifying when that guidance is applicable and adding a principle that requires entities to disclose events since the last annual reporting period that have a material impact on the entity. The amendments will be effective for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2025-11.

We have reviewed all other recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a significant impact to the consolidated financial statements.

3.	INVENTORY

Inventory consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Inventory on-hand	$12,760	$12,484
Inventory in-transit	1,016	1,265
Inventory	$13,776	$13,749

The Company’s inventory on-hand is held either with Amazon or the Company’s other third-party warehouses. The Company does not have any contractual right of returns with its contract manufacturers. The Company’s inventory on-hand held by Amazon was approximately $4.5 million and $3.5 million as of December 31, 2025 and December 31, 2024, respectively.

4.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Trade accounts receivable	$2,460	$3,929
Allowance for credit losses	—	(147)
Accounts receivable, net	$2,460	$3,782

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Computer equipment and software	$482	$455
Furniture, fixtures and equipment	60	24
Building	841	783
Subtotal	1,383	1,262
Less: accumulated depreciation and amortization	(654)	(577)
Property and equipment–net	$729	$685

Depreciation expense for property and equipment totaled $0.1 million during the years-ended December 31, 2025 and 2024, respectively.

6.	FAIR VALUE MEASUREMENTS

The following tables summarize the fair value of the Company’s financial assets that are measured at fair value as of December 31, 2025 and December 31, 2024 (in thousands):

December 31, 2025
Fair Value Measurement Category
	Level 1	Level 2	Level 3
Liabilities:
Fair value of warrant liabilities	—	—	—

	December 31, 2024
	Fair Value Measurement Category
	Level 1	Level 2	Level 3
Liabilities:
Fair value of warrant liabilities	—	—	109

The following table summarizes the Company's warrant activity during the year ended December 31, 2025 (in thousands):

December 31, 2025
Warrants liabilities as of January 1, 2025	$109
Change in fair value of warrants	(109)
Warrants liabilities as of December 31, 2025	$—

The fair value of the stock purchase warrants issued in connection with the Company’s common stock offering on March 1, 2022 were measured using the Black-Scholes model. Inputs used to determine the estimated fair value of the warrant liabilities include the fair value of the underlying stock at the valuation date, the term of the warrants, and the expected volatility of the underlying stock. The significant unobservable input used in the fair value measurement of the warrant liabilities is the estimated term of the warrants. Upon the issuance of the stock purchase warrants, the Company evaluated the terms of each warrant to determine the appropriate accounting and classification pursuant to FASB ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), and FASB Accounting Standards Codification Topic 815, Derivatives and Hedging (“ASC 815”). Based on the Company’s evaluation and due to certain terms in the warrant agreements, it concluded the stock purchase warrants should be classified as liability with subsequent remeasurement as long as such warrants continue to be classified as liabilities.

Prepaid and other current assets consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Prepaid inventory	$461	$904
Restricted cash	1,015	1,015
Prepaid insurance	916	528
Prepaid freight forwarder	35	145
Other	555	598
Prepaid and Other Current Assets	$2,982	$3,190

8.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Accrued compensation costs	$55	$2,500
Accrued restructuring costs	532	-
Accrued accounting fees and consultants	310	235
Accrued logistics costs	89	98
Product related accruals	98	312
Sales tax payable	863	989
Sales return reserve	188	290
Accrued fulfillment expense	476	499
Accrued insurance premium financing	695	305
Federal payroll taxes payable	453	1,063
Accrued interest payable	44	81
Accrued legal fees	1,125	447
Accrued marketing fees	197	358
Warrant liabilities	—	109
All other accruals	1,257	1,518
Accrued and current liabilities	$6,382	$8,804

The Company sponsors, through its professional employer organization provider, a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) plan are discretionary. Currently, the Company does not match or make any contributions to the 401(k) plan.

9.	CREDIT FACILITY AND WARRANTS

Midcap Credit Facility

On December 22, 2021, the Company entered into a Credit and Security Agreement (the “Credit Agreement”) together with certain of its subsidiaries party thereto as borrowers, the entities party thereto as lenders, and Midcap Funding IV Trust, as administrative agent, pursuant to which, among other things, (i) the Lenders agreed to provide a three year revolving credit facility in a principal amount of up to $40.0 million subject to a borrowing base consisting of, among other things, inventory and sales receivables (subject to certain reserves), and (ii) the Company agreed to issue to MidCap Funding XXVII Trust a warrant (the “Midcap Warrant”) to purchase up to an aggregate of 16,667 shares of common stock of the Company, par value $0.0001 per share, in exchange for the Lenders extending loans and other extensions of credit to the Company under the Credit Agreement. The obligations under the Credit Agreement are a senior secured obligation of the Company and rank senior to all indebtedness of the Company. Borrowings under the Credit Agreement bear interest at a rate of Term Secured Overnight Financing Rate ("Term SOFR"), which is defined as SOFR plus 0.10%, plus 5.50%. The Company will also be required to pay a commitment fee of 0.50% in respect of the undrawn portion of the commitments, which is generally based on average daily usage of the facility during the immediately preceding fiscal quarter. The Credit Agreement does not require any amortization payments.

The Midcap Warrant has an exercise price of $56.40 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, is immediately exercisable, has a term of ten years from the date of issuance and is exercisable on a cash or cashless basis.

On February 23, 2024, the Company amended its asset backed credit facility with MidCap Financial Trust. The Credit Facility term was extended to December 2026 and gives the Company access to $17 million in current commitments which can be increased, subject to certain conditions, to $30.0 million. The Credit Facility extension reduced the minimum liquidity financial covenant from a peak of $15.0 million to $6.8 million of U.S. cash on hand and/or availability in the Credit Facility. The extension fee was less than $0.1 million.

On March 25, 2025 (the “Third Amendment Effective Date”) the Company entered into Amendment No. 3 (the “3rd Amendment”) to the Credit Agreement. Material changes contained in the 3rd Amendment include, among other things, adding repurchase of the Company’s common stock of up to $1.5 million per year, consisting of up to $1.5 million in repurchases allowed during the period from March 25, 2025 through December 22, 2025, and up to an additional $1.5 million allowed during the period from December 23, 2025 through the maturity date, subject to certain liquidity and compliance conditions.

On August 29, 2025 (the “Fourth Amendment Effective Date”) the Company entered into Amendment No. 4 to the Credit Agreement. Material changes contained in Amendment No. 4 include a reduction to the Minimum Credit Party Liquidity covenant to $5.0 million, upon the Company’s delivery of a Liquidity Certificate evidencing liquidity of at least $6.8 million, the Minimum Liquidity Covenant Reduction Period will terminate and the covenant will increase to $6.8 million thereafter, and an Availability Reserve of $2.8 million during the Minimum Liquidity Covenant Reduction Period and $1.0 million thereafter.

On March 13, 2026, the Company and its subsidiaries entered into Amendment No. 5 to its Credit and Security Agreement with MidCap Funding IV Trust. Under the terms of the amendment, the Company’s minimum liquidity covenant was reduced from $5.0 million to $3.5 million during the Minimum Liquidity Covenant Reduction Period. This reduction period commenced on the Fifth Amendment Effective Date and is subject to extension at the Company's option on a weekly basis through May 9, 2026, provided it remains in compliance with certain fee payment obligations.

The Company is in compliance with the financial covenants contained within the Credit Agreement as of December 31, 2025. As of May 2, 2025, the Company had temporarily suspended its share repurchase program.

The Company’s credit facility consisted of the following as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
MidCap Credit Facility	$4,449	$7,252
Less: deferred debt issuance costs	(134)	(192)
Less: discount associated with issuance of warrants	(56)	(112)
Total MidCap Credit Facility	$4,259	$6,948

Interest Expense, Net

Interest expense, net consisted of the following for the years-ended December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Interest expense	$957	$1,218
Interest income	(106)	(269)
Total interest expense, net	$851	$949

Securities Purchase Agreement and Warrants

In March 2022, the Company raised approximately $27.5 million through a private placement involving common stock and accompanying stock purchase warrants. The 590,637 common stock warrants issued in the transaction were classified as liabilities with subsequent remeasurement each quarter. As of December 31, 2025, these warrants remain outstanding and have no associated liability recorded on the Company’s Consolidated Balance Sheet due to the decline in the Company’s share price.

10.	STOCKHOLDERS’ EQUITY

Common Shares—The Company has one class of common shares issued and available. Each share of common stock has the right to one vote per share.

11.	STOCK-BASED COMPENSATION

The Company has three equity plans:

2014 Amended and Restated Equity Incentive Plan

The board of directors of Aterian Group, Inc., a subsidiary of the Company (“AGI”), adopted, and AGI’s stockholders approved, the Aterian Group, Inc. 2014 Equity Incentive Plan on June 11, 2014. On March 1, 2017, AGI’s board of directors adopted, and AGI’s stockholders approved, an amendment and restatement of the 2014 Equity Incentive Plan (as amended, the “Aterian 2014 Plan”). As of December 31, 2025, there were no shares reserved for future issuance under the Aterian 2014 Plan.

2018 Equity Incentive Plan

The Company’s board of directors (the “Board”) adopted the Aterian, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) on October 11, 2018. The 2018 Plan was approved by its stockholders on May 24, 2019. As of December 31, 2025, 828,316 shares were reserved for awards available for future issuance under the 2018 Plan.

Options granted to date under the Aterian 2014 Plan and the 2018 Plan generally vest either: (i) over a four-year period with 25% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 75% of the shares vesting on a pro-rata basis over the succeeding thirty-six months, subject to continued service with the Company through each vesting date, or (ii) over a three-year period with 33 1/3% of the shares underlying the options vesting on the first anniversary of the vesting commencement date with the remaining 66 2/3% of the shares vesting on a pro-rata basis over the succeeding twenty-four months, subject to continued service with the Company through each vesting date. Options granted are generally exercisable for up to 10 years subject to continued service with the Company.

Inducement Equity Incentive Plan

On May 27, 2022, the Compensation Committee of the Board (the “Compensation Committee”) adopted the Aterian, Inc. 2022 Inducement Equity Incentive Plan (the “Inducement Plan”). The Inducement Plan will serve to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company.

The Inducement Plan provides for the grant of equity-based awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares solely to prospective employees of the Company or an affiliate of the Company provided that certain criteria are met. Awards under the Inducement Plan may only be granted to an individual, as a material inducement to such individual to enter into employment with the Company or an affiliate of the Company, who (i) has not previously been an employee or director of the Company or (ii) is rehired following a bona fide period of non-employment with the Company. The maximum number of shares available for grant under the Inducement Plan is 225,000 shares of the Company’s common stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions). The Inducement Plan is administered by the Compensation Committee and expires ten years from the date of effectiveness. As of December 31, 2025, 193,476 shares were reserved for future issuance under the Inducement Plan.

The Inducement Plan has not been and will not be approved by the Company’s stockholders. Awards under the Inducement Plan will be made pursuant to the exemption from Nasdaq stockholder approval requirements for equity compensation provided by Nasdaq Listing Rule 5635(c)(4), which permits Nasdaq listed companies to make inducement equity awards to new employees without first obtaining stockholder approval of the award.

Reverse Stock Split

On March 20, 2024, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of Delaware (the “Certificate of Amendment”) to effect a 1-for-12 reverse stock split (the “Reverse Stock Split”) of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Certificate of Amendment did not decrease the number of authorized shares of Common Stock or change the par value thereof. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares that would otherwise have resulted from the Reverse Stock Split were rounded up to the nearest whole number. The Reverse Stock Split impacted all holders of the Common Stock proportionally and did not impact any stockholder’s percentage ownership of Common Stock (except to the extent the Reverse Stock Split results in any stockholder owning fractional shares).

The reverse stock split is deemed an equity restructuring pursuant to ASC 718, Compensation - Stock Compensation. The Company's equity plans incorporate anti-dilutive provisions for existing equity awards, including restricted stock and stock options, to maintain the value of all awards post-reverse stock split. Consequently, there were no changes in the fair value of the awards attributable to the reverse stock split, and no impact on stock-based compensation for the year ended December 31, 2025 and 2024.

The following is a summary of stock options activity during the year ended December 31, 2025:

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Balance—January 1, 2025	13,051	$109.62	4.00
Options granted	—	$—	—
Options exercised	—	$—	—
Options canceled	—	$—	—
Balance—December 31, 2025	13,051	$109.62	2.55
Exercisable as of December 31, 2025	13,051	$109.62	2.55
Vested and expected to vest as of December 31, 2025	13,051	$109.62	2.55

As of December 31, 2025, all options have been fully expensed.

A summary of restricted stock activity within the Company’s equity plans and changes for the year ended December 31, 2025, is as follows:

Restricted Stock Awards	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2025	1,310,989	$3.43
Granted	1,618,653	$1.43
Vested	(1,249,194)	$2.80
Forfeited	(342,348)	$2.63
Nonvested at December 31, 2025	1,338,100	$1.80

As of December 31, 2025, the total unrecognized compensation expense related to unvested shares of restricted common stock was $1.8 million, which the Company expects to recognize over an estimated weighted-average period of 1.51 years.

Stock-based compensation expense is allocated based on the cost center to which the award holder belongs. The following table summarizes the total stock-based compensation expense by function, including expense related to consultants for years-ended December 31, 2025 and 2024.

	December 31,	December 31,
	2025	2024
	(in thousands)
Sales and distribution expenses	$427	$1,783
General and administrative expenses	1,753	5,727
Total stock-based compensation expense	$2,180	$7,510

12.	COMMITMENT AND CONTINGENCIES

Inventory Purchases—As of December 31, 2025 and 2024, the Company had $2.9 million and $9.2 million, respectively, of inventory purchase orders placed with vendors waiting to be fulfilled.

Sales or Other Similar Taxes—Based on the location of the Company’s current operations, the majority of sales tax is collected and remitted either by the Company or on its behalf by e-commerce marketplaces in most states within the U.S. To date, the Company has had no actual or threatened sales and use tax claims from any state where it does not already claim nexus or any state where it sold products prior to claiming nexus. However, the Company believes that the likelihood of incurring a liability as a result of sales tax nexus being asserted by certain states where it sold products prior to claiming nexus is probable. As of December 31, 2025 and 2024, the Company estimates that the potential liability, including current sales tax payable is approximately $0.9 million and $1.0 million, which has been recorded in accrued and other current liabilities on the Consolidated Balance Sheets. The Company believes this is the best estimate of an amount due to taxing agencies, given that such a potential loss is an unasserted liability that would be contested and subject to negotiation between the Company and the state, or decided by a court.

Product Remediation Costs—During the year ended December 31, 2025, the Company accrued approximately $0.4 million for estimated costs associated with addressing a product performance matter involving certain houseware appliances that the Company ceased selling during the year ended December 31, 2024. These costs are included in cost of goods sold on the Consolidated Statement of Operations.

In February 2026, we announced a voluntary recall in coordination with the CPSC for approximately 195,000 units of our PurSteam Mighty Lil Steamers and Elite Travel Steamers due to reports of hot water expelling from the nozzle. We have incurred, and expect to continue to incur, costs related to this recall, including refund payments and legal expenses. As a result of this recall, a putative class action complaint, Sarah Brannon v. Aterian, Inc., was filed against us on March 6, 2026, in the U.S. District Court for the District of New Jersey. The complaint alleges various violations, including breach of implied warranty, unjust enrichment, and violations of the New Jersey Products Liability Act. While the Company ceased selling these steamers in 2024, the defense of this existing litigation, and the potential for additional product liability or class action lawsuits, could result in significant legal expenses, settlements, or judgments.

Leases—The Company’s minimum lease liabilities are not material to the Company's consolidated financial statements as of December 31, 2025 and 2024.

13.	INCOME TAXES

Loss before provision for income taxes consisted of the following for the periods indicated (in thousands):

	December 31,	December 31,
	2025	2024
Domestic	$(18,389)	$(11,896)
International	(554)	(13)
Total	$(18,943)	$(11,909)

The components of the Company’s income tax provision were as follows for the periods indicated (in thousands):

	December 31,	December 31,
	2025	2024
Current:
Federal	$—	$—
State	41	37
Foreign	—	(79)
Total current income tax expense	41	(42)

Deferred:
Federal	—	—
State	—	—
Foreign	—	(5)
Total deferred income tax benefit	—	(5)
Total income tax benefit	$41	$(47)

For the year ended December 31, 2025, we adopted ASU 2023-09 prospectively. A reconciliation of the U.S. federal statutory income tax rate to our effective tax rate pursuant to the disclosure requirements of ASU 2023-09 for the year ended December 31, 2025 is as follows (in thousands):

	December 31, 2025
	$	%
U.S. federal statutory tax rate	$(3,978)	21.0%
State and local income taxes, net of federal income tax effects(1)	38	(0.2)%
Foreign tax effects:
UK	113	(0.6)%
Canada	—	—%
Ireland	—	—%
China	4	—%
Effect of changes in tax laws or rates	—	—%
Effect of cross-border tax laws	—	—%
Tax credits	—	—%
Changes in valuation allowances	2,932	(15.5)%
Nontaxable or nondeductible items:
Stock based compensation	405	(2.1)%
Other	32	(0.2)%
Change in unrecognized tax benefits	—	—%
Other adjustments:
Deferred true up - intangibles	596	(3.1)%
Other	(101)	0.5%
Total income tax benefit	$41	(0.2)%

(1)	The majority of the Company’s state and local income tax expense is attributable to operations in California, New York, New York City and Texas, which collectively represent more than 50% of the total state and local income tax rate reconciliation category. The Company files income tax returns in multiple state jurisdictions; however, its primary state tax exposure is concentrated in these jurisdictions due to the location of its operations and apportionment factors.

The reconciliation of taxes at the federal statutory rate to our provision for (benefit from) income taxes for the year ended December 31, 2024 in accordance with the guidance prior to the adoption of ASU 2023-09 was as follows:

December 31, 2024
Income tax benefit at statutory rates	$(2,501)
Warrant liabilities	(177)
Stock compensation	883
Other permanent differences	—
Foreign rate differential	(1)
State income taxes, net of federal tax benefit	(311)
Other	404
Prior year true-up adjustments	(2,194)
Valuation allowance	3,850
Total income tax benefit	$(47)

The Company’s effective tax rate was (0.2)% and 0.4% for the years ended December 31, 2025 and December 31, 2024, respectively. The effective tax rate for 2025 was principally due to tax benefits incurred related to the operations of the Company's UK business, non-deductible executive stock compensation expense, and the change in the fair value of the warrant liabilities. The effective tax rate for 2024 was principally due to tax benefits incurred related to the operations of the Company's UK business, the change in fair value of the warrant liabilities, and true-up adjustments recorded in connection with the Company’s filed tax returns, primarily offset by the impact of non-deductible executive stock compensation expense and changes in the valuation allowance.

The Company’s deferred tax assets and liabilities as of the dates indicated were as follows (in thousands):

	December 31, 2025	December 31, 2024
Deferred tax assets:
Allowance for credit losses	$—	$35
Inventory Reserve	455	325
Other Accruals	—	320
Accrued Bonus	—	618
Net operating loss carryforwards	65,734	58,459
Stock options	554	567
Interest expense limitation	11,548	11,058
Intangibles (definite life)	9,781	8,909
Intangibles (indefinite life)	16,882	19,669
Other	1,694	2,211
Total deferred tax assets before valuation allowance	106,648	102,171
Valuation allowance	(106,221)	(101,890)
Net deferred tax assets	427	281
Deferred tax liabilities:
Prepaid expenses	(419)	(281)
Depreciation	(5)	—
Other	(3)	—
Net deferred tax liabilities	(427)	(281)
Deferred tax liability, net	$—	$—

For the year ended December 31, 2025, we adopted ASU 2023-09 prospectively. The amount of cash income taxes paid by the Company were as follows (in thousands):

December 31, 2025
Federal	$—
State and local:
New Jersey	5
Texas	40
Other	5
Foreign:
United Kingdom	—
Canada	—
Ireland	—
China	—
Income taxes paid, net	$50

For the year ended December 31, 2024, cash income taxes paid by the company were $0.2 million.

The Company has temporary differences due to differences in recognition of revenue and expenses for tax and financial reporting purposes, principally related to net operating losses, inventory, depreciation, and other expenses that are not currently deductible or realizable. As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $269.3 million, $31 million of which, if not utilized, begin to expire in 2034 and approximately $237.9 million can be carried forward indefinitely but are limited to 80% of Federal taxable income. The Company also had state and local net operating losses of $200.8 million that expire between 2026 and 2036, depending on the state, if not used. As of December 31, 2024, the Company had federal net operating loss carryforwards of approximately $241.7 million, $31.1 million of which, if not utilized, begin to expire in 2034 and approximately $210.6 million can be carried forward indefinitely but are limited to 80% of Federal taxable income. The Company also had state and local net operating losses of $150.3 million that expire between 2035 and 2044, depending on the state, if not used. The Company’s ability to utilize its NOL carryforwards may be limited pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if the Company has had a change in ownership of more than 50% of its capital stock over a three-year period pursuant to Section 382 of the Code. These complex changes of ownership rules generally focus on ownership changes involving stockholders owning directly or indirectly 5% or more of a company’s stock, including certain public “groups” of stockholders as set forth by Section 382 of the Code, including those arising from new stock issuances and other equity transactions.

In response to COVID-19, various governments worldwide have enacted, or are in the process of enacting, measures to provide relief to businesses negatively affected by the pandemic. On March 27, 2021, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was signed into law in the U.S. The CARES Act provides relief to U.S. corporations through financial assistance programs and modifications to certain payroll and income tax provisions. In connection with the CARES Act and other financial relief measures worldwide, the Company received $1.3 million of payroll related credits, of which $0.6 million has been utilized during the year ended December 31, 2025, with the remaining credits to be utilized over the next two years. The payroll related credits are recorded in accrued and other current liabilities within the consolidated balance sheets.

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due primarily to the Company’s history of net operating losses, the Company believes it is more likely than not its federal, state and foreign deferred tax assets will not more likely than not be realized as of December 31, 2025. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance for the year ended December 31, 2025 increased by $4.3 million.

The Company’s major taxing jurisdictions are New Jersey, New York, New York City, Florida, Texas, Pennsylvania, Tennessee, Virginia, California, and the United Kingdom. The Company files a U.S. Consolidated income tax return as well as tax returns in certain foreign jurisdictions. The Company is subject to examination in these jurisdictions for all years since inception. Fiscal years outside the normal statute of limitations remain open to audit due to tax attributes generated in the early years which have been carried forward and may be audited in subsequent years when utilized. The Company is currently under examination by the Internal Revenue Service for its 2023 federal income tax return. The Company may be subject to audits covering a variety of tax matters by taxing authorities in any taxing jurisdiction where the Company conducts business. While the Company believes that the tax returns filed, and tax positions taken are supportable and accurate, some tax authorities may not agree with the positions taken. This can give rise to tax uncertainties which, upon audit, may not be resolved in the Company’s favor. As of December 31, 2025 and 2024, the Company has not recorded any tax contingency accruals for uncertain tax positions.

The Company had no unrecognized tax benefits as of December 31, 2025 and 2024.

14.	RELATED PARTY TRANSACTIONS

None.

15.	NET LOSS PER SHARE

Basic net loss per share is determined by dividing net loss by the weighted-average shares of common stock outstanding during the period. Diluted net loss per share is determined by dividing net loss by diluted weighted-average shares outstanding. Diluted weighted-average shares reflect the dilutive effect, if any, of potentially dilutive shares of common stock, such as options to purchase common stock calculated using the treasury stock method and convertible notes using the “if-converted” method. In periods with reported net operating losses, all options to purchase common stock are deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The Company’s shares of restricted common stock are entitled to receive dividends and hold voting rights applicable to the Company’s common stock, irrespective of any vesting requirement. Accordingly, although the vesting commences upon the elimination of the contingency, the shares of restricted common stock are considered a participating security and the Company is required to apply the two-class method to consider the impact of the shares of restricted common stock on the calculation of basic and diluted earnings per share. The Company is currently in a net loss position and is therefore not required to present the two-class method; however, in the event the Company is in a net income position, the two-class method must be applied by allocating all earnings during the period to shares of common stock and shares of restricted common stock.

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	December 31,	December 31,
	2025	2024
Net loss	$(18,984)	$(11,862)
Weighted-average number of shares used in computing net loss per share, basic and diluted	7,932,889	7,069,404
Net loss per share, basic and diluted	$(2.39)	$(1.68)

Anti-dilutive shares excluded from computation of net loss per share (in shares)	2,245,766	2,007,676

16.	INTANGIBLES

The following tables summarize the changes in the Company’s intangible assets as of December 31, 2025 and December 31, 2024 (in thousands):

	January 1, 2025	Year Ended December 31, 2025		December 31, 2025	December 31, 2025
	Gross Carrying Amount	Additions	Impairments(2)	Accumulated Amortization	Net Book Value
Trademarks(1)	$21,285	$—	$(2,401)	$(16,148)	$2,736
Non-competition agreement	11	—	—	(11)	—
Transition services agreement	12	—	—	(12)	—
Customer relationships(1)	5,700	—	(1,421)	(2,660)	1,619
Software	38	—	—	(22)	16
Other	700	—	—	(700)	—
Total intangibles(1)	$27,746	$—	$(3,822)	$(19,553)	$4,371

(1)	As of December 31, 2025, the weighted-average remaining amortization period for Trademarks and Customer Relationships was 5.25 years and 5.33 years, respectively. The weighted-average remaining amortization period for total intangibles was 5.28 years.
(2)	In December 2025, the Company announced that its Board of Directors had initiated a process to explore strategic alternatives to maximize shareholder value. This announcement constituted a triggering event under ASC 350, Intangibles—Goodwill and Other, requiring the Company to perform an interim impairment assessment of its definite-lived brand intangible assets. The Company estimated the fair value of its definite-lived brand assets using market-based inputs, including indicative valuations from market participants obtained during the strategic alternative process. Based on this assessment, the Company determined that the carrying value of certain brand intangible assets exceeded their estimated fair value. Accordingly, the Company recorded a non-cash impairment charge of approximately $3.8 million during the fourth quarter of 2025. The impairment charge is included within impairment loss on intangibles on the Consolidated Statement of Operations.

	January 1, 2024	Year-Ended December 31, 2024		December 31, 2024	December 31, 2024
	Gross Carrying Amount	Additions	Impairments	Accumulated Amortization	Net Book Value
Trademarks	$21,285	—	$—	$(15,166)	$6,119
Non-competition agreement	11	—	—	(11)	—
Transition services agreement	12	—	—	(12)	—
Customer relationships	5,700	—	—	(2,090)	3,610
Software	—	38	—	(10)	28
Other	700	—	—	(700)	—
Total intangibles	$27,708	$38	$—	$(17,989)	$9,757

The Company’s intangible assets are amortized on a straight-line basis over their estimated useful lives, which are 5 to 15 years for trademarks, 3 to 5 years for non-competition agreements, the term of the contract for transition services agreements, 5 to 15 years for customer relationships, and 3 to 5 years for software.

The Company recognized $1.6 million in intangibles amortization expense during the year ended December 31, 2025 and December 31, 2024.

The following table sets forth the estimated aggregate amortization of our in-place intangible assets and favorable intangible assets for the next five years and thereafter (amounts in thousands):

2026	$839
2027	829
2028	826
2029	826
2030	814
Thereafter	237
Total	$4,371

17.	RESTRUCTURING

On May 14, 2025, the Company announced a fixed cost reduction plan, which included a workforce reduction affecting approximately 20 employees. The Company has substantially completed this reduction as of the year ended December 31, 2025. In connection with this plan, the Company recognized restructuring charges of approximately $1.9 million, of which $1.1 million is recorded in Sales and Distribution expenses and $0.8 million is recorded in General and Administrative expenses, primarily related to severance, during the year ended December 31, 2025. Severance payments are expected to be made through the second quarter of 2026.

On February 8, 2024, the Company committed to a fixed cost-cutting plan, including a reduction in workforce which resulted in the termination of approximately 17 employees and 26 contractors globally. The Company incurred $0.6 million of restructuring charges during the year ended December 31, 2024. The accounting for the restructuring costs follows the provisions of ASC 420, "Accounting for Costs Associated with Exit or Disposal Activities," which requires the recognition of a liability once the restructuring plan is communicated to affected employees and meets the criteria of being probable and reasonably estimable. The Company recognizes a liability for employee severance, other benefits, and involuntary terminations on the communication date.

The following table provides a summary of the restructuring costs incurred:

	December 31,	December 31,
	2025	2024
	(in thousands)	(in thousands)
Employee severance	$1,906	$674
Other restructuring costs(1)	—	(109)
Total restructuring costs	$1,906	$565

(1) Includes reversal of costs associated with a contract settlement during the year ended December 31, 2024.

The following table provides a summary of the Company's total restructuring reserve:

Employee Severance
Balance – December 31, 2024	$—
Charges	1,906
Usage-cash	(1,373)
Usage-noncash	(1)
Balance – December 31, 2025	$532

As of December 31, 2025, the Company had a liability of $0.5 million for restructuring costs, which was included in accrued and other current liabilities on the Consolidated Balance Sheet.

As of December 31, 2024, the Company did not have any liability for restructuring costs.

18.	Segment Information

Aterian, Inc. is a consumer products company that predominantly operates through online retail channels such as Amazon, Walmart, and Target and its own direct to consumer websites. The Company operates its owned brands, which were either incubated or purchased, selling products in multiple categories, including home and kitchen appliances, kitchenware, air quality appliances, health and beauty products and essential oils.

The Company has determined that it has one operating segment. The Company's chief operating decision maker ("CODM") is its chief executive officer, who reviews financial information presented on a consolidated basis. The CODM uses consolidated operating margin and net income (loss) to assess financial performance and allocate resources. These financial metrics are used by the CODM to make key operating decisions, such as the determination of the rate at which the Company seeks to grow operating margin and the allocation of budget between cost of goods sold, variable sales costs, and other vendor and payroll expenses.

	December 31,	December 31,
	2025	2024
Net revenue	$68,975	$99,045
Less:
Cost of goods sold	29,825	37,550
Variable sales costs (1)	32,392	44,553
Other vendor and payroll expenses	17,110	19,566
Depreciation and amortization	1,619	1,689
Impairment loss on intangibles	3,822	—
Stock-based compensation expense	2,180	7,510
Other segment items(2)	1,011	39
Net loss	$(18,984)	$(11,862)

(1)	Variable sales costs primarily include e-commerce platform commissions, online advertising, and selling and logistics expenses.
(2)	Other segment items primarily include income taxes, interest expense, other (income) expense, and the change in fair value of warrant liabilities.

The CODM does not use total assets as a financial metric when making key operating decisions.

19.	SUBSEQUENT EVENTS

Restructuring

In January 2026, the Company implemented a fixed cost reduction plan that included a workforce reduction affecting approximately 16 employees and independent contractors. The Company expects to substantially complete this reduction by the end of the first quarter of 2026. The Company expects to recognize restructuring charges in connection with the plan, primarily related to severance, of $0.3 million. The Company expects the charges will be recognized and paid in the first quarter of 2026.

Tariffs

On February 20, 2026, the U.S. Supreme Court ruled in Learning Resources Inc. v. Trump that the International Emergency Economic Powers Act (IEEPA) does not authorize the President to impose tariffs. This ruling effectively invalidated several tariff regimes in effect during 2025 under which the Company paid significant duties. While this decision may entitle the Company to refunds for previously paid IEEPA tariffs, the timing and process for such refunds remain uncertain, and no asset has been recognized as of December 31, 2025.

Furthermore, on February 24, 2026, the U.S. government implemented a new 10% baseline global tariff under Section 122 of the Trade Act of 1974 for a period of 150 days, unless extended by Congress. The Company is currently evaluating the impact of these new tariffs on its 2026 cost of goods sold and overall financial condition.

Product Recall

In February 2026, the Company announced a voluntary recall in coordination with the CPSC for approximately 195,000 units of our PurSteam Mighty Lil Steamers and Elite Travel Steamers due to reports of hot water expelling from the nozzle, which has resulted in reported burn injuries.

In March 2026, a purported class action complaint was filed against the Company in the United States District Court for the District of New Jersey (Sarah Brannon v. Aterian, Inc.) relating to the recalled products. The complaint alleges, among other things, breach of warranty, consumer protection violations, and product liability claims and seeks unspecified damages and other relief. The Company intends to vigorously defend itself in this matter. At this time, the Company is unable to reasonably estimate a potential loss or range of loss associated with this litigation.

Midcap Credit Facility Amendment

On March 13, 2026, the Company and its subsidiaries entered into Amendment No. 5 to its Credit and Security Agreement with MidCap Funding IV Trust. Under the terms of the amendment, the Company’s minimum liquidity covenant was reduced from $5.0 million to $3.5 million during the Minimum Liquidity Covenant Reduction Period. This reduction period commenced on the Fifth Amendment Effective Date and is subject to extension at the Company's option on a weekly basis through May 9, 2026, provided it remains in compliance with certain fee payment obligations.

The Company conducted a review for additional subsequent events and determined that no additional subsequent events had occurred through the issuance date that would require additional disclosures.

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ATERIAN, INC.
Special Meeting of Stockholders
[ ] Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Arturo Rodriguez and Joshua Feldman as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ATERIAN, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders. The Special Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ATER2026SM, on [ ], 2026, at [ ] Eastern Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of the nominees for the Board of Directors on the reverse side and "FOR" the approval of each of the other proposals and in the discretion of the proxy or proxies upon any other business which properly comes before the meeting.

This Proxy is governed by the laws of the State of Delaware.

Continued and to be signed on reverse side